    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997

                                                      REGISTRATION NO. 333-17059
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                                PROFFITT'S, INC.

             (Exact Name of Registrant as Specified in its Charter)

         TENNESSEE                       5311                  62-0331040
(State or other Jurisdiction      (Primary Standard           (IRS Employer
             of                       Industrial             Identification
      Incorporation or           Classification Code             Number)
       Organization)                   Number)

                            ------------------------

                              POST OFFICE BOX 9388
                             ALCOA, TENNESSEE 37701
                                 (423) 983-7000
              (Address, including, zip code, and telephone number,
        including area code of Registrant's Principal Executive Office)
                            ------------------------

                                 R. BRAD MARTIN
                             5810 SHELBY OAKS DRIVE
                            MEMPHIS, TENNESSEE 38134
                                 (901) 372-4300
           (Name, Address, including zip code, and telephone number,
                   including area code of Agent for Service)
                            ------------------------

                                   COPIES TO:

         JAMES A. STRAIN, ESQ.                    BRIAN J. MARTIN, ESQ.
         SOMMER & BARNARD, PC                       PROFFITT'S, INC.
          4000 BANK ONE TOWER                     750 LAKESHORE PARKWAY
          111 MONUMENT CIRCLE                   BIRMINGHAM, ALABAMA 35211
      INDIANAPOLIS, INDIANA 46204                    (205) 940-4890
            (317) 630-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: as soon as practicable after the effective date of the Registration Statement, but not earlier than the date of the meeting of the stockholders of G.R. Herberger's, Inc., referred to herein.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                  TITLE OF EACH                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
               CLASS OF SECURITIES                    AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
                TO BE REGISTERED                     REGISTERED(1)        PER UNIT (2)     OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $0.10 Par Value....................      4,000,000            $7.8016           $31,206,345         $9,456.47(3)
Preferred Stock Purchase Rights..................      4,000,000              (4)                 (4)                 (4)

(1) Based upon the assumed maximum number of shares of common stock of the Registrant issuable to holders of common stock of G.R. Herberger's, Inc., a Delaware corporation ("Herberger's"), in the proposed merger of Prairie Merger Corporation, a wholly owned subsidiary of the Registrant, with and into Herberger's.

(2) Solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) based on the book value of Herberger's common stock as of November 2, 1996.

(3) Previously paid.

(4) No additional consideration will be paid for the Preferred Stock Purchase Rights.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             G.R. HERBERGER'S, INC.
                                600 MALL GERMAIN
                              ST. CLOUD, MN 56301

Dear ESOP Participants:

    A Special Meeting of Stockholders of G.R. Herberger's, Inc. ("Herberger's") will be held on Friday, January 31, 1997 at 8:30 a.m., Central Standard Time, at the St. Cloud Civic Center, 10 South Fourth Avenue, St. Cloud, Minnesota.

    At this important meeting, Shareholders will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly-owned subsidiary of Proffitt's, Inc. ("Proffitt's") will be merged with and into Herberger's (the "Merger"). As a result of the Merger, each outstanding share of Herberger's Common Stock will be converted into a number (the "Conversion Number") of shares of Proffitt's Common Stock determined by multiplying one by a fraction, the numerator of which is 4,000,000 and the denominator of which is the number of shares of Herberger's Common Stock outstanding at the effective time of the Merger. Based on the 8,024,678 shares of Herberger's Common Stock outstanding on December 20, 1996, the Conversion Number would be approximately .4985. Upon consummation of the Merger, the equity interest in Herberger's of its stockholders will cease and Herberger's will become a wholly-owned subsidiary of Proffitt's.

    You are a participant in the Herberger's 401(k) Employee Purchase Plan and Employee Stock Ownership Plan (the "ESOP"). The ESOP owns Herberger's common stock which has been allocated to your account in the ESOP. The ESOP Trustee, Norwest Bank Minnesota, National Association, is the legal owner of the ESOP's assets, including Herberger's common stock, and will attend the Stockholder's meeting to vote the ESOP's shares. YOU HAVE THE RIGHT TO INSTRUCT THE ESOP TRUSTEE ABOUT HOW TO VOTE THE SHARES ALLOCATED TO YOUR ESOP ACCOUNT. A voting instruction card for you is enclosed (along with directions for completing and submitting it). Please note that the ESOP Trustee will be directed to vote all allocated shares in your ESOP account in accordance with the Board's recommendation for the Merger if it receives no voting instructions from you.

    The accompanying Notice and Proxy Statement/Prospectus provide a detailed description of the proposed transaction and its effects on the stockholders of Herberger's. Please give this information your careful attention.

    The affirmative vote of the holders of a majority of the outstanding shares of Herberger's Common Stock is required to adopt the Merger Agreement.

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Herberger's financial advisor, has rendered its opinion that the Conversion Number is fair to Herberger's stockholders from a financial point of view.

    ESOP participants are not eligible to elect appraisal rights with regard to Herberger's Common Stock allocated to their respective accounts.

    YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, HERBERGER'S AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT.

    YOUR VOTE INSTRUCTIONS ARE IMPORTANT. PLEASE BE SURE TO COMPLETE AND SIGN THE CARD AND RETURN IT.

                                                     [LOGO]

                                          Sincerely, Robert J. Sullivan
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                             G.R. HERBERGER'S, INC.
                                600 MALL GERMAIN
                              ST. CLOUD, MN 56301

Dear Stockholders:

    You are cordially invited to attend a Special Meeting of Stockholders of G.R. Herberger's, Inc. ("Herberger's"), to be held on Friday, January 31, 1997 at 8:30 a.m., Central Standard Time, at the St. Cloud Civic Center, 10 South Fourth Avenue, St. Cloud, Minnesota.

    At this important meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly-owned subsidiary of Proffitt's, Inc. ("Proffitt's") will be merged with and into Herberger's (the "Merger"). As a result of the Merger, each outstanding share of Herberger's Common Stock will be converted into a number (the "Conversion Number") of shares of Proffitt's Common Stock determined by multiplying one by a fraction, the numerator of which is 4,000,000 and the denominator of which is the number of shares of Herberger's Common Stock outstanding at the effective time of the Merger. Based on the 8,024,678 shares of Herberger's Common Stock outstanding on December 20, 1996, the Conversion Number would be approximately .4985. Upon consummation of the Merger, the equity interest in Herberger's of its stockholders will cease and Herberger's will become a wholly-owned subsidiary of Proffitt's.

    The accompanying Notice and Proxy Statement/Prospectus provide a detailed description of the proposed transaction and its effects on the stockholders of Herberger's. Please give this information your careful attention.

    The affirmative vote of the holders of a majority of the outstanding shares of Herberger's Common Stock is required to adopt the Merger Agreement. Any holder of record of Herberger's Common Stock who follows specific procedures is entitled to receive payment of the "fair value" of such shares in lieu of Proffitt's Common Stock. See "THE HERBERGER'S SPECIAL MEETING--Appraisal Rights" in the accompanying Proxy Statement/Prospectus.

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Herberger's financial advisor, has delivered its written opinion dated November 8, 1996 that, as of that date, the Conversion Number was fair to Herberger's stockholders from a financial point of view.

    YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, HERBERGER'S AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT.

    YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, please complete, date and sign your proxy card and promptly return it in the enclosed envelope (which requires no postage if mailed in the United States). If you attend the meeting you may withdraw your proxy and vote in person.

                                          Sincerely,

                                                     [LOGO]

                                          Robert J. Sullivan
                                          CHAIRMAN AND CHIEF EXECUTIVE
                                          OFFICER

                             G.R. HERBERGER'S, INC.
                                600 MALL GERMAIN
                              ST. CLOUD, MN 56301
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 31, 1997

To the Stockholders of G.R. Herberger's, Inc.
    A Special Meeting of Stockholders (the "Herberger's Special Meeting") of G.R. Herberger's, Inc., a Delaware corporation ("Herberger's"), will be held on Friday, January 31, 1997, at the St. Cloud Civic Center, 10 South Fourth Avenue, St. Cloud, Minnesota, at 8:30 a.m., Central Standard Time, to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Prairie Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Proffitt's, Inc., a Tennessee corporation ("Proffitt's"), will be merged with and into Herberger's (the "Merger"), and the stockholders of Herberger's (other than stockholders who perfect appraisal rights under Delaware law) will receive shares of Proffitt's Common Stock. As a result of the Merger, each outstanding share of Herberger's Common Stock will be converted into a number (the "Conversion Number") of shares of Proffitt's Common Stock determined by multiplying one by a fraction, the numerator of which is 4,000,000 and the denominator of which is the number of shares of Herberger's Common Stock outstanding at the effective time of the Merger. Based on the 8,024,678 shares of Herberger's Common Stock outstanding on December 20, 1996, the Conversion Number would be approximately .4985. Upon consummation of the Merger, the equity interest in Herberger's of its stockholders will cease and Herberger's will become a wholly-owned subsidiary of Proffitt's.
    The attached Proxy Statement/Prospectus, which forms a part of this Notice, describes in full detail the terms and conditions of the Merger. The text of the Merger Agreement is annexed as Appendix I to the Proxy Statement/Prospectus. No other matters are expected to be presented at the Herberger's Special Meeting.
    Holders of record of Herberger's Common Stock at the close of business on December 20, 1996 are entitled to notice of and to vote at the Herberger's Special Meeting and any adjournments and postponements thereof. Any holder of record of Herberger's Common Stock who follows the procedures for asserting appraisal rights under Delaware law is entitled to receive payment of the "fair value" of such shares in lieu of Proffitt's Common Stock. ESOP participants are not eligible to elect appraisal rights with regard to Herberger's Common Stock allocated to their respective ESOP accounts. The trustee of Herberger's ESOP has sole discretion to determine whether to exercise appraisal rights with respect to shares for which the trustee receives directions to vote against adoption of the Merger Agreement. See "THE HERBERGER'S SPECIAL MEETING--Appraisal Rights" and Appendix II in the attached Proxy Statement/Prospectus.

    THE BOARD OF DIRECTORS OF HERBERGER'S HAS RECEIVED AN OPINION DATED NOVEMBER 8, 1996 FROM MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HERBERGER'S FINANCIAL ADVISOR, THAT, AS OF THAT DATE, THE CONVERSION NUMBER WAS FAIR TO HERBERGER'S STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. THE BOARD OF DIRECTORS OF HERBERGER'S UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT.

    IF THE MERGER IS CONSUMMATED, EACH HERBERGER'S STOCKHOLDER WILL BE BOUND BY ITS TERMS UNLESS HE OR SHE PERFECTS APPRAISAL RIGHTS UNDER DELAWARE LAW. SEE "THE HERBERGER'S SPECIAL MEETING - APPRAISAL RIGHTS" IN THE ATTACHED PROXY STATEMENT/PROSPECTUS.

    PLEASE READ THE ATTACHED PROXY STATEMENT/PROSPECTUS CAREFULLY.

    It is important that your shares be represented at the Herberger's Special Meeting. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE HERBERGER'S SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY. If you later find that you can be present or desire to revoke your proxy for any reason, you may revoke your proxy at any time before voting or attend the Herberger's Special Meeting and vote in person.

                                          By Order of the Board of Directors

                                                        [LOGO]

                                          John A. Gau, SECRETARY
St. Cloud, Minnesota
January 10, 1997

    It is anticipated that the Proxy Statement/Prospectus and the accompanying Herberger's proxy card will be mailed to Herberger's stockholders on or about January 10, 1997.

                                PROFFITT'S, INC.
                                   PROSPECTUS
                            ------------------------

                             G.R. HERBERGER'S, INC.
                                PROXY STATEMENT
                            ------------------------

           SPECIAL MEETING OF STOCKHOLDERS OF G.R. HERBERGER'S, INC.
                         TO BE HELD ON JANUARY 31, 1997

    This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to stockholders of G.R. Herberger's, Inc., a Delaware corporation ("Herberger's"), in connection with the solicitation of proxies by the Board of Directors of Herberger's (the "Herberger's Board") for use at the Special Meeting of Stockholders of Herberger's scheduled to be held on January 31, 1997 or any adjournments or postponements thereof (the "Herberger's Special Meeting"). Consummation of the Merger is not subject to approval by the stockholders of Proffitt's and the Merger Agreement will not be submitted to a vote of Proffitt's stockholders. This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Prairie Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Proffitt's ("Sub"), with and into Herberger's pursuant to the Agreement and Plan of Merger, dated as of November 8, 1996 (the "Merger Agreement"), among Proffitt's, Sub and Herberger's, with Herberger's, as the surviving corporation in the Merger, to become a wholly-owned subsidiary of Proffitt's.

    Each outstanding share of Common Stock, par value $0.04 per share, of Herberger's (the "Herberger's Common Stock"), will be converted in the Merger into a number (the "Conversion Number") of validly issued, fully paid and nonassessable shares of the common stock, $0.10 par value per share, of Proffitt's (the "Proffitt's Common Stock") determined by multiplying one by a fraction the numerator of which is 4,000,000 and the denominator of which is the number of shares of Herberger's Common Stock outstanding at the effective time of the Merger (the "Effective Time"). Based on the 8,024,678 shares of Herberger's Common Stock outstanding on December 20, 1996, the Conversion Number would be approximately .4985. Cash will be paid in lieu of fractional shares of Proffitt's Common Stock.

    This Proxy Statement/Prospectus constitutes a prospectus of Proffitt's regarding up to 4,000,000 shares of Proffitt's Common Stock issuable to Herberger's stockholders pursuant to the Merger Agreement.

    The Proffitt's Common Stock is listed for trading on the Nasdaq Stock Market National Market ( the "Nasdaq National Market") under the symbol "PRFT." On November 8, 1996, the last trading day prior to the announcement of the execution of the Merger Agreement, the last sale price of Proffitt's Common Stock on the Nasdaq National Market was $38 1/4 per share. On January 9, 1997, the last trading day prior to the date of this Proxy Statement/Prospectus, the last sale price of Proffitt's Common Stock as reported on the Nasdaq National Market was $35 1/2 per share. For a description of Proffitt's Common Stock, see "DESCRIPTION OF PROFFITT'S CAPITAL STOCK" and "COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND HERBERGER'S COMMON STOCK." Herberger's stockholders are urged to obtain current market quotations for the Proffitt's Common Stock.

    This Proxy Statement/Prospectus, the accompanying forms of proxy and the other enclosed documents are first being mailed to stockholders of Herberger's on or about January 10, 1997.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 10, 1997.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           1
SUMMARY....................................................................................................           2
INTRODUCTION...............................................................................................          16
THE HERBERGER'S SPECIAL MEETING............................................................................          16
  Matters To Be Considered at the Herberger's Special Meeting..............................................          16
  Vote Required............................................................................................          16
  Voting of Proxies........................................................................................          17
  Revocability of Proxies..................................................................................          17
  Record Date; Stock Entitled To Vote; Quorum..............................................................          17
  Appraisal Rights.........................................................................................          18
  Solicitation of Proxies; General.........................................................................          19
  Holders of Herberger's Common Stock Should Not Send Stock Certificates...................................          19
  Accountants..............................................................................................          19
THE MERGER.................................................................................................          19
  General..................................................................................................          19
  Background of the Merger.................................................................................          19
  Recommendations of the Herberger's Board; Reasons for the Merger.........................................          21
  Proffitt's Reasons for the Merger........................................................................          22
  Opinion of Herberger's Financial Advisor.................................................................          23
  Merger Consideration.....................................................................................          28
  Effective Time of the Merger.............................................................................          28
  Conversion of Shares; Procedures for Exchange of Certificates............................................          28
  Governmental and Regulatory Approvals....................................................................          30
  Certain Federal Income Tax Consequences..................................................................          30
  Accounting Treatment.....................................................................................          32
  Interests of Certain Persons in the Merger...............................................................          32
  Nasdaq National Market Listing...........................................................................          34
  Certain Projections......................................................................................          34
THE MERGER AGREEMENT.......................................................................................          37
  Terms of the Merger......................................................................................          37
  Surrender and Payment....................................................................................          37
  Fractional Shares........................................................................................          38
  Conditions to the Merger.................................................................................          38
  Representations and Warranties...........................................................................          40
  Conduct of Business Pending the Merger...................................................................          40
  No Solicitation..........................................................................................          42
  Indemnification; Directors and Officers Insurance........................................................          43
  Termination..............................................................................................          43
  Fees and Expenses........................................................................................          44
  Conduct of Business After the Merger.....................................................................          45
  Amendment................................................................................................          46
  Waiver...................................................................................................          46
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................................          47
DESCRIPTION OF PROFFITT'S CAPITAL STOCK....................................................................          56
  General..................................................................................................          56
  Proffitt's Common Stock..................................................................................          56
  Proffitt's Preferred Stock...............................................................................          56
  Rights Plan..............................................................................................          57

  Registration Rights......................................................................................          57
  Transfer Agent and Registrar.............................................................................          57
COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND
  HERBERGER'S COMMON STOCK.................................................................................          57
  Removal of Directors.....................................................................................          57
  Number of Directors......................................................................................          58
  Special Meetings.........................................................................................          58
  Required Vote for Authorization of Certain Actions.......................................................          58
  Action by Written Consent................................................................................          59
  Inspection Rights........................................................................................          59
  Amendment of By-laws.....................................................................................          60
  Voluntary Dissolution....................................................................................          60
  Indemnification..........................................................................................          60
  Business Combination Statute.............................................................................          61
  Control Share Acquisition Act............................................................................          61
  Investor Protection Act..................................................................................          62
  Authorized Corporation Protection Act....................................................................          62
  Greenmail Act............................................................................................          62
  Dividends and Other Distributions........................................................................          63
  Dissenters' Rights.......................................................................................          63
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS.............................................          64
  Proffitt's...............................................................................................          64
  Herberger's..............................................................................................          66
BUSINESS OF PROFFITT'S.....................................................................................          67
PROFFITT'S MANAGEMENT AND DIRECTORS........................................................................          77
PROFFITT'S EXECUTIVE COMPENSATION..........................................................................          82
CERTAIN TRANSACTIONS.......................................................................................          86
PROFITT'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............          88
BUSINESS OF HERBERGER'S....................................................................................          96
HERBERGER'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS......................................................................          96
  Comparison of the Nine Months Ended November 2, 1996 (1996) and October 28, 1995 (1995)..................          97
  Comparison of Fiscal Years Ended February 3, 1996 (1995) and January 28, 1995 (1994).....................          97
  Comparison of Fiscal Years Ended January 28, 1995 (1994) and January 29, 1994 (1993).....................          98
  Seasonality and Inflation................................................................................          99
  Liquidity and Capital Resources..........................................................................          99
LEGAL OPINIONS.............................................................................................         100
EXPERTS....................................................................................................         100
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

ANNEXES

Appendix I Agreement and Plan of Merger dated as of November 8, 1996, among Proffitt's, Inc.,
           Prairie Merger Corporation and G.R. Herberger's, Inc.

Appendix  II Section 262 of the Delaware General Corporation Law

Appendix III Opinion of Merrill Lynch, Pierce, Fenner and Smith Incorporated

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROFFITT'S OR HERBERGER'S. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROFFITT'S OR HERBERGER'S SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

    Proffitt's is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Proffitt's with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Proffitt's has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Proffitt's Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    All information contained in this Proxy Statement/Prospectus relating to Proffitt's or Sub has been supplied by Proffitt's, and all such information relating to Herberger's has been supplied by Herberger's.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, "HERBERGER'S" MEANS G.R. HERBERGER'S, INC. AND ITS CONSOLIDATED SUBSIDIARIES, "PROFFITT'S" MEANS PROFFITT'S, INC. AND ITS CONSOLIDATED SUBSIDIARIES AND "SUB" MEANS PRAIRIE MERGER CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF PROFFITT'S.

    Stockholders of Herberger's are urged to read this Proxy
Statement/Prospectus and the Appendices hereto in their entirety. Stockholders should carefully consider the information set forth below under the heading "Other Significant Considerations."

THE COMPANIES

    PROFFITT'S AND SUB. Founded in 1919, Proffitt's is a leading regional specialty department store company offering a wide selection of fashion apparel, accessories, cosmetics, and decorative home furnishings, featuring assortments of premier brands and unique specialty merchandise. Proffitt's stores are primarily anchor stores in leading regional malls. Proffitt's currently operates under four divisions, the Proffitt's Division with 26 stores, the McRae's Division with 29 department stores and one specialty store, the Younkers Division with 48 department stores and the Parisian Division with 38 department stores. The stores operated under the Proffitt's Division are located in Tennessee (12 stores), Virginia (8 stores), Georgia (2 stores), Kentucky (2 stores), North Carolina (1 store) and West Virginia (1 store). The McRae's department stores are located in Alabama (14 stores), Mississippi (12 stores), Florida (2 stores) and Louisiana (1 store). The stores operated under the Younkers Division are located in Iowa (18 stores), Wisconsin (17 stores), Michigan (5 stores), Nebraska (5 stores) and Illinois, Minnesota and South Dakota (each 1 store). On October 11, 1996, Proffitt's acquired all of the outstanding shares of Parisian, Inc. ("Parisian") by merger (the "Parisian Acquisition"). The Parisian stores are located in Alabama (15 stores), Georgia (6 stores), Florida (4 stores), Ohio (4 stores), South Carolina (3 stores), Tennessee (3 stores), Indiana (2 stores) and Michigan (1 store). Proffitt's operates separate merchandising, sales promotion and store operating divisions for the Proffitt's, McRae's, Younkers, and Parisian Divisions, but operates centralized administrative and support functions, such as accounting, information systems and credit. Proffitt's is incorporated in Tennessee, its principal executive offices are located at 115 North Calderwood, Alcoa, Tennessee 37701, and its telephone number is (423) 983-7000. For further information concerning Proffitt's, see "--Selected Financial and Operating Data," "BUSINESS OF PROFFITT'S," "PROFFITT'S MANAGEMENT AND DIRECTORS," "PROFFITT'S EXECUTIVE COMPENSATION," "CERTAIN TRANSACTIONS," "PROFFITT'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "INDEX TO FINANCIAL STATEMENTS" and "AVAILABLE INFORMATION."

    Sub was organized as a Delaware corporation on November 7, 1996, for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Sub has no assets or business and has not carried on any activities to date other than those incident to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Sub's principal executive offices are located at 115 North Calderwood, Alcoa, Tennessee 37701, and its telephone number is (423) 983-7000.

    HERBERGER'S. Herberger's is an employee-owned regional department store company with 40 stores offering principally moderately-to-upper-moderately priced quality apparel, accessories, cosmetics, fragrances, jewelry and shoes for the entire family, as well as quality linens, domestics, china, gifts and flatware for the home. Herberger's was founded by G. R. "Bob" Herberger in 1927 as a single store in St. Cloud, Minnesota. In 1972 Herberger's became employee-owned through the acquisition of the outstanding common stock by employees. Herberger's stores are located in ten states: Colorado (1 store), Illinois (1 store), Iowa (2 stores), Minnesota (14 stores), Montana (6 stores), Nebraska (5 stores), North Dakota (3 stores), South Dakota (3 stores), Wisconsin (4 stores), and Wyoming (1 store). Most stores are located in local or regional malls where they serve as co-anchors. Herberger's operates a 97,625 square foot distribution center in Sartell, Minnesota, near St. Cloud, and centrally tickets and distributes the majority of its merchandise purchases. Herberger's has made investments to obtain and maintain computerized systems including electronic point-of-sale and communications in each of its locations, and mainframe-based financial, inventory reporting and payroll systems. Herberger's is incorporated in Delaware, and its principal executive offices are located at 600 Mall Germain, St. Cloud, Minnesota 56301, and its telephone number is (320) 251-5351. For further information concerning Herberger's, see "--Selected Financial and Operating Data," "BUSINESS OF HERBERGER'S", "HERBERGER'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "INDEX TO FINANCIAL STATEMENTS."

THE MERGER AGREEMENT

    The Merger Agreement provides that, upon the terms and subject to the conditions contained therein, Sub will be merged with and into Herberger's at the Effective Time, and Herberger's will continue as the surviving corporation and a wholly-owned subsidiary of Proffitt's. Subject to the terms and conditions of the Merger Agreement, each share of Herberger's Common Stock issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of Proffitt's Common Stock equal to the Conversion Number. See "THE MERGER AGREEMENT."

    The Conversion Number was determined through arms-length negotiations between Proffitt's and Herberger's.

THE HERBERGER'S SPECIAL MEETING

    TIME, DATE AND PLACE. The Herberger's Special Meeting will be held at 8:30 a.m., local time, Friday, January 31, 1997, at the St. Cloud Civic Center, 10 South Fourth Avenue, St. Cloud, Minnesota.

    MATTERS TO BE CONSIDERED AT THE HERBERGER'S SPECIAL MEETING. At the Herberger's Special Meeting, holders of shares of Herberger's Common Stock will consider and vote upon a proposal to adopt the Merger Agreement. Holders of shares of Herberger's Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Herberger's Special Meeting or at any adjournments or postponements thereof.

    VOTE REQUIRED. Each holder of Herberger's Common Stock is entitled to one vote per share held of record on the record date. The Merger Agreement must be adopted by the affirmative vote of a majority of the outstanding shares of Herberger's Common Stock.

    Participants or beneficiaries in the G. R. Herberger's, Inc. 401(k) Employee Stock Purchase Plan and Employee Stock Ownership Plan (the "Herberger's ESOP") are entitled to direct the voting by the trustee of the Herberger's ESOP of the Herberger's Common Stock allocated to the account of such participants or beneficiaries. Section 10.9 of the Herberger's ESOP requires that the Herberger's Common Stock held in the account of a participant for whom no voting instructions are received by the trustee, and unallocated shares held by the trustee, be voted by the trustee in the manner directed by the Herberger's Board, subject to the trustee's fiduciary duty under the Employee Retirement Income Security Act of 1974 ("ERISA") to ensure that such direction does not violate ERISA. Herberger's Board is expected to direct the trustee to vote such shares in favor of adoption of the Merger Agreement.

    ERISA requires that the fiduciaries discharge their duties solely in the interest of participants and beneficiaries in the Herberger's ESOP (ERISA section 404(a)(1)(A)). In accordance with section 10.9 of the Herberger's ESOP, in order to direct the trustee to vote unallocated and unvoted shares in favor of the

Merger, the Herberger's Board will consider the financial fairness of the transaction for participants in the Herberger's ESOP, without considering extraneous factors such as the consequences of the transaction to the ongoing employment of current employees or the financial impact on current officers, directors or shareholders of Herberger's. The three Herberger's Board members who have an interest in the Merger (Messrs. Robert J. Sullivan, Barry T. Ross and John B. Brownson) will abstain from voting on the resolutions authorizing the direction of the ESOP Trustee to vote certain shares (unallocated shares and shares for which no participant instruction has been received) in favor of the Merger. See "The Merger -- Interests of Certain Persons in the Merger." As required by ERISA, the trustee will conduct its own review of the proposed transaction to assure that following the Herberger's Board's direction to vote in favor of the Merger does not violate applicable ERISA requirements, and to determine whether to exercise appraisal rights with respect to shares for which directions are received to vote against the Merger. Participants in the Herberger's ESOP have the right under ERISA section 502(a) to bring a civil action against the trustee and the Herberger's Board as named fiduciaries of the Herberger's ESOP for breach of a fiduciary duty, including the exercise of the fiduciaries' duties with respect to matters of voting and appraisal rights. See "The Hergerger's Special Meeting -- Appraisal Rights."

    Abstentions will be counted as shares present for purposes of determining a quorum. Abstentions will have the effect of votes against adoption of the Merger Agreement. Non-votes will have the effect of votes against the adoption of the Merger Agreement. See "THE SPECIAL MEETING--Votes Required."

    Stockholders of Herberger's should be aware that, under Delaware law, a stockholder who votes to adopt the Merger Agreement may be deemed to have ratified the terms of the Merger, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Merger in a subsequent legal proceeding. Herberger's may use a stockholder's affirmative vote in favor of adoption of the Merger Agreement as a defense to any subsequent challenge to the Merger.

    RECORD DATE. The record date for the determination of holders of Herberger's Common Stock entitled to notice of and to vote at the Herberger's Special Meeting is December 20, 1996. On that date, there were 8,024,678 shares of Herberger's Common Stock issued and outstanding.

    SECURITY OWNERSHIP OF MANAGEMENT. As of December 20, 1996, directors and executive officers of Herberger's and their affiliates were beneficial owners of an aggregate of 1,062,527 shares (approximately 13.2%) of the outstanding shares of Herberger's Common Stock. As of December 20, 1996, the Herberger's ESOP held an aggregate of 5,844,977 (approximately 72.8%) of the outstanding shares of Herberger's Common Stock, of which 4,708,185 shares (approximately 58.7% of the total outstanding shares) had been allocated to the accounts of participants and 1,136,792 shares (approximately 14.2% of the total outstanding shares) were unallocated.

THE MERGER

    EFFECT OF MERGER. At the Effective Time, Sub will be merged with and into Herberger's, which will continue as the surviving corporation in the Merger. As a result of the Merger, Herberger's will become a wholly-owned subsidiary of Proffitt's. In the Merger each issued and outstanding share of Herberger's Common Stock will be converted into a number of validly issued, fully paid and nonassessable shares of Proffitt's Common Stock equal to the Conversion Number. Cash will be paid in lieu of fractional shares of Proffitt's Common Stock. See "THE MERGER--Merger Consideration" and "THE MERGER AGREEMENT--Fractional Shares."

    RECOMMENDATIONS OF HERBERGER'S BOARD. Herberger's Board believes that the Merger is advisable and fair to, and is in the best interests of Herberger's and its stockholders and unanimously recommends that the stockholders of Herberger's vote for adoption of the Merger Agreement.

    HERBERGER'S BOARD RECOMMENDS THAT THE HOLDERS OF HERBERGER'S COMMON STOCK ADOPT THE MERGER AGREEMENT.

    For additional information with respect to the determination made by, and the recommendation of, Herberger's Board, see "THE MERGER--Recommendations of the Herberger's Board; Reasons for the Merger."

    OPINION OF HERBERGER'S FINANCIAL ADVISOR. Herberger's retained Merrill Lynch, Pierce, Fenner and Smith Incorporated ("Merrill Lynch") as its exclusive financial advisor in connection with the Merger. At a meeting of the Herberger's Board held on November 8, 1996, Merrill Lynch delivered its written opinion that, on the basis of and subject to the matters set forth therein, as of such date, the Conversion Number was fair to the holders of Herberger's Common Stock from a financial point of view. A copy of the written opinion of Merrill Lynch is attached to this Proxy Statement/Prospectus as Appendix III and is incorporated herein by reference. Herberger's stockholders are urged to read Merrill Lynch's opinion in its entirety and consider it carefully. See "THE MERGER--Opinion of Herberger's Financial Advisor" and Appendix III.

    EFFECTIVE TIME OF THE MERGER. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT--Conditions to the Merger."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. Three of Herberger's executive officers have entered into employment or consulting agreements providing for their continued involvement with Herberger's after the Merger. In addition to his consulting agreement, Herberger's Chairman and Chief Executive Officer, Mr. Robert J. Sullivan, has been awarded a $600,000 bonus by Herberger's. The employment agreement between Proffitt's and John B. Brownson, Herberger's Executive Vice President and Chief Financial Officer, includes the issuance of options to purchase 20,000 shares of Proffitt's Common Stock exercisable over four years. Proffitt's has also agreed to indemnify past and present directors and officers of Herberger's for prior acts and omissions and against liability in connection with the Merger, as well as to provide director and officer liability insurance equivalent to that presently provided by Herberger's. See "THE MERGER--Interests of Certain Persons in the Merger."

    CONDITIONS TO THE MERGER. The obligations of Proffitt's, Sub and Herberger's to consummate the Merger are subject to various conditions, including, among other things, obtaining the requisite stockholder approval, the authorization for listing on the Nasdaq National Market of the shares of Proffitt's Common Stock issuable pursuant to the Merger Agreement, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the receipt of an opinion dated as of the Effective Time from Coopers & Lybrand L.L.P. that the Merger will qualify for pooling of interests accounting treatment, the effectiveness of the Registration Statement and the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger. The obligation of Proffitt's to consummate the Merger is subject to the fulfillment of various additional conditions, including, among other things, that there shall not be instituted or pending any action or proceeding by anyone as a result of the Merger Agreement which in the opinion of counsel to Proffitt's would have a material adverse effect on Proffitt's (assuming the Merger is consummated). The obligation of Herberger's to consummate the Merger is subject to the fulfillment of various additional conditions, including, among other things, the receipt of certain tax opinions from counsel to Proffitt's. See "THE MERGER--Governmental and Regulatory Approvals" and "--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--Conditions to the Merger."

    Certain of the foregoing conditions may not be waived by the parties, including stockholder approval, the effectiveness of the Registration Statement and the absence of any order or legal restraint. Although the receipt of the accounting opinion of Coopers & Lybrand L.L.P. and the tax opinions of Proffitt's counsel may be waived by the parties, Proffitt's and Herberger's do not intend to consummate the Merger in the event either of such opinions are not or cannot be delivered. See "THE MERGER AGREEMENT--Conditions to the Merger."

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time under certain circumstances, including, among other things, (i) by mutual written consent of Proffitt's and Herberger's,
(ii) by either Proffitt's or Herberger's if the Merger has not been effected prior to the close of business on June 30, 1997, (iii) by either Proffitt's or Herberger's if the requisite stockholder approval is not obtained, (iv) by either Proffitt's or Herberger's in certain circumstances involving a competing transaction, and (v) by Proffitt's if the Herberger's Board withdraws or modifies its recommendation of the Merger, recommends a competing transaction or fails to recommend against a tender or exchange offer by a third party. See "THE MERGER AGREEMENT--Termination." The Merger Agreement provides that if the Merger Agreement is terminated (i) following the modification or withdrawal by the Herberger's Board of its recommendation of the Merger following the occurrence of certain events, (ii) in certain situations in which the Herberger's Board has recommended a competing transaction with respect to Herberger's, or (iii) by Herberger's if the Merger is not effected on or prior to the close of business on June 30, 1997 and within twelve months thereafter Herberger's enters into or announces that it proposes to enter into an agreement for a business combination other than the transaction contemplated by the Merger Agreement, then Herberger's will pay $4.25 million to Proffitt's. The Merger Agreement also provides that in the event Herberger's terminates the Merger Agreement following certain transactions involving Proffitt's, Proffitt's will pay a fee of $4.25 million to Herberger's. See "THE MERGER AGREEMENT--Fees and Expenses."

    STOCKHOLDERS' RIGHTS OF APPRAISAL. In accordance with Section 262 of the Delaware General Corporation Law ("DGCL") stockholders of record of Herberger's will be entitled to have their shares of Herberger's Common Stock appraised and, if the Merger is consummated, obtain cash in an amount equal to the fair value of their Herberger's Common Stock, which may be more or less than the value of the Proffitt's Common Stock they would have received in the Merger. Specific procedures for the exercise of such rights must be followed. A copy of Section 262 of the DGCL is set forth in Appendix II to this Proxy Statement/Prospectus. See "THE HERBERGER'S SPECIAL MEETING--Appraisal Rights."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The obligation of Herberger's to consummate the Merger is conditioned upon the receipt of an opinion of Sommer & Barnard, PC, counsel to Proffitt's, to the effect, among other things, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by Herberger's stockholders upon the receipt of Proffitt's Common Stock in exchange for Herberger's Common Stock (except with respect to cash received in lieu of fractional shares of Proffitt's Common Stock). See "THE MERGER--Certain Federal Income Tax Consequences."

    ACCOUNTING TREATMENT OF THE MERGER. The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. The obligations of Proffitt's, Sub and Herberger's to consummate the Merger are subject to the receipt by Proffitt's of an opinion dated as of the Effective Time from Coopers & Lybrand L.L.P. that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER--Accounting Treatment" and "THE MERGER AGREEMENT--Conditions to the Merger."

    COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND HERBERGER'S COMMON STOCK. SEE "COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND HERBERGER'S COMMON STOCK" for a summary of the material differences between the rights of holders of Proffitt's Common Stock and Herberger's Common Stock.

    REGULATORY MATTERS. Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. Proffitt's and Herberger's each filed a premerger notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice on November 27, 1996. The waiting period under the HSR Act terminated on December 11, 1996. Although Proffitt's believes the Merger complies with the antitrust laws, the Department of Justice or others could take action under the antitrust laws with respect to the Merger, notwithstanding the expiration of the waiting period, which action may include seeking to enjoin the consummation of the Merger or to require divestiture of substantial assets of Proffitt's or Herberger's. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful. See "THE MERGER--Governmental and Regulatory Approvals."

    OTHER SIGNIFICANT CONSIDERATIONS. In determining whether to approve the transactions contemplated by the Merger Agreement, Herberger's stockholders should consider that the price of Proffitt's Common Stock may vary from the price at the Effective Time, as well as from the prices at the date of this Proxy Statement/Prospectus and at the date of the Herberger's Special Meeting. Such variations may be the result of changes in the business, operations or prospects of Proffitt's, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic considerations and other factors. Because the Effective Time may occur at a later date than the date of the Herberger's Special Meeting, there can be no assurance that the sales price of Proffitt's Common Stock on the date of the Herberger's Special Meeting will be indicative of the sales price of Proffitt's Common Stock at the Effective Time or thereafter.

    Anticipated non-recurring charges related to direct costs of the Merger are estimated at $3.2 million. This includes estimated investment banking fees of $1.5 million payable by Proffitt's and Herberger's and estimated legal, accounting and other transaction costs of $1.7 million. These non-recurring costs would represent a reduction in pro forma earnings per common share of $0.12 for the year ended February 3, 1996, and $0.12 per share for the nine months ended November 2, 1996. After the deduction of these non-recurring charges, the pro forma net loss, before extraordinary loss, would be $1,073,000 for the year ended February 3, 1996, and the pro forma net income would be $10,915,000 for the nine-month period ended November 2, 1996. After the further deduction of preferred stock dividends and payment for early conversion of preferred stock in the nine months ended November 2, 1996, the pro forma loss to common stockholders would be $3,023,000 for the year ended February 3, 1996, and the net income available to common stockholders would be $7,087,000 for the nine months ended November 2, 1996. These charges do not include any charges or benefits related to the combination of the operations of the businesses.

    Stockholders of Herberger's also should consider that the Conversion Number is a ratio fixed by the Merger Agreement in relation to the number of shares of Herberger's Common Stock outstanding at the Effective Time. As a result, the Conversion Number will not be adjusted in the event of an increase or decrease in the market price of Proffitt's Common Stock. Herberger's stockholders are urged to obtain current market quotations for Proffitt's Common Stock.

    Immediately prior to the Effective Time, there will be approximately 23,923,368 shares of Proffitt's Common Stock outstanding, assuming the absence of any exercise of options. Immediately following the Effective Time, there will be approximately 27,923,368 shares of Proffitt's Common Stock outstanding, assuming the absence of any exercise of stock options. The shares of Proffitt's Common Stock issued to stockholders of Herberger's pursuant to the Merger Agreement will comprise approximately 14.3% of the total number of shares of Proffitt's Common Stock outstanding after the Merger (and approximately 12.7% on a fully diluted basis, assuming exercise of all options exercisable within 60 days of the record date and the conversion of all 4.75% Convertible Subordinated Debentures due 2003 convertible within 60 days of the date of this Proxy Statement/Prospectus).

                     SELECTED FINANCIAL AND OPERATING DATA
                                      AND
                PRO FORMA SELECTED FINANCIAL AND OPERATING DATA

    Set forth on the following pages are selected historical financial and operating data of Proffitt's and Herberger's, and selected unaudited pro forma combined financial and operating data of Proffitt's, Parisian and Herberger's. The historical data with respect to Proffitt's and Herberger's are derived from the respective historical consolidated financial statements of Proffitt's and Herberger's and should be read in conjunction with the consolidated financial statements and notes of Proffitt's and the financial statements and notes of Herberger's appearing elsewhere herein.

    The selected unaudited pro forma combined financial and operating data should be read in conjunction with the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this Proxy
Statement/Prospectus. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

SELECTED FINANCIAL AND OPERATING DATA FOR PROFFITT'S (1)

    The selected financial and operating data below should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Proffitt's and with Proffitt's Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Proxy Statement/ Prospectus. The selected financial and operating data as of and for the nine months ended October 28, 1995 and November 2, 1996 are derived from unaudited financial statements as of such dates and for such periods, but in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such data.

                                                                            FISCAL YEAR ENDED (2)(15)
                                                       -------------------------------------------------------------------
                                                       FEBRUARY 1,  JANUARY 30,   JANUARY 29,   JANUARY 28,   FEBRUARY 3,
                                                          1992          1993          1994          1995          1996
                                                       -----------  ------------  ------------  ------------  ------------

                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:

Net Sales (4)........................................   $ 435,284    $  601,677    $  798,779   $  1,216,498  $  1,333,498
Costs and expenses:
  Cost of sales......................................     273,040       362,620       520,987        795,353       873,218
  Selling, general and administrative expenses.......     112,793       158,920       192,028        284,748       324,650
  Other operating expenses...........................      34,934        44,016        66,617         97,821       105,021
  Expenses related to hostile takeover defense (5)...                                                                3,182
  Impairment of long-lived assets (6)................                                                               19,121
  Merger, restructuring and integration costs (7)....                                                               20,822
  Gain on sale of assets (8).........................
                                                       -----------  ------------  ------------  ------------  ------------
    Operating income (loss)..........................      14,517        36,121        19,147         38,576       (12,516)
Other income (expense):
  Finance charge income, net of allocation to
    purchasers of accounts receivable (9)............      15,194        15,401        19,312         27,934        31,273
  Interest expense...................................     (15,102) 10)      (9,445)      (9,245)      (20,781)      (26,098)
  Other income (expense), net........................       1,817          (380) 11)       2,923        3,865        2,848
                                                       -----------  ------------  ------------  ------------  ------------
    Income (loss) before provision for income taxes,
      extraordinary loss and cumulative effect of
      accounting changes.............................      16,426        41,697        32,137         49,594        (4,493)
Provision for income taxes...........................       7,045        15,567        12,892         19,850         1,906
                                                       -----------  ------------  ------------  ------------  ------------
  Income (loss) before extraordinary loss and
    cumulative effect of accounting changes..........       9,381        26,130        19,245         29,744        (6,399)
Extraordinary loss on extinguishment of debt
  (net of tax).......................................                                  (1,088)                      (2,060)
Cumulative effect of accounting changes
  (net of tax) (12)..................................                    (1,794)        1,904
                                                       -----------  ------------  ------------  ------------  ------------
  Net income (loss)..................................       9,381        24,336        20,061         29,744        (8,459)
Preferred stock dividends............................                                                  1,694         1,950
Payment for early conversion of preferred stock
  (17)...............................................
                                                       -----------  ------------  ------------  ------------  ------------
  Net income (loss) available to common
    shareholders.....................................   $   9,381    $   24,336    $   20,061   $     28,050  $    (10,409)
                                                       -----------  ------------  ------------  ------------  ------------
                                                       -----------  ------------  ------------  ------------  ------------
Primary earnings (loss) per common share before
  extraordinary loss and cumulative effect of
  accounting changes.................................   $    1.07    $     2.06    $     1.09   $       1.48  $      (0.43)
Extraordinary loss...................................                                   (0.06)                       (0.11)
Cumulative effect of accounting changes..............                     (0.14)         0.11
                                                       -----------  ------------  ------------  ------------  ------------
Primary earnings (loss) per common share.............   $    1.07    $     1.92    $     1.14   $       1.48  $      (0.54)
                                                       -----------  ------------  ------------  ------------  ------------
                                                       -----------  ------------  ------------  ------------  ------------
Fully diluted earnings per common share..............
Weighted average common shares
  outstanding (in thousands) (13):
  Primary............................................       8,788        12,707        17,667         18,922        19,372
  Fully diluted......................................

OPERATING DATA:
Comparable store net sales increases (14)............          5%            6%            6%             1%            3%
Stores open at end of period (14)(15)................          40            69            78            106           104
Capital expenditures (16)............................   $   5,843    $   39,013    $   78,475   $     43,289  $     49,458

BALANCE SHEET DATA:
Working capital......................................   $ 126,026    $  180,091    $  286,351   $    283,162  $    212,122
Total assets.........................................   $ 274,441    $  455,295    $  575,449   $    878,393  $    835,666
Senior long-term debt, less current portion..........   $ 106,066    $  193,555    $   95,777   $    190,216  $    134,255
Subordinated debt....................................                              $   86,250   $    100,269  $    100,505
Shareholders' equity.................................   $ 101,229    $  143,107    $  290,309   $    360,611  $    356,852


                                                         NINE MONTHS ENDED (3)
                                                                 (15)
                                                       -------------------------
                                                       OCTOBER 28,  NOVEMBER 2,
                                                          1995          1996
                                                       -----------  ------------

STATEMENT OF INCOME DATA:
Net Sales (4)........................................   $ 888,895   $    936,607
Costs and expenses:
  Cost of sales......................................     574,319        603,236
  Selling, general and administrative expenses.......     220,898        229,240
  Other operating expenses...........................      74,981         76,173
  Expenses related to hostile takeover defense (5)...       2,913
  Impairment of long-lived assets (6)................
  Merger, restructuring and integration costs (7)....                      4,940
  Gain on sale of assets (8).........................                     (2,597)
                                                       -----------  ------------
    Operating income (loss)..........................      15,784         25,615
Other income (expense):
  Finance charge income, net of allocation to
    purchasers of accounts receivable (9)............      22,946         22,728
  Interest expense...................................     (19,011)       (14,632)
  Other income (expense), net........................       2,009             98
                                                       -----------  ------------
    Income (loss) before provision for income taxes,
      extraordinary loss and cumulative effect of
      accounting changes.............................      21,728         33,809
Provision for income taxes...........................       8,679         14,107
                                                       -----------  ------------
  Income (loss) before extraordinary loss and
    cumulative effect of accounting changes..........      13,049         19,702
Extraordinary loss on extinguishment of debt
  (net of tax).......................................
Cumulative effect of accounting changes
  (net of tax) (12)..................................
                                                       -----------  ------------
  Net income (loss)..................................      13,049         19,702
Preferred stock dividends............................       1,462            796
Payment for early conversion of preferred stock
  (17)...............................................                      3,032
                                                       -----------  ------------
  Net income (loss) available to common
    shareholders.....................................   $  11,587   $     15,874
                                                       -----------  ------------
                                                       -----------  ------------
Primary earnings (loss) per common share before
  extraordinary loss and cumulative effect of
  accounting changes.................................   $    0.60   $       0.76
Extraordinary loss...................................
Cumulative effect of accounting changes..............
                                                       -----------  ------------
Primary earnings (loss) per common share.............   $    0.60   $       0.76
                                                       -----------  ------------
                                                       -----------  ------------
Fully diluted earnings per common share..............               $       0.91
                                                                    ------------
                                                                    ------------
Weighted average common shares
  outstanding (in thousands) (13):
  Primary............................................      19,355         20,933
  Fully diluted......................................                     21,760
OPERATING DATA:
Comparable store net sales increases (14)............          3%             4%
Stores open at end of period (14)(15)................         107            141
Capital expenditures (16)............................   $  45,636   $     41,130
BALANCE SHEET DATA:
Working capital......................................               $    317,017
Total assets.........................................               $  1,447,415
Senior long-term debt, less current portion..........               $    274,709
Subordinated debt....................................               $    225,634
Shareholders' equity.................................               $    485,432

NOTES TO SELECTED FINANCIAL AND OPERATING DATA FOR PROFFITT'S (IN THOUSANDS)

 (1) Effective February 3, 1996, Proffitt's combined its business with Younkers, Inc., ("Younkers") a publicly-owned retail department store chain. The combination was structured as a tax-free transaction and has been accounted for as a pooling of interests and accordingly, the financial statements were restated for all periods to include the results of operations and financial position of Younkers. Each share of Younkers Common Stock was converted into ninety eight one-hundredths (.98) shares of Proffitt's Common Stock, with approximately 8,800 shares issued in the transaction.

 (2) Proffitt's fiscal year ends on the Saturday nearest January 31. Fiscal years presented consisted of 52 weeks except for the fiscal year ended February 3, 1996 which consisted of 53 weeks (except for the period ended January 30, 1993 which includes 53 weeks for Younkers).

 (3) The business of Proffitt's is seasonal, and results for any period within a fiscal year are not necessarily indicative of the results that may be achieved for a full fiscal year.

 (4) Net Sales include leased department sales, which represent sales by retail vendors that lease store space. Leased department sales accounted for approximately 5 to 7% of net sales for all periods presented.

 (5) Expenses incurred were related to the defense of the attempted hostile takeover of Younkers by Carson Pirie Scott & Co.

 (6) Proffitt's adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in the fourth quarter of the year ended February 3, 1996. As a result of adopting this new accounting standard and as a result of closing certain stores and warehouses, Proffitt's incurred impairment charges related to the write-down in carrying value of six operating stores due to poor operating results, abandonment of duplicate warehouse and leasehold improvements related to the Parks-Belk acquisition and the Younkers merger, and a loss on abandonment of leasehold improvements related to closed stores.

 (7) In connection with the merger of Proffitt's and Younkers, the two companies incurred certain costs to effect the merger and other costs to restructure and integrate the combined operating companies. The costs incurred were comprised of merger transaction costs, severance and related benefits, abandonment of duplicate administrative office space and property and duplicate data processing equipment and software (including leases), and other costs.

    During the nine-month period ended November 2, 1996, Proffitt's incurred additional merger, restructuring and integration costs primarily related to the termination of the Younkers pension plan, continued conversion of systems and consolidation of administrative functions.

 (8) Consists principally of land, buildings and fixtures related to two Younkers stores sold to Carson Pirie Scott & Co.

 (9) On April 1, 1994, Proffitt's began selling an undivided ownership interest in accounts receivable of its Proffitt's and McRae's stores. The ownership interest which may be transferred to the purchaser is limited to $175,000 and is further restricted on a basis of the level of eligible receivables and a minimum ownership interest to be maintained by Proffitt's.

    Effective with the February 3, 1996 merger, Younkers replaced amounts borrowed under its separate securitization program with the sale of (i) a fixed ownership interest of $75,000 and (ii) a variable ownership interest of up to $50,000 in its trade receivables.

(10) Includes accruals for interest expense of $1,400 resulting from an Internal Revenue Service audit of Younkers.

(11) Includes nonrecurring start-up costs of $1,210 connected with the acquisition of the Prange stores by Younkers.

(12) Effective as of the beginning of the fiscal year ended January 30, 1993, Younkers recognized a cumulative effect adjustment of $1,794 (net of income taxes of $1,225) due to the adoption of SFAS 106, under which employers recognize the cost of retiree health and life insurance benefits over the employees' period of service. Effective January 31, 1993, Proffitt's changed its method of accounting for inventory to include certain purchasing and distribution costs. Previously, these costs were charged to expense in the period incurred rather than in the period in which the merchandise was sold. The cumulative effect of this change was to increase net income $2,273 (net of income taxes of $1,532).

    Effective January 31, 1993, Proffitt's also changed its method of accounting for store preopening costs to expensing such costs when incurred. The cumulative effect of this change was to decrease net income $369 (net of income taxes of $236). Previously, these costs were amortized over the twelve months immediately following the individual store openings. Younkers has historically expensed such costs as incurred.

    In 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 109, ACCOUNTING FOR INCOME TAXES, which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Proffitt's adopted the new accounting standard effective January 31, 1993. Adoption of the new standard had no effect on Proffitt's financial position or results of operations. There would have been no impact on the year ended January 30, 1993 had the standard been applied retroactively.

    Effective January 30, 1994, Proffitt's changed its method of accounting for inventory to the last-in, first-out (LIFO) method for a substantial portion of its inventories. Previously, all inventories were valued using the first-in, first-out (FIFO) method. Younkers has historically valued its inventories under the LIFO method. The cumulative effect of this change is not presented because it is not determinable.

(13) In January 1992, April 1992, March 1993 and April 1993, Proffitt's and Younkers completed public offerings of 2,645, 6,047, 2,395, and 2,371 shares of Common Stock, respectively, the proceeds of which were utilized, in part, to reduce long-term debt and fund capital expenditures related to the renovation, acquisition and opening of new stores. In October 1993, Proffitt's completed a public offering of $86,250 of Convertible Subordinated Debentures, the proceeds of which were used to reduce outstanding bank debt, fund capital expenditures related to the renovation and expansion of stores, and for working capital and general corporate purposes.

(14) Comparable store data for a fiscal year or period within a fiscal year are adjusted so that all amounts relate to a 52-week year. New stores become comparable stores in the first full month following the anniversary of the opening of those stores. Renovated, expanded or relocated stores are classified as comparable stores and not as new stores. Where operations within a particular shopping mall are divided among two or more buildings, the combined operation is counted as one store.

(15) Younkers purchased the merchandise inventories, properties and certain other assets of the Prange department store division of H.C. Prange Company in September 1992. Additionally, Proffitt's purchased 19 former Hess Department Store properties: eight in October 1992, nine in January 1993 (of which one was subsequently closed) and two in July 1993. During June 1993, Younkers completed the sale and lease back of the eight owned store properties acquired from Prange with net proceeds of approximately $31,000, incurring no gain or loss in the transaction.

    On March 31, 1994, Proffitt's acquired all of the common stock of Macco Investments, Inc. ("Macco"), a privately held corporation and the parent company of McRae's Inc. ("McRae's"), the owner and operator of 28 department stores in Alabama, Florida, Louisiana and Mississippi, for a total acquisition price of approximately $212,000.

    In March and April 1995, Proffitt's acquired Parks-Belk Company, the owner and operator of four department stores of which one was subsequently closed.

    On October 11, 1996, Proffitt's acquired all of the common stock of Parisian, a privately held corporation and the owner and operator of 38 specialty department stores in the southeast and midwest, for a total acquisition price of approximately $225,000.

(16) Excludes amounts expended in connection with the purchase of the Prange stores in September 1992, Macco Investments, Inc. in March 1994, and Parks-Belk Company in March and April of 1995.

(17) On June 28, 1996 the holder of Proffitt's preferred stock converted its 600 shares of Series A Preferred Stock into 1,422 shares of Proffitt's Common Stock. Proffitt's paid $3,032 to such holder as an inducement to the conversion.

SELECTED FINANCIAL AND OPERATING DATA FOR HERBERGER'S

    The selected financial and operating data below should be read in conjunction with Financial Statements and Notes thereto of Herberger's and with Herberger's Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Proxy Statement/Prospectus. The selected financial and operating data as of and for the nine months ended October 28, 1995 and November 2, 1996 are derived from unaudited financial statements as of such dates and for such periods, but, in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such data.

                                                                                                          NINE MONTHS
                                                             FISCAL YEAR ENDED(1)                          ENDED(2)
                                        ---------------------------------------------------------------  -------------
                                        FEBRUARY 1,  JANUARY 30,  JANUARY 29,  JANUARY 28,  FEBRUARY 3,   OCTOBER 28,
                                           1992         1993         1994         1995         1996          1995
                                        -----------  -----------  -----------  -----------  -----------  -------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net sales.............................   $ 227,321    $ 257,077    $ 264,709    $ 296,946    $ 327,558     $ 228,481
Costs and expenses:
  Cost of sales.......................     142,540      160,824      169,096      190,902      214,389       149,061
  Selling, general and administrative
    expenses..........................      55,737       61,969       63,828       67,700       74,349        53,490
  Other operating expenses............      16,663       20,141       22,175       24,593       25,568        18,809
                                        -----------  -----------  -----------  -----------  -----------  -------------
    Operating Income..................      12,381       14,143        9,610       13,751       13,252         7,121

Other income (expense):
  Finance charge income...............       1,019          750       --           --           --            --
  Interest expense....................      (2,360)      (2,256)      (2,041)      (2,505)      (3,290)       (2,514)
  Other income, net...................         612          613        1,140          961        1,202           488
                                        -----------  -----------  -----------  -----------  -----------  -------------
  Income (loss) before provision
    (benefit) for income taxes........      11,652       13,250        8,709       12,207       11,164         5,095
Provision (benefit) for income taxes..       4,432        5,064        3,230        4,538        4,135         2,037
                                        -----------  -----------  -----------  -----------  -----------  -------------
  Net income (loss)...................   $   7,220    $   8,186    $   5,479    $   7,669    $   7,029         3,058
                                        -----------  -----------  -----------  -----------  -----------  -------------
                                        -----------  -----------  -----------  -----------  -----------  -------------
Earnings (loss) per common share......   $    0.75    $    0.87    $    0.61    $    0.93    $    0.93     $    0.40
                                        -----------  -----------  -----------  -----------  -----------  -------------
                                        -----------  -----------  -----------  -----------  -----------  -------------
Weighted average common shares
  outstanding (in thousands)..........       9,653        9,407        9,028        8,272        7,590         7,646
Dividends per share                      $    0.13    $    0.15    $    0.12    $    0.14    $    0.14        --

OPERATING DATA:
Comparable store net sales increases
  (3).................................           7%          10%           1%           7%           7%           11%
Stores open at end of period..........          37           37           37           40           40             40
Capital Expenditures..................  $    9,192   $    9,252   $    7,717   $   10,004   $    2,011   $      1,519
BALANCE SHEET DATA:
Working capital.......................  $   23,766   $   24,583   $   21,199   $   18,805   $   23,758
Total assets..........................      75,704       80,856       77,779       88,822       82,914
Long-term debt, less current portion..      24,433       23,430       21,811       23,697       23,836
Stock held in ESOP (4)................      42,630       50,855       45,492       52,645       58,881
Stockholders' deficit.................     (16,983 )    (19,793 )    (14,473 )    (22,907 )    (28,795 )


                                         NOVEMBER 2,
                                             1996
                                        --------------

STATEMENT OF INCOME DATA:
Net sales.............................    $  225,187
Costs and expenses:
  Cost of sales.......................       145,443
  Selling, general and administrative
    expenses..........................        55,474
  Other operating expenses............        18,907
                                        --------------
    Operating Income..................         5,363
Other income (expense):
  Finance charge income...............        --
  Interest expense....................        (2,016)
  Other income, net...................           510
                                        --------------
  Income (loss) before provision
    (benefit) for income taxes........         3,857
Provision (benefit) for income taxes..         1,543
                                        --------------
  Net income (loss)...................         2,314
                                        --------------
                                        --------------
Earnings (loss) per common share......    $     0.31
                                        --------------
                                        --------------
Weighted average common shares
  outstanding (in thousands)..........         7,358
Dividends per share                           --
OPERATING DATA:
Comparable store net sales increases
  (3).................................            (1)%
Stores open at end of period..........            40
Capital Expenditures..................  $      2,008
BALANCE SHEET DATA:
Working capital.......................  $     25,758
Total assets..........................       114,501
Long-term debt, less current portion..        22,041
Stock held in ESOP (4)................        59,744
Stockholders' deficit.................       (28,537  )

NOTES TO SELECTED FINANCIAL AND OPERATING DATA FOR HERBERGER'S

(1) Herberger's fiscal year ends on the Saturday nearest January 31. All fiscal years presented consisted of 52 weeks except for the fiscal year ended February 3, 1996 which consisted of 53 weeks.

(2) The business of Herberger's is seasonal, and results for any period within a fiscal year are not necessarily indicative of the results that may be achieved for a full fiscal year.

(3) Comparable store data for a fiscal year or a nine-month period within a fiscal year (i) reflects stores open throughout such fiscal year or nine-month period and throughout the prior fiscal year or corresponding nine-month period of the prior fiscal year, and (ii) are adjusted so that all annual amounts related to a 52-week year. New stores become comparable stores in the first full month following the anniversary of the opening of those stores. For purposes of this calculation, renovated and expanded stores are classified as comparable stores and not as new stores.

(4) Shares in the Herberger's ESOP may be put to Herberger's at fair value for cash under certain conditions, as defined. As such, the shares are reflected on the balance sheet as an obligation at the fair value of the redeemable shares.

SELECTED PRO FORMA FINANCIAL AND OPERATING DATA

    The selected pro forma financial and operating data below have been prepared on a consolidated basis based upon the historical financial statements of Proffitt's and Herberger's for all periods and also on the historical financial statements for Parisian for the year ended February 3, 1996 and for the nine-month periods ended October 28, 1995 and November 2, 1996. The pro forma combined information gives effect to the Merger accounted for as a pooling of interests. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                          FISCAL YEAR ENDED               NINE MONTHS ENDED
                                                -------------------------------------  ------------------------
                                                JANUARY 29,  JANUARY 28,  FEBRUARY 3,  OCTOBER 28,  NOVEMBER 2,
                                                   1994         1995         1996         1995         1996
                                                -----------  -----------  -----------  -----------  -----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:

Net Sales.....................................   $1,063,488   $1,513,444   $2,324,884   $1,573,124   $1,592,970

Costs and expenses:
Cost of sales.................................     690,147      986,028    1,507,075    1,006,187    1,030,004
Selling, general and administrative
  expenses....................................     256,056      352,648      563,436      393,316      395,605
Other operating expenses......................      88,792      122,414      187,905      136,142      133,674
Expenses related to hostile takeover
  defense.....................................                                 3,182        2,913
Impairment of long-lived assets...............                                19,121
Merger, restructuring and integration costs...                                20,822                     4,940
Gain on sale of assets........................                                                          (2,597)
                                                -----------  -----------  -----------  -----------  -----------
Operating income..............................      28,493       52,354       23,343       34,566       31,344
Other income (expense):
  Finance charge income, net of allocation to
    purchasers of accounts receivable.........      19,312       27,934       38,398       28,235       28,306
  Interest expense............................     (11,286)     (23,286)     (55,832)     (41,483)     (34,594)
  Other income, net...........................       4,063        4,826        6,457        3,252        2,445
                                                -----------  -----------  -----------  -----------  -----------
Income before provision for income taxes
  (1).........................................      40,582       61,828       12,366       24,570       27,501
Provision for income taxes....................      16,016       24,399       10,239       11,465       13,386
                                                -----------  -----------  -----------  -----------  -----------
Net income (1)................................      24,566       37,429        2,127       13,105       14,115
Preferred stock dividends.....................                    1,694        1,950        1,462          796
Payment for early conversion of preferred
  stock.......................................                                                           3,032
                                                -----------  -----------  -----------  -----------  -----------
Income available to common shareholders (1)...   $  24,566    $  35,735    $     177    $  11,643    $  10,287
                                                -----------  -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------  -----------
Primary earnings per common share (1).........   $    1.11    $    1.55    $    0.01    $    0.44    $    0.38
                                                -----------  -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------  -----------
Fully diluted earnings per common share (1)...                                                       $    0.50
Weighted average common shares
  outstanding (in thousands):
  Primary.....................................      22,167       23,046       26,203       26,213       27,391
  Fully diluted...............................                                                          28,218

DIVIDENDS PER COMMON SHARE....................

OPERATING DATA:
Comparable store net sales increases..........           5%           2%           2%           2%           2%
Stores open at end of period..................         115          146          181          185          181
Capital expenditures..........................   $  86,192    $  53,293    $  62,204    $  48,478    $  48,069

BALANCE SHEET DATA:
Working capital...............................                                                       $ 343,248
Total assets..................................                                                       $1,562,389
Senior long-term debt, less current portion...                                                       $ 296,750
Subordinated debt.............................                                                       $ 225,634
Shareholders' equity..........................                                                       $ 517,112

------------------------

(1) Amounts presented are before extraordinary losses and the cumulative effect of accounting changes.

COMPARATIVE PER SHARE DATA

    Set forth below are income from continuing operations and book value per common share data of Proffitt's and Herberger's on both an historical and a pro forma combined basis. Proffitt's has not paid any dividends on its common stock. Proffitt's presently follows the policy of retaining earnings to provide funds for the operation and expansion of the business and has no present intention to declare cash dividends in the foreseeable future. Pro forma combined income from continuing operations per share is derived from the pro forma combined information presented elsewhere herein, which gives effect to the Merger under the pooling of interests method of accounting as if the Merger had occurred at January 30, 1993, combining the results of Proffitt's and Herberger's for the periods presented. The equivalent pro forma combined data for Herberger's is based upon the Conversion Number as provided in the Merger Agreement. Book values per share for Herberger's and for the pro forma combined presentation are based upon outstanding common shares (including shares held by the Herberger's
ESOP), adjusted in the case of the pro forma combined presentation to include the shares of Proffitt's Common Stock to be issued in the Merger. The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Proffitt's, Parisian and Herberger's appearing elsewhere herein and the "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                                                                       EQUIVALENT PRO
                                                                                        PROFFITT'S/    FORMA COMBINED
                                                          PROFFITT'S                    HERBERGER'S     PER SHARE OF
                                                          HISTORICAL     HERBERGER'S     PRO FORMA       HERBERGER'S
                                                              (1)        HISTORICAL     COMBINED(1)     COMMON STOCK
                                                         -------------  -------------  -------------  -----------------
INCOME FROM CONTINUING
  OPERATIONS:

  January 29, 1994.....................................    $    1.09      $    .061      $    1.11        $    0.55
  January 28, 1995.....................................    $    1.48      $    0.93      $    1.55        $    0.77
  February 3, 1996.....................................    $   (0.43)(2)   $    0.93     $    0.01(2)     $    0.00
  November 2, 1996 (nine months)(4)....................    $    0.76(3)   $    0.31      $    0.38(3)     $    0.19

DIVIDENDS(6):
  January 28, 1994.....................................                   $    0.12      $    0.00        $    0.00
  January 29, 1995.....................................                   $    0.14      $    0.00        $    0.00
  February 3, 1996.....................................                   $    0.14      $    0.00        $    0.00
  November 2, 1996 (nine months).......................

BOOK VALUE (AT END OF
PERIOD):

  February 3, 1996.....................................    $   17.15           $3.67        $17.77(5)          $8.86
  November 2, 1996.....................................  $      20.37   $       3.89   $      18.58   $         9.26

------------------------

(1) See Note 6 to the Notes to Pro Forma Condensed Combined Income Statements under "Unaudited Pro Forma Condensed Combined Financial Statements."

(2) See Notes 5, 6, and 7 to the Notes to Selected Financial and Operating Data for Proffit's.

(3) See Notes 7 and 8 to the Notes to Selected Financial and Operating Data for Proffit's.

(4) On a fully diluted basis, Proffitt's Historical is $0.91, the Proffitt's/Herberger's Pro Forma Combined is $0.50 and the Equivalent Pro Forma combined per Share of Herberger's Common Stock is $0.25.

(5) The historical balance sheet of Proffitt's at February 3, 1996 does not reflect the acquisition of Parisian, which occurred on October 11, 1996. The Proffitt's/Herberger's Pro Forma Combined Book Value includes the Parisian acquisition on a pro forma basis, reflecting the impact of "push down accounting" on the historical balance sheet of Parisian.

(6) Proffitt's/Herberger's Pro Forma Combined and Equivalent Pro Forma Combined per Share of Herberger's Common Stock are shown as $0.00 to reflect Proffitt's policy of retaining earnings.

COMPARATIVE STOCK PRICES AND DIVIDENDS

    The Proffitt's Common Stock is listed and traded on the Nasdaq National Market (Symbol: PRFT). The following table sets forth for the periods indicated the reported high and low bid quotations for Proffitt's Common Stock. The source of these quotations is the Monthly Statistical Report of the National Association of Securities Dealers, Inc. These quotations represent inter-dealer prices for actual transactions, without adjustment for retail markup, markdown or commission. Proffitt's has not declared or paid any dividends on its common stock.

                                                                                                       SALES PRICE
                                                                                                   --------------------
  PROFFITT'S COMMON STOCK                                                                            HIGH        LOW
-------------------------------------------------------------------------------------------------  ---------  ---------
1994
  First Quarter..................................................................................  $  25 3/4  $  16 1/2
  Second Quarter.................................................................................     19 3/4     14 3/4
  Third Quarter..................................................................................     21 3/4     14 3/4
  Fourth Quarter.................................................................................     25 1/4     17 3/4

1995
  First Quarter..................................................................................     26 1/2     20 3/4
  Second Quarter.................................................................................         33         24
  Third Quarter..................................................................................     34 1/4     23 1/8
  Fourth Quarter.................................................................................         29     21 1/2

1996
  First Quarter..................................................................................     33 3/4     23 1/2
  Second Quarter.................................................................................         40     31 1/2
  Third Quarter..................................................................................         42     35 1/2
  Fourth Quarter (prior to Merger announcement on November 8, 1996)..............................     40 1/4     37 3/4
  Fourth Quarter (after Merger announcement on November 8, 1996 through January 9, 1997).........     42 3/4     32 5/8

    As of January 2, 1997, there were 993 holders of record of Proffitt's Common Stock.

    There are neither any established public trading markets nor any market quotations for Herberger's Common Stock. Annually, Herberger's establishes the value of its Common Stock for purposes of the Herberger's ESOP based upon an independent valuation. The last three independent valuations of Herberger's Common Stock for the Herberger's ESOP were $12.00 per share as of December 31, 1995, $11.25 per share as of December 31, 1994, and $10.25 per share as of December 31, 1993.

                                  INTRODUCTION

    This Proxy Statement/Prospectus is being furnished to stockholders of Herberger's in connection with the solicitation of proxies by the Herberger's Board for use at the Herberger's Special Meeting to be held at the St. Cloud Civic Center, 10 South Fourth Avenue, St. Cloud, Minnesota, on Friday, January 31, 1997 at 8:30 a.m., local time, and at any adjournments or postponements thereof.

    At the Herberger's Special Meeting, stockholders of Herberger's will be asked to adopt the Merger Agreement. A conformed copy of the Merger Agreement appears as Appendix I to this Proxy Statement/ Prospectus.

    This Proxy Statement/Prospectus constitutes a prospectus of Proffitt's with respect to up to 4,000,000 shares of Proffitt's Common Stock issuable to Herberger's stockholders pursuant to the Merger Agreement.

                        THE HERBERGER'S SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE HERBERGER'S SPECIAL MEETING

    At the Herberger's Special Meeting, holders of shares of Herberger's Common Stock will consider and vote upon a proposal to adopt the Merger Agreement. Holders of shares of Herberger's Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Herberger's Special Meeting or at any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS OF HERBERGER'S HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--RECOMMENDATIONS OF THE HERBERGER'S BOARD; REASONS FOR THE MERGER."

    In the Merger, each issued and outstanding share of Herberger's Common Stock will be converted into a number of validly issued, fully paid and nonassessable shares of Proffitt's Common Stock equal to the Conversion Number. Cash will be paid in lieu of fractional shares of Proffitt's Common Stock. See "THE MERGER--Merger Consideration" and "THE MERGER AGREEMENT--Fractional Shares."

VOTE REQUIRED

    Each holder of Herberger's Common Stock is entitled to one vote per share held of record on the record date. The Merger Agreement must be adopted by the affirmative vote of a majority of the outstanding shares of Herberger's Common Stock.

    Abstentions will be counted as shares present for purposes of determining a quorum. See "--Record Date; Stock Entitled to Vote; Quorum." Abstentions will have the effect of votes against adoption of the Merger Agreement. Non-votes will have the effect of votes against adoption of the Merger Agreement.

    Stockholders of Herberger's should be aware that, under Delaware law, a stockholder who votes to adopt the Merger Agreement may be deemed to have ratified the terms of the Merger, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Merger in a subsequent legal proceeding. Herberger's may use a stockholder's affirmative vote in favor of adoption of the Merger Agreement as a defense to any subsequent challenge to the Merger.

    As of December 20, 1996, directors and executive officers of Herberger's and their affiliates were beneficial owners of an aggregate of approximately 1,067,527 shares (approximately 13.2%) of the outstanding shares of Herberger's Common Stock. As of December 20, the Herberger's ESOP held an aggregate of 5,844,977 (approximately 72.8%) of the outstanding shares of Herberger's Common Stock, of which 4,708,185 shares (approximately 58.7% of the total outstanding shares) had been allocated to the accounts of participants and 1,136,792 shares (approximately 14.2% of the total outstanding shares) were unallocated.

VOTING OF PROXIES

    Shares represented by properly executed proxies received in time for the Herberger's Special Meeting and which have not been revoked will be voted at such meeting in the manner specified by the holders thereof. Proxies which do not contain an instruction to vote for or against or to abstain from voting on a particular matter described in the proxy will be voted in favor of such matter.

    It is not expected that any matter other than those referred to in this Proxy Statement/Prospectus will be brought before the Herberger's Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed Herberger's form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a later dated proxy with respect to the same shares, by filing with the Secretary of Herberger's a duly executed revocation, or by voting in person at the Herberger's Special Meeting. Attendance at the Herberger's Special Meeting will not in and of itself constitute a revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only holders of record of Herberger's Common Stock at the close of business on December 20, 1996 (the "Herberger's Record Date") will be entitled to receive notice of and to vote at the Herberger's Special Meeting. On the Herberger's Record Date, there were 8,024,678 shares of Herberger's Common Stock outstanding. The holders of Herberger's Common Stock are entitled to one vote per share on each matter submitted to a vote at the Herberger's Special Meeting. The holders of a majority of the shares of Herberger's Common Stock entitled to vote must be present in person or by proxy at the Herberger's Special Meeting in order for a quorum to be present. Shares of Herberger's Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters.

    Participants or beneficiaries in the Herberger's ESOP are entitled to direct the voting by the trustee of the Herberger's ESOP of the Herberger's Common Stock allocated to the account of such participants or beneficiaries. Section
10.9 of the Herberger's ESOP requires that the Herberger's Common Stock held in the account of the participant or beneficiary for which no voting instructions are received by the trustee, and unallocated shares held by the Herberger's ESOP, be voted by the trustee in the manner directed by the Herberger's Board, subject to the trustee's fiduciary duty under ERISA to ensure that such direction does not violate ERISA. Herberger's Board is expected to direct the trustee to vote such shares in favor of the adoption of the Merger Agreement.

    ERISA requires that the fiduciaries discharge their duties solely in the interest of participants and beneficiaries in the Herberger's ESOP (ERISA section 404(a)(1)(A)). In accordance with section 10.9 of the Herberger's ESOP, in order to direct the trustee to vote unallocated and unvoted shares in favor of the Merger, the Herberger's Board will consider the financial fairness of the transaction for participants in the Herberger's ESOP, without considering extraneous factors such as the consequences of the transaction to the ongoing employment of current employees or the financial impact on current officers, directors or shareholders of Herberger's. The three Herberger's Board members who have an interest in the Merger (Messrs. Robert J. Sullivan, Barry T. Ross and John B. Brownson) will abstain from voting on the resolutions authorizing the direction of the ESOP Trustee to vote certain shares (unallocated shares and shares for which no participant instruction has been received) in favor of the Merger. See "The Merger -- Interests of Certain Persons in the Merger." As required by ERISA, the trustee will conduct its own review of the proposed transaction to assure that following the Herberger's Board's direction to vote in favor of the Merger does not violate applicable ERISA requirements, and to determine whether to exercise appraisal rights with respect to shares for which directions are received to vote against the Merger. Participants in the Herberger's ESOP have the right under ERISA section 502(a) to bring a civil action against the trustee and the Herberger's Board as named fiduciaries of the Herberger's ESOP for breach of a fiduciary duty, including the exercise of the fiduciaries' duties with respect to matters of voting and appraisal rights. See "-- Appraisal Rights."

    In the event a quorum is not present in person or by proxy at the Herberger's Special Meeting, the Herberger's Special Meeting is expected to be adjourned or postponed; provided, however, that proxies directing votes AGAINST adoption of the Merger Agreement will not be used to vote FOR adjournment of the Herberger's Special Meeting by the persons named therein as proxies.

APPRAISAL RIGHTS

    Any holder of record of Herberger's Common Stock who follows the procedures specified in Section 262 of the DGCL (the "Appraisal Provisions") is entitled to receive payment of the "fair value" of such shares in lieu of shares of Proffitt's Common Stock. Reference is made to the Appraisal Provisions, a copy of which is attached to this Proxy Statement/Prospectus as Appendix II, for a complete statement of the appraisal rights of stockholders.

    Unless waived by Proffitt's, it is a condition to the obligation of Proffitt's to consummate the Merger that holders of no more than 7.5% of the outstanding shares of Herberger's Common Stock shall have delivered to Herberger's written demands for appraisal in accordance with the Appraisal Provisions.

    The following information is qualified in its entirety by reference to the Appraisal Provisions:

    If a holder of record of Herberger's Common stock elects to exercise such stockholder's right to an appraisal under the Appraisal Provisions, such stockholders must satisfy BOTH of the following conditions:

        (a) such stockholder must not vote in favor of the Merger nor consent thereto in writing; and

        (b) such stockholder must deliver to Herberger's before the taking of the vote on the Merger, a written demand for appraisal of his or her shares, such demand to be sufficient if it reasonably informs Herberger's of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his or her shares.

    Within 10 days after the Effective Time, Herberger's must notify each stockholder who has delivered a demand for appraisal and has not voted in favor of or consented to the Merger, of the Effective Time. Within 120 days after the Effective Time, Herberger's or any stockholder who has delivered a written demand and has not voted in favor of or consented to the Merger may file a petition in the Delaware Court of Chancery (the "Chancery Court") demanding a determination of the value of the stock of all such stockholders.

    After a hearing on a petition, the Chancery Court will determine which stockholders have complied with the Appraisal Provisions and have become entitled to appraisal rights. The Chancery Court may require such stockholders to submit their stock certificates to the Register in Chancery for notation thereon of the pending appraisal proceedings and if any stockholder fails to submit his or her certificates, the Chancery Court may dismiss the proceedings as to such stockholder.

    After determining the stockholders entitled to an appraisal, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid thereon. In determining such fair value the Chancery Court will take into account all relevant factors. Herberger's and each stockholder entitled to appraisal may apply to participate in the appraisal proceeding, and the Chancery Court may, in its discretion, permit discovery and other pretrial proceedings.

    The Chancery Court will direct payment of the fair value of the shares, together with interest, if any, by Herberger's to the stockholders entitled thereto. The Chancery Court may tax the costs of the appraisal proceedings as it deems equitable. Upon application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder, including, without limitation, reasonable attorney's fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    With respect to shares of Herberger's Common Stock held by the Herberger's ESOP, participants or beneficiaries in the Herberger's ESOP are not record holders, and are not eligible to elect an appraisal with regard to such stock. The trustee of Herberger's ESOP has sole discretion to determine whether to exercise appraisal rights with respect to shares for which the trustee receives directions to vote against adoption of the Merger Agreement. Participants in the Herberger's ESOP have the right under ERISA Section 502(a) to bring a civil action against the trustee and the Herberger's Board as named fiduciaries of the Herberger's ESOP for breach of a fiduciary duty, including the exercise of the fiduciaries' duties with respect to matters of voting and appraisal rights.

SOLICITATION OF PROXIES; GENERAL

    Subject to the Merger Agreement, Herberger's will bear the cost of the solicitation of proxies from its stockholders, except that Proffitt's and Herberger's will share equally the cost of printing and mailing this Proxy Statement/Prospectus, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of Herberger's may solicit proxies from stockholders of Herberger's by telephone, in person or by other means. These directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith.

HOLDERS OF HERBERGER'S COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES

    If the requisite stockholder approvals are obtained and the Merger is consummated, materials for submitting Herberger's stock certificates in exchange for Proffitt's stock certificates will be provided to the Herberger's stockholders. DO NOT SEND IN YOUR HERBERGER'S STOCK CERTIFICATES AT THIS TIME.

ACCOUNTANTS

    Representatives of Arthur Andersen LLP are expected to be present at the Herberger's Special Meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                   THE MERGER

    The description of the Merger and the Merger Agreement contained in this Proxy Statement/ Prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Appendix I to this Proxy Statement/Prospectus and is incorporated herein by reference.

GENERAL

    Proffitt's, Sub and Herberger's have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver (where permissible) of the conditions set forth therein (see "THE MERGER AGREEMENT--Conditions to the Merger"), Sub will be merged into Herberger's, and Herberger's will be the surviving corporation and a wholly-owned subsidiary of Proffitt's. Not later than two days after the satisfaction or waiver (where permissible) of the conditions under the Merger Agreement, the closing of the Merger (the "Closing") will occur, and on the date of the Closing the Certificate of Merger will be filed with the Secretary of State of the State of Delaware, and the time of such filing will be the Effective Time unless otherwise provided in the Certificate of Merger.

BACKGROUND OF THE MERGER

    For some time the Executive Committee of Herberger's Board (the "Executive Committee") explored alternative ways of expanding and furthering Herberger's business. The steps taken to explore this expansion included attempting to identify potential new markets for Herberger's stores, discussions with various shopping center developers concerning potential new store sites and consideration of the potential for acquiring multiple existing stores or department store companies. In this connection, the Executive Committee consulted on an informal, no-fee basis with the corporate finance officers of its principal bank lender, representatives of an international private placement service firm, the investment banking firm which provides the independent valuations for Herberger's ESOP, and, in late September 1996, with Merrill Lynch. Each of these consultations was principally for the purpose of increasing Herberger's understanding of its financing alternatives, its debt and equity capacity and its ability to grow in the event that single or multiple store acquisition opportunities arose. No economically or strategically viable opportunities for expansion, either through new store development or through Herberger's acquisition of additional stores, arose during this period which would have required Herberger's to pursue its debt or equity financing alternatives. However, in the course of exploring Herberger's expansion alternatives, the Executive Committee concluded that, principally due to Herberger's size and equity structure, debt and equity financing, although available, was unlikely to be sufficient to adequately fund an acceptable acquisition, should one present itself.

    In mid-September 1996, Herberger's Chairman and Chief Executive Officer, Robert J. Sullivan, contacted R. Brad Martin, Chairman of the Board and Chief Executive Officer of Proffitt's, to initiate exploratory discussions regarding the possibility of a business combination between Herberger's and Proffitt's. On September 30, 1996, the Executive Committee authorized Herberger's to enter into a Confidentiality Agreement with Proffitt's to permit the exchange, on a confidential basis, of various information intended to permit each party to evaluate the potential benefits of a business combination.

    On October 14, 1996, the Executive Committee caused to be negotiated and approved an engagement letter between Herberger's and Merrill Lynch, pursuant to which Merrill Lynch has acted as exclusive financial advisor to Herberger's in connection with any proposed business combination involving Herberger's.

    On October 24 and October 30, 1996, Merrill Lynch met with officers of Herberger's for the purpose of gathering information about Herberger's. Herberger's Executive Vice President presented in-depth information regarding Herberger's history, management structure, merchandising and marketing strategies, and store level and consolidated operating performance both on an historical and a forward-looking basis. Herberger's also discussed potential merger synergies, which management believed could improve operating performance in three principal areas: (i) increased sales, principally from introducing new product lines, emphasizing underdeveloped categories identified by comparison to other Proffitt's operating divisions, and developing private label business;
(ii) improved merchandise margin resulting from greater purchasing power and collaboration in vendor negotiations; and (iii) reduced operating expenses resulting from greater purchasing power, eliminating duplicate functions, and improving distribution techniques. Reasonable financial estimates of these merger synergies were believed to be approximately $1.0 million to $1.5 million resulting from sales improvement, $1.0 million to $1.5 million resulting from margin improvement, and $2.0 million to $4.0 million resulting from reduced operating expenses. Herberger's management believed that the improvements in operating performance could occur over a period of one to three years, and concluded that aggregate improvements of approximately $3.0 million in the first 12 months after the Merger and an average of approximately $6.0 million for each year thereafter were achievable.

    Herberger's and Proffitt's held discussions regarding a possible merger of Herberger's and a subsidiary of Proffitt's, with a view toward achieving, among other benefits, economies of scale in an increasingly competitive retail environment. Herberger's and Proffitt's exchanged financial and other information, conducted extensive due diligence, and held extensive discussions regarding a possible business combination. These activities culminated with the negotiation of the terms of a merger of a newly formed subsidiary of Proffitt's with and into Herberger's. The terms of the Merger and the Merger Agreement were presented to Herberger's Board at a special meeting held on November 7 and November 8, 1996. At the special meeting, Merrill Lynch delivered its written opinion that, on the basis of and subject to the matters set forth therein, as of such date, the Conversion Number was fair to the holders of Herberger's Common Stock from a financial point of view. Merrill Lynch also discussed in depth the background of their engagement, procedures employed during their evaluation of the fairness of the proposed merger conversion ratio, and their conclusions based on those procedures. The Merger Agreement was unanimously approved and adopted by Herberger's Board on November 8, 1996 and was authorized to be submitted to Herberger's stockholders for approval. The Proffitt's Board approved execution of the Merger Agreement the same day.

    Herberger's and Proffitt's entered into the definitive Merger Agreement on November 8, 1996. On the same day, the parties issued a joint press release announcing that they had entered into the Merger Agreement.

RECOMMENDATIONS OF THE HERBERGER'S BOARD; REASONS FOR THE MERGER

    Herberger's Board believes that the Merger is advisable and fair to, and in the best interests of, Herberger's and its stockholders. Herberger's Board recommends that Herberger's stockholders vote for the adoption of the Merger Agreement. Herberger's Board believes that the Merger is consistent with Herberger's long-term business strategy and that it offers Herberger's stockholders the ability to participate in the growth prospects of a fast-growing department store company with a proven performance record.

    In making its determination to approve and adopt the Merger Agreement, Herberger's Board considered, with the assistance of management and its legal advisors, the following material factors:

        (i) that the Conversion Number represented a substantial premium to Herberger's stockholders (approximately $7.37 per share, or 61%, based upon the closing price of Proffitt's Common Stock on November 6, 1996 and the latest ESOP valuation of Herberger's Common Stock as of December 31, 1995 (no market quotations for Herberger's Common Stock are available));

        (ii) the belief of Herberger's Board that increasingly competitive market conditions will favor larger retailers, and that Herberger's will be able to compete more effectively in the retail industry through the greater economies of scale resulting from the Merger;

       (iii) management's projections showing the likely financial performance and condition of Herberger's after the Merger as compared to its likely performance and condition as a separate entity;

        (iv) the assessment by Herberger's Board of various strategic alternatives, including remaining an independent company, engaging in acquisitions, merging with other parties or conducting a public offering;

        (v) the belief of Herberger's Board in the compatibility of Herberger's and Proffitt's management philosophies, business practices and organizational structure, and the opportunity for Herberger's to continue to operate as a separate subsidiary of Proffitt's;

        (vi) the presentation of Herberger's financial advisor, Merrill Lynch, and the delivery of its written opinion dated November 8, 1996 that, on the basis of and subject to the matters set forth therein, as of such date, the Conversion Number was fair to the holders of Herberger's Common Stock from a financial point of view (a copy of which opinion of Merrill Lynch is attached to this Proxy Statement/Prospectus as Appendix III and is incorporated herein by reference); and

       (vii) the expectation of Herberger's Board that the Merger would be accounted for as a "pooling of interests" for financial reporting purposes and would be a tax-free transaction to Herberger's stockholders.

    Herberger's Board did not quantify or assign relative values to the various factors considered in reaching its determination.

    HERBERGER'S BOARD RECOMMENDS THAT THE HOLDERS OF HERBERGER'S COMMON STOCK ADOPT THE MERGER AGREEMENT.

PROFFITT'S REASONS FOR THE MERGER

    Brad Martin, Proffitt's Chief Executive Officer, has known Mr. Sullivan for a number of years because of their association within a buying cooperative. Mr. Sullivan telephoned Mr. Martin in mid-September 1996 to discuss a possible combination between Proffitt's and Herberger's. Mr. Martin then traveled to St. Cloud, Minnesota on September 23, 1996, to meet with Mr. Sullivan and to visit Herberger's locations. The two men discussed Herberger's business in general terms. Proffitt's signed a confidentiality letter with Herberger's on September 30, 1996. On October 16, 1996, Mr. Martin met with Mr. Sullivan and Herberger's chief financial officer in Naples, Florida. The three men discussed the basic terms of a possible merger agreement, including price and the continuing roles of Mr. Sullivan and the chief financial officer. Proffitt's then conducted extensive due diligence with respect to Herberger's. On October 23, 1996, Proffitt's financial officers and members of its accounting firm visited the offices of Herberger's auditors in Minneapolis, Minnesota. The Proffitt's representatives reviewed the audit work papers for Herberger's. On October 30, 1996, members of Proffitt's management met with Herberger's chief financial officer in Minneapolis. Herberger's historical financial performance and merchandise performance by product classification were discussed. A definitive Merger Agreement was negotiated. Proffitt's Board of Directors met on November 7 and 8, 1996 to consider the proposed Merger Agreement. Proffitt's Board heard from Proffitt's management regarding the advisability of the Merger and the synergies expected to result from the Merger. Proffitt's management analyzed the financial performance of Herberger's and provided to the Proffitt's Board its determination that the achievement of approximately $7 million per year in cost savings and synergies would be a reasonable assumption. This amount assumes merchandising improvements of 1% of sales or $3 million, corporate expense reductions of 1% of sales or $3 million, and income of $1 million from the introduction of proprietary charge cards for Herberger's (net of credit department expenses, bad debts and financing costs). Proffitt's management informed the Board that it expected to realize only one-half of the anticipated annual synergies, or $3.5 million, in the first twelve months of the combined operation. The Board, after a full discussion, then approved the Merger Agreement and directed that it be executed.

    Proffitt's believes that it will realize operating cost savings and synergies as a result of the Merger through (i) sharing of management personnel,
(ii) shared business strategies, (iii) established vendor relationships, (iv) development of private label merchandise, (v) enhanced buying power of the combined companies, (vi) elimination of redundant administrative functions, and
(vii) adoption of "best practices." "Best practices" involves the systematic evaluation of key operating and administrative procedures of each of the combining companies, and implementation of the more efficient methods in all operating divisions of the combined company, to the extent practicable. The anticipated synergies may not be realized due to economic and competitive uncertainties which are largely beyond Proffitt's control.

    The Proffitt's Board believes that the Merger will further the long-term business strategy of Proffitt's and that the terms of the Merger Agreement provide the appropriate financial protection for Proffitt's shareholders. The Board believes, therefore, that the Merger is in the best interests of Proffitt's and its shareholders. Herberger's has demonstrated regional market leadership in retailing and the locations of its stores fill in some parts of the north central and midwestern United States not currently served by Proffitt's. Moreover, with only moderate synergies, the transaction should provide accretion to the Proffitt's stockholders. The cost savings and synergies necessary to make the Merger accretive were projected by Proffitt's management at $1 million for the year ending January 1998, $3 million for the year ending January 1999 and $5 million for the year ending January 2000. Such projections were based on (i) the closing price of Proffitt's Common Stock on November 1, 1996 of $39.875, (ii) the 4,000,000 shares to be issued to Herberger's stockholders in the Merger, (iii) 31.4 million, 31.9 million and 32.4 million fully diluted weighted average shares outstanding for 1998, 1999, and 2000, respectively, and (iv) an annual increase of $2.5 million in fully diluted net income. As discussed above the Board further believes that greater synergies are achievable. The Board, therefore, approved the Merger Agreement.

    In arriving at its determination, the Proffitt's Board considered a number of material factors:

        (i) The Merger Agreement allows Proffitt's to use its stock as a currency for the transaction without unduly diluting the interests of the current Proffitt's stockholders;

        (ii) The Proffitt's Board's view that larger retailers are increasingly necessary to compete in the retail industry and that the combined company will have greater economies of scale to provide it with the resources required to compete both in buying and marketing;

       (iii) The merchandising similarities between Proffitt's and Herberger's should provide for an easy transition;

        (iv) The operating cost savings and synergies that the combined company expects to achieve through the adoption of "best practices" and economies of scale;

        (v) The Proffitt's Board's belief that Proffitt's and Herberger's have compatible organizational structures and management philosophies; and

        (vi) The Proffitt's Board's belief that with only moderate synergies the transaction should be accretive to Proffitt's stockholders.

    The Proffitt's Board neither quantified nor attempted to assign relative weights to the specific factors it considered in reaching its determination to approve the Merger Agreement and the Merger.

OPINION OF HERBERGER'S FINANCIAL ADVISOR

    At the special meeting of the Herberger's Board held on November 8, 1996, Merrill Lynch delivered its written opinion dated November 8, 1996 that, as of such date, the Conversion Number was fair from a financial point of view to the holders of Herberger's Common Stock.

    A COPY OF THE OPINION OF MERRILL LYNCH DATED NOVEMBER 8, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX III TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE OPINION OF MERRILL LYNCH SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS OF HERBERGER'S ARE URGED TO READ CAREFULLY THE OPINION IN ITS ENTIRETY.

    Merrill Lynch's opinion is directed only to the fairness from a financial point of view of the Conversion Number to the holders of Herberger's Common Stock and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. The Conversion Number was determined through negotiations between Herberger's and Proffitt's and was unanimously approved by the Herberger's Board. Merrill Lynch did not express any opinion as to the prices at which Proffitt's Common Stock will trade following the consummation of the Merger or the prices at which Proffitt's Common Stock will trade between the announcement and the consummation of the Merger.

    In arriving at its opinion, Merrill Lynch, among other things: (i) reviewed the audited financial information of Herberger's for the five fiscal years ended February 3, 1996 and the unaudited financial information of Herberger's for the six-month period ended August 3, 1996, in each case furnished to it by Herberger's; (ii) reviewed the Annual Reports, Forms 10-K and related financial information of Proffitt's for the five fiscal years ended February 3, 1996, Forms 10-Q and related unaudited financial information of Proffitt's for the quarterly periods ended May 4, 1996 and August 3, 1996 and the Form 8-K of Proffitt's dated October 24, 1996; (iii) reviewed the Form S-4 filed by Proffitt's with the Commission on July 29, 1996, Amendment No. 1 thereto filed on August 16, 1996 and the Prospectus of even date therewith contained therein and Post-Effective Amendment No. 1 thereto filed with the Commission on October 28, 1996; (iv) reviewed the Annual Report and Form 10-K and related financial information of Parisian, Inc. ("Parisian") for the fiscal year ended February 3, 1996 and Parisian's Forms 10-Q and related unaudited financial information for the quarterly periods ended May 4, 1996 and August 3, 1996; (v) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Herberger's and Proffitt's, furnished to it by Herberger's and Proffitt's, as well as the synergies and cost savings and related expenses expected to result from the Merger (the "Merger Synergies"), furnished to it by Herberger's; (vi) conducted discussions with members of senior management of Herberger's and Proffitt's concerning their respective businesses and prospects, as well as the Merger Synergies; (vii) reviewed the historical market prices and trading activity for Proffitt's Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Proffitt's; (viii) compared the results of operations of Herberger's and Proffitt's with that of certain companies which Merrill Lynch deemed to be reasonably similar to Herberger's and Proffitt's, respectively; (ix) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (x) reviewed the Merger Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including the assessment by Merrill Lynch of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Herberger's and Proffitt's, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets or liabilities of Herberger's or Proffitt's nor was furnished with any such evaluation or appraisal. In addition, with the consent of Herberger's, Merrill Lynch did not make any physical inspection of the properties or assets of Herberger's or Proffitt's. With respect to the financial forecasts furnished by Herberger's and Proffitt's and the information regarding the Merger Synergies, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the managements of Herberger's and Proffitt's as to the expected future financial performance of Herberger's or Proffitt's, as the case may be, as well as the Merger Synergies. Merrill Lynch further assumed that the Merger will qualify for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and as a reorganization within the meaning of the Code. Merrill Lynch's opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of such opinion.

    In connection with the preparation of its opinion, Merrill Lynch was not authorized by Herberger's or the Herberger's Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Herberger's. Moreover, in giving its opinion, Merrill Lynch did not express any view regarding other strategic alternatives that may be available to Herberger's. Merrill Lynch also was not requested to, and did not, express any view with respect to the fairness or adequacy of the Conversion Number to the participants in the Herberger's ESOP.

    The following is a brief summary of the analyses performed by Merrill Lynch in connection with its opinion, which it discussed with the Herberger's Board at its meetings held on November 7 and 8, 1996.

    HISTORICAL STOCK PRICE ANALYSIS. Merrill Lynch reviewed the per share closing market prices of Proffitt's Common Stock over the period from November 1, 1991 through November 4, 1996. During such period, the high and low closing market prices of Proffitt's Common Stock were $41.75 and $9.00, respectively. For the period from November 3, 1995 through November 4, 1996, Merrill Lynch compared the performance of the Proffitt's Common Stock with the performance of the Standard & Poor's 400 Index and with a composite index of certain multi-regional department store companies (specifically, Dayton Hudson Corporation, Dillard Department Stores, Inc., Federated Department Stores, Inc., The May Department Stores Company, Mercantile Stores Company, Inc., The Neiman Marcus Group, Inc., Nordstrom Inc., J.C. Penney Co., Inc., Saks Holding, Inc., and Sears Roebuck & Co. (the "Selected Multi-Regional Companies")). For the same period, Merrill Lynch also compared the performance of the Proffitt's Common Stock with a composite index of certain regional department store companies (specifically, The Bon-Ton Stores, Inc., Gottschalks, Inc., Jacobson Stores Inc., Goody's Family Clothing, Inc. and Carson Pirie Scott & Co. (the "Selected Regional Companies")). This analysis demonstrated that during such period Proffitt's Common Stock outperformed the Standard & Poor's 400 Index and both the composite indices of the Selected Multi-Regional Companies and the Selected Regional Companies. At the end of such period, the stock price of Proffitt's had increased by 59.6% since November 3, 1995 compared to corresponding increases of 19.7%, 24.8% and 8.5% for the Standard & Poor's 400 Index and the composite indices of the Selected Multi-Regional Companies and the Selected Regional Companies, respectively.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES. Merrill Lynch compared certain publicly available financial data and estimates of future financial performance of the Selected Regional Companies (based on estimates generated internally by Merrill Lynch equity research or compiled by First Call Corporation or the Institutional Brokers Estimate System) with similar financial data and projections of future financial performance of Herberger's (based on estimates provided by the management of Herberger's). With respect to each Selected Regional Company, Merrill Lynch calculated the ratio of market capitalization (defined as market value plus preferred equity at liquidation value plus short- and long-term debt plus minority interest less cash and marketable securities) to the latest twelve months' ("LTM") sales and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Based on such analysis, Merrill Lynch selected multiple ranges of 0.40x to 0.50x and 5.0x to 7.0x, respectively. With respect to each Selected Regional Company, Merrill Lynch also calculated the ratio of market value to the projected net income for the fiscal years ending January 31, 1997 and January 31, 1998. Based on such analysis, Merrill Lynch selected multiple ranges of 10.0x to 12.0x and 9.0x to 11.0x, respectively. Merrill Lynch applied these multiple ranges to the corresponding financial data and estimates of future financial performance of Herberger's and, in the case of sales and EBITDA valuation calculations, subtracted net debt as of August 3, 1996. This analysis resulted in a summary valuation range of $11.00 to $15.00 per share of Herberger's Common Stock on a fully diluted basis. With respect to each Selected Multi-Regional Company, Merrill Lynch calculated the ratio of market capitalization to LTM sales, EBITDA and earnings before interest and taxes ("EBIT") and the ratio of market value to projected net income for the fiscal years ending January 31, 1997 and January 31, 1998. By comparing these calculations to comparable ratios relating to Proffitt's, Merrill Lynch determined that the ratios of market capitalization of Proffitt's to LTM sales, EBITDA and EBIT of 0.74x, 8.3x and 11.6x, respectively, were similar to comparable ratios of the Selected Multi-Regional Companies. The minimum and maximum ratios of market capitalization to LTM sales, EBITDA and EBIT for the Selected Multi-Regional Companies were respectively 0.52x and 1.51x (with a mean of 1.03x), 6.0x and 9.7x (with a mean of 8.2x) and 8.2x and 12.7x (with a mean of 11.2x). Using the same methodology, Merrill Lynch determined that the ratios of market value of Proffitt's to projected net income for the fiscal years ending January 31, 1997 and January 31, 1998 of 17.9x and 14.7x, respectively, were similar to the comparable ratios of the Selected Multi-Regional Companies. The minimum and maximum ratios of market value to projected net income for the fiscal years ending January 31, 1997 and January 31, 1998 for the Selected Multi-Regional Companies were respectively 13.0x and 23.1x (with a mean of 16.5x) and 11.8x and 20.5x (with a mean of 16.1x).

    Merrill Lynch calculated Herberger's LTM EBITDA and projected net income for the fiscal years ending January 31, 1997 and January 31, 1998 before any contributions to the Herberger's ESOP and adjusted the numbers for normalized estimated retirement benefit expense of $1.0 million in the LTM period and for the fiscal year ending January 31, 1997 and $1.1 million for the fiscal year ending January 31, 1998. In the case of Herberger's projected net income, the amounts reflect interest expense related to the ESOP debt (the methodologies and adjustments described in the paragraph are referred to herein as the "ESOP Adjustment").

    ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS. Merrill Lynch also reviewed certain publicly available information on certain transactions in the department store industry that were announced between December 1985 and July 1996. Such transactions (the "Selected Transactions") were: the acquisition of Parisian by Proffitt's, the acquisition of certain stores of Strawbridge & Clothier by The May Department Stores Company, the acquisition of Younkers by Proffitt's, the acquisition of Broadway Stores, Inc. by Federated Department Stores, Inc., the acquisition of Woodward & Lothrop Inc. by an investor group (The May Department Stores Company and J.C. Penney Co., Inc.), the acquisition of the Southwest division of Broadway Stores, Inc. by The May Department Stores Company (rejected), the acquisition of Peebles, Inc. by an investor group, the acquisition of certain stores of Carson Pirie Scott & Co. by Dayton Hudson Corporation, the acquisition of R.H. Macy & Co., Inc. by Federated Department Stores, Inc., the acquisition of Adam Meldrum & Anderson, Inc. by The Bon-Ton Stores, Inc., the acquisition of Joseph Horne Co., Inc. by Federated Department Stores, Inc., the acquisition of McRae's, Inc. by Proffitt's, the acquisition of Lechmere Inc. by Montgomery Ward Holding Corp., the acquisition of certain stores of Alexander's, Inc. by The Caldor Corporation, the acquisition of a division of H.C. Prange Co. by Younkers, Inc., the acquisition of Gee Bee Department Stores by Value City Department Stores, Inc., the acquisition of Maison Blanche, Inc. by Mercantile Stores Company, Inc., the acquisition of certain stores of Allied Stores Corporation by Mervyn's, the acquisition of certain stores of Maison Blanche, Inc. by Dillard Department Stores, Inc., the acquisition of General Cinema Corporation by The Neiman Marcus Group, Inc., the acquisition of Thalhimer Brothers, Inc. by The May Department Stores Company, the acquisition of J.B. Ivey & Co. by Dillard Department Stores, Inc., the acquisition of Saks Fifth Avenue by Investcorp, the proposed acquisition of Saks Fifth Avenue by a party other than Investcorp, the acquisition of Marshall Field & Company by Dayton Hudson Corporation, the acquisition of Carson Pirie Scott & Co. by P.A. Bergner & Co., the acquisition of Ann Taylor Inc. by Merrill Lynch Capital Partners, the acquisition of Eddie Bauer by Spiegel Inc., the acquisition of The Talbots, Inc. by Jusco Co., Ltd., the acquisition of Bullock's/I. Magnin by R.H. Macy & Co., Inc., the acquisition of Filene's/Foley's by The May Department Stores Company, the acquisition of Federated Department Stores, Inc. by Campeau Corporation, the acquisition of The Elder-Beerman Stores by a management group, the acquisition of Allied Stores Corporation by Campeau Corporation, the acquisition of Associated Dry Goods Corp. by The May Department Stores Company, and the acquisition of R.H. Macy & Co., Inc. by a management group. An analysis of the ratio of the transaction value (defined as offer value plus total debt plus non-convertible preferred stock plus minority interest less cash equivalents and option proceeds) of the Selected Transactions to LTM sales, EBITDA and EBIT yielded multiple ranges of 0.50x to 0.70x, 6.0x to 8.0x, and 8.0x to 11.0x, respectively. Applying these multiple ranges to the corresponding financial data for Herberger's (including the ESOP Adjustment in the EBITDA and EBIT calculation and after subtracting net debt as of August 3, 1996) resulted in a summary valuation range of $14.00 to $21.00 per share of Herberger's Common Stock on a fully diluted basis.

    DISCOUNTED CASH FLOW ANALYSIS OF HERBERGER'S. Merrill Lynch performed a discounted cash flow analysis of Herberger's on a stand-alone basis based upon estimates of projected financial performance prepared by the management of Herberger's. Utilizing these projections, Merrill Lynch calculated a range of implied per share equity values based upon the discounted net present value of the sum of: (a) the projected stream of unlevered free cash flows (including the ESOP Adjustment) of Herberger's for the five fiscal years ending January 31, 2002 and (b) the projected terminal value at 2002 based upon a range of multiples of projected EBITDA (including the ESOP Adjustment) and subtracted from such sum the projected net debt outstanding as of January 31, 1997 (adjusted to reflect average seasonal borrowings). Merrill Lynch applied several discount rates (ranging from 11% to 13%) and terminal multiples of projected EBITDA (ranging from 5.0x to 6.0x). Utilizing this methodology, the value per share of Herberger's Common Stock ranged from $16.00 to $21.00 on a fully diluted basis.

    COMPARATIVE DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch utilized a discounted cash flow methodology to calculate implied conversion numbers derived from the relative ranges of value for Herberger's and Proffitt's based upon estimates of projected financial performance prepared by the respective managements of Herberger's and Proffitt's. Utilizing these projections, Merrill Lynch calculated a range of implied per share equity values for each of Herberger's and Proffitt's based upon the discounted net present value sum of:
(a) the projected stream of unlevered free cash flows (including, with respect to Herberger's, the ESOP Adjustment) of each of Herberger's and Proffitt's for the five fiscal years ending January 31, 2002 and (b) the projected terminal value at 2002 of each of Herberger's and Proffitt's based upon a range of multiples of projected EBITDA (including, with respect to Herberger's, the ESOP Adjustment) and subtracted from each such sum projected net debt outstanding as of January 31, 1997 for

Herberger's or Proffitt's, as applicable (in each case, adjusted to reflect seasonal borrowings). Merrill Lynch applied several discount rates (ranging from 11% to 13%) and terminal multiples of projected EBITDA (ranging from 5.0x to 6.0x with respect to Herberger's and from 7.5x to 8.5x with respect to Proffitt's). Utilizing these valuation ranges for each of Herberger's and Proffitt's, Merrill Lynch then derived a range of implied conversion numbers by dividing each per share value within the range for Herberger's Common Stock by the corresponding per share value of Proffitt's Common Stock. This analysis yielded a range of implied conversion numbers of 0.45 to 0.49.

    PRO FORMA CONTRIBUTION ANALYSIS. Merrill Lynch compared the relative equity ownership interest, on a fully diluted basis and based on a Conversion Number of 0.4984, of the stockholders of Herberger's and the stockholders of Proffitt's in the pro forma combined company of 12.6% and 87.4%, respectively, to the relative contributions of each of Herberger's and Proffitt's to net income plus depreciation and amortization and to net income of the pro forma combined company for the fiscal years ended February 3, 1996 through January 31, 2002 and for the twelve-month period ended August 3, 1996. For purposes of this analysis, Merrill Lynch did not consider the impact of the Merger Synergies or transaction adjustments. The analysis was based on estimates prepared by the managements of Herberger's and Proffitt's. The analysis indicated that Herberger's would have contributed approximately 13.9%, 13.3%, 11.8%, 11.7%, 11.0%, 10.7% and 10.4% of
net income plus depreciation and amortization for the fiscal years ended February 3, 1996 through January 31, 2002, respectively, and 13.4% thereof for the twelve-month period ended August 3, 1996. The analysis also indicated that Herberger's would have contributed approximately 16.1%, 11.8%, 10.6%, 10.7%, 9.9%, 9.4% and 9.0% of net income for the fiscal years ended February 3, 1996 through January 31, 2002, respectively, and 15.3% thereof for the twelve-month period ended August 3, 1996.

    PRO FORMA MERGER CONSEQUENCES ANALYSIS. Merrill Lynch analyzed the potential impact of the Merger on the estimated earnings per share ("EPS") accruing to the Herberger's stockholders for the fiscal years ending January 31, 1998 through January 31, 2000. Such analysis was based on projections provided by the respective managements of Herberger's and Proffitt's and a Conversion Number of 0.4984. The analysis indicated that the EPS could be accretive to the Herberger's stockholders by 9.9%, 5.1% and 10.8% for the fiscal years ending January 31, 1998, January 31, 1999 and January 31, 2000, respectively (without giving effect to the Merger Synergies) and by 12.2%, 9.0% and 14.4 % for the fiscal years ended January 31, 1998, January 31, 1999 and January 31, 2000, respectively (assuming the realization of the Merger Synergies).

    Merrill Lynch also analyzed the potential impact of the Merger on the EPS accruing to Proffitt's stockholders for the fiscal years ending January 31, 1998 through January 31, 2000. Such analysis was based on projections provided by the respective managements of Herberger's and Proffitt's and a Conversion Number of
0.4984. The analysis indicated that the EPS accruing to the Proffitt's stockholders could be dilutive to the Proffitt's stockholders by 1.3%, 1.0% and 1.7% for the fiscal years ending January 31, 1998, January 31, 1999 and January 31, 2000 (without giving effect to the Merger Synergies) and could be accretive to the Proffitt's stockholders by 0.8%, 2.7% and 1.6% for the fiscal years ending January 31, 1998, January 31, 1999, and January 31, 2000 (assuming the realization of the Merger Synergies).

    The summary set forth above does not purport to be a complete description of the analyses conducted by Merrill Lynch or Merrill Lynch's presentation to the Herberger's Board. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Herberger's or Proffitt's. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Such estimates and analyses are inherently subject to substantial uncertainties.

    Merrill Lynch is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. Herberger's selected Merrill Lynch to act as its financial advisor in connection with the Merger because it is an internationally recognized investment banking firm and has substantial experience in transactions similar to the Merger.

    In connection with Merrill Lynch's services as financial advisor to Herberger's, Herberger's has agreed to pay Merrill Lynch a fee in the amount of $750,000. Herberger's has also agreed to reimburse Merrill Lynch for certain out-of-pocket expenses incurred in connection with the Merger (including fees and expenses of its legal counsel) and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses in connection with the Merger, including certain liabilities under the federal securities laws. In the ordinary course of Merrill Lynch's business, it may actively trade the securities of Proffitt's for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

MERGER CONSIDERATION

    Upon consummation of the Merger each issued and outstanding share of Herberger's Common Stock will be converted into a number of validly issued, fully paid and nonassessable shares of Proffitt's Common Stock equal to the Conversion Number.

    Fractional shares of Proffitt's Common Stock will not be issued in the Merger. Holders of Herberger's Common Stock otherwise entitled to a fractional share of Proffitt's Common Stock will be paid cash in lieu of such fractional shares determined and paid as described in "THE MERGER AGREEMENT---- Fractional Shares" below.

    The Conversion Number was determined through arms-length negotiations between Proffitt's and Herberger's. A maximum of 4,000,000 shares of Proffitt's Common Stock may be issued in respect of shares of Herberger's Common Stock in the Merger.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver (where permissible) of the conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT--Conditions to the Merger."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of Herberger's Common Stock into Proffitt's Common Stock will occur at the Effective Time. Each certificate for Herberger's Common Stock shall, from and after the Effective Time until surrendered in exchange for Proffitt's Common Stock, for all purposes be deemed to represent the number of shares of Proffitt's Common Stock calculated by multiplying the number of shares represented by the certificate by the Conversion Number. At the Closing Proffitt's will deliver to Union Planters National Bank, as exchange agent (the "Exchange Agent"), in trust for the holders of certificates which immediately prior to the Effective Time represented shares of Herberger's Common Stock (the "Certificates") a certificate or certificates representing the shares of Proffitt's Common Stock issuable in exchange for outstanding shares of Herberger's Common Stock and, as soon as practicable after the Effective Time, cash as required to make payments in lieu of any fractional shares of Proffitt's Common Stock (such cash and shares of Proffitt's Common Stock, together with any dividends or distributions with respect thereto payable as described below, being hereinafter referred to as the "Exchange Fund").

    As soon as practicable after the Effective Time, Proffitt's will cause the Exchange Agent to mail to each holder of record of a Certificate whose shares are converted into shares of Proffitt's Common Stock a letter of transmittal (which will be in customary form, specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon actual delivery of the Certificates to the Exchange Agent and will contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Proffitt's Common Stock and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Proffitt's Common Stock into which the shares represented by the surrendered Certificate have been converted at the Effective Time pursuant to the Merger, and cash in lieu of fractional shares and certain dividends and other distributions as described below, and the Certificate so surrendered will be canceled.

    HERBERGER'S STOCKHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

    No dividends or other distributions that are declared on or after the Effective Time on Proffitt's Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Proffitt's Common Stock until such person surrenders the related Certificate or Certificates, as provided above, and no cash payment in lieu of fractional shares will be paid to any such person until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there will be paid to each record holder of a new certificate representing such Proffitt's Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Proffitt's Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Proffitt's Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Proffitt's Common Stock to which such holder is entitled. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Proffitt's Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Proffitt's Common Stock in a name other than that of the registered holder of the Certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    Proffitt's or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Herberger's Common Stock such amounts as Proffitt's or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Proffitt's or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Herberger's Common Stock in respect of which such deduction and withholding was made by Proffitt's or the Exchange Agent.

    Certificates representing shares of Herberger's Common Stock surrendered for exchange by an "affiliate" of Herberger's for purposes of Rule 145(c) under the Securities Act and the rules and regulations promulgated thereunder, will not be exchanged until Proffitt's receives an affiliate letter from such affiliate. Shares of Proffitt's Common Stock issued to "affiliates" (including the Herberger's ESOP) will not be transferable until the financial results covering at least 30 days of combined operations of Proffitt's and Herberger's have been published in the manner provided by Commission policies regardless of whether the affiliate has provided an affiliate letter to Proffitt's, except to the extent permitted by generally accepted accounting principles. Shares of Proffitt's Common Stock shall not be transferable, regardless of whether the affiliate has provided an affiliate letter to Proffitt's, if such transfer, either alone or in the aggregate with other transfers by the affiliate, would preclude Proffitt's ability to account for the Merger as a pooling of interests.

GOVERNMENTAL AND REGULATORY APPROVALS

    The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where Proffitt's and Herberger's currently operate.

    HSR ACT. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On November 27, 1996, Proffitt's and Herberger's filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. On December 11, 1996, the waiting period under the HSR Act was terminated.

    At any time before or after consummation of the Merger, notwithstanding that the waiting period under the HSR Act has been terminated, the Antitrust Division or the FTC could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Proffitt's or Herberger's. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Proffitt's and Herberger's. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on information available to them, Proffitt's and Herberger's believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Proffitt's and Herberger's would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger. The obligations of Proffitt's and Herberger's to consummate the Merger are subject to the condition that there shall be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority making the Merger or any of the transactions contemplated by the Merger Agreement illegal. Each party has agreed to use its reasonable best efforts to defend any such challenge or order and to seek to have any such order vacated or reversed.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of the material federal income tax consequences of the Merger to holders of Herberger's Common Stock who or which hold their shares as capital assets. This discussion deals only with holders who or which are (i) citizens or residents of the United States; (ii) domestic corporations; or (iii) otherwise subject to United States federal income tax on a net income basis in respect of shares of Herberger's Common Stock ("U.S. Holders"). This discussion may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired Herberger's Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Herberger's Common Stock as part of a straddle or conversion transaction. The discussion also does not address state, local or foreign tax consequences of the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder.

    This discussion is based on the opinion of Sommer & Barnard, PC filed as an exhibit to the Registration Statement. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes may or may not be retroactive and could affect the tax consequences to U.S. Holders described herein. The opinion of Sommer & Barnard, PC summarized in this discussion is based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions have been made with the consent of Proffitt's and Herberger's.

    The following is a summary of the opinion of Sommer & Barnard, PC as to the material federal income tax consequences of the Merger to U.S. Holders of Herberger's Common Stock:

        (i) no gain or loss will be recognized by U.S. Holders, except as described below with respect to U.S. Holders of Herberger's Common Stock who receive cash in lieu of fractional shares of Proffitt's Common Stock;

        (ii) the aggregate adjusted tax basis of shares of Proffitt's Common Stock (including fractional shares of Proffitt's Common Stock deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of Herberger's Common Stock exchanged therefor;

       (iii) the holding period of the shares of Proffitt's Common Stock (including the holding period of fractional shares of Proffitt's Common Stock) received by a U.S. Holder will include the holding period of the Herberger's Common Stock exchanged therefor; and

        (iv) a U.S. Holder of Herberger's Common Stock who receives cash in the Merger in lieu of fractional shares of Proffitt's Common Stock will be treated as having received such factional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in Proffitt's Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year.

    The obligation of Herberger's to consummate the Merger is subject to the receipt of the opinion of tax counsel outlined below. Neither Herberger's nor Proffitt's has requested or will request a ruling from the Internal Revenue Service as to the tax consequences of the Merger.

    The obligation of Herberger's to consummate the Merger is conditioned on the receipt by Herberger's of an opinion of Proffitt's counsel, Sommer & Barnard, PC, in form and substance satisfactory to Herberger's, dated immediately prior to the Effective Time, to the effect that for federal income tax purposes (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Herberger's, Sub and Proffitt's will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Proffitt's or Herberger's as a result of the Merger; (iii) no gain or loss will be recognized by stockholders of Herberger's upon the conversion of their shares into shares of Proffitt's Common Stock pursuant to the Merger (except cash received in lieu of fractional shares); (iv) the aggregate tax basis of shares of Proffitt's Common Stock received in exchange for shares of Herberger's Common Stock pursuant to the Merger (including fractional shares of Proffitt's Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Herberger's Common Stock;
(v) the holding period of the shares of Proffitt's Common Stock received in exchange for shares of Herberger's Common Stock pursuant to the Merger will include the holder's holding period for such shares of Herberger's Common Stock, provided that such shares were held as capital assets as of the Effective Time; and (vi) a stockholder of Herberger's who receives cash in lieu of a fractional share of Proffitt's Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share and the amount of cash received. See "THE MERGER AGREEMENT--Conditions of the Merger."

    The above-described tax opinions will be based upon certain customary representations and assumptions which are consistent with the state of facts existing as of the Effective Time to be referred to in the opinion letters. Subject to the receipt of such customary representations, Sommer & Barnard, PC anticipate that they will render the above-described tax opinions.

    EACH STOCKHOLDER OF HERBERGER'S IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Proffitt's and Herberger's will be carried forward to the combined corporation at their recorded amounts, income of the combined corporation will include income of Proffitt's and Herberger's for the entire fiscal year in which the combination occurs, and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

    The obligations of Proffitt's, Sub and Herberger's to consummate the Merger is subject to the receipt by Proffitt's of an opinion dated as of the Effective Time from Coopers & Lybrand L.L.P. in form and substance reasonably satisfactory to Proffitt's and Herberger's, that the Merger will qualify for pooling of interests accounting treatment under generally accepted accounting principles if closed and consummated in accordance with the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    EMPLOYMENT AGREEMENTS. The Merger Agreement contemplates Herberger's entering into a Bonus Agreement and a Consulting Agreement with Robert J. Sullivan, its Chairman and Chief Executive Officer, and an Employment Agreement with Barry T. Ross, its President and Chief Operating Officer. Separately, Proffitt's has entered into an Employment Agreement with John B. Brownson, Herberger's Executive Vice President and Chief Financial Officer. Each of the agreements, except the Bonus Agreement, is conditioned upon the occurrence of the Merger and each of such agreements is described more fully below.

    The Consulting Agreement with Mr. Sullivan provides that during the four year period commencing on the day of the Effective Time of the Merger, Mr. Sullivan will consult with Herberger's on at least a part-time basis. The agreement includes a non-competition covenant. As a consulting fee and in consideration of the non-competition covenant, Mr. Sullivan will receive, during each year of the four year consulting period, the following amounts: $500,000 for the first year, $400,000 for the second year, $350,000 for the third year, and $300,000 for the fourth year. As additional consideration for Mr. Sullivan's consulting services, Herberger's will forgive a loan of $94,500, and will provide medical insurance, the two automobiles presently provided to Mr. Sullivan, and reimbursement for reasonable business expenses. The consulting relationship under the agreement will terminate immediately upon receipt by either party of a written notice of termination from the other party, upon Mr. Sullivan's permanent disability or death, or upon the expiration of the four-year consulting period. Upon certain of such early termination events, the above payments and benefits are reduced. The Bonus Agreement with Mr. Sullivan provides for the payment of a bonus of $600,000 to him on or before December 31, 1996, in recognition of his 43 years of service to Herberger's.

    The Employment Agreement with Mr. Ross provides that Mr. Ross will be employed by Herberger's in the position of President and Chief Operating Officer for a period of two years commencing on the date of the Effective Time of the Merger. As compensation for his services during the two years of the employment term, Mr. Ross will receive an annual base salary of $175,000. Mr. Ross's employment under the agreement will terminate at any time (i) by written notice of termination by Herberger's, without cause; (ii) by written notice of termination by Mr. Ross, without cause, given at any time following the first 90 days after the Effective Time of the Merger; (iii) by the mutual written agreement of Herberger's and Mr. Ross; (iv) upon Mr. Ross's death; or (v) upon written notice from Herberger's to Mr. Ross upon Mr. Ross's disability for a period of 90 days or more. In the event that Mr. Ross's employment is terminated under either clause (i) or (ii) above, Mr. Ross will be entitled to receive a severance payment equal to $300,000, less the aggregate amount of base salary paid to date. Upon termination of the agreement for any reason, Mr. Ross will be entitled to receive only the base salary and other benefits earned prior to termination, and, if applicable, the severance payment.

    The Employment Agreement between Mr. Brownson and Proffitt's provides for the employment of Mr. Brownson as a senior executive of Herberger's, with such title and duties as determined by Proffitt's Board or Chief Executive Officer. The term of the agreement is for three years, beginning at the Effective Time of the Merger. Mr. Brownson will receive an initial bonus of $50,000 immediately following the Effective Time of the Merger. His minimum base salary will be not less than $200,000 per year beginning at the Effective Time through fiscal year 1997, $250,000 for fiscal year 1998, and $260,000 for each fiscal year through the remaining term of the agreement. Mr. Brownson will be eligible for yearly cash bonuses of up to 50% of his base salary, based on performance objectives set by Proffitt's Board. At the Effective Time, Mr. Brownson will be granted an option under Proffitt's 1994 Long Term Incentive Plan to purchase 20,000 shares of Proffitt's common stock at an exercise price equal to the closing price of such stock on the first day the market is open after the Effective Time. The option will expire ten years from the date of grant and first becomes exercisable with respect to 20% of the option shares six months from the date of grant, with an additional 20% of the option shares becoming exercisable on the first through fourth anniversaries of the date of grant. Herberger's will also forgive, over a period of three years, a loan of $102,500 previously made to Mr. Brownson. The agreement also contains non-competition and non-disclosure covenants. The agreement may be terminated by Proffitt's at any time upon 30 days' prior written notice or by Mr. Brownson at any time for "good reason" (as defined in the agreement). Upon termination under either circumstance, Mr. Brownson will be entitled to receive a base salary through the remainder of the three year term and the balance of his loan will be immediately forgiven. Mr. Brownson will be entitled to reduced compensation in the event of termination due to disability. If the agreement is terminated due to Mr. Brownson's death or by Proffitt's for "cause" (as defined in the agreement), no salary or bonus will be paid after the date of such termination. In the event of a change in control of Proffitt's, Mr. Brownson will receive his base salary for a period of two years or through the end of the three year term of the agreement, whichever is longer.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS. From and after the Effective Time, Proffitt's has agreed to, and to cause Herberger's to, indemnify and hold harmless all past and present officers and directors of Herberger's to the maximum extent permitted by the DGCL, including, but not limited to, for acts or omissions occurring in connection with the approval of the Merger Agreement, the preparation of the Registration Statement and the consummation of the transactions contemplated by the Merger Agreement. Proffitt's has also agreed to cause Herberger's to provide Herberger's current directors and officers, for an aggregate period of not less than two years from the Effective Time, with coverage for events occurring prior to the Effective Time under an insurance and indemnification policy that is no less favorable than Herberger's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Herberger's will not be required, however, to pay an annual premium for such coverage in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement, which was approximately $11,000.

NASDAQ NATIONAL MARKET LISTING

    It is a condition to the parties' obligations under the Merger Agreement that the shares of Proffitt's Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

CERTAIN FINANCIAL PROJECTIONS

    The following projections regarding Proffitt's were delivered to Merrill Lynch solely in connection with its due diligence investigation of Proffitt's in order to render its fairness opinion to Herberger's Board. The projections do not include the effect of the Merger with Herberger's. Proffitt's independent public accountants have not examined or compiled any of the following projections or expressed any conclusion or provided any other form of assurance with respect to such projections, and accordingly assumed no responsibility for such projections. The projections were prepared with a limited degree of precision, and were not prepared with a view to compliance with the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than is shown below. Proffitt's believes that there is a reasonable basis for presenting the information set forth below and is not aware of any misleading influences which may have resulted from the exclusion of any items from the projections. The material assumptions upon which the projections are based are set forth following the projections. Such assumptions were considered reasonable by Proffitt's at the time the projections were prepared, but may no longer be accurate, may not be realized, and are also subject to significant business, economic and competitive uncertainties, most of which are beyond Proffitt's control. There can be no assurance that any of the projections will be realized and the actual results may vary materially from those shown. The projections were not prepared with a view to public disclosure and inclusion of the projections herein may not be regarded as a representation by Proffitt's or any other person that the projected results will be achieved.

    The projections are forward-looking statements involving certain risks and uncertainties. Potential risks and uncertainties include such factors as (i) the level of consumer spending for apparel and other merchandise carried by Proffitt's, (ii) the competitive pricing environment within the department store industry, (iii) the effectiveness of advertising campaigns, (iv) effective inventory management, (v) the realization of synergies with acquired companies, and (vi) effective cost containment.

                                PROFFITT'S, INC.
                            FINANCIAL PROJECTIONS(A)
                                OCTOBER 31, 1996
                             (DOLLARS IN MILLIONS)

                                                           CURRENT YEAR
                                                              ENDING
                                                               2/1               PROJECTED YEARS ENDED 1/31
                                                           ------------  ------------------------------------------
                                                             1997(B)       1998       1999       2000       2001
                                                           ------------  ---------  ---------  ---------  ---------
Number of Stores:
  At Year End............................................          141         145        155        161        167
  Opened.................................................            2           4         10          6          6
  Closed.................................................            1           0          0          0          0
  Expanded...............................................            7           6          7          8          8
Gross Square Footage(c)..................................   14,310,000   14,890,000 16,100,000 16,940,000 17,780,000
Comparable Store Sales...................................           3%          3%         3%         3%         3%
Sales....................................................   $  1,579.1   $ 2,134.1  $ 2,295.0  $ 2,493.3  $ 2,684.6
Gross Margin.............................................   $    566.6   $   776.9  $   835.5  $   907.6  $   977.2
  % OF SALES.............................................        35.9%       36.4%      36.4%      36.4%      36.4%
EBITDA...................................................   $    169.4   $   236.4  $   263.1  $   294.5  $   326.9
  EBITDA MARGIN..........................................        10.7%       11.1%      11.5%      11.8%      12.2%
EBIT.....................................................   $    133.1   $   191.9  $   216.3  $   244.9  $   274.9
  EBIT MARGIN............................................         8.4%        9.0%       9.4%       9.8%      10.2%
Net Income(d)............................................   $     52.8   $    74.4  $    87.5  $   104.2  $   123.0
  NET INCOME MARGIN......................................         3.3%        3.5%       3.8%       4.2%       4.6%
Capital expenditures.....................................   $     59.3   $    88.4  $   111.2  $    92.9  $    93.7
  % OF SALES.............................................         3.8%        4.1%       4.8%       3.7%       3.5%

------------------------

(a) Does not include effect of the Merger with Herberger's.

(b) Parisian included beginning 10/11/96 (date of merger) due to purchase accounting.

(c) Assumes 30,000 square feet per expansion and 100,000 square feet per new store and closed store (based on current average square feet per store).

(d) Before merger, restructuring and integration costs relating to the Younkers and Parisian acquisitions.

                           ASSUMPTIONS TO PROJECTIONS

1. PARISIAN ACQUISITIONS:

    The Parisian acquisition is effective beginning on October 11, 1996 and is accounted for as a purchase.

2. SALES INCREASES:

    Assumed 3% per year in comparable stores.

3. GROSS MARGIN IMPROVEMENT (FISCAL YEARS ENDED ON OR ABOUT 1-31):

1998....................................................................................         .5%
1999....................................................................................          0
2000....................................................................................          0
2001....................................................................................          0

4. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:

    Reduced by .2 percent of sales annually beginning in 1998.

5. PROPERTY AND EQUIPMENT RENTALS:

    Property and Equipment Rentals are increased as a percentage of sales in the year ended January 31, 1998 because most of the Parisian stores are leased. This does not impact the fiscal year ended February 1, 1997 because Parisian is included essentially only for the high-volume fourth quarter.

6. DEPRECIATION AND AMORTIZATION:

    Depreciation and amortization are reduced as a percentage of sales in the fiscal year ended January 31, 1998 because most of the Parisian stores are leased.

7. FINANCE CHARGE INCOME:

    Finance charge income declines as a percentage of sales in the fiscal year ended January 31, 1998 because the current Parisian credit program offers a six-month no finance charge option.

8. FINANCING COSTS:

    An increase of 50 basis points over current variable rates is included in the finance charges allocated to the purchasers under Proffitt's accounts receivable securitizations (which are based on 30-day commercial paper rates) as well as in interest expense.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, WHICH APPEARS AS APPENDIX I TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY INCLUDES THE MATERIAL TERMS OF SUCH AGREEMENT BUT IS NOT NECESSARILY COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

TERMS OF THE MERGER

    The Merger Agreement provides that, upon the terms and subject to the conditions contained therein, including the adoption of the Merger Agreement by the holders of Herberger's Common Stock, Sub will be merged with and into Herberger's at the Effective Time, and Herberger's will continue as the surviving corporation.

    After the conditions precedent to the Merger have been fulfilled or waived (where permissible), the filing of a duly executed Certificate of Merger will be made with the Secretary of State of the State of Delaware and the Merger will become effective at the Effective Time, which will occur upon the filing thereof or such later time established by the Certificate of Merger (provided that such later date is not more than 30 days after the Certificate of Merger is filed).

    Pursuant to the Merger Agreement, as of the Effective Time, all shares of Herberger's Common Stock that are held in the treasury of Herberger's will be canceled and no capital stock of Proffitt's or other consideration will be delivered in exchange therefor.

    Each issued and outstanding share of common stock of Sub, par value $1.00 per share, will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

    Subject to the terms and conditions of the Merger Agreement, each share of Herberger's Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled) will be converted into a number of validly issued, fully paid and nonassessable shares of Proffitt's Common Stock equal to the Conversion Number. All such shares of Herberger's Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and retired, and each holder of a Certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions, certificates representing the shares of Proffitt's Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate.

    In the event of any reclassification, stock split or stock dividend with respect to Proffitt's Common Stock, any change or conversion of Proffitt's Common Stock into other securities or any other dividend or distribution with respect to Proffitt's Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of the Merger Agreement (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time or any issuance of securities (other than rights) pursuant to Proffitt's Rights Plan (as defined below), appropriate and proportionate adjustments, if any, will be made to the Conversion Number, and all references to the Conversion Number in the Merger Agreement will be deemed to be to the Conversion Number as so adjusted.

SURRENDER AND PAYMENT

    Proffitt's has authorized Union Planters National Bank to act as Exchange Agent. At the Closing Proffitt's will deliver to the Exchange Agent, in trust for the holders of shares of Herberger's Common Stock converted in the Merger, a certificate or certificates representing the shares of Proffitt's Common Stock issuable pursuant to the Merger Agreement in exchange for outstanding shares of Herberger's Common Stock and, as soon as practicable after the Effective Time, cash, as required to make payments in lieu of any fractional shares (such cash and shares of Proffitt's Common Stock, together with any dividends or distributions with respect thereto, being the "Exchange Fund"). The Exchange Agent will deliver the Proffitt's Common Stock issuable pursuant to the Merger Agreement out of the Exchange Fund.

    As soon as practicable after the Effective Time, Proffitt's will cause the Exchange Agent to mail to each record holder of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Herberger's Common Stock converted in the Merger a letter of transmittal (which will be in customary form, will specify that delivery will be effected, and risk of loss and title to the Certificates will pass only upon actual delivery of the Certificates to the Exchange Agent, and will contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Proffitt's Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Proffitt's Common Stock into which the shares represented by the surrendered Certificate will have been converted at the Effective Time, cash in lieu of any fractional shares, and certain dividends and other distributions in accordance with the Merger Agreement, and any Certificate so surrendered will forthwith be canceled.

    All shares of Proffitt's Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of the Merger Agreement (including any cash paid pursuant to the Merger Agreement) will be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Herberger's Common Stock represented by such Certificates.

FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of Proffitt's Common Stock will be issued upon the surrender for exchange of Certificates, and no Proffitt's dividend or other distribution or stock split will relate to any fractional share, and no fractional share will entitle the owner thereof to vote or to any other rights of a security holder of Proffitt's. In lieu of any such fractional share, each holder of Herberger's Common Stock who would otherwise have been entitled to a fraction of a share of Proffitt's Common Stock upon surrender of Certificates for exchange will receive cash (without interest) in an amount equal to the product of such fractional part of a share of Proffitt's Common Stock multiplied by the per share closing price on the Nasdaq National Market of Proffitt's Common Stock on the date of the Effective Time (or, if the shares of Proffitt's Common Stock do not trade on the Nasdaq National Market on such date, the first date of trading of the Proffitt's Common Stock on the Nasdaq National Market after the Effective Time).

CONDITIONS TO THE MERGER

    The respective obligations of Proffitt's, Herberger's and Sub to effect the Merger will be subject to the fulfillment of certain conditions at or prior to the Effective Time, including: (a) adoption of the Merger Agreement by the requisite vote of stockholders of Herberger's; (b) the authorization for listing on the Nasdaq National Market subject to official notice of issuance, of the shares of Proffitt's Common Stock issuable in the Merger; (c) expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act; (d) all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal or would have a material adverse effect on Proffitt's (assuming the Merger had taken place), will have been obtained, will have been made or will have occurred; (e) receipt, by Proffitt's, of an opinion dated as of the Effective Time of Coopers & Lybrand L.L.P., that the Merger will qualify for pooling of interests accounting treatment under generally accepted accounting principles if closed and consummated in accordance with the Merger Agreement; (f) no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or, to the knowledge of Proffitt's or Herberger's, threatened by the Commission; (g) no court or other governmental entity having jurisdiction over Herberger's or Proffitt's, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal and (h) the trustee of the Herberger's ESOP and the Herberger's ESOP committee have taken all necessary action for the approval of, and shall have approved the transactions contemplated by the Merger Agreement. See "THE MERGER--Governmental and Regulatory Approvals."

    The obligations of Herberger's to effect the Merger are also subject to the satisfaction of certain conditions at or prior to the Effective Time, including:
(a) each of the representations and warranties of Proffitt's and Sub in the Merger Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and each of the representations and warranties of Proffitt's and Sub that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date) and each of Proffitt's and Sub shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, except as contemplated or permitted by the Merger Agreement; and Herberger's shall have received from Proffitt's and Sub a certificate to that effect; (b) Herberger's shall have received an opinion of Sommer & Barnard, PC, counsel to Proffitt's, to the effect that the Proffitt's Common Stock issued in the Merger is duly authorized, validly issued and nonassessable; and (c) Herberger's shall have received an opinion of Sommer & Barnard, PC relating to certain tax matters. See "THE MERGER--Certain Federal Income Tax Consequences."

    The obligations of Proffitt's and Sub to effect the Merger are subject to the satisfaction of certain conditions at or prior to the Effective Time, including: (a) each of the representations and warranties of Herberger's in the Merger Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and each of the representations and warranties of Herberger's (except as specified) that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date) and Herberger's shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, except as contemplated or permitted by the Merger Agreement; and Proffitt's shall have received from Herberger's a certificate to that effect; (b) there shall not be instituted or pending any suit, action or proceeding as a result of the Merger Agreement or any of the transactions contemplated therein which, in the opinion of Sommer & Barnard, PC, would have a material adverse effect on Proffitt's (assuming that the Merger had occurred); (c) Proffitt's shall have received an opinion from Kelly, Hannaford & Battles, P.A., counsel to the Herberger's ESOP, to the effect that all requisite steps have been taken for approval by the Herberger's ESOP and its participants of the transactions contemplated by the Merger Agreement; and (d) holders of no more than 7.5% of the issued and outstanding shares of Herberger's Common Stock shall have delivered to Herberger's written demands for appraisal of their shares in accordance with
Section 262 of the DGCL. See "THE HERBERGER'S SPECIAL MEETING--Appraisal
Rights."

    The Merger may not be lawfully consummated without satisfaction of the conditions set forth in clauses (a), (c), (d), (f) and (g) of the third preceding paragraph above. Accordingly, the parties may not waive any of such conditions. Although the receipt of the accounting opinion of Coopers & Lybrand L.L.P. and the tax opinion of Proffitt's counsel may be waived by the parties, Proffitt's and Herberger's do not intend to consummate the Merger in the event either of such opinions are not or cannot be delivered.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of Proffitt's and Sub, including, among other things: (a) that the documents filed by Proffitt's with the Commission since January 1, 1993 did not contain any material misstatements or omissions at the time they were filed; (b) that the information supplied by Proffitt's and Sub to be included herein and in the Registration Statement in connection with the Merger will be free from material misstatements and omissions; (c) that there has been no material adverse change with respect to Proffitt's since February 3, 1996, except as disclosed in its documents filed with the Commission prior to the date of the Merger Agreement;
(d) as to governmental licenses and permits, and compliance with laws; (e) as to compliance with relevant tax laws; (f) with respect to actions and proceedings pending against or involving Proffitt's; (g) as to employee benefit plans and labor matters; (h) as to compliance with worker safety laws and environmental laws, (i) as to intellectual property; (j) as to actions taken or not taken that would jeopardize the contemplated tax and accounting treatment of the Merger;
(k) as to certain liabilities; and (l) as to brokers. In addition, the Merger Agreement contains representations and warranties by each of Proffitt's and Sub as to, among other things, its organization, capital structure, authority to enter into the Merger Agreement and the binding effect of the Merger Agreement.

    The Merger Agreement also contains similar customary representations and warranties of Herberger's, as well as additional representations and warranties, including, among other things: (a) as to the receipt of a fairness opinion from Merrill Lynch; and (b) that as of the Effective Time, Herberger's will have amended the Herberger's ESOP (1) to eliminate Herberger's obligation to repurchase shares from participants, (2) to eliminate the Herberger's ESOP fair market value committee, (3) to eliminate the obligation of the trustee of the Herberger's ESOP to purchase stock for the 401(k) plan of the Herberger's ESOP from Herberger's and to require the trustee to purchase Proffitt's Common Stock on the open market and (4) any other amendments necessary to accomplish the transactions contemplated by the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, each of Proffitt's and Herberger's has agreed that, during the period from the date of the Merger Agreement through the Effective Time (except as otherwise expressly permitted by the terms of the Merger Agreement), it will, and it will cause its respective subsidiaries to, in all material respects, carry on their respective businesses in the ordinary course as conducted as of the date of the Merger Agreement and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.

    ACTIONS BY PROFFITT'S. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, Proffitt's will not, and will not permit any of its subsidiaries to, without the prior written consent of Herberger's: (a) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than dividends and other distributions by subsidiaries), (2) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (3) subject to the limitations of the Merger Agreement, purchase, redeem or otherwise acquire any shares of capital stock of Proffitt's or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (1) the issuance of stock options and shares of Proffitt's Common Stock to employees of Proffitt's in the ordinary course of business consistent with past practice; (2) the issuance of Proffitt's securities pursuant to the Rights Agreement dated March 28, 1995 between Proffitt's and Union Planters National Bank (the "Proffitt's Rights Agreement"); (3) the issuance by any wholly-owned subsidiary of Proffitt's of its capital stock to Proffitt's or another wholly-owned subsidiary of Proffitt's; and (4) in connection with mergers permitted as described in clause (d)(2) of this paragraph; (c) amend its Charter or By-laws, other than to increase its authorized capital stock; (d) acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (1) the entering into a definitive agreement relating to or the consummation of such acquisition would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any governmental entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, and (2) in the case of any acquisitions, mergers, consolidations or purchases, the equity value of which does not exceed $50 million in the aggregate; (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (1) transactions in the ordinary course of business consistent with past practice or not material to Proffitt's and its subsidiaries taken as a whole, (2) as may be required by any governmental entity, (3) subject to the terms of the Merger Agreement, dispositions involving an aggregate consideration not in excess of $50 million, or (4) transactions between Proffitt's and any of its subsidiaries; (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (1) in the ordinary course of business consistent with past practice, and (2) indebtedness, loans, advances, capital contributions and investments between Proffitt's and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries; (g) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance; (h) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); or (i) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    ACTIONS BY HERBERGER'S. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, Herberger's will not, and will not permit any of its subsidiaries to, without the prior written consent of Proffitt's: (a)(1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (except dividends in the amount of no more than $0.14 per share may be declared and paid consistent with past procedures), (2) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (3) purchase, redeem or otherwise acquire any shares of capital stock of Herberger's or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except Herberger's may terminate any and all options pursuant to which it has the right to repurchase shares of Herberger's Common Stock); (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Herberger's Common Stock as necessary to satisfy participant elections under the 401(k) plan of the Herberger's ESOP; (c) amend its Charter or By-laws; (d) acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than transactions that are in the ordinary course of business consistent with past practice and that are not material; (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, except for (1) transactions in the ordinary course of business consistent with past practice and not material to Herberger's taken as a whole, and (2) as may be required by any governmental entity; (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (1) in the ordinary course of business consistent with past practices, and (2) indebtedness, loans, advances, capital contributions and investments between Herberger's and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries; (g) alter the corporate structure or ownership of Herberger's or any subsidiary; (h) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Herberger's benefit plan, including the Herberger's ESOP (with respect to which consent shall not be unreasonably withheld by Proffitt's), or employment or consulting agreement other than as required by law (except Herberger's may enter into certain agreements with Mr. Sullivan and Mr. Ross. See "THE MERGER-- Interests of Certain Persons in the Merger"); (i) increase the compensation payable or to become payable to its officers or employees, except for increases (including bonuses and incentive payments) in the ordinary course of business consistent with past practice in salaries or wages of officers or employees of Herberger's, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Herberger's or any of its subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any plan or arrangement for the benefit of any director, officer or employee (except that Herberger's may make a discretionary contribution to the Herberger's ESOP of the fiscal year ending February 1, 1997, in an amount consistent with past practices and not to exceed 10% of eligible employee compensation); (j) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;
(k) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); (1) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or (m) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

NO SOLICITATION

    Pursuant to the Merger Agreement, from and after the date of the Merger Agreement, neither Proffitt's nor Herberger's will, and each will use its best efforts to cause any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Takeover Proposal (as defined below) or offer from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that either Proffitt's or Herberger's may engage in discussions or negotiations with, or furnish information concerning itself and its subsidiaries, business, properties or assets to, any third party which makes a Takeover Proposal if the Board of Directors of either Proffitt's or Herberger's concludes in good faith on the basis of the advice of its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. Each of Proffitt's and Herberger's will promptly (but in no case later than 24 hours) notify the other of any Takeover Proposal, including the material terms and conditions thereof. As used in the Merger Agreement, "Takeover Proposal" means any proposal or offer, or any expression of interest by any third party relating to Proffitt's or Herberger's' willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Proffitt's or any of its subsidiaries or as permitted under the Merger Agreement, for a tender or exchange offer, a merger, consolidation or other business combination involving either Proffitt's or Herberger's or any of their respective subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, either Proffitt's or Herberger's or any of their respective subsidiaries.

    During the period from the date of the Merger Agreement through the Effective Time, Herberger's will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Herberger's or any of its subsidiaries is a party (other than any involving Proffitt's), unless the Board of Directors of Herberger's concludes in good faith on the basis of the advice of its outside counsel that the failure to do so would violate the fiduciary obligations of the Board.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

    The Merger Agreement provides that from and after the Effective Time, Proffitt's agrees to, and to cause the surviving corporation to, indemnify and hold harmless all past and present officers and directors of Herberger's and of its subsidiaries to the maximum extent permitted by the DGCL (including advancing fees and expenses incurred before the final disposition of a proceeding upon receipt of an undertaking by such officer or director to repay such amount if it shall ultimately determine that he or she is not entitled to indemnification under the DGCL) including, but not limited to acts or omissions occurring in connection with the preparation of the Registration Statement and the approval of the Merger Agreement and the consummation of the transactions contemplated thereby. In addition, Proffitt's will cause the surviving corporation to provide, for an aggregate period of not less than two years from the Effective Time, Herberger's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than Herberger's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, the surviving corporation will not be required to pay an annual premium for such insurance in excess of 200 percent of the last annual premium paid prior to the date of the Merger Agreement.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Herberger's: (a) by mutual written consent of Herberger's and Proffitt's; (b) by either Proffitt's or Herberger's if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the nonbreaching party may not terminate the Merger Agreement pursuant to this clause; (c) by either Proffitt's or Herberger's if there has been (1) a breach by the other party (in the case of Proffitt's, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects, or (2) a breach by the other party (in the case of Proffitt's, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, which breach in either (c)(1) or (c)(2) has not been cured within five business days following receipt by the breaching party of written notice of the breach or except as contemplated or permitted by the Merger Agreement; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate the Merger Agreement pursuant to this clause; (d) by Proffitt's or Herberger's if the Merger has not been effected on or prior to the close of business on June 30, 1997 (the "Termination Date"); provided, however, that the right to terminate the Merger Agreement pursuant to this clause will not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; (e) by Proffitt's or Herberger's if the stockholders of Herberger's do not adopt the Merger Agreement at the Herberger's Special Meeting; (f) by Proffitt's or Herberger's if the Board of Directors of Herberger's reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as defined below); provided, however, that Herberger's may not terminate the Merger Agreement pursuant to this clause unless and until three business days have elapsed following delivery to Proffitt's of a written notice of such determination by the Board of Directors of Herberger's, which notice shall inform Proffitt's of the material terms and conditions of the Takeover Proposal but need not identify the identity of such third party; (g) by Proffitt's if (1) the Board of Directors of Herberger's has not recommended, or has resolved not to recommend, or has modified or withdrawn its recommendation of adoption of the Merger Agreement or declaration that the Merger is advisable and fair to and in the best interest of Herberger's and its stockholders, or has resolved to do so,
(2) the Board of Directors of Herberger's has recommended to the stockholders of Herberger's any Takeover Proposal or has resolved to do so, or (3) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of Herberger's is commenced, and, after ten business days, the Board of Directors of Herberger's fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); (h) by Herberger's (1) if the event referred to in clause (D) of the definition of Proffitt's Third Party Acquisition Event below (the "Herberger's Clause D Event") has occurred, or (2) an offer of the type described in clause (C) of the definition of Proffitt's Third Party Acquisition Event below is commenced, and, after ten business days, the Board of Directors of Proffitt's fails to recommend against acceptance of such offer by its stockholders (including by taking no position with respect to the acceptance of such offer by its stockholders).

    "Superior Proposal" means a bona fide proposal or offer made by a third party to acquire Herberger's pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of Herberger's on terms which a majority of the members of the Board of Directors of Herberger's determines in its good faith reasonable judgment (based on the advice of independent financial advisors) to be more favorable to Herberger's and to its stockholders than the transactions contemplated by the Merger Agreement, provided that in making such determination the Board considers the likelihood that such third party is able to consummate such proposed transaction.

FEES AND EXPENSES

    Regardless of whether the Merger is consummated, except as described below upon certain events of termination of the Merger Agreement and with respect to certain real estate transfer and gains taxes, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses; provided that all printing expenses and filing fees shall be divided equally between Proffitt's and Herberger's.

    Notwithstanding the foregoing, Herberger's will pay to Proffitt's a fee of $4.25 million in cash if (A) the Merger Agreement is terminated by Herberger's pursuant to clause (d) under "--Termination" above, and within twelve months after such a termination a Superior Herberger's Acquisition Transaction (as hereinafter defined) occurs; (B) the Merger Agreement is terminated by Herberger's or Proffitt's pursuant to clause (f) under "--Termination" above; or
(C) the Merger Agreement is terminated by Proffitt's pursuant to clause (g) under "--Termination" above, following the occurrence of a Herberger's Third Party Acquisition Event.

    Notwithstanding the foregoing Proffitt's will pay to Herberger's a fee of $4.25 million in cash if the Merger Agreement is terminated by Herberger's pursuant to clause (h) under "--Termination" above following the occurrence of a Proffitt's Third Party Acquisition Event.

    For purposes of the Merger Agreement, a "Herberger's Third Party Acquisition Event" means any of the following events: (A) any person, other than Proffitt's or its affiliates, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Herberger's Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Herberger's Common Stock, other than a group which includes or may be reasonably deemed to include

Proffitt's or its affiliates; (C) any person, other than Proffitt's or its affiliates, has commenced a tender or exchange offer for 30% or more of the then outstanding shares of Herberger's Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of Herberger's or other similar business combination involving Herberger's; (D) Herberger's enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Herberger's or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Herberger's (other than the transactions contemplated by the Merger Agreement); (E) any person, other than Proffitt's or its affiliates, is granted an option or right to acquire or otherwise become the beneficial owner of shares of Herberger's Common Stock which, together with all shares of Herberger's Common Stock beneficially owned by such person, results or would result in such person being the beneficial owner of 30% or more of the outstanding shares of Herberger's Common Stock;. or (F) there is a public announcement with respect to a plan or intention by Herberger's or any person, other than Proffitt's and its affiliates, to effect any of the foregoing transactions.

    For purposes of the Merger Agreement, a "Proffitt's Third Party Acquisition Event" means any of the following events: (A) any person acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Proffitt's Common Stock (other than by reason of an issuance of shares of Proffitt's Common Stock pursuant to the Merger Agreement); (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Proffitt's Common Stock (other than a group which includes or may be reasonably deemed to include Proffitt's or any of its affiliates); (C) any person shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of Proffitt's Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of Proffitt's, or other similar business combination involving Proffitt's; (D) Proffitt's enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Proffitt's (other than the Merger Agreement) or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Proffitt's (in either case, except as expressly permitted under the Merger Agreement); or (E) there is a public announcement with respect to a plan or intention by any person to effect any of the foregoing transactions.

    For purposes of the Merger Agreement, a "Superior Herberger's Acquisition Transaction" means the event referred to in clause (D) of Herberger's Third Party Acquisition Event above, provided that the financial and other terms of the transaction referred to therein are, when considered in the aggregate, more favorable to the Herberger's stockholders than the financial and other terms of the Merger.

CONDUCT OF BUSINESS AFTER THE MERGER

    The Merger Agreement provides that Proffitt's will cause Herberger's to maintain its St. Cloud, Minnesota, headquarters offices for a period of not less than two years following the Effective Time, and will use its reasonable best efforts, consistent with good business practices, to keep the merchandising and sales promotion presence in such headquarters, along with other support functions deemed appropriate by Proffitt's to support the merchandising and sales promotion functions. Proffitt's is required to use its reasonable best efforts to cause Herberger's to either maintain its employee benefits at the same levels and in the same form as of the date of the Merger Agreement or to bring Herberger's employees into Proffitt's employee benefit plans.

    The Merger Agreement requires Proffitt's to use its reasonable best efforts to file a registration statement on Form S-8 with the Commission relating to the interests and underlying shares for the Herberger's ESOP as soon as reasonably practicable following the Effective Time and to use its reasonable best efforts to maintain the effectiveness of such registration statement until the termination of the Herberger's ESOP.

AMENDMENT

    The Merger Agreement may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of Proffitt's and Herberger's, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

WAIVER

    The Merger Agreement provides that, at any time prior to the Effective Time, the parties thereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein which may legally be waived.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements give effect to (i) the Merger of Proffitt's and Herberger's under the pooling of interests method of accounting and (ii) the Merger of Proffitt's and Parisian accounted for as a purchase. These pro forma financial statements have been prepared by the managements of Proffitt's and Herberger's based upon their respective financial statements, as well as available information and certain assumptions which the managements believe are reasonable. Pro forma combined per share amounts are based on an estimated Conversion Number of .4985 shares of Proffitt's Common Stock for each share of Herberger's Common Stock. The unaudited pro forma condensed combined income statements, which include results of operations as if the Merger had been consummated, do not reflect Merger expenses anticipated to be incurred or the effects of potential increased revenues or operating synergies and cost savings anticipated to result from the Merger. These pro forma financial statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future.

    The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Proffitt's, the consolidated financial statements and notes thereto of Parisian, and the financial statements and notes thereto of Herberger's included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO FINANCIAL STATEMENTS."

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

                      FOR THE YEAR ENDED JANUARY 29, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       PRO FORMA
                                                                                        MERGER        PRO FORMA
                                                      PROFFITT'S(5)(6) HERBERGER'S(1) ADJUSTMENTS(7)    TOTAL
                                                      -------------  -------------  ---------------  ------------
Net sales...........................................   $   798,779    $   264,709                    $  1,063,488

Costs and expenses:
  Cost of sales.....................................       520,987        169,096             64(3)  $    690,147
  Selling, general, and administrative expenses.....       192,028         63,828            200(14)      256,056
  Other operating expenses..........................        66,617         22,175                          88,792
                                                      -------------  -------------        ------     ------------
Operating income....................................        19,147          9,610           (264)          28,493

Other Income (expense):
  Finance charge income, net of allocation to
    purchasers of accounts receivables..............        19,312                                         19,312
  Interest expense..................................        (9,245)        (2,041)                        (11,286)
  Other Income, net.................................         2,923          1,140                           4,063
                                                      -------------  -------------        ------     ------------
Income before provision for income taxes,
  extraordinary loss and cumulative effect of
  changes in accounting methods.....................        32,137          8,709           (264)          40,582
Provision for income taxes..........................        12,892          3,230           (106)(4)       16,016
                                                      -------------  -------------        ------     ------------
Net income before extraordinary loss and cumulative
  effect of changes in accounting methods...........   $    19,245    $     5,479      $    (158)    $     24,566
                                                      -------------  -------------        ------     ------------
                                                      -------------  -------------        ------     ------------
Earnings per common share before extraordinary loss
  and cumulative effect of changes in accounting
  methods...........................................   $      1.09                                   $       1.11
                                                      -------------                                  ------------
                                                      -------------                                  ------------
Weighted average common shares......................        17,667                         4,500(2)        22,167
                                                      -------------                       ------     ------------
                                                      -------------                       ------     ------------

          See Notes to Pro Forma Condensed Combined Income Statements

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

                      FOR THE YEAR ENDED JANUARY 28, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      PRO FORMA
                                                     PROFFITT'S     HERBERGER'S        MERGER        PRO FORMA
                                                       (5)(6)           (1)        ADJUSTMENTS (7)     TOTAL
                                                   --------------  --------------  ---------------  ------------
Net sales........................................   $  1,216,498    $    296,946                    $  1,513,444
Cost and expenses:
  Cost of sales..................................        795,353         190,902          (227)(3)       986,028
  Selling, general, and administrative
    expenses.....................................        284,748          67,700            200(14)      352,648
  Other operating expenses.......................         97,821          24,593                         122,414
                                                   --------------  --------------        ------     ------------
      Operating income...........................         38,576          13,751             27           52,354
Other Income (expense):
  Finance charge income, net of allocation to
    purchasers of accounts receivable............         27,934                                          27,934
  Interest expense...............................        (20,781)         (2,505)                        (23,286)
  Other Income, net..............................          3,865             961                           4,826
                                                   --------------  --------------        ------     ------------
  Income before provision for income taxes.......         49,594          12,207             27     $     61,828
Provision for income taxes.......................         19,850           4,538             11(4)        24,399
                                                   --------------  --------------        ------     ------------
  Net income.....................................         29,744           7,669             16           37,429
Preferred stock dividends........................          1,694                                           1,694
                                                   --------------  --------------        ------     ------------
  Net Income available to common shareholders....   $     28,050    $      7,669      $      16     $     35,735
                                                   --------------  --------------        ------     ------------
                                                   --------------  --------------        ------     ------------
Earnings per common share........................   $       1.48                                    $       1.55
                                                   --------------                                   ------------
                                                   --------------                                   ------------
Weighted average common shares...................         18,922                          4,124(2)        23,046
                                                   --------------                        ------     ------------
                                                   --------------                        ------     ------------

          See Notes to Pro Forma Condensed Combined Income Statements

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

                      FOR THE YEAR ENDED FEBRUARY 3, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              PRO FORMA      PROFFITT'S/                PRO FORMA
                                               HERBERGER'S      MERGER       HERBERGER'S               ACQUISITION     PRO FORMA
                                  PROFFITT'S(6)     (1)     ADJUSTMENTS(7)    PRO FORMA   PARISIAN   ADJUSTMENTS(13)     TOTAL
                                  -----------  -----------  --------------   -----------  ---------  ---------------   ----------
Net sales.......................   $1,333,498   $ 327,558                     $1,661,056   $663,828                    $2,324,884

Costs and expenses:
  Cost of sales.................     873,218      214,389          12(3)      1,087,619     419,056           400(8)    1,507,075
  Selling, general, and
    administrative expenses.....     324,650       74,349         200(14)       399,199     165,237        (1,000)(8)     563,436
  Other operating expenses......     105,021       25,568                       130,589      56,252          (988)(9)     187,905
                                                                                                            2,052(12)
  Expenses related to hostile
    takeover defense............       3,182                                      3,182                                     3,182
  Impairment of long-lived
    assets......................      19,121                                     19,121                                    19,121
  Merger, restructuring and
    integration costs...........      20,822                                     20,822                                    20,822
                                  -----------  -----------      -----        -----------  ---------       -------      ----------
    Operating income (loss).....     (12,516)      13,252        (212)              524      23,283          (464)         23,343

Other income (expense):
  Finance charge income, net of
    allocation to purchasers of
    accounts receivable.........      31,273                                     31,273       7,125                        38,398
  Interest expense..............     (26,098)      (3,290)                      (29,388)    (17,652)       (8,792)(10)    (55,832)
  Other income, net.............       2,848        1,202                         4,050       2,407                         6,457
                                  -----------  -----------      -----        -----------  ---------       -------      ----------
  Income (loss) before provision
    for income taxes and
    extraordinary loss..........      (4,493)      11,164        (212)            6,459      15,163        (9,256)         12,366
  Provision for income taxes....       1,906        4,135         (85)(4)         5,956       6,385        (2,102)(4)      10,239
                                  -----------  -----------      -----        -----------  ---------       -------      ----------
    Net income (loss) before
      extraordinary loss........      (6,399)       7,029        (127)              503       8,778        (7,154)          2,127
  Preferred stock dividends.....       1,950                                      1,950                                     1,950
                                  -----------  -----------      -----        -----------  ---------       -------      ----------
  Net income (loss) available to
    common shareholders before
    extraordinary loss..........   $  (8,349)   $   7,029       $(127)        $  (1,447)  $   8,778     $  (7,154)     $      177
                                  -----------  -----------      -----        -----------  ---------       -------      ----------
                                  -----------  -----------      -----        -----------  ---------       -------      ----------
Earnings (loss) per common share
  before extraordinary loss.....   $   (0.43)                                 $    (.06)                               $     0.01
                                  -----------                                -----------                               ----------
                                  -----------                                -----------                               ----------
Weighted average common
  shares........................      19,372                    3,784(2)         23,156                     3,047(11)      26,203
                                  -----------                   -----        -----------                  -------      ----------
                                  -----------                   -----        -----------                  -------      ----------

          See Notes to Pro Forma Condensed Combined Income Statements

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

                   FOR THE NINE MONTHS ENDED OCTOBER 28, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                   PRO FORMA
                                                                          PRO FORMA     PROFFITT'S/               ACQUISITION
                                           PROFFITT'S    HERBERGER'S       MERGER       HERBERGER'S               ADJUSTMENTS
                                               (6)           (1)       ADJUSTMENTS (7)   PRO FORMA   PARISIAN        (13)
                                           -----------  -------------  ---------------  -----------  ---------  ---------------
Net sales................................   $ 888,895     $ 228,481                      $1,117,376  $ 455,748
Costs and expenses:
  Cost of sales..........................     574,319       149,061               9(3)     723,389     281,684         1,114(8)
  Selling, general, and administrative
    expenses.............................     220,898        53,490             150(14)    274,538     119,892        (1,114)(8)
  Other operating expenses...............      74,981        18,809                         93,790      41,461          (648)(9)
                                                                                                                       1,539(12)
  Expenses related to hostile takeover
    defense..............................       2,913                                        2,913
                                           -----------  -------------        ------     -----------  ---------  ---------------
    Operating income.....................      15,784         7,121            (159)        22,746      12,711          (891)
Other income (expense):
  Finance charge income, net of
    allocation to purchasers of accounts
    receivable...........................      22,946                                       22,946       5,289
  Interest expense.......................     (19,011)       (2,514)                       (21,525)    (13,364)       (6,594)(10)
  Other income, net......................       2,009           488                          2,497         755
                                           -----------  -------------        ------     -----------  ---------  ---------------
    Income before provision for income
      taxes..............................      21,728         5,095            (159)        26,664       5,391        (7,485)
  Provision for income taxes.............       8,679         2,037             (64)(4)     10,652       2,607        (1,794)(4)
                                           -----------  -------------        ------     -----------  ---------  ---------------
    Net income...........................      13,049         3,058             (95)        16,012       2,784        (5,691)
  Preferred stock dividends..............       1,462                                        1,462
    Net income available to common
      shareholders.......................   $  11,587     $   3,058       $     (95)     $  14,550   $   2,784     $  (5,691)
                                           -----------  -------------        ------     -----------  ---------  ---------------
                                           -----------  -------------        ------     -----------  ---------  ---------------
    Earnings per common share............   $    0.60                                    $    0.63
                                           -----------                                  -----------
                                           -----------                                  -----------
    Weighted average common shares.......      19,355                         3,811(2)      23,166                     3,047(11)
                                           -----------                       ------     -----------             ---------------
                                           -----------                       ------     -----------             ---------------


                                            PRO FORMA
                                              TOTAL
                                           -----------
Net sales................................   $1,573,124
Costs and expenses:
  Cost of sales..........................   1,006,187
  Selling, general, and administrative
    expenses.............................     393,316
  Other operating expenses...............     136,142

  Expenses related to hostile takeover
    defense..............................       2,913
                                           -----------
    Operating income.....................      34,566
Other income (expense):
  Finance charge income, net of
    allocation to purchasers of accounts
    receivable...........................      28,235
  Interest expense.......................     (41,483)
  Other income, net......................       3,252
                                           -----------
    Income before provision for income
      taxes..............................      24,570
  Provision for income taxes.............      11,465
                                           -----------
    Net income...........................      13,105
  Preferred stock dividends..............       1,462
    Net income available to common
      shareholders.......................   $  11,643
                                           -----------
                                           -----------
    Earnings per common share............   $    0.44
                                           -----------
                                           -----------
    Weighted average common shares.......      26,213
                                           -----------
                                           -----------

          See Notes to Pro Forma Condensed Combined Income Statements

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

                   FOR THE NINE MONTHS ENDED NOVEMBER 2, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    PRO FORMA     PROFFITT'S/                   PRO FORMA
                                                                      MERGER      HERBERGER'S                  ACQUISITION
                                     PROFFITT'S(6) HERBERGER'S(1) ADJUSTMENTS(7)   PRO FORMA   PARISIAN(6)   ADJUSTMENTS(13)
                                     -----------  --------------  --------------  -----------  -----------  -----------------
Net sales..........................   $ 936,607     $  225,187                     $1,161,794   $ 431,176
Costs and expenses:
  Cost of sales....................     603,236        145,443             (23)(3)    748,656     279,699           1,649(8)
  Selling, general, and
    administrative expenses........     229,240         55,474          150(14)      284,864      112,390          (1,649)(8)
  Other operating expenses.........      76,173         18,907                        95,080       38,328          (1,284)(9)
                                                                                                                    1,550(12)
  Merger, restructuring, and
    integration costs..............       4,940                                        4,940
  Gain of sale of assets...........      (2,597)                                      (2,597)
                                     -----------  --------------  --------------  -----------  -----------        -------
Operating income...................      25,615          5,363            (127)       30,851          759            (266)
Other income (expense):
    Finance charge income, net of
      allocation to purchasers of
      accounts receivable..........      22,728                                       22,728        5,578
    Interest expense...............     (14,632)        (2,016)                      (16,648)     (11,932)         (6,014)(10)
    Other income, net..............          98            510                           608        1,837
                                     -----------  --------------  --------------  -----------  -----------        -------
  Income (loss) before provision
    for income taxes...............      33,809          3,857            (127)       37,539       (3,758)         (6,280)
Provision for income taxes.........      14,107          1,543             (51)(4)     15,599        (799)         (1,414)(4)
                                     -----------  --------------  --------------  -----------  -----------        -------
  Net income (loss)................      19,702          2,314             (76)       21,940       (2,959)         (4,866)
Preferred stock dividends..........         796                                          796
Payment for early conversion of
  preferred stock..................       3,032                                        3,032
                                     -----------  --------------  --------------  -----------  -----------        -------
  Net income (loss) available to
    common shareholders............   $  15,874     $    2,314      $      (76)    $  18,112    $  (2,959)      $  (4,866)
                                     -----------  --------------  --------------  -----------  -----------        -------
                                     -----------  --------------  --------------  -----------  -----------        -------
Earnings per common share:
  Primary..........................   $    0.76                                    $    0.74
                                     -----------                                  -----------
                                     -----------                                  -----------
  Fully diluted....................   $    0.91                                    $    0.86
                                     -----------                                  -----------
                                     -----------                                  -----------
Weighted average common shares:
  Primary..........................      20,933                          3,668(2)     24,601
                                                                                                                    2,790(11)
  Fully diluted....................      21,760                          3,668(2)     25,428
                                                                                                                    2,790(11)
                                     -----------                  --------------  -----------
                                     -----------                  --------------  -----------
                                                                                                                  -------
                                                                                                                  -------


                                      PRO FORMA
                                        TOTAL
                                     -----------
Net sales..........................
                                      $1,592,970
Costs and expenses:
  Cost of sales....................   1,030,004
  Selling, general, and
    administrative expenses........     395,605
  Other operating expenses.........     133,674

  Merger, restructuring, and
    integration costs..............
                                          4,940
  Gain of sale of assets...........
                                         (2,597)
                                     -----------
Operating income...................      31,344
Other income (expense):
    Finance charge income, net of
      allocation to purchasers of
      accounts receivable..........
                                         28,306
    Interest expense...............     (34,594)
    Other income, net..............
                                          2,445
                                     -----------
  Income (loss) before provision
    for income taxes...............      27,501
Provision for income taxes.........      13,386
                                     -----------
  Net income (loss)................      14,115
Preferred stock dividends..........
                                            796
Payment for early conversion of
  preferred stock..................
                                          3,032
                                     -----------
  Net income (loss) available to
    common shareholders............   $  10,287
                                     -----------
                                     -----------
Earnings per common share:
  Primary..........................
                                      $    0.38

                                     -----------
                                     -----------
  Fully diluted....................
                                      $    0.50

                                     -----------
                                     -----------
Weighted average common shares:
  Primary..........................
                                         27,391
  Fully diluted....................
                                         28,218

                                     -----------
                                     -----------

          See Notes to Pro Forma Condensed Combined Income Statements

                                PROFFITT'S, INC.

            NOTES TO PRO FORMA CONDENSED COMBINED INCOME STATEMENTS

                                 (IN THOUSANDS)

(1) Certain reclassifications have been made to Herberger's income statements to conform to Proffitt's presentation.

(2) To reflect the weighted average common shares of Proffitt's that would have been held by Herberger's stockholders, based on the Conversion Number of .4985 shares of Proffitt's Common Stock for each share of Herberger's Common Stock.

(3) To conform Herberger's direct cost method of accounting for inventory to the full cost method used by Proffitt's.

(4) To reflect the income tax impact of the pro forma merger and acquisition adjustments using an effective rate of 40%.

(5) The historical income statements of Proffitt's do not reflect the operating results of Macco prior to Proffitt's acquisition of Macco on March 31, 1994.

(6) The historical income statements of Proffitt's do not reflect the operating results of Parisian prior to Proffitt's acquisition of Parisian on October 11, 1996. Therefore, Parisian's historical income statements for the year ended February 3, 1996 and for the nine month period ended October 28, 1995 and the period from February 4, 1996 through October 10, 1996, have been included in the Pro Forma Condensed Combined Income Statements for those periods. The pro forma adjustments for the Parisian acquisition reflect the impact of "push down accounting" on the historical results of Parisian.

(7) Pro forma merger adjustments do not reflect certain anticipated non-recurring charges of approximately $2,500 related to direct costs of the merger transaction, nor do they include any charges or benefits related to the combination of the operations of the businesses of Proffitt's and Herberger's.

(8) To conform Parisian's direct cost method of accounting for inventory to the full cost method used by Proffitt's and to conform Parisian's presentation of certain expenses with that of Proffitt's.

(9) To conform Parisian's accounting method for store preopening costs of deferral and amortization over twelve months to Proffitt's accounting method of expensing such costs as incurred.

(10) To reflect interest expense on Parisian acquisition debt of approximately $118,900 at 7.4% for the periods ended February 3, 1996, October 28, 1995 and October 10, 1996, assuming that the debt was outstanding throughout the periods.

(11) To reflect the Proffitt's Common Stock and Equivalents issued to the Parisian shareholders.

(12) To reflect the increase in depreciation and amortization resulting from the preliminary purchase price allocation for the Parisian acquisition. Goodwill will be amortized over 40 years. Buildings will be depreciated over approximately 42 years. Land improvements will be depreciated over 20 years. Depreciation for building and leasehold improvements and furniture, fixtures and equipment are based on estimated remaining useful lives not to exceed 20 years for building and leasehold improvements or 15 years for furniture, fixtures and equipment with consideration for anticipated future remodels.

(13) Pro forma adjustments do not include any charges or benefits related to the integration of the operations of the businesses of Proffitt's and Parisian.

(14) To adjust salaries for estimated impact of employment agreements with Herberger's executives.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)

                                NOVEMBER 2, 1996

                                 (IN THOUSANDS)

                                                                                             PRO FORMA
                                                                                              MERGER      PRO FORMA
                                                                   PROFFITT'S HERBERGER'S   ADJUSTMENTS     TOTAL
                                                                   ---------  ------------  -----------  -----------
ASSETS
Current assets
  Cash and cash equivalents......................................  $   2,644   $    3,039                 $   5,683
  Restricted cash and short term investments.....................      2,090                                  2,090
  Net trade accounts receivable, less receivables sold to third
    parties......................................................     62,645        3,914                    66,559
  Merchandise inventories........................................    530,429       75,579          789(1)    606,797
  Deferred income taxes..........................................     32,991          745         (316)(1)     33,420
  Other current assets...........................................     27,159        2,960                    30,119
                                                                   ---------  ------------  -----------  -----------
      Total current assets.......................................    657,958       86,237          473      744,668
Property and equipment, net......................................    478,612       25,641                   504,253
Goodwill.........................................................    290,075                                290,075
Other assets.....................................................     20,770        2,623                    23,393
                                                                   ---------  ------------  -----------  -----------
                                                                   $1,447,415  $  114,501    $     473    $1,562,389
                                                                   ---------  ------------  -----------  -----------
                                                                   ---------  ------------  -----------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable.........................................  $ 199,590   $   26,305                 $ 225,895
  Accrued expenses...............................................    123,301        9,966                   133,267
  Current portion of long-term debt and capital lease
    obligations..................................................     18,050       24,208                    42,258
                                                                   ---------  ------------  -----------  -----------
      Total current liabilities..................................    340,941       60,479                   401,420
Real estate and mortgage notes...................................    114,009       22,041                   136,050
Notes payable....................................................    160,700                                160,700
Capital lease obligations........................................     10,453                                 10,453
Deferred income taxes............................................     59,703          774                    60,477
Other long-term liabilities......................................     50,543                                 50,543
Subordinated debt................................................    225,634                                225,634
Stock held in ESOP...............................................                  59,744      (59,744)(2)
Shareholders' equity (deficit)...................................    485,432      (28,537)         473(1)    517,112
                                                                                                59,744(2)
                                                                   ---------  ------------  -----------  -----------
                                                                   $1,447,415  $  114,501    $     473    $1,562,389
                                                                   ---------  ------------  -----------  -----------
                                                                   ---------  ------------  -----------  -----------

            See Notes to Pro Forma Condensed Combined Balance Sheets

                                PROFFITT'S, INC.

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 (IN THOUSANDS)

(1) To conform the Herberger's inventory valuation to the Proffitt's method of valuing inventory which includes certain purchasing and distribution costs, and to adjust current deferred income taxes accordingly.

(2) To reflect proposed modification to the Herberger's ESOP to eliminate Herberger's obligation to repurchase shares from participants.

                    DESCRIPTION OF PROFFITT'S CAPITAL STOCK

GENERAL

    As of the date hereof, Proffitt's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Proffitt's Preferred Stock"). As of November 14, 1996, 23,923,368 shares of Proffitt's Common Stock were issued and outstanding. The following summary description of the capital stock of Proffitt's does not purport to be complete and is qualified in its entirety by reference to Proffitt's Charter and to the Tennessee Business Corporation Act. See "AVAILABLE INFORMATION."

PROFFITT'S COMMON STOCK

    Holders of Proffitt's Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders of Proffitt's and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Proffitt's Common Stock entitled to vote in any election of directors of Proffitt's may elect all of the directors standing for election. Holders of Proffitt's Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Proffitt's out of funds legally available therefor, subject to any preferential dividend rights of outstanding Proffitt's Preferred Stock. See "SUMMARY--Comparative Stock Prices and Dividends." Upon the liquidation, dissolution or winding up of Proffitt's, the holders of Proffitt's Common Stock are entitled to receive ratably the net assets of Proffitt's available after payment of all debts and other liabilities and subject to the prior rights of outstanding Proffitt's Preferred Stock. Holders of Proffitt's Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Proffitt's Common Stock are duly authorized, validly issued fully paid and nonassessable. The rights, preferences and privileges of holders of Proffitt's Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Proffitt's Preferred Stock, whether currently outstanding or designated and issued in the future.

PROFFITT'S PREFERRED STOCK

    The Board of Directors of Proffitt's has the authority to issue the Proffitt's Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by the stockholders of Proffitt's. The ability of the Board of Directors of Proffitt's to issue Proffitt's Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Proffitt's.

    As of November 14, 1996, 500,000 shares of the preferred stock were designated as Series C Junior Preferred Stock ("Series C Preferred Stock") to be issued under certain circumstances involving a potential change in control of Proffitt's. See "--Rights Plan." Each share of the Series C Preferred Stock, if issued, would bear a dividend rate of 100 times the aggregate amount per share of any dividend declared on Proffitt's Common Stock. Each share of Series C Preferred Stock would entitle the holder to 100 votes on all matters submitted to a vote of the stockholders of Proffitt's. Such shares provide for a liquidation preference of the greater of $100 per share or an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of Proffitt's Common Stock. No shares of Series C Preferred Stock have been issued, and management is aware of no facts suggesting that issuance of such shares may be imminent.

RIGHTS PLAN

    On March 28, 1995, the Board of Directors of Proffitt's declared a dividend distribution of one right (a "Right") for each share of Proffitt's Common Stock. Each Right entitles the holder to purchase from Proffitt's one one-hundredth (1/100) of a share of Series C Preferred Stock at a price of $85 per one one-hundredth (1/100) of a share. See "--Preferred Stock." Such Rights will attach to shares of Proffitt's Common Stock issued to Herberger's stockholders in connection with the Merger. Initially, the Rights will not be exercisable, but will become exercisable upon the acquisition by any person of, or the announcement of the intention of any person to commence a tender or exchange offer upon the successful consummation of which such person would be the beneficial owner of, 20% or more of the shares of Proffitt's Common Stock then outstanding, without the prior approval of the Proffitt's Board of Directors. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of Proffitt's to treat each stockholder on a fair and equal basis.

REGISTRATION RIGHTS

    Apollo Specialty Retail Partners, L.P. and certain former shareholders of Parisian have the right, subject to certain conditions, to require Proffitt's to use its best efforts to register for sale under the Securities Act the shares of Proffitt's Common Stock issued to such shareholders in the acquisition of McRae's and the Parisian Acquisition, respectively (a "Demand Registration"). Such shareholders also have the right, subject to certain conditions, to require Proffitt's to include their Proffitt's Common Stock in a registration statement relating to any securities proposed to be registered by Proffitt's, whether on its own behalf or on behalf of another holder of Proffitt's Common Stock (a "Piggyback Registration"). Generally, the former Parisian shareholders requesting a registration will be required to pay, pro rata, the expenses of a Demand Registration and the incremental expenses of including their shares in a Piggyback Registration.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Proffitt's Common Stock is Union Planters National Bank.

           COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK
                          AND HERBERGER'S COMMON STOCK

    The following summary compares certain rights of Proffitt's stockholders under the Tennessee Business Corporation Act and Proffitt's Charter and Amended and Restated By-laws with the rights of Herberger's stockholders under the Delaware General Corporation Law and the Herberger's Restated Certificate of Incorporation and By-laws.

    Proffitt's is a Tennessee corporation subject to the provisions of the Tennessee Business Corporation Act (The "TBCA"). Herberger's is a Delaware corporation subject to the provisions of the Delaware General Corporation Law (the "DGCL"). Stockholders of Herberger's, whose rights are governed by Herberger's' Restated Certificate of Incorporation and By-laws and by the DGCL, will, upon consummation of the Merger, become stockholders of Proffitt's whose rights will then be governed by the Charter and By-laws of Proffitt's and by the TBCA. The following is a summary of the material differences in the rights of stockholders of Proffitt's and Herberger's and is qualified in its entirety by reference to the governing law and the Certificate of Incorporation or Charter and By-laws of each of Proffitt's and Herberger's. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder.

REMOVAL OF DIRECTORS

    Herberger's' Restated Certificate of Incorporation provides that any director may be removed by the stockholders for any cause to be deemed by them sufficient at any annual or special meeting by vote of the majority of the stockholders. Herberger's By-Laws further provide that any director may be removed with or without cause at any time by the affirmative vote of a majority in interest of the stockholders of record entitled to vote at a special meeting called for that purpose.

    Proffitt's Charter and By-laws provide that any or all directors may be removed only for cause (as defined in the TBCA) by a vote of a majority of the stockholders entitled to vote on such proposal.

NUMBER OF DIRECTORS

    The number of members of the Herberger's Board may be increased or decreased from time to time by either the Herberger's Board or stockholders through an amendment to the Bylaws; PROVIDED, HOWEVER, that an adoption of such an amendment by the Herberger's Board requires a vote of the majority of the entire Herberger's Board, and an adoption of such an amendment by stockholders requires a vote of the majority of outstanding shares of Herberger's entitled to vote in respect thereof.

    The number of members of the Proffitt's Board of Directors may be increased or decreased by the Proffitt's Board of Directors through an amendment to the By-laws; provided, however, that the adoption of such an amendment by the Proffitt's Board of Directors requires the vote of a majority of the entire Board. Currently, the Proffitt's Board of Directors may be comprised of up to fifteen members.

SPECIAL MEETINGS

    Herberger's By-laws authorize the President and the Herberger's Board to call a special meeting of stockholders. The By-Laws also provide that a special meeting of stockholders shall be called upon the written request of stockholders holding one-fifth (1/5) of the stock entitled to vote at such meeting. Any such call shall state the purpose or purposes of the proposed special meeting.

    Proffitt's By-laws authorize the Chairman of the Board, the President and the Board of Directors to call a special meeting of stockholders. The Charter and By-laws also provide that a special meeting of stockholders shall be called at the written request of at least 25% of the outstanding shares of Proffitt's entitled to vote at the special meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

    The DGCL provides that the recommendation of the Herberger's Board and the approval of a majority of the outstanding shares of Herberger's Common Stock entitled to vote thereon is required to effect (i) a merger or consolidation in certain cases, (ii) an amendment to the Restated Certificate of Incorporation of Herberger's in most instances, and (iii) to sell, lease or exchange all or substantially all of Herberger's assets. With respect to a merger, no vote of the Herberger's stockholders would be required if Herberger's were the surviving corporation and (i) the related agreement of merger did not amend Herberger's Restated Certificate of Incorporation, (ii) each share of Herberger's Common Stock outstanding immediately before the merger were an identical outstanding or treasury share of Herberger's Common Stock after the merger and (iii) the number of shares of Herberger's Common Stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of Herberger's Common Stock outstanding immediately before the merger. Notwithstanding the foregoing, the stockholders of Herberger's have Appraisal Rights with respect to a merger. (For detailed discussion of these Appraisal Rights. See "THE HERBERGER'S SPECIAL MEETING--Appraisal Rights."

    The TBCA provides that the approval of the Proffitt's Board of Directors and of a majority of the outstanding shares of Proffitt's Common Stock entitled to vote thereon would also generally be required to approve a merger or to sell, lease, exchange or otherwise dispose of substantially all of Proffitt's assets. In accordance with the TBCA, submission by the Proffitt's Board of Directors of any such action may be conditioned on any basis, including without limitation, conditions regarding. a super-majority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights, if such rights are otherwise available.

    With respect to a merger, no vote of the stockholders of Proffitt's would be required if Proffitt's were the surviving corporation and (i) Proffitt's Charter would remain unchanged after the merger, subject to certain exceptions, (ii) each stockholder of Proffitt's immediately before the merger would hold an identical number of shares, with identical rights and preferences, after the merger, (iii) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

    With respect to a sale, lease, exchange or other disposition of substantially all the assets of Proffitt's, no vote of the stockholders of Proffitt's would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of Proffitt's.

ACTION BY WRITTEN CONSENT

    The DGCL provides, unless otherwise prohibited by the certificate of incorporation, for action without stockholder meetings, without prior notice and without a vote, if a written consent or consents setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Herberger's Restated Certificate of Incorporation prohibits action by written consent. The TBCA provides that action may be taken without a stockholder meeting and vote if all stockholders entitled to vote on the action consent to taking such action without a meeting. Proffitt's Charter prohibits action by written consent.

INSPECTION RIGHTS

    Both the TBCA and the DGCL contain provisions granting stockholders the right to inspect certain records of each corporation. Under the DGCL, any stockholder of record, either in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect certain of Herberger's records during Herberger's usual business hours. This right is limited, however, to inspection for "a proper purpose," which is defined as "a purpose reasonably related to such person's interest as a stockholder." Herberger's By-Laws contain a provision which parallels the DGCL except that it requires the purpose be "germane" to the stockholder's status as such and not for a purpose hostile to the interests of Herberger's or other stockholders.

    Under the TBCA, Proffitt's stockholders are also entitled to inspect and copy, during regular business hours at Proffitt's principal office, the minutes of stockholder meetings, charter, by-laws, annual reports, and certain other records of Proffitt's, provided the stockholder gives Proffitt's written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy the records. In addition, a stockholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his or her purpose and the records he or she desires to inspect, and if the records are directly connected with this purpose, may also, upon five days' written notice, inspect and copy: (i) accounting records of Proffitt's,
(ii) the records of stockholders and excerpts from minutes of any meeting of Proffitt's Board of Directors, (iii) records of any action of a committee of Proffitt's Board of Directors while acting in place of the Board of Directors on behalf of the corporation, (iv) minutes of any meeting of the stockholders, and (v) records of action taken by the stockholders or Board of Directors without a meeting.

AMENDMENT OF BY-LAWS

    Herberger's By-Laws may be modified, altered or repealed and new By-Laws may be adopted by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon or by a majority vote of the entire Herberger's Board.

    Proffitt's By-laws may be modified, altered or repealed and new By-laws may be adopted by the vote of a majority of all stockholders or by the majority vote of the Board of Directors.

VOLUNTARY DISSOLUTION

    The DGCL provides that Herberger's may be dissolved by the approval of the Herberger's Board and a majority of the outstanding shares of Herberger's stock entitled to vote thereon. The DGCL also allows all the stockholders of Herberger's acting unanimously in writing to effect a dissolution of Herberger's without the approval of the Herberger's Board.

    The TBCA provides that Proffitt's may be dissolved if the Proffitt's Board of Directors proposes dissolution and a majority of the outstanding shares of Proffitt's stock entitled to vote thereon approves. In accordance with the TBCA the Proffitt's Board of Directors may condition its submission of a proposal for dissolution on any basis, including a greater stockholder vote requirement.

INDEMNIFICATION

    Both the DGCL and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. Both the DGCL and the TBCA provide that statutory indemnification is not to be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled; provided, however, that the TBCA states that no indemnification may be made if a final adjudication adverse to the director or officer establishes his or her liability (1) for any breach of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for unlawful distributions.

    The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Herberger's has adopted such a provision which eliminates director liability to Herberger's and its stockholders for damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. The TBCA does not contain a similar provision.

    Herberger's By-Laws contain a provision requiring Herberger's to indemnify its directors and officers against any cost and expense incurred in connection with any claim, action, suit or proceeding in which he may be involved by reason of his capacity as a director or officer except in relation to matters as to which the director or officer is adjudged to be liable because of dereliction, negligence or misconduct in the performance of his duties as a director or officer. See "THE MERGER--Interests of Certain Persons in the Merger."

BUSINESS COMBINATION STATUTE

    The DGCL prohibits certain business combinations such as mergers, consolidations, asset purchases and other transactions between a corporation subject to the provisions thereof and certain interested stockholders. Herberger's is not subject to the restrictions contained in the business combinations statute because its securities are not listed on the national securities exchange, are not authorized for quotation on the Nasdaq Stock Market and Herberger's has fewer than 2,000 stockholders of record.

    Tennessee's Business Combination Act (the "Business Combination Act") provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested stockholder") cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested stockholder first acquired 10% or more of the resident domestic corporation, and (ii) either
(A) is approved by at least 1/3 of the noninterested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Business Combination Act.

    These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested stockholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Business Combination Act. This charter amendment or by-law must be approved by a majority of the stockholders who have held shares for more than one year prior to the vote. It may not take effect for at least two years after the vote. Proffitt's has not adopted a provision in its Charter or By-laws removing Proffitt's from coverage under the Business Combination Act.

    The Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and by-laws removing their corporations from the Business Combination Act's coverage as long as the officers and directors act in "good faith belief' that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

    The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Herberger's).

CONTROL SHARE ACQUISITION ACT

    The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other stockholders. The purchaser may demand a special meeting of stockholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights. The TCSAA applies only to a corporation that has adopted a provision in its Charter or By-laws expressly declaring that the TCSAA will apply. Proffitt's has not adopted any provision in its Charter or By-laws electing protection under the TCSAA.

    The United States Court of Appeals for the Sixth Circuit has held that the TCSAA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Herberger's).

    The DGCL contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT

    Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to stockholders.

    In addition to requiring the offeror to file a registration statement with the Commissioner, the TIPA requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The TIPA prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the Chancery Court may grant injunctive relief. The TIPA further provides civil and criminal penalties for violations.

    The United States Court of Appeals for the Sixth Circuit has held that the TIPA violates the commerce clause of the United States Constitution to the extent that it applies to target corporations organized under the laws of states other than Tennessee (such as Herberger's).

    The DGCL contains no similar provisions with respect to investor protection.

AUTHORIZED CORPORATION PROTECTION ACT

    The Tennessee Authorized Corporation Protection Act ("TACPA") is the vehicle through which the Tennessee statutes attempt to permit the Business Combination Act and the TCSAA to govern foreign corporations. The TACPA provides that an authorized corporation can adopt a by-law or a charter provision electing to be subject to the operative provisions of the Business Combination Act and the TCSAA, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a Certificate of Authority from the Tennessee Secretary of State and that satisfy any two of certain tests including having their principal place of business located in Tennessee; having a significant subsidiary located in Tennessee; having a majority of such corporation's fixed assets located in Tennessee; having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee employing more than 250 individuals in Tennessee or having an annual payroll paid to residents of Tennessee that is in excess of $5,000,000; producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10,000,000; or having physical assets and/or deposits located within Tennessee that exceed $10,000,000 in value.

    The United States Court of Appeals for the Sixth Circuit, however, has held the TACPA unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Herberger's).

    The DGCL contains no similar provisions with respect to authorized corporation protection.

GREENMAIL ACT

    The Tennessee Greenmail Act ("TGA") applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to Section 12(g) of the Exchange Act. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than two years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

    The DGCL contains no similar provision with respect to greenmail.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The DGCL generally allows dividends to be paid out of "surplus" of Herberger's or, if there is no surplus, out of the net profits of Herberger's for the current fiscal year and the prior fiscal year.

    The TBCA provides that Proffitt's generally may make dividends or other distributions to its stockholders unless after the distribution either (i) Proffitt's would not be able to pay its debts as they become due in the usual course of business or (ii) Proffitt's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. See "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--Proffitt's Preferred Stock."

DISSENTERS' RIGHTS

    The DGCL provides appraisal rights for certain mergers and consolidations. See "THE HERBERGER'S SPECIAL MEETING--Appraisal Rights."

    The TBCA generally provides dissenters' rights for mergers and share exchanges that would require stockholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act. Proffitt's Common Stock is listed on the Nasdaq National Market.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

PROFFITT'S

    PRINCIPAL OWNERS OF PROFFITT'S COMMON STOCK. The following table sets forth, based on the number of shares outstanding as of November 14, 1996, the percentage of ownership of the Proffitt's Common Stock by the persons believed by Proffitt's to own beneficially more than 5% of the Proffitt's Common Stock based upon recent Schedule 13G filings and information provided by the beneficial owners.

                                                                                       SHARES OF
                                                                                      COMMON STOCK
                                                                                 BENEFICIALLY OWNED (1)
                                                                            --------------------------------
                                                                                              PERCENT
                                                                                        --------------------
NAME AND ADDRESS                                                                         BEFORE      AFTER
  OF BENEFICIAL OWNER                                                         NUMBER     MERGER     MERGER
--------------------------------------------------------------------------  ----------  ---------  ---------
Apollo Specialty Retail Partners, L.P.....................................   1,341,801      5.61%      4.81%
  Two Manhattanville Road
  Purchase, New York
Fidelity Management and Research Corp.....................................   2,011,209(2)     8.30%     7.12%
  82 Devonshire Street
  Boston, Massachusetts
Lehman Brothers Holdings Inc..............................................   1,425,076(3)     5.96%     5.10%
  3 World Financial Center
  New York, New York
R. Brad Martin............................................................   1,294,748(4)     5.38%     4.61%
  115 North Calderwood
  Alcoa, Tennessee

------------------------

(1) Based solely on information provided by the beneficial owner.

(2) Includes 317,983 shares issuable upon conversion of Proffitt's, Inc. 4.75% Convertible Debentures ($13.578 million face value).

(3) Includes 515,277 shares owned by Lehman Brothers Merchant Banking Portfolio Partnership L.P., 420,210 shares owned by Lehman Brothers Offshore Investment Partnership-Japan L.P., 139,272 shares owned by Lehman Brothers Offshore Investment Partnership L.P., and 350,317 shares owned by Lehman Brothers Capital Partners II L.P. (collectively referred to herein as the "Investment Partnerships"). LB I Group Inc. ("LBG") and Lehman Brothers Holdings Inc. ("Lehman Holdings") are the general partners of Lehman Brothers Merchant Banking Portfolio Partnership L.P. and Lehman Brothers Capital Partners II L.P., respectively, and Lehman Brothers Offshore Partners Ltd. is the general partner of each of Lehman Brothers Offshore Investment Partnership-Japan L.P. and Lehman Brothers Offshore Investment Partnership L.P. Each such general partner may be deemed to own beneficially the shares directly owned by the entity of which it is the general partner. Lehman Brothers Offshore Partners Ltd. is a wholly owned subsidiary of LBG, which is an indirect wholly owned subsidiary of Lehman Holdings. The parent companies of the general partners may be deemed to own beneficially all of the shares directly held by the Investment Partnerships.

(4) Includes: (i) 150,000 shares that Mr. Martin has a right to acquire within sixty days after November 14, 1996 through the exercise of stock options,
    (ii) 2,000 shares held by Mr. Martin as custodian for his minor children,
    (iii) 1,900 shares owned by RBM Venture Company, a company of which Mr. Martin is the sole shareholder, (iv) 75,000 shares held by R. Brad Martin 1994-1, 1995-1, and 1996-1 Qualified Annuity Trusts, (v) 25,000 shares held by R. Brad Martin 1996-2 Grantor Retained Annuity Trust, (vi) 3,099 shares owned by the R. Brad and Jean L. Martin Family Foundation, (vii) 13,000 shares of restricted stock which will vest on February 12, 1997, and (viii) 25,000 shares of restricted stock the restrictions on which will lapse based on performance measurements and length of service.

    PROFFITT'S COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth, as of November 14, 1996, the beneficial ownership of Proffitt's Common Stock by all directors, each of the executive officers named in the Summary Compensation Table contained in the Proffitt's Proxy Statement dated May 1, 1996 and all directors and executive officers as a group.

                                                                                                      % OF OUTSTANDING
                                                                                                        COMMON STOCK
                                                                           AMOUNT AND NATURE      ------------------------
                                                                        OF BENEFICIAL OWNERSHIP     BEFORE        AFTER
NAME                                                                              (1)               MERGER       MERGER
---------------------------------------------------------------------  -------------------------  -----------  -----------
R. Brad Martin.......................................................           1,294,748(2)            5.38%        4.61%
James A. Coggin......................................................              63,500              *            *
James E. Glasscock...................................................               5,000              *            *
Gary L. Howard.......................................................              32,000              *            *
Frederick J. Mershad.................................................              29,000              *            *
Bernard E. Bernstein.................................................              16,401(3)           *            *
Edmond D. Cicala.....................................................              18,089              *            *
Ronald de Waal.......................................................           1,000,713               4.18%        3.58%
Gerard K. Donnelly...................................................               4,849              *            *
Donald F. Dunn.......................................................               8,750              *            *
W. Thomas Gould......................................................             332,434(4)            1.38%        1.18%
Michael S. Gross.....................................................               2,200(5)           *            *
Donald E. Hess.......................................................             617,664(6)            2.58%        2.21%
G. David Hurd........................................................               6,643              *            *
Richard D. McRae.....................................................              57,607              *            *
C. Warren Neel.......................................................               7,450              *            *
Harwell W. Proffitt..................................................               7,200              *            *
Marguerite W. Sallee.................................................               2,300              *            *
Gerald Tsai, Jr......................................................               5,200              *            *
All directors and executive officers as a group
  (24 persons)                                                                  3,724,667              15.15%       13.03%

------------------------

*   Owns less than 1% of the total outstanding Common Stock of Proffitt's.

(1) Includes shares that the following persons have a right to acquire within sixty days after November 14, 1996 through the exercise of stock options:
    Martin (150,000). Coggin (44,000), Glasscock (2,500), Howard (30,000),
    Mershad (27,000), Bernstein (3,200), Cicala (2,200), de Waal (2,200),
    Donnelly (1,870), Dunn (1,870), Gould (233,323), Gross (1,200), Hurd
    (1,870), McRae (1,200), Neel (3,200), Proffitt (3,200), Sallee (200), and
    Tsai (2,200).

(2) Includes: (i) 2,000 shares held by Mr. Martin as custodian for his minor children, (ii) 1,900 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder, (iii) 75,000 shares held by R. Brad Martin 1994-1, 1995-1, and 1996-1 Qualified Annuity Trusts, (iv) 25,000 shares held by R. Brad Martin 1996-2 Grantor Retained Annuity Trust, (v) 3,099 shares owned by the R. Brad and Jean L. Martin Family Foundation, (vi) 13,000 shares of restricted stock which will vest on February 12, 1997 and (vii) 25,000 shares of restricted stock the restrictions on which will lapse based on performance measurements and length of service.

(3) Includes 3,000 shares owned by the Bernard E. Bernstein Defined Benefit Pension Plan.

(4) Includes 3,577 shares owned by Mr. Gould's wife as to which he disclaims beneficial ownership. Also includes 17,512 shares held in a profit sharing and savings plan for the account of Mr. Gould. Excludes 84,735 shares reserved for issuance to Mr. Gould with respect to a deferred compensation arrangement.

(5) Does not include shares held by Apollo Specialty Retail Partners, L.P. ("Apollo Specialty"). Mr. Gross is one of the founding principals of Apollo Advisors, L.P., the managing general partner of Apollo

    Investment Fund, L.P., the general partner of Apollo Specialty. Mr. Gross disclaims beneficial ownership of all securities held by Apollo Specialty.

(6) Includes 262,919 shares owned directly by Mr. Hess, 280,266 shares held by him as trustee or cotrustee for his children, and 74,379 shares held by him as trustee for the children of his sister, Jo Ann H. Morrison. Does not include 2,590 shares owned directly by his wife, 7,330 shares held by his wife as co-trustee for one of their children, and 88,058 shares held by another individual as trustee for Mr. Hess' children, with respect to which shares Mr. Hess disclaims beneficial ownership.

HERBERGER'S

    PRINCIPAL OWNERS OF HERBERGER'S COMMON STOCK. The following table sets forth, based on the number of shares outstanding as of December 20, 1996 the percentage of ownership of Herberger's Common Stock by the persons believed by Herberger's to own beneficially more than 5% of Herberger's Common Stock.

                                                        AMOUNT AND NATURE           % OF
                                                          OF BENEFICIAL          OUTSTANDING
           NAME AND ADDRESS OF BENEFICIARY                  OWNERSHIP           COMMON STOCK
------------------------------------------------------  ------------------  ---------------------
Norwest Bank Minnesota, N.A. Trustee of the G.R.
  Herberger's, Inc. 401(k) Employee Stock Purchase
  Plan and Employee Stock Ownership Plan..............        5,844,977               72.84%
  Norwest Center, 8th Floor
  Sixth and Marquette
  Minneapolis, MN 55402

    HERBERGER'S COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth, as of December 20, 1996, the beneficial ownership of Herberger's Common Stock by all directors, person serving as Chief Executive Officer in the last fiscal year, the next four highest paid executive officers of Herberger's, and all directors and executive officers as a group.

                                                                          AMOUNT AND NATURE           % OF
                                                                            OF BENEFICIAL          OUTSTANDING
NAME OF BENEFICIAL OWNER                                                     OWNERSHIP(1)         COMMON STOCK
------------------------------------------------------------------------  ------------------  ---------------------
Robert J. Sullivan......................................................                0                   0%
Barry T. Ross...........................................................          274,085                3.42%
John B. Brownson........................................................           33,615               *
Gary L. Pralle..........................................................           34,689(2)            *
Mari J. Johnson.........................................................           85,370                1.06%
G. Stephen Lindgren.....................................................           88,959                1.11%
John A. Gau.............................................................          103,199                1.29%
William C. Lewis........................................................           35,029               *
Joseph W. Thebert.......................................................            5,358               *
Dean M. Berend..........................................................           18,454               *
Teresa L. Emery.........................................................            8,527               *
Neal R. Engelman........................................................           51,944               *
Donald P. Frank.........................................................           27,342               *
Sharon D.S. Lager.......................................................           38,821               *
Denise D. Lind..........................................................            6,314               *
Gordon R. Lindblad......................................................           63,209               *
Stuart E. Lonning.......................................................           62,404(3)            *
Robert C. McCoy.........................................................           10,922               *
Donald B. Meyer.........................................................           16,303(4)            *
Tammy K. Ohland.........................................................            8,141               *
Gregory A. Perky........................................................           27,164               *

Barbara J. Young........................................................           19,263               *
Allan L. Zolin..........................................................           43,415               *
All directors and officers as a group (23 persons)......................        1,062,527               13.24%

------------------------

*   Less than 1%.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Shares reported as owned by the ESOP Trustee are also reported as beneficially owned by the directors and officers to the extent that shares have been allocated to the ESOP accounts of the named person. As of December 20, 1996 a total of 493,854 shares were allocated to the ESOP accounts of the directors and officers named in the table. Allocated shares are voted by the ESOP Trustee in accordance with the direction of ESOP participants. Generally, unallocated shares and allocated shares as to which no direction is made by the participants are voted by the ESOP Trustee at the direction of the Herbergers's Board.

(2) Includes shares held by Mr. Pralle's wife in Herberger's ESOP (928 shares) and in Herberger's 401(k) Plan (406 shares).

(3) Includes 2,713 shares held by Mr. Lonning's wife in Herberger's ESOP.

(4) Includes 1,600 shares held by Mr. Meyer's wife directly and 7,313 shares which Mr. Meyer's wife holds in Herberger's ESOP. Mr. Meyer disclaims beneficial ownership as to these shares.

                             BUSINESS OF PROFFITT'S

GENERAL

    Founded in 1919, Proffitt's is a leading regional department store company primarily offering moderate to better brand name fashion apparel, shoes, accessories, cosmetics, and decorative home furnishings. Proffitt's stores are principally anchor stores in leading regional or community malls. Proffitt's objective is to be a dominant department store chain in its regions through a strategy which combines fashion leadership in branded and high quality private-label merchandise with opening or acquiring new stores and expanding and renovating existing stores.

    Proffitt's operates four department store divisions. The Proffitt's Division, headquartered in Knoxville, Tennessee, operates 26 stores in Tennessee
(12), Virginia (8), Georgia (2), Kentucky (2), North Carolina (1), and West Virginia (1). The McRae's Division, headquartered in Jackson, Mississippi, operates 29 stores in Alabama (14), Mississippi (12), Florida (2), and Louisiana
(1). The Younkers Division, headquartered in Des Moines, Iowa, operates 48 stores in Iowa (18), Wisconsin (17), Michigan (5), Nebraska (5), Illinois (1), Minnesota (1), and South Dakota (1). The Parisian Division, headquartered in Birmingham, Alabama, operates 38 stores in Alabama (15), Georgia (6), Florida
(4), Ohio (4), South Carolina (3), Tennessee (3), Indiana (2), and Michigan (1).

    Proffitt's has experienced significant growth since 1992. During 1992 and 1993, Proffitt's purchased certain real and personal property and assumed certain operating leases of eighteen store locations from Hess Department Stores, Inc. and Crown American Corporation. The acquired locations were in Tennessee, Virginia, Georgia, and Kentucky. These stores were renovated and placed in service as Proffitt's Division stores in 1992 and 1993.

    In March 1994, Proffitt's acquired all of the outstanding Common Stock of Macco Investments, Inc., a holding company for McRae's, Inc., a privately-owned retail department store chain with 28 stores headquartered in Jackson, Mississippi. The transaction was accounted for as a purchase.

    In April 1995, Proffitt's completed its purchase of Parks-Belk Company, the owner/operator of four Parks-Belk stores located in northeastern Tennessee. Three stores were renovated and opened as Proffitt's Division stores during 1995; one store was permanently closed. The transaction was accounted for as a purchase.

    Effective February 3, 1996 (immediately preceding Proffitt's fiscal year end), Proffitt's combined its business with Younkers, Inc., a 51 unit, publicly-owned retail department store chain, headquartered in Des Moines, Iowa. This combination was structured as a tax-free transaction and was accounted for as a pooling of interests. Each outstanding share of Younkers, Inc. Common Stock was converted into ninety-eight one-hundredths (.98) shares of Proffitt's Common Stock, with approximately 8.8 million shares issued in the transaction.

    In October 1996, Proffitt's acquired Parisian, Inc., a closely-held 38 unit specialty department store company headquarted in Birmingham, Alabama. This business combination was accounted for as a purchase. Proffitt's paid Parisian shareholders approximately $110 million in cash and issued approximately 2.9 million shares of Common Stock. Outstanding options to purchase Parisian Common Stock were converted into options to purchase approximately 406,000 shares of Proffitt's Common Stock.

    Proffitt's closed three unproductive units (one Proffitt's store and two Younkers stores) in January 1996 and one additional unproductive Younkers unit in August 1996. Two additional Younkers units were sold to a third party in March 1996.

    A new McRae's store in Selma, Alabama was opened in March 1996, and a new Proffitt's Division store was opened in Morgantown, West Virginia in October 1996. Proffitt's has announced the planned openings of a new Proffitt's store in Parkersburg, West Virginia in 1997; new McRae's stores in Biloxi and Meridian, Mississippi and Baton Rouge, Louisiana in 1997; a new Younkers unit in Grandville, Michigan in 1998; and new Parisian stores in Macon, Georgia and Tupelo, Mississippi in 1997. Proffitt's is currently negotiating several other new unit opportunities. In addition, several store renovations and expansions are planned for 1997.

    In December 1996, Proffitt's announced the planned sale of seven Proffitt's Division stores located in Virginia to Dillard Department Stores, Inc. The transaction is expected to close in March 1997.

    During 1995 and 1996, in order to improve efficiencies and reduce overhead costs, Proffitt's centralized certain administrative and support functions, such as accounting, information systems, credit, store planning, and human resources, for the Proffitt's, McRae's, and Younkers Divisions. Proffitt's is in the process of further consolidating these functions to include the Parisian Division, with the majority of this restructuring to be completed by fall 1997. Merchandising, stores, sales promotion/advertising, visual, and various support functions for the Proffitt's, McRae's, Younkers, and Parisian Divisions will remain headquartered in Knoxville, Jackson, Des Moines, and Birmingham, respectively.

MERCHANDISING

    Proffitt's merchandising strategy is to provide middle to upper income customers a wide assortment of quality fashion apparel, shoes, accessories, cosmetics, and decorative home furnishings at competitive prices. Proffitt's commitment to a branded merchandising strategy, enhanced by its merchandise presentation and high level of customer service, makes it a preferred distribution channel for premier brand-name merchandise. Key brands featured include Liz Claiborne, Marisa Christina, Susan Bristol, Karen Kane, Jones New York, Polo/Ralph Lauren, Tommy Hilfiger, Nautica, Calvin Klein, Guess, Haggar, Levi's, Estee Lauder, Clinique, Lancome, Vanity Fair, Nine West, Coach, Birkenstock, and Timberland. Proffitt's supplements its branded assortments with high-quality, private-label merchandise in selected areas. Private label offerings are intended to provide national brand quality at lower prices.

    Proffitt's has developed a thorough knowledge of each of its regional markets and customer bases. Such knowledge, in conjunction with frequent store visits by senior management and merchandising personnel and use of on-line merchandise information, enables Proffitt's to tailor each store's merchandise assortments to the unique characteristics of its markets and respond to demographic and customer profiles.

    Certain departments in Proffitt's stores are leased to independent companies in order to provide high quality service and merchandise where specialization and expertise are critical and economics do not justify Proffitt's direct participation in the business. The leased departments vary by store to complement Proffitt's own merchandising departments. Leased departments include fine jewelry, beauty salon, and maternity departments. The terms of the lease agreements typically are between one and three years and require the lessee to pay for fixtures and provide its own employees. Leased department sales are included in Proffitt's total sales. Management regularly evaluates the performance of the leased departments and requires compliance with established customer service guidelines.

    The shoe business was a leased operation at the Younkers Division until August 1996, when it was converted to owned. Management believes this conversion has positive sales and gross margin implications for Proffitt's. The shoe departments at the other Divisions are also owned.

    For the nine months ended November 2, 1996, Proffitt's net sales by major merchandise category were as follows:

                                                                 PROFFITT'S     MCRAE'S     YOUNKERS     PARISIAN
MERCHANDISE CATEGORY:                                             DIVISION     DIVISION     DIVISION     DIVISION*     TOTAL
---------------------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Women's Apparel................................................        35.0%        27.7%        33.7%        33.6%       32.5%
Men's Apparel..................................................        12.4         15.5         15.0         20.3        16.6
Home...........................................................        10.2         14.9         15.0          0.7         9.4
Cosmetics......................................................        14.3         10.8         10.4          8.9        10.5
Children's Apparel.............................................         8.4          7.8          7.1         12.0         9.1
Accessories....................................................         6.0          6.4          5.8          6.3         6.2
Shoes..........................................................         8.1          8.9          2.2         13.3         8.3
Intimate Apparel...............................................         4.3          3.9          4.8          3.2         3.9
                                                                      -----        -----        -----        -----   ---------
Total Owned....................................................        98.7         95.9         94.0         98.3        96.5
Leased Departments.............................................         1.3          4.1          6.0          1.7         3.5
                                                                      -----        -----        -----        -----   ---------
Total..........................................................       100.0%       100.0%       100.0%       100.0%      100.0%

------------------------

* Percentages represent entire period even though Parisian was acquired in October 1996.

PRICING

    Proffitt's primary merchandise focus is on moderate to better-priced nationally branded merchandise. Management believes that customers respond to promotional events more favorably than they do to "every day low pricing." Accordingly, while the Company continues to maintain a pricing structure that provides value to its customers, Proffitt's business is somewhat promotional. Proffitt's runs various promotional events throughout the year.

    Proffitt's recognizes that competitors sometimes price merchandise below Proffitt's prices. In such situations, it is Proffitt's policy to match competitor's prices. Accordingly, sales associates have the authority to reduce the price of any merchandise if the customer has seen the same item advertised or sold at a lower price in the same market.

PURCHASING AND DISTRIBUTION

    Proffitt's purchases merchandise from numerous suppliers. Management monitors Proffitt's profitability and sales history with each supplier and believes it has alternative sources available for each category of merchandise it purchases. Management believes it has a good relationship with its suppliers.

    The 85,000 square foot distribution facility serving the Proffitt's Division is located in metropolitan Knoxville, Tennessee, and the 164,000 square foot distribution center for the McRae's Division is located in Jackson, Mississippi. The Younkers Division is served by two distribution facilities. A 182,000 square foot center in Green Bay, Wisconsin serves the Division's northern stores, and a 120,000 square foot facility in Ankeny, Iowa serves the Division's southern stores. Parisian's 125,000 square foot distribution facility is located in Birmingham, Alabama.

    The distribution centers utilize the latest technology. Proffitt's utilizes UPC barcode technology which is designed to move merchandise onto the selling floor quicker and more cost-effectively by allowing vendors to deliver floor-ready merchandise to the distribution facilities. For example, high speed automated conveyor systems are capable of scanning bar coded labels and diverting cartons to the proper merchandise processing areas. Some types of merchandise are being processed in the receiving area and immediately "cross docked" to the shipping dock for delivery to the stores. Certain processing areas are staffed with personnel equipped with hand held radio frequency terminals that can scan a vendor's bar code and transmit the necessary information to a computer to check-in merchandise. This technology, when fully utilized, will create a nearly paperless environment for the distribution function.

MANAGEMENT INFORMATION SYSTEMS

    Proffitt's information systems provide information necessary for management operating decisions, cost reduction programs, and customer service enhancements. Individual data processing systems include point-of-sale and sales reporting, purchase order management, receiving, merchandise planning and control, payroll, general ledger, and accounts payable systems. Bar code ticketing is used, and scanning is utilized at all point-of-sale terminals. Information is made available on-line to merchandising staff and store management on a timely basis, thereby reducing the need for paper reports. Proffitt's uses electronic data interchange technology (EDI) with its top vendors to facilitate timely merchandise replenishment.

    Proffitt's continually upgrades its information systems to improve operations and support future growth.

MARKETING

    Proffitt's advertising and promotions are coordinated to reinforce its market position as a fashion department store selling quality merchandise at competitive prices. Advertising is balanced among fashion advertising, price promotions, and special events.

    Proffitt's uses a multi-media approach, including newspaper, television, radio, and direct mail. Proffitt's advertising and special events are produced by in-house sales promotion staffs in conjunction with outside advertising agencies, when needed. Proffitt's utilizes data captured through the use of the Proffitt's, McRae's, Younkers, and Parisian credit cards to develop segmented advertising and promotional events targeted at specific customers who have established purchasing patterns for certain brands, departments, and store locations. To promote its image as the fashion leader in its markets, Proffitt's also sponsors fashion shows and in-store special events highlighting Proffitt's key brands.

CUSTOMER SERVICE

    Proffitt's believes that personal customer attention builds loyalty and that Proffitt's sales associates provide a level of customer service superior to its competitors. Each store is staffed with knowledgeable, friendly sales associates skilled in salesmanship and customer service. Sales associates maintain customer records, send personalized thank-you notes, and communicate personally with customers to advise them of special promotions and new merchandise offerings. Superior customer service is encouraged through the development and monitoring of sales/ productivity goals and through specific award and recognition programs.

SEASONALITY

    Proffitt's business, like that of most retailers, is subject to seasonal influences, with a significant portion of its net sales and net income realized during the fourth quarter of each year, which includes the Christmas selling season. Generally, more than 30% of Proffitt's sales and over 50% of its net income are generated during the fourth quarter.

COMPETITION

    The retail department store business is highly competitive. Proffitt's stores compete with several national and regional department stores, specialty apparel stores, and other retail stores, some of which have greater financial and other resources than Proffitt's. Management believes that its knowledge of Proffitt's regional markets and customer base, combined with providing superior customer service and a broad selection of quality fashion merchandise at competitive prices in prime store locations, provides a competitive advantage.

ASSOCIATES

    At December 31, 1996, Proffitt's employed approximately 21,000 associates, including persons employed on a part-time basis. Proffitt's hires additional temporary employees and increases the hours of part-time employees during seasonal peak selling periods. Approximately twenty associates in the Younkers Division are covered by a collective bargaining agreement. Proffitt's considers its relations with its employees to be good.

LEGAL PROCEEDINGS

    Proffitt's is involved in several legal proceedings arising from its normal business activities. Management believes that none of these legal proceedings will have a material adverse effect on the financial condition or results of operations of Proffitt's.

PROPERTIES

    The Proffitt's Division's leased administrative offices are located in metropolitan Knoxville, Tennessee and consist of approximately 44,000 square feet. The Division's owned distribution center is located in metropolitan Knoxville and contains approximately 85,000 square feet.

    The McRae's Division owns its administrative office building in Jackson, Mississippi. This facility consists of 272,000 square feet of space, of which 168,000 square feet are corporate offices and 104,000 square feet are the Division's processing area for merchandise returns to vendors and a furniture warehouse. The 164,000 square foot distribution center in metropolitan Jackson is owned.

    The Younkers Division leased administrative office space is located with the Downtown store in Des Moines, Iowa and consists of 127,000 square feet of space. The 120,000 and 182,000 square foot distribution centers in Ankeny, Iowa and Green Bay, Wisconsin, respectively, are owned.

    The Parisian Division's owned administrative office building is located in Birmingham, Alabama and consists of 125,000 square feet. The 125,000 square foot Parisian distribution facility in Birmingham is owned.

    The following table summarizes all owned and leased store locations. Store leases generally require Proffitt's to pay the greater of a fixed minimum rent or an amount based on a percentage of sales. Generally, Proffitt's is responsible under its store leases for a portion of mall promotion and common area maintenance expenses and for certain utility, property tax, and insurance expenses. Typically, Proffitt's contributes to common mall promotion, maintenance, property tax, and insurance expenses at its owned locations.

PROFFITT'S DIVISION:

                                                                                             YEAR            YEAR
                                                                    GROSS      OWNED/      OPENED OR       RENOVATED
STORE LOCATIONS                                                    FOOTAGE     LEASED      ACQUIRED       OR EXPANDED
----------------------------------------------------------------  ----------  ---------  -------------  ---------------
KNOXVILLE, TN METROPOLITAN MARKET:
  College Square (Morristown, TN)...............................      50,000  Owned             1993          --
  East Towne....................................................     102,000  Owned             1984            1992
  Foothills (Maryville, TN)*....................................     145,000  Owned             1983            1993
  Oak Ridge (Oak Ridge, TN)*....................................     111,000  Leased            1974            1993
  Proffitt's Plaza (Athens, TN).................................      54,000  Leased            1965            1992
  West Town.....................................................     161,800  Leased            1972            1995

CHATTANOOGA, TN METROPOLITAN MARKET:
  Bradley Square (Cleveland, TN)................................      50,000  Leased            1992            1992
  Hamilton Place*...............................................     245,000  Owned             1988            1993
  Mt. Berry Square (Rome, GA)...................................      65,000  Leased            1993            1993
  Northgate.....................................................      94,500  Owned             1989            1993
  Walnut Square (Dalton, GA)....................................      55,000  Owned             1988            1988

TRI-CITIES, TN/VA METROPOLITAN MARKET:
  Bristol Mall (Bristol, VA)....................................      46,000  Leased            1992          --
  Fort Henry (Kingsport, TN)*...................................     141,500  Leased            1992            1995
  Greeneville Commons (Greeneville, TN).........................      41,700  Leased            1995          --
  Mall at Johnson City (Johnson City, TN)*......................     152,000  Leased            1992            1995

ASHEVILLE, NC METROPOLITAN MARKET:
  Biltmore Square Mall..........................................      80,000  Owned             1989          --

NORFOLK/VA BEACH, VA METROPOLITAN MARKET:
  Chesapeake Square (Chesapeake, VA)............................      80,000  Owned             1993            1993
  Coliseum (Hampton, VA)*.......................................     110,600  Leased            1993            1993
  Greenbrier (Chesapeake, VA)...................................      79,600  Leased            1993            1993
  Patrick Henry (Newport News, VA)..............................      65,000  Leased            1993            1993
  Pembroke (Virginia Beach, VA).................................      65,000  Owned             1993            1993

RICHMOND, VA METROPOLITAN MARKET:
  Chesterfield..................................................      64,000  Leased            1993            1993
  Virginia Commons..............................................      80,000  Leased            1993            1993

KENTUCKY:
  Ashland Town Center (Ashland, KY).............................      65,000  Leased            1993            1993
  Towne Mall (Elizabethtown, KY)................................      50,000  Leased            1993            1993

WEST VIRGINIA:
  Morgantown (Morgantown, WVA)..................................      85,700  Leased            1996          --

  TOTAL PROFFITT'S DIVISION.....................................   2,339,400

------------------------

*   Dual store operation.

MCRAE'S DIVISION:

                                                                                             YEAR            YEAR
                                                                    GROSS      OWNED/      OPENED OR       RENOVATED
STORE LOCATIONS                                                    FOOTAGE     LEASED      ACQUIRED       OR EXPANDED
----------------------------------------------------------------  ----------  ---------  -------------  ---------------
JACKSON, MS METROPOLITAN MARKET:
  Meadowbrook Mart..............................................      68,900  Leased            1955            1987
  Metrocenter...................................................     231,400  Owned             1978            1992
  Northpark (Ridgeland, MS).....................................     207,200  Owned             1984          --

BIRMINGHAM, AL METROPOLITAN MARKET:
  Brookwood Village.............................................     108,800  Leased            1975            1993
  Century Plaza.................................................     125,100  Leased            1980            1991
  Riverchase Galleria (Hoover, AL)..............................     136,200  Leased            1986          --
  Roebuck Plaza.................................................      65,600  Leased            1960          --
  Western Hills (Fairfield, AL).................................     129,600  Leased            1980            1986

HUNTSVILLE, AL:
  Madison Square................................................      99,700  Leased            1984          --
  Parkway City..................................................      75,700  Leased            1961          --

FLORIDA PANHANDLE:
  Santa Rosa (Mary Esther, FL)..................................      83,900  Owned             1986          --
  University (Pensacola, FL)....................................     145,300  Owned             1974            1986

MOBILE, AL:
  Springdale....................................................     168,300  Owned             1984          --

OTHER MISSISSIPPI MARKETS:
  Barnes Crossing (Tupelo, MS)..................................     100,200  Owned             1976            1990
  Greenville (Greenville, MS)...................................      68,100  Leased            1973          --
  Natchez (Natchez, MS).........................................      67,300  Leased            1979            1993
  Pemberton (Vicksburg, MS).....................................      63,200  Owned             1970            1985
  Sawmill Square (Laurel, MS)...................................      65,800  Owned             1981          --
  Singing River (Gautier, MS)...................................      89,300  Owned             1980          --
  TurtleCreek (Hattlesburg, MS).................................     129,000  Owned             1973            1995
  University (Columbus, MS).....................................      75,700  Owned             1983          --
  Village Fair (Meridian, MS)...................................      78,700  Leased            1972          --

OTHER ALABAMA MARKETS:
  Eastdale (Montgomery, AL).....................................      69,200  Leased            1977          --
  Gadsden (Gadsden, AL).........................................      80,500  Leased            1974            1994
  Regency Square (Florence, AL).................................      41,000  Leased            1978          --
  Selma (Selma, AL).............................................      74,200  Leased            1996          --
  University (Tuscaloosa, AL)...................................      90,900  Leased            1980          --
  Wiregrass Commons (Dothan, AL)................................      96,200  Leased            1986          --

LOUISIANA:
  Pecanland (Monroe, LA)........................................     106,500  Owned             1985          --

  TOTAL MCRAE'S DIVISION........................................   2,941,500

YOUNKERS DIVISION:

                                                                                             YEAR            YEAR
                                                                    GROSS      OWNED/      OPENED OR       RENOVATED
STORE LOCATIONS                                                    FOOTAGE     LEASED      ACQUIRED       OR EXPANDED
----------------------------------------------------------------  ----------  ---------  -------------  ---------------
DES MOINES, IA METROPOLITAN MARKET:
  Downtown......................................................     113,800  Leased            1900            1994
  Merle Hay.....................................................     195,000  Leased            1959            1995
  Southridge....................................................     105,000  Leased            1975            1994
  Valley West...................................................     164,000  Leased            1972            1995

CEDAR RAPIDS, IA:
  Lindale.......................................................     100,000  Leased            1960          --
  Westdale......................................................     100,000  Leased            1980            1995

SIOUX CITY, IA:
  Sioux City Mall...............................................      90,000  Leased            1980          --
  Town Square Downtown..........................................      60,000  Leased            1986          --

QUAD CITIES, IA/IL METROPOLITAN MARKET:
  Duck Creek Plaza (Bettendorf, IA).............................      60,000  Leased            1960          --
  Northpark (Davenport, IA).....................................     100,000  Leased            1973            1994
  Southpark (Moline, IL)........................................     100,000  Leased            1974            1990

MILWAUKEE, WI:
  Northridge....................................................     167,400  Leased            1992          --
  Southridge....................................................     204,400  Leased            1992          --

MADISON, WI:
  East Towne....................................................     138,400  Leased            1992            1994
  West Towne....................................................     139,600  Leased            1992          --

OMAHA, NE:
  Crossroads....................................................     190,000  Leased            1987          --
  Oakview.......................................................     150,000  Leased            1991          --
  Westroads.....................................................     172,000  Leased            1968            1994

OTHER IOWA MARKETS:
  College Square (Cedar Falls, IA)..............................      83,500  Leased            1986            1986
  Crossroads Center (Fort Dodge, IA)............................      54,200  Leased            1979            1994
  Kennedy Center (Dubuque, IA)..................................     126,300  Leased            1968            1993
  Marshalltown Plaza (Marshalltown, IA).........................      40,000  Leased            1992            1994
  North Grand (Ames, IA)........................................      50,000  Leased            1987          --
  Old Capitol (Iowa City, IA)...................................      60,000  Leased            1980          --
  Southbridge (Mason City, IA)..................................      59,500  Leased            1984            1994
  Westland (West Burlington, IA)................................      47,000  Leased            1977            1994

OTHER WISCONSIN MARKETS:
  Downtown (Sheboygan, WI)......................................     136,900  Leased            1992          --
  Downtown (Sturgeon Bay, WI)...................................      57,100  Leased            1992          --
  Edgewater Plaza (Manitowoc, WI)...............................      44,300  Leased            1992          --
  Forest (Fond du Lac, WI)......................................      78,400  Leased            1992          --
  Fox River (Appleton, WI)......................................     113,000  Leased            1992          --
  London Square (Eau Claire, WI)................................      98,800  Leased            1992          --
  Mariner (Superior, WI)........................................      43,300  Leased            1992          --

                                                                                             YEAR            YEAR
                                                                    GROSS      OWNED/      OPENED OR       RENOVATED
STORE LOCATIONS                                                    FOOTAGE     LEASED      ACQUIRED       OR EXPANDED
----------------------------------------------------------------  ----------  ---------  -------------  ---------------
  Northway (Marshfield, WI).....................................      44,400  Leased            1992          --
  Pine Tree (Marinette, WI).....................................      43,300  Leased            1992          --
  Port Plaza (Green Bay, WI)....................................     255,000  Leased            1992          --
  Rapids (Wisconsin Rapids, WI).................................      44,400  Leased            1992          --
  Regency (Racine, WI)..........................................     113,600  Leased            1992          --
  Wausau Center (Wausau, WI)....................................      98,900  Leased            1992          --

MICHIGAN MARKETS:
  Bay City (Bay City, MI).......................................      67,700  Leased            1992          --
  Birchwood (Port Huron, MI)....................................      67,900  Leased            1992          --
  Cherryland (Traverse City, MI)................................      48,800  Leased            1992          --
  Marquette Plaza (Marquette, MI)...............................      44,300  Leased            1992          --
  West Shore (Holland, MI)......................................      67,900  Leased            1992          --

MINNESOTA:
  Oak Park (Austin, MN).........................................      45,000  Leased            1975            1993

SOUTH DAKOTA:
  The Empire Mall (Sioux Falls, SD).............................     105,000  Leased            1975            1989

NEBRASKA MARKETS:
  Conestoga (Grand Island, NE)..................................      60,000  Leased            1974            1993
  Gateway (Lincoln, NE).........................................     103,000  Leased            1987            1989

  TOTAL YOUNKERS DIVISION.......................................   4,651,100

PARISIAN DIVISION:

                                                                                              YEAR           YEAR
                                                            GROSS           OWNED/          OPENED OR     RENOVATED
STORE LOCATIONS                                            FOOTAGE          LEASED          ACQUIRED     OR EXPANDED
-------------------------------------------------------  ------------  -----------------  -------------  ------------
BIRMINGHAM, AL METROPOLITAN MARKET:
  AmSouth-Harbert Center...............................        21,500  Leased                    1933           1989
  Eastwood.............................................       130,000  Leased                    1969           1990
  Five Points West.....................................        60,000  Leased                    1963           1992
  Riverchase Galleria (Hoover, AL).....................       200,000  Owned/Leased              1986           1995
  Vestavia Hills Shopping Center.......................        52,500  Leased                    1965         --
  Wildwood Centre (clearance center)...................        50,000  Leased                    1986           1991

HUNTSVILLE, AL METROPOLITAN MARKET:
  Madison Square.......................................       115,000  Leased                    1984         --
  Parkway City.........................................        77,000  Leased                    1976           1986

MONTGOMERY, AL METROPOLITAN MARKET:
  Eastdale.............................................        59,000  Leased                    1977         --
  Montgomery...........................................       113,000  Owned                     1988         --

OTHER ALABAMA MARKETS:
  Bel Air (Mobile, AL).................................       122,500  Leased                    1984        1996/97
  Regency Square (Florence, AL)........................        50,000  Leased                    1978         --
  River Oaks (Decatur, AL).............................        90,300  Leased                    1963           1988
  University (Tuscaloosa, AL)..........................        77,000  Leased                    1981        1993/94
  Wiregrass Commons (Dothan, AL).......................        65,000  Owned                     1986         --

ATLANTA, GA METROPOLITAN MARKET:
  Gwinnett Place.......................................       128,000  Leased                    1993         --
  Northlake............................................       103,000  Leased                    1994         --
  Phipps Plaza.........................................       170,000  Leased                    1992         --
  Town Center at Cobb..................................       131,000  Leased                    1992         --

OTHER GEORGIA MARKETS:
  Peachtree (Columbus, GA).............................        87,600  Owned                     1985         --
  Savannah (Savannah, GA)..............................       102,200  Leased                    1991         --

FLORIDA:
  Cordova (Pensacola, FL)..............................        75,000  Owned                     1987         --
  Tallahassee (Tallahassee, FL)........................       115,000  Leased                    1992         --
  The Avenues (Jacksonville, FL).......................       116,300  Leased                    1994         --
  Seminole Towne Center (Orlando, FL)..................       132,000  Leased                    1995         --

INDIANAPOLIS, IN METROPOLITAN MARKET:
  Circle Centre........................................       143,000  Leased                    1995         --
  Keystone at the Crossing.............................       128,000  Leased                    1993         --

MICHIGAN:
  Laurel Park Place (Livonia, MI)......................       148,800  Leased                    1994         --

CINCINNATI, OH METROPOLITAN MARKET:
  Beechmont............................................       133,000  Leased                    1993         --
  Forest Fair..........................................       144,700  Leased                    1989         --
  Kenwood Towne Centre.................................       147,500  Leased                    1993         --

OTHER OHIO MARKETS:
  Fairfield Commons (Dayton, OH).......................       130,000  Leased                    1993         --

                                                                                              YEAR           YEAR
                                                            GROSS           OWNED/          OPENED OR     RENOVATED
STORE LOCATIONS                                            FOOTAGE          LEASED          ACQUIRED     OR EXPANDED
-------------------------------------------------------  ------------  -----------------  -------------  ------------
COLUMBIA, SC METROPOLITAN MARKET:
  Columbiana Centre....................................        95,000  Leased                    1996         --
  Richland Fashion.....................................       100,000  Leased                    1989         --

OTHER SOUTH CAROLINA MARKETS:
  Greenville (Greenville, SC)..........................       120,200  Leased                    1995         --

TENNESSEE:
  CoolSprings Galleria (Nashville, TN).................       132,600  Leased                    1994         --
  Hamilton Place (Chattanooga, TN).....................        92,500  Owned                     1987           1996
  West Town (Knoxville, TN)............................       143,300  Leased                    1994         --

  TOTAL PARISIAN DIVISION..............................     4,101,500

  TOTAL COMPANY........................................    14,033,500

                      PROFFITT'S MANAGEMENT AND DIRECTORS

    The directors and executive officers of Proffitt's are as follows:

NAME                                         AGE                                   POSITION
---------------------------------------  -----------  ------------------------------------------------------------------

PROFFITT'S, INC. CORPORATE OFFICERS:

R. Brad Martin.........................          45   Chairman of the Board of Directors and Chief Executive Officer

W. Thomas Gould........................          50   Vice Chairman of the Board of Directors and Chairman of the
                                                      Younkers Division of Proffitt's, Inc.

James A. Coggin........................          54   President and Chief Operating Officer

David W. Baker.........................          60   Senior Vice President of Operations

Julia A. Bentley.......................          38   Senior Vice President of Investor Relations and Planning and
                                                      Secretary

Douglas E. Coltharp....................          35   Executive Vice President, Chief Financial Officer, and Treasurer

James E. Glasscock.....................          55   Executive Vice President of Financial Strategies

Brian J. Martin........................          40   Senior Vice President of Human Resources and Law and General
                                                      Counsel

Michael R. Molitor.....................          37   Senior Vice President of Merchandise Planning and Analysis

Robert M. Mosco........................          47   President and Chief Executive Officer of Proffitt's Merchandising
                                                      Group

James E. VanNoy........................          57   Senior Vice President of Systems Support

John J. White..........................          46   Senior Vice President of Profit Improvement and Special Projects

PROFFITT'S DIVISION OFFICERS:

Frederick J. Mershad...................          53   President and Chief Executive Officer

NAME                                         AGE                                   POSITION
---------------------------------------  -----------  ------------------------------------------------------------------
A. Coleman Piper.......................          50   Executive Vice President of Stores

MCRAE'S DIVISION OFFICERS:

Gary L. Howard.........................          54   President and Chief Executive Officer

Robert Oliver..........................          62   Executive Vice President of Stores

YOUNKERS DIVISION OFFICERS:

Toni E. Browning.......................          40   Senior Vice President of Stores

PARISIAN DIVISION OFFICERS:

Donald E. Hess.........................          48   President and Chief Executive Officer; Director of Proffitt's

Howard Finklestein.....................          53   Executive Vice President of Merchandising

Jim W. Adams...........................          53   Executive Vice President of Stores

PROFFITT'S, INC. DIRECTORS:

Bernard E. Bernstein...................          65   Director

Edmond D. Cicala.......................          71   Director

Ronald de Waal.........................          44   Director

Gerard K. Donnelly.....................          63   Director

Donald F. Dunn.........................          71   Director

Michael S. Gross.......................          35   Director

G. David Hurd..........................          67   Director

Richard D. McRae.......................          75   Director

C. Warren Neel.........................          58   Director

Harwell W. Proffitt....................          78   Director

Marguerite W. Sallee...................          50   Director

Gerald Tsai, Jr........................          67   Director

PROFFITT'S, INC. CORPORATE OFFICERS:

    R. Brad Martin has served as a Director since 1984 and became Chairman of the Board in February 1987 and Chief Executive Officer in July 1989. Mr. Martin previously served as President from July 1989 until March 1994 and from September 1994 to March 1995. Mr. Martin serves on the Board of Directors of Delta Life Corporation, First Tennessee National Corporation, Harrah's Entertainment, Inc., Pilot Corporation, and Sports & Recreation, Inc.

    W. Thomas Gould became Vice Chairman of the Board of Proffitt's and Chairman of the Younkers Division in February 1996. Mr. Gould served with Younkers, Inc. as Chief Executive Officer from 1987 to January 1996, Chairman of the Board from 1992 to January 1996, and President from 1985 until 1992. Prior to joining Younkers, Mr. Gould served in various executive, management, and merchandising positions with Lazarus, Gimbel's, and Maas Brothers.

    James A. Coggin was named President and Chief Operating Officer of Proffitt's in March 1995 and served as Executive Vice President and Chief Administrative Officer of Proffitt's from March 1994 to March 1995. From June 1978 to March 1994, Mr. Coggin served as Executive Vice President and Chief Administrative Officer of McRae's, Inc. Mr. Coggin joined McRae's, Inc. in 1971.

    David W. Baker was named Senior Vice President of Operations for Proffitt's in March 1994. Mr. Baker joined McRae's, Inc. in February 1985 and served as Senior Vice President of Operations until March 1994.

    Julia A. Bentley was named Senior Vice President of Investor Relations and Planning and Secretary of Proffitt's in March 1994. In January 1993, Ms. Bentley became Senior Vice President, and in March 1989 became Vice President of Finance, Chief Financial Officer, Secretary, and Treasurer. Ms. Bentley joined Proffitt's in 1987.

    Douglas E. Coltharp joined Proffitt's in November 1996 as Executive Vice President, Chief Financial Officer, and Treasurer. Mr. Coltharp was with NationsBank from 1987 to November 1996, where he held a variety of senior positions including his most recent post of Senior Vice President of Corporate Finance.

    James E. Glasscock was named Executive Vice President of Financial Strategies in May 1996. From March 1995 to May 1996, he served as Executive Vice President, Chief Financial Officer, and Treasurer of Proffitt's. Mr. Glasscock served as Senior Vice President, Chief Financial Officer, and Treasurer between March 1994 and March 1995. From May 1985 to March 1994, Mr. Glasscock served as Senior Vice President of Finance for McRae's, Inc.

    Brian J. Martin was promoted to Senior Vice President of Human Resources and Law and General Counsel in August 1995 and served as Senior Vice President and General Counsel of Proffitt's from March 1995 to August 1995. He joined Proffitt's in 1994 as Vice President and General Counsel. From June 1990 to May 1994, Mr. Martin was affiliated with the Indianapolis, Indiana law firm of Barnes and Thornburg. Mr. Martin served as Assistant Solicitor General of the United States between January 1988 and June 1990.

    Michael R. Molitor was appointed Senior Vice President of Merchandise Planning and Analysis in February 1996. Mr. Molitor served as Vice President of Merchandise Strategies at Younkers, Inc. between March 1994 and January 1996. Mr. Molitor held various merchandising and financial positions with Saks Fifth Avenue between September 1993 and February 1994 and with May Department Stores Company between January 1988 and August 1993.

    Robert M. Mosco was promoted to President and Chief Executive Officer of Proffitt's Merchandising Group in October 1996. Between February 1996 and October 1996, Mr. Mosco served as President and Chief Executive Officer of the Younkers Division of Proffitt's, Inc. Mr. Mosco served as President and Chief Operating Officer of Younkers, Inc. between 1992 and January 1996. From 1989 to 1992, he held the position of Executive Vice President of Merchandising and Marketing for Younkers, Inc. Mr. Mosco joined Younkers, Inc. in 1987. Mr. Mosco began his retail career with Gimbel's and later worked for Rich's.

    James E. VanNoy was named Senior Vice President of Systems Support in February 1996. He served as Senior Vice President and Chief Information Officer of Proffitt's from March 1994 to February 1996. Mr. VanNoy joined McRae's, Inc. in February 1980 as Director of Management Information Systems and was promoted to Vice President of Management Information Systems in February 1982.

    John J. White was named Senior Vice President of Profit Improvement and Special Projects for Proffitt's in February 1996. Mr. White served as Vice President and Controller of Younkers, Inc. from July 1995 to January 1996. Prior to that, Mr. White served as Vice President and Controller from January 1987 to December 1994 with Broadway Stores. Mr. White obtained previous experience with Allied Stores and May Department Stores Company.

PROFFITT'S DIVISION OFFICERS:

    Frederick J. Mershad was promoted to President and Chief Executive Officer of the Proffitt's Division of Proffitt's in February 1996 and served as President of the Proffitt's Division between March 1995 and January 1996. Mershad joined Proffitt's in May 1994 as Executive Vice President of Merchandising and Sales Promotion for the Proffitt's Division. Mr. Mershad has over 25 years of retail experience and has held executive merchandising positions with such retailers as Rich's, a division of Federated Department Stores, and McRae's.

    A. Coleman Piper was named Executive Vice President of Stores for the Proffitt's Division in March 1995. He served with Proffitt's, Inc. as Executive Vice President for Human Resources and Proffitt's Division Stores from September 1994 to March 1995 and Executive Vice President of Operations and Real Estate from March 1994 to September 1994. He has been with Proffitt's since 1972 and previously served as its Vice President of Operations.

MCRAE'S DIVISION OFFICERS:

    Gary L. Howard was promoted to President and Chief Executive Officer of the McRae's Division of Proffitt's, Inc. in February 1996 and served as President of the McRae's Division between March 1995 and January 1996. Between March 1994 and March 1995, Mr. Howard served as Executive Vice President for Merchandising and Marketing for the McRae's Division. Mr. Howard joined McRae's, Inc. in November 1993 as Executive Vice President of Merchandising and Marketing. Mr. Howard has over 30 years of prior experience in the retail industry, including service as Senior Vice President and General Merchandise Manager of Maas Brothers and Woodward and Lothrop.

    Robert Oliver was promoted to Executive Vice President of Stores for the McRae's Division in March 1995. Mr. Oliver served as Vice President of Stores for the McRae's Division from March 1994 to March 1995. He joined McRae's, Inc. in 1991 as Vice President of Stores after gaining 33 years of merchandising and store management experience with Foley's.

YOUNKERS DIVISION OFFICERS:

    Toni E. Browning was named Senior Vice President of Stores in February 1996 for the Younkers Division of Proffitt's, Inc. She served as Senior Vice President of Stores for Younkers, Inc. from February 1994 to January 1996. She joined Younkers, Inc. in February 1993 as Vice President, Regional Director of the Western Stores and was promoted to Senior Vice President of Southern Stores that same year. Ms. Browning was in store management with Dayton Hudson Department Stores from 1989 to January 1993 and gained prior experience with Federated-Allied Stores.

PARISIAN DIVISION OFFICERS:

    Donald E. Hess became a Director of Proffitt's and was named President and Chief Executive Officer of the Parisian Division of Proffitt's, Inc. in October 1996. Mr. Hess served as President of Parisian, Inc. between 1976 and October 1996 and as Chief Executive Officer between 1986 and October 1996. He serves on the Board of Directors of AmSouth Bancorporation and AmSouth Bank of Alabama.

    Howard Finklestein was named Executive Vice President of Merchandising for the Parisian Division in October 1996. Mr. Finklestein served as Senior Vice President of Merchandising for Parisian from June 1994 to October 1996. From February 1992 until June 1994, he was Senior Vice President and General Merchandise Manager, and from 1983 to February 1992, he was Vice President and General Merchandise Manager. He joined Parisian in 1983.

    Jim W. Adams was named Executive Vice President of Stores for the Parisian Division in October 1996. Between February 1992 and October 1996, Mr. Adams served as Senior Vice President of Stores for Parisian, Inc. From February 1986 to February 1992, he was Vice President of Stores and Sales Promotion. He joined Parisian, Inc. 1977.

PROFFITT'S, INC. DIRECTORS:

    Bernard E. Bernstein has served as a director since 1987. Mr. Bernstein is a partner in the Knoxville, Tennessee law firm of Bernstein, Stair & McAdams.

    Edmond D. Cicala has served as a director since 1987. Mr. Cicala is President of Edmond Enterprises, Inc., and the retired Chairman and Chief Executive Officer of the Goldsmith's Division of Federated Department Stores. Mr. Cicala is a Director of National Commerce Bancorporation.

    Ronald de Waal has served as a director since 1985. Mr. de Waal is Chairman of We International, B.V., a Netherlands corporation, which operates more than 250 fashion specialty stores in Belgium, the Netherlands, Switzerland, and Germany.

    Gerard K. Donnelly has served as a director since 1996. Mr. Donnelly has been Chairman of Princeton Middletown Partners, Inc., a consulting company, since February 1994. From 1990 to January 1994, Mr. Donnelly was President, Chief Executive Officer, and director of H. C. Prange Company, a specialty retailer. H. C. Prange filed a petition for reorganization under the Bankruptcy Code in September 1994. Mr. Donnelly serves on the Board of Directors of Insight Technologies Corporation, Princeton Middletown Partners, Inc., and Princeton Management & Logistics Group, Inc.

    Donald F. Dunn has served as a director since 1996. Mr. Dunn is a retired Senior Vice President and director of Allied Stores Corporation. Mr. Dunn serves on the Board of Directors of Eckerd Corporation and Tech Data Corporation.

    Michael S. Gross has served as a director since 1994. Mr. Gross is Vice President of Apollo Capital Management, Inc., the general partner of Apollo Advisors, L.P. Mr. Gross serves on the Board of Directors of Converse, Inc., Florsheim Shoe Company, and Furniture Brands International, Inc. and on the Supervisory Board of Directors of Memorex Telex, N.V.

    G. David Hurd has served as a director since 1996. Mr. Hurd served as Chairman and Chief Executive Officer of The Principal Financial Group, an insurance and financial services company, from 1989 until his retirement in December 1994. Mr. Hurd is the Emeritus Chairman and serves on the Board of Directors of The Principal Financial Group.

    Richard D. McRae has served as a director since 1994. Mr. McRae is the former Chairman, President, and Chief Executive Officer of McRae's, Inc.

    C. Warren Neel has served as a director since 1987. Dr. Neel is Dean of the College of Business Administration at the University of Tennessee, Knoxville. Dr. Neel serves on the Board of Directors of American Healthcorp, Inc. Clayton Homes, Inc., O'Charley's, Inc., and The Promus Companies, Inc.

    Harwell W. Proffitt has served as a director since 1971. Mr. Proffitt is the former Chairman, President, and Chief Executive Officer of Proffitt's, Inc.

    Marguerite W. Sallee has served as a director since 1996. Ms. Sallee is President and Chief Executive Officer of CorporateFamily Solutions. Ms. Sallee serves on the Board of Directors of Corporate Family Solutions, MagneTek, Inc., and NationsBank of Tennessee and Kentucky.

    Gerald Tsai, Jr. has served as a director since 1993. Mr. Tsai is Chairman, President, and Chief Executive Officer of Delta Life Corporation. Mr. Tsai serves on the Board of Directors of Meditrust, Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc., and Zenith National Insurance Corporation.

    The business association of the persons as shown has been continued for more than five years unless otherwise noted.

                       PROFFITT'S EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table sets forth, for the years ended February 3, 1996, January 28, 1995, and January 29, 1994, the cash compensation paid by Proffitt's, as well as other compensation paid or accrued for these years, as to Proffitt's Chief Executive Officer and to each of the other four highest compensated executive officers ("Named Officers").

                                                                                          LONG-TERM
                                                    ANNUAL COMPENSATION              COMPENSATION AWARDS
                                           -------------------------------------  --------------------------

                                                                      OTHER       RESTRICTED    SECURITIES          ALL
                                                                     ANNUAL          STOCK      UNDERLYING         OTHER
                                            SALARY      BONUS     COMPENSATION     AWARD(S)       OPTIONS      COMPENSATION
NAME & PRINCIPAL POSITION         YEAR        ($)      ($) (1)         ($)            ($)       GRANTED (#)         ($)
------------------------------  ---------  ---------  ---------  ---------------  -----------  -------------  ---------------

R. Brad Martin................       1995    445,833    233,250(2)       27,700(3)    312,000(4)      20,000         7,140(5)
  Chairman of the Board              1994    383,334    293,438(6)       27,700(3)                  95,000           7,140(5)
  and Chief Executive                1993    175,000     92,500(7)       36,900(3)                 100,000
  Officer

James A. Coggin...............       1995    358,333    108,600(2)                                  20,000
  President and Chief                1994(8)   270,833   208,125(6)                                 60,000
  Operating Officer

James E. Glasscock............       1995    212,500     28,488                       23,000(9)      15,000
  Executive Vice President,          1994(8)   166,667    98,750                                    35,000
  Chief Financial Officer,
  and Treasurer

Gary L. Howard................       1995    306,667     80,040                       23,000(9)      50,000
  President and                      1994(8)   241,667
  Chief Executive Officer,
  McRae's Division

Frederick J. Mershad..........       1995    270,833     75,000                       23,000(9)      15,000
  President and                      1994(8)   173,077                                              35,000
  Chief Executive Officer,
  Proffitt's Division

------------------------

(1) Amounts awarded under the Incentive Compensation Plan for the respective fiscal years, even if deferred.

(2) Includes stock grants to Martin and Coggin of 5,000 and 1,500 shares of Proffitt's Common Stock, respectively, which was granted at the market price of $32.25 as of the date of grant.

(3) In February 1989, Proffitt's entered into a compensation agreement with R. Brad Martin which provides for a $500,000 interest-free loan due January 31, 1999 or upon Mr. Martin's termination of employment with Proffitt's. Other Annual Compensation represents imputed interest on that interest-free loan.

(4) Represents a restricted stock award of 13,000 shares of Proffitt's Common Stock which was granted at the market price of $24.00 as of the date of grant. The award will fully vest one year from the date of grant. This award represents Martin's total restricted stock holdings.

(5) Economic benefit of split dollar life insurance policy.

(6) Includes stock grants to Martin and Coggin of 5,000 and 2,500 shares of Proffitt's Common Stock, respectively, which was granted at the market price of $21.50 as of the date of grant.

(7) Represents a stock grant of 5,000 shares of Proffitt's Common Stock which was granted at the market price of $18.50 as of the date of grant.

(8) The hire date for Coggin, Glasscock, and Howard was April 1, 1994 and for Mershad was May 23, 1994.

(9) Represents a stock award of 1,000 shares of Proffitt's Common Stock which was granted at the market price of $23.00 as of the date of grant. These grants vest in equal one-third installments with full vesting occurring on the second anniversary of the date of grant. These awards represent the total restricted stock holdings of the named individuals.

EMPLOYMENT CONTRACTS

    All of the Named Officers and certain other officers have employment agreements with Proffitt's. All agreements fix the Named Officers' minimum base compensation for the fiscal year and provide for participation by such officers in employment benefit plans as Proffitt's may adopt. The term for Mr. Martin's agreement ends October 11, 2001. The term for Mr. Coggin's agreement ends October 11, 1999. The remainder of the Named Officers' agreements are for terms ending March 28, 1998. Under the terms of each agreement, each Named Officer is entitled to receive his base salary for the remainder of his employment period in the event he is terminated without cause. If the termination is involuntary and due to a change in control or a potential change in control, he is entitled to receive his base salary for the greater of the remaining term of his agreement or twenty-four months. In such event, Proffitt's would be obligated to pay the following monthly amounts (assuming no change in current salaries) to these individuals: R. Brad Martin, $46,000; James A. Coggin, $38,917; James E. Glasscock, $18,583; Gary L. Howard, $26,583; and Frederick J. Mershad, $25,000. A "Change in Control" is defined as:
(i) the acquisition of 25% or more of the combined voting power of Proffitt's outstanding securities, (ii) a tender offer, merger, sale of assets, or other business combination which results in the transfer of a majority of the combined voting power of Proffitt's or any successor entity, or (iii) during any two consecutive year period, the failure to elect a majority of the individuals constituting the Board of Directors of Proffitt's prior to the commencement of such period, unless the election or nomination of any replacement Directors was approved by vote of at least two- thirds of the Directors of Proffitt's then still in office who were Directors of Proffitt's at the beginning of such period. A "Potential Change in Control" is defined as: (i) the approval by the shareholders of Proffitt's of an agreement which, if consummated, will result in a change of control or (ii) the acquisition of 5% or more of the outstanding voting securities of Proffitt's and the adoption by Proffitt's Directors of a resolution to the effect that a potential change in control of Proffitt's has occurred.

    In conjunction with Proffitt's February 3, 1996 business combination with Younkers, Inc., Proffitt's entered into employment agreements with two former Younkers executives, W. Thomas Gould and Robert M. Mosco. February 3, 1996 is the effective date of the agreements ("Effective Date").

    Mr. Gould's Employment Agreement has a five year term and provides that Mr. Gould will be paid a minimum annual base salary of $750,000 and be eligible to participate, in the sole discretion of Proffitt's Human Resources/Compensation Committee, in Proffitt's bonus and other similar incentive plans for senior management of Proffitt's. Each of Proffitt's and Mr. Gould may terminate Mr. Gould's Employment Agreement prior to its expiration upon thirty days' prior written notice; provided, however, that such notice may not be provided for at least one year from the Effective Date. If Mr. Gould's employment with Proffitt's terminates before expiration of the Employment Agreement other than by Proffitt's upon a conviction of Mr. Gould of certain felonies, Proffitt's will continue to pay Mr. Gould his annual salary and continue to provide Mr. Gould with medical and life insurance coverage during the remaining term of the Employment Agreement. In the event Mr. Gould's payments are subject to an excise tax under Section 4999 of the Internal Revenue Code (the "Code"), he will receive a reimbursement payment to offset such tax.

    Mr. Mosco's Employment Agreement has a three year term and provides that Mr. Mosco will be paid a minimum annual base salary of $450,000 and be eligible to participate in Proffitt's bonus and other similar incentive plans for senior management of Proffitt's. Proffitt's may terminate Mr. Mosco's employment for Cause (as defined in the Employment Agreement) or without Cause. If Proffitt's terminates Mr. Mosco's employment other than for Cause or as a result of his death or disability, or Mr. Mosco terminates his employment for Good Reason (as defined in the Employment Agreement), Proffitt's will pay Mr. Mosco a lump-sum severance payment in an amount equal to (i) salary through the date of termination and PRO RATA bonus for the then-current year (based upon his three-year average bonus or 50% of his target bonus for the then-current year),
(ii) three times Mr. Mosco's highest annual salary in effect during the 12-month period prior to termination and three times the greater of Mr. Mosco's average bonus in respect of the three immediately preceding fiscal years or 50% of target bonus, (iii) any unvested benefit under Younkers' defined benefit pension plan, and (iv) any unvested employer contributions under Younkers' defined contribution plan. Proffitt's will also continue to provide Mr. Mosco with medical and life insurance coverage for a period of three years. Mr. Mosco's payments are limited to avoid imposition of excise tax under Section 4999 of the Code.

    In conjunction with Proffitt's October 11, 1996, business combination with Parisian, Inc., Proffitt's entered into an Employment Agreement with Donald E. Hess, the former President and Chief Executive Officer of Parisian, Inc. October 11, 1996, is the effective date of Mr. Hess' Agreement. Mr. Hess' Employment Agreement has a four year term and provides that Mr. Hess will be paid a minimum annual base salary of $427,000 and be eligible to participate in Proffitt's bonus and other similar incentive plans for senior management of Proffitt's. Each of Proffitt's and Mr. Hess may terminate Mr. Hess' Employment Agreement prior to its expiration upon thirty days prior written notice beginning October 11, 1997.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options under the Proffitt's, Inc. 1994 Long-Term Incentive Plan ("Plan") to the Named Officers as of fiscal year end.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                                  POTENTIAL
                                                                                                                  REALIZABLE
                                                                                                                  VALUE
                                                                                                                     AT
                                                                                                                   ASSUMED
                                                                                                                   ANNUAL
                                                                                                                    RATES
                                                                                                                  OF STOCK
                                                                                                                    PRICE
                                                                                                                  APPRECIATION
                                                                                                                     FOR
                                                                                                                   OPTION
                                                                     INDIVIDUAL GRANTS                            TERM (4)
                                            --------------------------------------------------------------------  ---------

                                               OPTIONS        % OF TOTAL OPTIONS       EXERCISE OR
                                               GRANTED       GRANTED TO EMPLOYEES      BASE PRICE    EXPIRATION
NAME                                         (#) (1) (2)        IN FISCAL YEAR        ($/SHARE)(3)      DATE       5% ($)
------------------------------------------  -------------  -------------------------  -------------  -----------  ---------

R. Brad Martin............................       20,000                  5.9               25.375       3/28/05     319,164

James A. Coggin...........................       20,000                  5.9               25.375       3/28/05     319,164

James E. Glasscock........................       15,000                  4.4               25.375       3/28/05     239,373

Gary L. Howard............................       --                   --                   --            --          --

Frederick J. Mershad......................       15,000                  4.4               25.375       3/28/05     239,373



NAME                                          10% ($)
------------------------------------------  -----------
R. Brad Martin............................     808,824
James A. Coggin...........................     808,824
James E. Glasscock........................     606,618
Gary L. Howard............................      --
Frederick J. Mershad......................     606,618

------------------------

(1) All options granted in 1995 are exercisable in cumulative one-fifth installments commencing six months from the date of grant (with each subsequent installment vesting on the anniversary date of grant) with full vesting occurring on the fourth anniversary of the date of grant.

(2) Under the terms of the Plan, the Stock Option Committee retains discretion, subject to Plan limits, to modify the terms of outstanding options and to reprice the options.

(3) All options were granted at $25.375, which was the market closing price on the date of grant. No incentive stock options were granted. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(4) Potential gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock of Proffitt's and overall stock conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Officers concerning the exercise of options during 1995 and unexercised options held at fiscal year end.

    Aggregated Option Exercises in Last Fiscal Year End and Fiscal Year End Option Values

                                                                                                        VALUE OF UNEXERCISED
                                                                                                        IN-THE-MONEY OPTIONS
                                                                                     UNEXERCISED                 AT
                                                                                   OPTIONS HELD AT      FISCAL YEAR END ($)
                                       SHARES                                    FISCAL YEAR END (#)            (1)
                                     ACQUIRED ON               VALUE                EXERCISABLE/            EXERCISABLE/
NAME                                EXERCISE (#)           REALIZED ($)             UNEXERCISABLE          UNEXERCISABLE
--------------------------------  -----------------  -------------------------  ---------------------  ----------------------

R. Brad Martin..................              0                      0              107,000/113,000         124,500/28,000

James A. Coggin.................              0                      0               28,000/52,000                0/0

James E. Glasscock..............              0                      0               17,000/33,000                0/0

Gary L. Howard..................              0                      0               20,000/30,000                0/0

Frederick J. Mershad............              0                      0               17,000/33,000                0/0

------------------------

(1) Represents the difference between the closing price of Proffitt's Common Stock on February 3, 1996 and the exercise price of the options.

                              CERTAIN TRANSACTIONS

    On March 31, 1994, Proffitt's acquired in a business combination (the "Business Combination") all of the outstanding Common Stock of Macco Investments, Inc., the holding company of McRae's, a retail department store company. Prior to its acquisition by Proffitt's, Inc., McRae's was a private company owned and operated by members of the McRae family: Richard D. McRae and his children, Richard D. McRae, Jr., Susan McRae Shanor, and Vaughan W. McRae. Richard D. McRae has served on the Board of Directors of Proffitt's, Inc. since the Business Combination.

    A portion of the consideration paid in the Business Combination was in the form of Proffitt's 7.5% Junior Subordinated Debentures due March 31, 2004 in the aggregate principal amount of $17.5 million ("Junior Debentures"). Richard D. McRae received $1.6 million of the Junior Debentures, and Richard D. McRae, Jr., Susan McRae Shanor, and Vaughan W. McRae each received $5.3 million of the Junior Debentures. Interest on the Junior Debentures paid to Richard D. McRae totaled approximately $123,000 for the year ended February 3, 1996. Interest paid to Richard D. McRae, Jr., Susan McRae Shanor, and Vaughan W. McRae totaled approximately $395,000 each for the same period.

    In conjunction with the Business Combination, Proffitt's purchased four regional mall stores owned by McRae family partnerships (collectively, the "Stores") for approximately $18.5 million.

    On April 1, 1994, Proffitt's purchased the McRae's store in the Singing River Mall, Gautier, Mississippi, from Arvey Real Estate Company ("Arvey"), a general partnership comprised of Richard D. McRae, Richard D. McRae, Jr., and Vaughan W. McRae, for a purchase price of approximately $2.6 million. A portion of the consideration paid by Proffitt's was the issuance of a promissory note (the "Gautier Note") in the principal amount of approximately $600,000, bearing interest at an annual rate of 6.5%. The Gautier Note is payable in five installments, the first four of which are equal to 10% of the original principal amount, plus accrued interest. The first installment was due April 1, 1995, and subsequent installments are due April 1, 1996, April 1, 1997, and April 1, 1998, with the final installment of the remaining principal and interest due April 1, 1999. The Gautier Note is secured by a second deed of trust on the Gautier store. The principal amount outstanding under the Gautier Note at February 3, 1996 was approximately $501,000. Interest paid on this note totaled approximately $36,000 for the year.

    On April 1, 1994, Proffitt's purchased the McRae's store in the Barnes Crossing Mall, Tupelo, Mississippi, from Green's Crossing Real Estate Company ("Green's Crossing"), a general partnership comprised of a trust for Richard D. McRae, Jr.'s children, a trust for Vaughan W. McRae's children, and Ms. Shanor, for a purchase price of approximately $4.3 million. A portion of the consideration paid was the issuance of a promissory note (the "Tupelo Note") in the principal amount of approximately $1.5 million, bearing interest at an annual rate of 6.5%. The terms of the Tupelo Note are identical to the terms of the Gautier Note, and the Tupelo Note is secured by a second deed of trust on the Tupelo store. The principal amount outstanding under the Tupelo Note at February 3, 1996 was approximately $1,339,000. Interest paid on this note totaled approximately $97,000 for the year.

    On April 1, 1994, Proffitt's purchased the leasehold interest in the McRae's store in the Sawmill Square Shopping Center, Laurel, Mississippi, from Arvey for a purchase price of approximately $2.9 million. A portion of the consideration paid was the issuance of a McRae's promissory note (the "Laurel Note") in the principal amount of $1.8 million, bearing interest at an annual rate of 6.5%. The terms of the Laurel Note are identical to the terms of the Gautier Note, and the Laurel Note is secured by a second leasehold deed of trust on the Laurel store. The principal amount outstanding under the Laurel Note at February 3, 1996 was approximately $1,601,000. Interest paid on this note totaled approximately $116,000 for the year.

    On April 1, 1994, Proffitt's purchased the McRae's store in the Northpark Mall, Ridgeland, Mississippi, from Park Real Estate Company ("Park"), a general partnership comprised of Richard D. McRae,

Richard D. McRae, Jr., Susan McRae Shanor, and Vaughan W. McRae, for a purchase price of approximately $8.6 million. A portion of the consideration paid was the issuance of a McRae's promissory note (the "Northpark Note") in the principal amount of approximately $3.9 million, bearing interest at an annual rate of 6.5%. The terms of the Northpark Note are identical to the terms of the Gautier Note, and the Northpark Note is secured by a second deed of trust on the Ridgeland store. The principal amount outstanding under the Northpark Note at February 3, 1996 was approximately $3,516,000. Interest paid on this note totaled approximately $254,000 for the year.

    The Stores were purchased by Proffitt's as part of the Business Combination. Proffitt's believes that the terms of the purchases of the Stores were fair, reasonable, and consistent with the terms that would have been available to Proffitt's if purchased from unaffiliated parties.

    Proffitt's leases an office building (the "Heritage Building") in downtown Jackson, Mississippi pursuant to an eighteen year lease agreement dated December 23, 1981 (the "Heritage Building Lease") from Richard D. McRae, Jr., Susan McRae Shanor, and Vaughan W. McRae (collectively, the "Lessors"). Under the terms of the Heritage Building Lease, Proffitt's must pay all maintenance, repairs, insurance, utilities, taxes, improvements, and modifications to the building. During the fiscal year ended February 3, 1996, Proffitt's paid the Lessors approximately $325,000 under the Heritage Building Lease. Proffitt's subleases office space in the Heritage Building to unrelated tenants. During the fiscal year ended February 3, 1996, Proffitt's received rents from sublessees of approximately $967,000.

    Proffitt's has purchased executive life insurance policies insuring the lives of Richard D. McRae ($1.5 million and $8.5 million) and Vaughan W. McRae ($1.5 million). Each of Messrs. McRae has the right to purchase said policies from Proffitt's for a purchase price equal to the policy's cash value.

    In connection with the redemption of McRae's Common Stock owned by Richard
D. McRae's spouse on January 25, 1983, McRae's issued its promissory note (the "McRae's Note") in the principal amount of approximately $1.3 million, bearing 13% interest annually. Interest only on the McRae's Note was payable through January 1, 1993, and beginning February 1, 1993, principal and interest was payable in 60 monthly installments of $30,635. The final installment on the McRae's Note is due January 1, 1998, and Proffitt's has no prepayment rights thereunder. The principal amount outstanding under the McRae's Note at February 3, 1996 was approximately $621,000. Interest paid on this note totaled approximately $100,000 for the year.

    McRae's and Richard D. McRae entered into a Retirement Income Agreement dated July 23, 1982 which provided for annual retirement payments of $200,000 to Mr. McRae. Upon the death of Mr. McRae, payments of $175,000 are to be made to Mr. McRae's spouse, should she survive him, and terminate at her death. The payments are reduced by any payments made to Mr. or Mrs. McRae pursuant to the McRae's Pension Plan and are adjusted annually based on the Consumer Price Index. During the fiscal year ended February 3, 1996, McRae's paid Mr. McRae approximately $167,000 under this Agreement.

TRANSACTION WITH MICHAEL S. GROSS

    Director Michael S. Gross is one of the founding principals of Apollo Advisors, L.P., the managing general partner of Apollo Investment Fund, L.P., the general partner of Apollo Specialty Retail Partners, L.P. ("Apollo Specialty"), the holder of Proffitt's Series A Preferred Stock. Proffitt's paid Apollo Specialty $1.95 million in dividends for the fiscal year ended February 3, 1996.

HUMAN RESOURCES/COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Bernard E. Bernstein, Chairman of the Human Resources/Compensation Committee, is a partner in Bernstein, Stair & McAdams, which serves, on occasion, as legal counsel for Proffitt's.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Proffitt's is a leading regional department store company primarily offering moderate to better brand name fashion apparel, accessories, cosmetics, and decorative home furnishings. Proffitt's stores are principally anchor stores in leading regional or community malls. Proffitt's operates four department store divisions. The Proffitt's Division, headquartered in Knoxville, Tennessee, operates 26 stores in Tennessee, Virginia, Georgia, Kentucky, North Carolina, and West Virginia. The McRae's Division, headquartered in Jackson, Mississippi, operates 29 stores in Alabama, Mississippi, Florida, and Louisiana. The Younkers Division, headquartered in Des Moines, Iowa, operates 48 stores in Iowa, Wisconsin, Michigan, Nebraska, Illinois, Minnesota, and South Dakota. The Parisian Division, headquartered in Birmingham, Alabama, operates 38 stores in Alabama, Georgia, Florida, Ohio, South Carolina, Tennessee, Indiana and Michigan. On a combined basis, Proffitt's currently operates 141 stores in 20 states.

    In October 1996, Proffitt's acquired Parisian, Inc., a closely-held 38 unit specialty department store company headquarted in Birmingham, Alabama. This business combination was accounted for as a purchase. Proffitt's paid Parisian shareholders approximately $110 million in cash and issued approximately 2.9 million shares of Common Stock. Outstanding options to purchase Parisian Common Stock were converted into options to purchase approximately 406,000 shares of Proffitt's Common Stock.

    Proffitt's combined its business with Younkers, Inc., a publicly-owned retail department store chain, effective February 3, 1996, immediately before Proffitt's fiscal year end. This combination was structured as a tax-free transaction and has been accounted for as a pooling of interests. Each outstanding share of Younkers, Inc. Common Stock was converted into ninety eight one-hundredths (.98) shares of Proffitt's Common Stock, with approximately 8.8 million shares issued in the transaction.

    On April 12, 1995, Proffitt's acquired the Parks-Belk Company, a family-owned department store company with four stores in northeastern Tennessee. Three stores were renovated and opened as Proffitt's Division stores during 1995; one store was permanently closed.

    On March 31, 1994, Proffitt's acquired all of the outstanding Common Stock of Macco Investments, Inc., a holding company for McRae's, Inc., a family-owned retail department store chain headquartered in Jackson, Mississippi. The transaction was accounted for as a purchase.

    Proffitt's closed three unproductive units (one Proffitt's store and two Younkers stores) in January 1996 and one additional unproductive Younkers unit in August 1996. Two additional Younkers units were sold to a third party in March, 1996. A new McRae's store in Selma, Alabama was opened in March 1996, and a new Proffitt's Division store was opened in Morgantown, West Virginia in October 1996.

    On December 16, 1996, Proffitt's agreed to sell seven Proffitt's stores located in Virginia to Dillard Department Stores. The sale is subject to customary conditions and is expected to be consummated on or about March 31, 1997. The loss on the sale of the stores and severance costs are not expected to be material.

    In November and December 1996, Proffitt's total sales were $547.4 million, a 45% increase over 1995. The 1996 figure includes $170.6 million of Parisian Division sales. On a comparable stores basis (excluding Parisian) total sales increased 3% over 1995 for the period. The Parisian Division comparable stores sales declined 1% from the 1995 period.

    Income statement information for each year presented has been restated to reflect the Younkers merger, which was accounted for as a pooling of interests. The operations of Parisian, Parks-Belk, and McRae's have been included in the income statements beginning on their respective purchase dates of October 11, 1996, April 12, 1995, and March 31, 1994. The following table sets forth, for the periods indicated, certain items from Proffitt's Consolidated Statements of Income, expressed as percentages of net sales:

                                             53 WEEKS         52 WEEKS         52 WEEKS       NINE MONTHS    NINE MONTHS
                                               ENDED            ENDED            ENDED           ENDED          ENDED
                                            FEBRUARY 3,      JANUARY 28,      JANUARY 29,     NOVEMBER 2,    OCTOBER 28,
                                           1996 ("1995")    1995 ("1994")    1994 ("1993")       1996           1995
                                          ---------------  ---------------  ---------------  -------------  -------------
Net sales...............................         100.0%           100.0%           100.0%          100.0%         100.0%
Costs and expenses:
  Cost of sales.........................          65.5             65.4             65.2            64.4           64.6
  Selling, general, and administrative
    expenses............................          24.3             23.4             24.0            24.5           24.9
  Other operating expenses..............           7.9              8.0              8.3             8.2            8.4
  Expenses related to hostile takeover
    defense.............................           0.2                                                              0.3
  Impairment of long-lived assets.......           1.4
  Merger, restructuring, and integration
    costs...............................           1.6                                               0.5
  Gain on sale of assets................                                                            (0.3)
                                                 -----            -----            -----           -----          -----
Operating income (loss).................          (0.9)             3.2              2.5             2.7            1.8
Other income (expense):
Finance charge income, net of allocation
  to purchaser of accounts receivable...           2.3              2.3              2.4             2.5            2.6
Interest expense........................          (2.0)            (1.7)            (1.2)           (1.6)          (2.1)
Other income (expense), net.............           0.2              0.3              0.3                            0.2
                                                 -----            -----            -----           -----          -----
Income (loss) before provision for
  income taxes, extraordinary loss, and
  cumulative effect of changes in
  accounting methods....................          (0.4)             4.1              4.0             3.6            2.5
Provision for income taxes..............           0.1              1.6              1.6             1.5            1.0
                                                 -----            -----            -----           -----          -----
Income (loss) before extraordinary loss
  and cumulative effect of changes in
  accounting methods....................          (0.5)             2.5              2.4             2.1            1.5
Extraordinary loss (net of tax).........          (0.1)                             (0.1)
Cumulative effect of changes in
  accounting methods (net of tax).......                                             0.2
                                                 -----            -----            -----           -----          -----
Net income (loss).......................           (0.6)%            2.5%             2.5%           2.1%           1.5%
                                                  -----            -----            -----          -----          -----
                                                  -----            -----            -----          -----          -----

NET SALES

    Net sales increased 5% in the nine months ended November 2, 1996, over the prior year period, primarily due to revenues of $39.5 million generated from the newly acquired Parisian Division, sales from two new stores opened during 1996, and a comparable store sales gain of 4%, offset by volume lost due to closed and sold units.

    Total net sales increased by 10%, 52%, and 33% in 1995, 1994, and 1993, respectively. The 1995 sales increase was due to a comparable store sales increase of 3%, revenues generated from the Parks-Belk stores acquired in April 1995, and a full year of sales generated from the McRae's stores acquired in March 1994. The 1995 sales performance was adversely affected by weak fourth quarter sales due to a weak consumer climate and severe weather problems. The 1994 sales increase was due to revenues of

$379.1 million generated from the McRae's stores acquired in March 1994, along with a comparable store sales increase of 1% and volume generated from new stores opened in 1994 not reflected in the comparable stores sales gain.

GROSS MARGINS

    The Company uses a full-cost method to account for inventories, which includes certain purchasing and distribution costs. Costs related to obtaining merchandise and preparing it for sale are included in cost of sales.

    Gross margins were 35.6% in the nine months ended November 2, 1996, up from 35.4% in the prior year period. The improvement was due to proper inventory management and markdown control.

    Gross margins were 34.5%, 34.6%, and 34.8% in 1995, 1994 and 1993, respectively. The slight decrease in gross margin percent from 34.8% in 1993 to 34.6% in 1994 and 34.5% in 1995 was primarily a result of increased markdowns over prior years.

    The Company is taking steps which may enhance gross margin performance over time. The Younkers Division operated a low margin, leased shoe business until August 1996, at which time the Younkers shoe operation was converted to owned. The Company also intends, over time, to expand its higher margin private label business, which currently represents approximately 6% of total sales, to 10% or more of total sales. Management believes the conversion of the leased shoe business and further private label development, along with strengthened vendor relationships, increased buying power, and appropriate inventory management, will lead to enhancements in gross margins.

    As of November 2, 1996, management believes the Company's inventories were well balanced and appropriately assorted.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

    Selling, general, and administrative expenses ("SG&A") declined to 24.5% of net sales for the nine months ended November 2, 1996 from 24.9% for the prior year period. This expense leverage was primarily due to the implementation of targeted cost reductions principally resulting from the synergy process related to the Younkers transaction.

    In conjunction with the Younkers and Parisian mergers, tangible synergies and best practices have been identified that management believes will reduce total operating expenses by more than $22 million on an annualized basis. Management believes total expense reductions of $6 million and $17 million should be realized in the transition years of 1996 and 1997, respectively. Cost reductions have been targeted in several areas--the elimination of duplicate corporate expenses, economies of scale, implementation of best practices, and consolidation of certain administrative support functions. These changes should deliver leverage on expenses and will also contribute to the Company's competitive cost structure.

    SG&A expenses were 24.3% of net sales in 1995, 23.4% of net sales in 1994, and 24.0% of net sales in 1993. In 1995, in conjunction with the Younkers business combination, the Company revised certain estimates and recorded other charges to SG&A in the fourth quarter totaling $13.7 million, or 1.0% of net sales. The most significant components of these charges were: (i) a $2.4 million charge for the conversion of the Younkers leased shoe operation; (ii) a $2.0 million charge to strengthen the Company's bad debt reserve, and (iii) a $5.0 million reserve for various Younkers legal claims. Excluding these charges, SG&A was flat with the prior year, as a percent of net sales.

    The Company consolidated certain administrative support areas for the Proffitt's and McRae's Divisions during 1995. The Company anticipated leverage of selling, general, and administrative expense in 1995 due to these consolidations and expense control efforts. However, leverage was not achieved primarily due to lower than planned sales in the fourth quarter of 1995.

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    1993 SG&A included $5.0 million, or 0.6% of net sales, of store pre-opening expenses. These expenses were immaterial for 1994 and 1995.

OTHER OPERATING EXPENSES

    Other operating expenses were 8.2% of net sales for the nine months ended November 2, 1996 compared to 8.4% in the prior year period. The decrease was primarily due to reduced expenses related to stores recently sold and closed and lower depreciation due to reduced carrying value of certain property as a result of a 1995 impairment write-down.

    Other operating expenses were 7.9% of net sales in 1995, compared to 8.0% in 1994 and 8.3% in 1993. The percent decline in 1995 over 1994 and 1993 levels resulted from leverage of these expenses over a larger sales base, primarily due to the addition of the McRae's stores in 1994.

EXPENSES RELATED TO HOSTILE TAKEOVER DEFENSE

    For the nine months ended October 28, 1995, Proffitt's incurred expenses of approximately $2.9 million, or 0.3% of net sales, related to the defense of the attempted hostile takeover of Younkers by Carson Pirie Scott & Co. These charges totaled approximately $3.2 million or 0.2% of net sales for the entire year of 1995. No hostile takeover defense expenses were incurred in 1996, 1994, or 1993.

IMPAIRMENT OF LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Proffitt's adopted the provision of this new accounting standard in the fourth quarter of 1995. As a result of adopting this new accounting standard and as a result of closing certain stores and warehouses, Proffitt's incurred impairment charges totaling $19.1 million, or 1.4% of net sales. Of the total, $15.9 million related to the write-down in carrying value of six store properties currently in operation and $3.2 million related to the write-down of abandoned property.

MERGER, RESTRUCTURING, AND INTEGRATION COSTS

    In connection with the February 3, 1996 merger of Proffitt's and Younkers, Inc., the two companies incurred certain costs to effect the merger and other costs to restructure and integrate the combined operating companies. For the nine months ended November 2, 1996, those costs totaled $4.9 million or 0.5% of net sales, and related to such items as the termination of a Younkers pension plan, the conversion of Younkers' computer systems, and expenses of consolidating administrative functions. For 1995, those costs (incurred in the fourth quarter) totaled $20.8 million, or 1.6% of net sales, and were comprised of $8.8 million of merger transaction costs (principally investment banking, legal, and other direct merger costs); $3.2 million of severance and related benefits; $7.4 million for the write-off of duplicate administrative facilities; and $1.4 million of miscellaneous costs.

GAIN ON SALE OF ASSETS

    For the nine months ended November 2, 1996, Proffitt's realized gains related to the sale of certain properties of $2.6 million, or 0.3% of net sales, the majority of which related to the March 1996 sale of two Younkers stores to Carson, Pirie, Scott & Co.

FINANCE CHARGE INCOME, NET

    Finance charge income was 2.5% of net sales in the nine months ended November 2, 1996 compared to 2.6% in the prior year period. For the current year nine months, gross finance charge income (before allocation to the third party purchasers of accounts receivable) (see "--Liquidity and Capital Resources") increased to 3.6% from 3.3% in the prior year. The increase was primarily due to increased finance charge

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rates assessed in certain states (McRae's Division) and the October 1995 implementation of late fee penalties on past due charge account balances for the McRae's and Proffitt's Divisions.

    For the nine months ended November 2, 1996, the allocation to the third party purchasers of accounts receivable of finance charges totaled approximately $10.5 million, or 1.1% of net sales, compared to $6.3 million, or 0.7% of net sales, for the nine months ended October 28, 1995.

    Net finance charge income was 2.3% of net sales in 1995 and 1994 compared with 2.4% in 1993. For 1995, gross finance charge income (before allocation to the third party purchasers of accounts receivable) (see "--Liquidity and Capital Resources") increased to 3.0% of net sales from 2.8% in 1994. This increase was due to increased customer usage of Proffitt's proprietary charge cards, increased finance charge rates charged in certain states (McRae's Division), the October 1995 implementation of late fee penalties on past due charge account balances for the McRae's and Proffitt's Divisions, and a full year's benefit of the May 1994 implementation of late fee penalties on past due charge account balances at the Younkers Division. For 1994, gross finance charge income (before allocation to the third party) increased to 2.8% of net sales from 2.4% in 1993. The increase was due to increased customer usage of Proffitt's proprietary charge cards and the May 1994 implementation of late fee penalties on past due charge account balances at the Younkers Division.

    The allocation to the third party purchasers of accounts receivable of finance charges totaled approximately $8.8 million, or 0.7% of net sales, in 1995 and $5.6 million, or 0.5% of net sales, in 1994. There was no such allocation in 1993.

INTEREST EXPENSE

    Interest expense was $14.6 million, or 1.6% of net sales, in the nine months ended November 2, 1996, compared to $19.0 million, or 2.1% of net sales, in the prior year period due to lower average borrowing levels in the current year.

    Interest expense as a percentage of net sales was 2.0% for 1995, 1.7% for 1994, and 1.2% for 1993. Total interest expense was $26.1 million, $20.8 million, and $9.2 million in 1995, 1994, and 1993, respectively. The increase in interest expense in 1995 over 1994 was attributable to higher borrowings associated with the purchase and operation of the Parks-Belk stores acquired in April 1995 and the acquisition of McRae's in March 1994, along with higher interest rates. The significant increase in interest expense in 1994 over 1993 primarily was attributable to larger borrowings associated with the purchase and operation of the McRae's stores in March 1994 and new stores opened in 1993.

INCOME TAXES

    For the nine months ended November 2, 1996 and October 28, 1995, excluding the special and other non-recurring charges, the effective income tax rates were 41.6% and 40.0%, respectively. For 1995, excluding the special and other non-recurring charges which resulted in the net loss, the effective tax rate was 40.2%. For 1994 and 1993, effective income tax rates were 40.0% and 40.1%, respectively.

NET INCOME

    Net income was $19.7 million, or 2.1% of net sales for the nine months ended November 2, 1996, compared to $13.0 million, or 1.5% of net sales in the prior year period. Prior to merger, restructuring, and integration costs and the gain on sale of assets in 1996 and expenses related to hostile takeover defense in 1995, net income totaled $21.1 million, or 2.3% of net sales, for the current year nine months compared to $14.8 million, or 1.7% of net sales, in the prior year. The increase in earnings was primarily due to solid gross margin performance and leverage on expenses.

    Net loss (prior to extraordinary item) was $6.4 million in 1995, or 0.5% of net sales; net income totaled $29.7 million, or 2.5% of net sales, in 1994 and $19.2 million, or 2.4% of net sales, in 1993. 1995 earnings were negatively affected by such items as fourth quarter charges to SG&A in conjunction with the

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Younkers transaction, expenses related to the Younkers hostile takeover attempt, charges for the impairment of long-lived assets, and merger, restructuring, and integration costs previously discussed. Without these items, 1995 net income would have totaled $31.4 million, or 2.4% of net sales. Net income in 1994 rose over 1993 due to incremental sales and gross margin dollars and SG&A reductions previously discussed.

EXTRAORDINARY ITEM

    On February 3, 1996, Younkers replaced its debt financing of accounts receivable with sales of ownership interests in its accounts receivable. In addition, Younkers canceled its $150 million revolving credit agreement. As a result of this early extinguishment of debt, certain deferred costs associated with the debt facilities, such as loan origination costs and a loss from an interest rate swap, were written off. This write-off of $3.4 million ($2.1 million net of income taxes) was recorded as an extraordinary item in the fourth quarter of 1995.

INFLATION

    Inflation affects the costs incurred by Proffitt's in its purchase of merchandise and in certain components of its selling, general, and administrative expenses. Proffitt's attempts to offset the effects of inflation through price increases and control of expenses, although Proffitt's ability to increase prices is limited by competitive factors in its markets.

SEASONALITY

    Proffitt's business, like that of most retailers, is subject to seasonal influences, with a significant portion of net sales and net income realized during the fourth quarter of each year, which includes the Christmas selling season. In light of these patterns, selling, general, and administrative expenses are typically higher as a percentage of net sales during the first three quarters of each year, and working capital needs are greater in the last quarter of each year. The fourth quarter increases in working capital needs have typically been financed with internally generated funds, the sale of interests in Proffitt's accounts receivable, and borrowings under Proffitt's revolving credit facility. Generally, more than 30% of Proffitt's net sales and over 50% of net income are generated during the fourth quarter.

LIQUIDITY AND CAPITAL RESOURCES

    Proffitt's primary needs for liquidity are to acquire, renovate, or construct stores, to provide working capital for new and existing stores, and to repay borrowings.

    Net cash provided by operating activities was $26.2 million for the nine months ended November 2, 1996, and $8.2 million for the prior year period. In addition to net income and depreciation and amortization charges, net cash provided in the current and prior year periods resulted from reduced working capital needs.

    Net cash provided by operating activities was $55.1 million in 1995 and $131.7 million in 1994. In addition to the net loss, depreciation and amortization charges, and the $19.1 million write-down for impairment of long-lived assets, net cash provided in 1995 resulted from reduced working capital needs. In addition to net income and depreciation and amortization charges, the net cash provided in 1994 included $53.0 million generated from the sale of ownership interests in Proffitt's accounts receivable (see below) as well as a reduction in inventory levels over the prior year.

    Net cash used in investing activities was $156.6 million for the nine months ended November 2, 1996, of which $118.7 million was for the acquisition of Parisian and $41.1 million was related to new store construction, store renovations, systems enhancements, and other capital expenditures. Net cash used in investing activities for the nine months ended October 28, 1995 totaled $55.0 million, of which $45.6 million related to new store construction, store renovations, systems enhancements, and other capital expenditures and $10.4 million was the cash portion of the Parks-Belk acquisition purchase price.

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    Net cash used in investing activities for 1995 totaled $59.9 million, of which $49.5 million was for new store construction, store renovations, systems enhancements, and other capital expenditures, and $10.5 million was the cash portion of the Parks- Belk acquisition purchase price. Net cash used in investing activities for 1994 totaled $229.1 million, of which $184.1 million was for the purchase of Macco Investments, Inc. and $43.3 million was related to store renovation and construction, management information systems enhancements, and other capital expenditures.

    For the nine months ended November 2, 1996, net cash provided by financing activities totaled $106.9 million, which was primarily due to proceeds of $116.6 million from borrowings on long-term debt netted against payments on such debt of $11.3 million. For the nine months ended October 28, 1995, net cash provided by financing activities totaled $45.3 million, which was primarily due to proceeds of $56.0 million from borrowing on long-term debt netted against debt payments of $9.0 million.

    Net cash provided by financing activities for 1995 totaled $15.8 million, which was primarily due to proceeds of $32.3 million from borrowings on long-term debt netted against payments on long-term debt of $16.7 million. Net cash provided by financing activities for 1994 totaled $85.7 million which was primarily a result of proceeds from long-term borrowings of $91.0 million and the issuance of a $30 million convertible preferred security netted against debt payments of $33.5 million.

    Proffitt's utilizes a $175 million facility ("Accounts Receivable Facility") with a financial institution for the sale of ownership interests in accounts receivable (for the Proffitt's and McRae's Divisions), which expires in September 1997. The Accounts Receivable Facility requires a portion of finance charges earned be allocated to the purchaser of the ownership interests in the accounts receivable, sufficient to cover the yield on commercial paper utilized by the purchaser to finance the transaction, plus fees and expenses. As of January 7, 1997, the interest rate on the Accounts Receivable Facility was 5.82%, and $166 million of receivables were sold on the Accounts Receivable Facility at that date. The maximum receivables sold on the Accounts Receivable Facility during 1996 (through January 7, 1997) to total $166 million and during 1995 totaled $163.4 million. Amounts sold are limited to between 94% and 96% of total accounts receivable.

    Prior to February 3, 1996, Younkers utilized an accounts receivable securitization program under which its receivables were used as collateral for commercial paper issued by a wholly-owned special purpose subsidiary. Effective with the February 3, 1996 merger, Younkers replaced amounts borrowed under the securitization program with the sale of: (i) a fixed ownership interest of $75 million and (ii) a variable ownership interest of up to $50 million in its trade receivables. The $75 million receivables sold under this arrangement is from a pool of $91.5 million of trade receivables and remains fixed until 2000 at which time a portion of collections of outstanding receivables will be retained by the purchaser until the $75 million is extinguished. The purchaser retains an allocation of finance charges earned on the $75 million of receivables in an amount sufficient to provide a return of 6.45%.

    Additional sales of receivables up to $50 million are restricted on the basis of the level of eligible receivables in excess of the $91.5 million supporting the fixed pool and a minimum ownership interest to be retained by Younkers. Younkers may obtain additional proceeds by increasing the ownership interest transferred to the purchaser or reduce the purchaser's interest by allowing a portion of the collections to be retained by the purchaser. The purchaser retains an allocation of finance charge income equal to a variable rate based on commercial paper or Eurodollar rates. The agreement expires in 2000. As of January 7, 1997 the interest rate was 6.31%, and $90 million of Younkers' receivables were sold under this facility at that date. The maximum receivables sold under this facility in 1996 (through January 7, 1997) totaled $90 million. No receivables were sold under this facility during 1995.

    Proffitt's also utilizes a $160 million facility ("Parisian Accounts Receivable Facility") with a financial institution for the sale of ownership interests in accounts receivable (for the Parisian Division), which expires in 1998. The Parisian Accounts Receivable Facility requires a portion of finance charges earned be allocated to the purchaser of the ownership interests in the accounts receivable, sufficient to cover the yield on commercial paper utilized by the purchaser to finance the transaction, plus fees and expenses. As of

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January 7, 1997, the interest rate on the Parisian Accounts Receivable Facility was 5.48%, and $124.0 million of receivables were sold at that date. The maximum receivables sold on the Parisian Accounts Receivable Facility between October 11, 1996 (the Parisian acquisition date) and January 7, 1997 totaled $129.0 million. Accounts sold are limited to 85% of total accounts receivable.

    Proffitt's utilizes a $275 million revolving credit facility with several banks ("Revolver"), which expires in 1999. The Revolver provides various borrowing options, including prime rate and LIBOR- based rates. As of January 7, 1997, the LIBOR-based interest rate on the $275 million Revolver was 6.82%. Borrowings on the Revolver are limited to 55% of merchandise inventories. As of January 7, 1997, Proffitt's had borrowings totaling $40.0 million outstanding under the Revolver and unused availability of $234.9 million. The maximum amount outstanding under the Revolver during 1996 was $176.7 million. At that time, Proffitt's had unused availability on the Revolver of $98.3 million. Proffitt's previous $125 million revolving credit facility was replaced by the $275 million revolver in October 1996 in conjunction with the Parisian merger.

    During 1995, the maximum amount outstanding under the $150 million Younkers revolving credit facility (canceled on February 3, 1996; see "Extraordinary Item") was $12 million. At that time, Younker's had unused availability on this facility of $59 million.

    At November 2, 1996, total debt was 52% of total capitalization, up from 49% at October 28, 1995. Excluding subordinated debt of $226 million, senior debt was 30% of total capitalization, down from 36% at October 28, 1995. As of November 2, 1996, Proffitt's carried $125 million of mortgage debt related to its 27 owned store locations and other owned properties. Management believes the market value of these properties significantly exceeds the related indebtedness. At February 3, 1996, total debt was 42% of total capitalization, down from 47% at January 28, 1995. Excluding subordinated debt of $100 million, senior debt was 26% of total capitalization, down from 32% at January 28, 1995.

    Proffitt's estimates capital expenditures for the combined organization in 1996 will be approximately $59 million, primarily for the construction of two stores to be opened in 1996, initial construction related to five to seven stores to be opened in 1997, several store expansions and renovations, and enhancements to management information systems. Proffitt's expects capital expenditures for the combined organization in 1997 will be approximately $88 million, primarily for the construction of five to seven new stores to be opened in 1997, initial construction related to five to seven stores to be opened in 1998, several store expansions and restorations, and enhancements to management information systems.

    On November 8, 1996 Proffitt's announced its planned merger with Herberger's, which is expected to close in early 1997. Under the terms of the transaction, Proffitt's will issue 4.0 million shares of Proffitt's Common Stock to the stockholders of Herberger's. In addition, Proffitt's will assume Herberger's indebtedness, which totaled approximately $46.2 million as of November 2, 1996. Approximately $20.0 million of this indebtedness related to short-term, seasonal borrowings and is expected to be repaid by February 1, 1997. The transaction will be accounted for as a pooling of interests.

    Proffitt's anticipates its capital expenditures and working capital requirements relating to planned new and existing stores will be funded through cash provided by operations, borrowings and cash reserves. Proffitt's expects to generate adequate cash flows from operating activities to sustain current levels of operations. Proffitt's maintains favorable banking relations and anticipates the necessary credit agreements will be extended or new agreements will be entered into in order to provide future borrowing requirements as needed. Proffitt's goal is to continue to maintain a strong balance sheet, providing Proffitt's flexibility to capitalize on attractive opportunities for growth, thereby enhancing shareholder value.

RECENT ACCOUNTING PRONOUNCEMENT

    In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transferring and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 is effective January 1, 1997. The Company intends to adopt SFAS 125 on that date and expects the adoption will have an immaterial impact on the Company's financial position and results from operations.

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                            BUSINESS OF HERBERGER'S

    Herberger's is an employee-owned regional department store company with 40 stores offering principally moderately-to-upper-moderately priced quality apparel, accessories, cosmetics, fragrances, jewelry and shoes for the entire family, as well as quality linens, domestics, china, gifts and flatware for the home. Herberger's was founded by G. R. "Bob" Herberger in 1927 as a single store in St. Cloud, Minnesota and was incorporated in 1943 in the State of Delaware. In 1972 Herberger's became employee-owned through the acquisition of the outstanding common stock by employees. A profit sharing plan, established in 1967, was converted in 1989 to the Herberger's ESOP.

    Herberger's and its employees place significant emphasis on a high standard of customer service which Herberger's believes is recognized throughout its many trade areas and has contributed to its historical profitability. Management receives confidential feedback from all employees on an annual basis, offering suggestions for improving all areas of operations. Herberger's believes this feedback has contributed to an improved work environment for employees and a better shopping environment for customers.

    Herberger's marketing strategy is multifaceted, but centers around a highly promotional, value-oriented offering of popular branded lines of fashion merchandise. Newspaper advertising and circulars are the principal promotional medium, although some direct mail and radio strategies are also used. Most Herberger's stores are located in rural population centers where Herberger's is generally the dominant fashion name-brand department store. Such cities typically encompass a retail trade area ranging in size from approximately 50,000 to 300,000 people, although certain locations exist in larger markets where Herberger's believes it successfully fulfills the customer's desire for a "neighborhood" department store.

    Herberger's 40 stores are located in ten states; Colorado (1 store), Illinois (1 store), Iowa (2 stores), Minnesota (14 stores), Montana (6 stores), Nebraska (5 stores), North Dakota (3 stores), South Dakota (3 stores), Wisconsin (4 stores) and Wyoming (1 store). Most stores are located in local or regional malls where they serve as co-anchors. All of Herberger's locations are leased, except for the St. Cloud, Minnesota property, which serves as a combination store, corporate office, and local mall. Herberger's recently announced its intention to close its downtown Billings, Montana store around the end of the current fiscal year.

    Herberger's operates a 97,625 square foot distribution center in Sartell, Minnesota, near St. Cloud, and centrally tickets and distributes the majority of its merchandise purchases. Herberger's has made significant investments to obtain and maintain advanced computerized systems including electronic point-of-sale and communications in each of its locations, and mainframe based financial, inventory reporting and payroll systems.

    Herberger's purchases merchandise from approximately 3,000 different resources. A portion of its purchases are made or coordinated through an international merchandising and product development organization, Frederick Atkins, Inc., of which Herberger's is a member stockholder. No resource accounts for more than 10% of Herberger's purchases.

    Herberger's executive offices are located at 600 Mall Germain, St. Cloud, Minnesota 56301, and its telephone number is (320) 251-5351.

                      HERBERGER'S MANAGEMENT'S DISCUSSION
         AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following is a discussion of the historical financial condition and results of operations of Herberger's for the nine month periods ended November 2, 1996 and October 28, 1995, and for each of the three fiscal years in the period ended February 3, 1996. The financial information and discussion and analysis which follow are based upon and should be read in conjunction with the Consolidated Financial Statements and the notes thereto. Herberger's fiscal year ends on the Saturday closest to January 31 of the following year and consisted of 53 weeks in the year ended February 3, 1996 and 52 weeks in the year

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ended January 28, 1995. Accordingly, unless otherwise indicated, reference to a year in this section means the fiscal year commencing in the calendar year to which reference is made. For example, references to "1995" mean the fiscal year which commenced on January 29, 1995 and ended on February 3, 1996.

COMPARISON OF THE NINE MONTHS ENDED NOVEMBER 2, 1996 (1996) AND OCTOBER 28, 1995
  (1995)

    NET SALES. Net sales for the six month period ended November 2, 1996 decreased approximately 1.4% from the prior year period for both total store and comparable stores sales. A comparable store is one which has been open throughout each fiscal year and throughout the prior fiscal year being reported, or in the case of an interim period, has been open throughout the interim period and throughout the comparable interim period in the prior year. Annual amounts are adjusted so that all annual amounts reflect a 52 week year. New stores become comparable stores in the first full month following the anniversary of the opening of these new stores. For purposes of this calculation, renovated and expanded stores are classified as comparable stores and not as new stores. No new stores were opened during either of these two periods. Total store sales includes the effect of the expansion of one existing store in March of 1996 and the expansion of another existing store in May of 1995. Due to the large number of separate items of merchandise sold and because pricing is periodically adjusted, Herberger's is not able to quantify accurately the percentage of sales change resulting from changes in unit volume compared to changes in price.

    GROSS MARGIN. Gross margin as a percent of sales during the nine month period ended November 2, 1996 increased to 35.4% from 34.8% during the comparable prior year period principally due to an increase in the initial markup on merchandise sold and a lower level of merchandise markdowns during the period.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses ("SG&A") as a percent of sales were 24.6% in the nine month period ended November 2, 1996 and 23.4% in the comparable prior year period. The increase in SG&A was attributable principally to the effect of increases in payroll rates in relationship to lower sales.

    OTHER OPERATING EXPENSES. Other operating expenses, consisting principally of occupancy costs, depreciation and amortization and taxes other than income taxes, were substantially unchanged at 8.4% of sales in the nine months ended November 2, 1996 and 8.2% in the comparable prior year period.

    INTEREST EXPENSE. Interest expense for the nine month period ended November 2, 1996 was approximately $2.0 million compared to approximately $2.4 million during the comparable prior period. The decrease in interest expense was principally attributable to a lower average outstanding balance on Herberger's revolving line of credit due to lower average inventory levels during the period.

    INCOME TAXES. Income taxes for the nine month periods ended October 28, 1995 and November 2, 1996 and the income tax benefit for the comparable prior year period were estimated at approximately 40% of income before tax. The differences between the estimated effective tax rates and statutory rates were primarily due to state income taxes.

COMPARISON OF FISCAL YEARS ENDED FEBRUARY 3, 1996 (1995) AND JANUARY 29, 1995
  (1994)

    NET SALES. Net sales in 1995 increased 10.3% over 1994, from approximately $296.9 million to approximately $327.6 million. The increase includes a comparable store sales increase of 7.3%. Two new stores were opened in Fall 1994 and one new store was opened during March 1994. One existing store was expanded during Spring 1995, and three existing stores were expanded during Spring 1994. The increase in comparable store sales was attributable principally to increased promotional activity during the year, primarily during the Spring selling season. The increase in total sales is attributable to this increased promotional activity, as well as the effect of the new stores and store expansions.

    GROSS MARGIN. Gross margin as a percent of sales in 1995 decreased to 34.5% of sales from 35.7% of sales during 1994. The decrease was principally due to an increase in the level of merchandise markdowns related to the increased promotional activity during the year, offset in part by an increase in the initial markup on merchandise sold.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses as a percent of sales were substantially unchanged at 22.7% in 1995 and 22.8% in 1994.

    OTHER OPERATING EXPENSES. Other operating expenses as a percent of sales decreased to 7.8% in 1995 from 8.3% in 1994. The decrease was due principally to certain fixed assets becoming fully depreciated resulting in a decrease in depreciation and amortization expense.

    INTEREST EXPENSE. Interest expense for 1995 was approximately $3.3 million compared to approximately $2.5 million in 1994. The increase in interest expense was principally attributable to a higher average outstanding balance on Herberger's revolving line of credit due to an increase in average inventories during the period, and the additional interest expense on ESOP loans made in May 1995 and May 1994.

    INCOME TAXES. Income taxes in 1995 were 37.0% of income before tax and in 1994 were 37.2% of income before tax. The differences between the effective tax rates and statutory rates were primarily due to state income taxes.

COMPARISON OF FISCAL YEARS ENDED JANUARY 28, 1995 (1994) AND JANUARY 29, 1994
  (1993)

    NET SALES. Net sales in 1994 increased 12.2% over 1993, from approximately $264.7 million to approximately $296.9 million. The increase consists of total store sales and a comparable store sales increase of 6.7%. The increase in comparable store sales was primarily attributable to increased promotional activity initiated in Fall 1994. The increase in total store sales was primarily attributable to this increased promotional activity and the effect of new store openings and expansions of existing stores. Two new stores were opened in Fall 1994, one new store was opened in March 1994 and one new store was opened in Fall 1993. One store was closed in January 1994. Three existing stores were expanded in Spring 1994, one existing store was expanded in Fall 1993 and two existing stores were expanded in Spring 1993.

    GROSS MARGIN. Gross margin as a percent of sales in 1994 decreased to 35.7% from 36.1% in 1993. The decrease was principally due to an increase in the level of merchandise markdowns related to the increased promotional activity during Fall 1994, offset in part by an increase in initial markup on merchandise sold.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses as a percent of sales decreased to 22.8% in 1994 from 24.1% in 1993. This decrease was principally attributable to direct selling costs increasing at a rate lower than the rate of sales increase, and the elimination of certain non-essential corporate and store level functions as part of a cost reduction program initiated during Fall 1993.

    OTHER OPERATING EXPENSES. Other operating expenses as a percent of sales were substantially unchanged at 8.3% in 1994 and 8.4% in 1993.

    INTEREST EXPENSE. Interest expense in 1994 was approximately $2.5 million compared to approximately $2.0 million in 1993. The increase in interest expense was principally attributable to an increase in the average outstanding balance on the revolving line of credit due to higher average inventory levels during the period.

    INCOME TAXES. Income taxes in 1994 were 37.2% of income before tax and in 1993 were 37.1% of income before tax. The differences between the effective tax rates and statutory rates were primarily due to state income taxes.

SEASONALITY AND INFLATION

    Herberger's considers its business, like most retailers, to be seasonal in that a substantial percentage of its sales and net income occur during the fourth quarter which includes the Christmas selling season. Working capital and cash flow requirements fluctuate during the year, generally reaching their highest levels during the fourth quarter preceding the Christmas selling season, and their lowest level in the post-Christmas period of January. Generally, SG&A expenses as a percent of sales are higher in the first three quarters of the year as a consequence of this seasonality. Herberger's has been able to fund its seasonal cash flow needs through operations and borrowings under its revolving line of credit. Inflation affects the cost of merchandise Herberger's purchases, as well as most SG&A expenses. Although Herberger's attempts to pass the effects of such cost increases along in the pricing of its merchandise, it is limited to a certain degree by competitive forces.

LIQUIDITY AND CAPITAL RESOURCES

    Herberger's principal needs for liquidity are to provide working capital for operations, to fund capital expenditures for new stores and the expansion of existing stores, for repayment of long-term debt and, on a historical basis, to fund the payment of dividends and purchases of common shares into treasury from terminated or retired employee-stockholders. The principal sources of liquidity are cash from operations and short-term borrowings under a revolving line of credit.

    During the nine month period ended November 2, 1996, net cash used in operations was approximately $14.2 million compared to $12.9 million in the comparable prior year period. Due to the seasonal nature of Herberger's business (see "--Seasonality and Inflation"), it is common for cash to be used in operations, principally due to the increase in merchandise inventories, during this period. The increase in net cash used in operations in 1996 was principally attributable to an increase of approximately $4.7 million in inventory compared to the prior year and an increase of approximately $3.6 million in the portion of such inventory which was funded by trade accounts payable. Net cash used in investing activities for the period ended November 2, 1996 was approximately $2.2 million, compared to approximately $1.7 million during the comparable prior year period, and was principally attributable to capital expenditures. Net cash provided by financing activities during the period ended November 2, 1996 was approximately $16.4 million compared to approximately $13.4 million in the comparable prior year period. Net cash provided by financing activities principally consists of changes in the revolving line of credit, reduced by cash used for repayment of long-term debt, the purchases of treasury shares and cash dividends. The increase in 1996 was principally attributable to lower repayment of debt requirements during this period and lower treasury share purchases.

    Net cash provided by operating activities in 1995 was approximately $12.1 million, substantially unchanged from 1994. Net cash used in financing activities in 1995 was approximately $2.6 million compared to approximately $10.5 million in 1994. The reduction in 1995 from 1994 was principally attributable to reduced capital expenditures resulting from no new stores being opened during 1995. Net cash used in financing activities in 1995 was approximately $8.9 million compared to approximately $6.0 million in 1994. The increase in 1995 was principally attributable to increased repayment of long-term debt.

    Future capital expenditure needs will be based principally upon the addition of new stores or the expansion of existing stores. Herberger's is not contemplating any new stores in fiscal 1996, nor has it signed leases for any new stores in 1997. One lease has been amended to provide for the expansion of an existing store in 1997, and discussions are continuing for the expansion and addition of other stores. There can be no assurance of the outcome of any of these discussions.

    Herberger's contemplates that cash provided by operations will continue to be adequate to meet its capital expenditure and other working capital needs, and that the availability of its revolving line of credit will be sufficient to meet its seasonal cash needs. The revolving line of credit is with two participating banks, is an annual commitment currently expiring on September 30, 1997 and is in the amount of $30.0 million. As of November 2, 1996, availability under the revolving line of credit was approximately $8.7 million.

    Certain debt covenants exist under the revolving line of credit and under each of the term and other long-term debt notes. Herberger's has not been in violation of any of such covenants. As of the Effective Time, certain provisions and covenants of the notes will require modification. Herberger's believes that the required modifications will be obtained from the respective lenders or, in the event that such modifications are not obtained, that adequate alternative lending resources will be available to Herberger's for refinancing of existing debt obligations.

                                 LEGAL OPINIONS

    The validity of the Proffitt's Common Stock being offered hereby is being passed upon for Proffitt's by Sommer & Barnard, PC, special counsel to Proffitt's.

    Sommer & Barnard, PC will also deliver an opinion concerning certain federal income tax consequences of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

                                    EXPERTS

    The consolidated financial statements of Proffitt's appearing herein as of February 3, 1996 and January 28, 1995 and for each of the three years in the period ended February 3, 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon and included herein. Such report, as it relates to the amounts included for Younkers, Inc., for the years ended January 28, 1995 and January 29, 1994, is based solely on the reports of Deloitte & Touche, LLP, and Ernst and Young, LLP, independent accountants, respectively, included herein. Such consolidated financial statements are included herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

    The consolidated financial statements of Parisian as of February 3, 1996 and January 28, 1995, and for each of the three years in the period ended February 3, 1996, included in this Prospectus and the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon, included herein. Such consolidated financial statements are included herein and in the Registration Statement in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The audited financial statements of Herberger's as of January 28, 1995, and February 3, 1996, and for each of the three years in the period ended February 3, 1996, included in this Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Consolidated Financial Statements of Proffitt's:

  Report of Independent Accountants........................................................................        F-2

  Consolidated Balance Sheets as of February 3, 1996, January 28, 1995 and November 2, 1996 (unaudited)....        F-3

  Consolidated Statements of Income for the fiscal years ended February 3, 1996, January 28, 1995 and
    January 29, 1994 and for the nine months ended October 28, 1995 (unaudited) and November 2, 1996
    (unaudited)............................................................................................        F-4

  Consolidated Statements of Changes in Shareholders' Equity for the fiscal years ended February 3, 1996,
    January 28, 1995, and January 29, 1994 and for the nine months ended November 2, 1996 (unaudited)......        F-5

  Consolidated Statements of Cash Flows for the fiscal years ended February 3, 1996, January 28, 1995 and
    January 29, 1994 and for the nine months ended October 28, 1995 (unaudited) and November 2, 1996
    (unaudited)............................................................................................        F-6

  Notes to Consolidated Financial Statements...............................................................        F-7

Financial Statements of Herberger's:

  Report of Independent Public Accountants.................................................................       F-26

  Balance Sheets as of January 28, 1995, February 3, 1996 and November 2, 1996 (unaudited).................       F-27

  Statements of Income for the fiscal years ended January 29, 1994, January 28, 1995 and
    February 3, 1996 and for the thirty-nine week periods ended October 28, 1995 (unaudited) and November
    2, 1996 (unaudited)....................................................................................       F-28

  Statements of Changes in Stockholders' Deficit for the fiscal years ended January 29, 1994,
    January 28, 1995 and February 3, 1996 and for the thirty-nine week period ended November 2, 1996
    (unaudited)............................................................................................       F-29

  Statements of Cash Flows for the fiscal years ended January 29, 1994, January 28, 1995 and February 3,
    1996 and for the thirty-nine week periods ended October 28, 1995 (unaudited) and November 2, 1996
    (unaudited)............................................................................................       F-30

  Notes to Financial Statements............................................................................       F-31

Consolidated Financial Statements of Parisian:

  Report of Independent Accountants........................................................................       F-38

  Consolidated Balance Sheets as of January 28, 1995 and February 3, 1996..................................       F-39

  Consolidated Statements of Operations for the fiscal years ended January 29, 1994, January 28, 1995 and
    February 3, 1996.......................................................................................       F-40

  Consolidated Statements of Changes in Shareholders' Equity for the fiscal years ended January 29, 1994,
    January 28, 1995 and February 3, 1996..................................................................       F-41

  Consolidated Statements of Cash Flows for the fiscal years ended January 29, 1994, January 28, 1995 and
    February 3, 1996.......................................................................................       F-42

  Notes to Consolidated Financial Statements...............................................................       F-43

  Consolidated Balance Sheet as of August 3, 1996 (unaudited)..............................................       F-54

  Consolidated Statements of Operations for the periods from January 29, 1995 through July 29, 1995
    (unaudited) and February 4, 1996 through August 3, 1996 (unaudited)....................................       F-55

  Consolidated Statements of Changes in Shareholders' Equity for the period from February 4, 1996 through
    August 3, 1996 (unaudited).............................................................................       F-56

  Consolidated Statements of Cash Flows for the periods from January 29, 1995 through July 29, 1995
    (unaudited) and February 4, 1996 through August 3, 1996 (unaudited)....................................       F-57

  Notes to Unaudited Consolidated Financial Statements.....................................................       F-58

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Proffitt's, Inc.

    We have audited the accompanying consolidated balance sheets of Proffitt's, Inc. and Subsidiaries as of February 3, 1996 and January 28, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger with Younkers, Inc., which has been accounted for as a pooling of interests as described in Note A to the consolidated financial statements. We did not audit the financial statements of Younkers for the years ended January 28, 1995 and January 29, 1994. Such statements reflect aggregate total assets constituting 38.3% and 54.7% in 1994 and 1993, respectively, and aggregate total revenues constituting 49.3% and 74.9% in 1994 and 1993, respectively, of the related consolidated totals. Those statements were audited by other auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Younkers, Inc. is based solely on the respective reports of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the respective reports of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the respective reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Proffitt's, Inc. and Subsidiaries as of February 3, 1996 and January 28, 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 3, 1996, in conformity with generally accepted accounting principles.

    As described in Note N to the financial statements, the Company changed its method of costing inventory, accounting for store pre-opening expenses and accounting for income taxes in the year ended January 29, 1994 and changed its method of valuing inventory in the year ended January 28, 1995.

                                          COOPERS & LYBRAND, L.L.P.

Atlanta, Georgia
March 15, 1996

                       PROFFITT'S, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            FEBRUARY 3,  JANUARY 28,  NOVEMBER 2,
                                                                               1996         1995          1996
                                                                            -----------  -----------  ------------
                                                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents...............................................   $  26,157    $  15,181   $      2,644
  Restricted cash and short-term investments..............................                                   2,090
  Trade accounts receivable, less allowance for doubtful accounts of
    $6,601 in 1995, $4,723 in 1994 and $7,926 in 1996 (unaudited).........      44,878      120,185         62,645
  Accounts receivable--other..............................................       9,469        9,917         13,837
  Merchandise inventory...................................................     286,474      275,357        530,429
  Prepaid supplies and expenses...........................................       8,024        9,024         13,322
  Deferred income taxes...................................................       3,750                      32,991
                                                                            -----------  -----------  ------------
    TOTAL CURRENT ASSETS..................................................     378,752      429,664        657,958
PROPERTY AND EQUIPMENT, net of depreciation...............................     381,839      376,461        478,612
GOODWILL, net of amortization.............................................      52,838       46,522        290,075
OTHER ASSETS..............................................................      22,237       25,746         20,770
                                                                            -----------  -----------  ------------
      TOTAL ASSETS........................................................   $ 835,666    $ 878,393   $  1,447,415
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Trade accounts payable..................................................   $  75,377    $  68,203   $    199,590
  Accrued expenses........................................................      48,597       28,599         91,215
  Accrued compensation and related items..................................      10,920       12,629         11,628
  Sales taxes payable.....................................................      11,513       11,696         20,458
  Income taxes payable....................................................       2,954        7,606
  Deferred income tax liability...........................................                    2,500
  Current portion of long-term debt and capital lease obligations.........      17,269       15,269         18,050
                                                                            -----------  -----------  ------------
    TOTAL CURRENT LIABILITIES.............................................     166,630      146,502        340,941
SENIOR DEBT...............................................................     134,255      190,216        274,709
CAPITAL LEASE OBLIGATIONS.................................................      10,846       11,319         10,453
DEFERRED INCOME TAXES.....................................................      52,250       58,400         59,703
OTHER LONG-TERM LIABILITIES...............................................      14,328       11,076         50,543
SUBORDINATED DEBT.........................................................     100,505      100,269        225,634
                                                                            -----------  -----------  ------------
      TOTAL LIABILITIES...................................................     478,814      517,782        961,983
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Preferred Stock, $1.00 par value, 10,000 total shares authorized:
  Series A--600 shares authorized, 600, 600 and no shares (unaudited)
    issued and outstanding at February 3, 1996, January 28, 1995 and
    November 2, 1996, respectively, $50 per share liquidation
    preference............................................................      28,850       28,850
  Common Stock, $.10 par value, 100,000 shares authorized, 19,120, 18,760, and 23,835 (unaudited) shares issued and outstanding at February 3,
    1996, January 28, 1995 and November 2, 1996, respectively.............       1,912        1,876          2,383
  Additional paid-in capital..............................................     243,279      236,665        384,364
  Retained earnings.......................................................      82,811       93,220         98,685
                                                                            -----------  -----------  ------------
    TOTAL SHAREHOLDERS' EQUITY............................................     356,852      360,611        485,432
                                                                            -----------  -----------  ------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................   $ 835,666    $ 878,393   $  1,447,415
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       PROFFITT'S, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED                   NINE MONTHS ENDED
                                                  -------------------------------------  ------------------------
                                                  FEBRUARY 3,  JANUARY 28,  JANUARY 29,  OCTOBER 28,  NOVEMBER 2,
                                                     1996         1995         1994         1996         1996
                                                  -----------  -----------  -----------  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
NET SALES.......................................  $ 1,333,498   $1,216,498   $ 798,779    $ 888,895    $ 936,607
COSTS AND EXPENSES
  Cost of sales.................................      873,218     795,353      520,987      574,319      603,236
  Selling, general and administrative expenses..      324,650     284,748      192,028      220,898      229,240
  Other operating expenses......................
        Property and equipment rentals..........       39,668      37,439       27,890       27,083       28,592
        Depreciation and amortization...........       35,709      32,802       19,816       25,582       25,122
        Taxes other than income taxes...........       29,644      27,580       18,911       22,316       22,459
  Expenses related to hostile takeover defense..        3,182                                 2,913
  Impairment of long-lived assets...............       19,121
  Merger, restructuring and integration costs...       20,822                                              4,940
  Gain on sale of assets........................                                                          (2,597)
                                                  -----------  -----------  -----------  -----------  -----------
OPERATING INCOME (LOSS).........................      (12,516)     38,576       19,147       15,784       25,615
OTHER INCOME (EXPENSE)
  Finance charge income.........................       31,273      27,934       19,312       22,946       22,728
  Interest expense..............................      (26,098)    (20,781)      (9,245)     (19,011)     (14,632)
  Other income (expense), net...................        2,848       3,865        2,923        2,009           98
                                                  -----------  -----------  -----------  -----------  -----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES,
  EXTRAORDINARY LOSS AND CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING METHODS.................       (4,493)     49,594       32,137       21,728       33,809
Provision for income taxes......................        1,906      19,850       12,892        8,679       14,107
                                                  -----------  -----------  -----------  -----------  -----------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS AND
  CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING
  METHODS.......................................       (6,399)     29,744       19,245       13,049       19,702
Extraordinary loss on early extinguishment of
  debt (net of tax).............................       (2,060)                  (1,088)
                                                  -----------  -----------  -----------  -----------  -----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING METHODS.................       (8,459)     29,744       18,157       13,049       19,702
  Cumulative effect of changes in accounting
    methods (net of tax)........................                                 1,904
                                                  -----------  -----------  -----------  -----------  -----------
NET INCOME (LOSS)...............................       (8,459)     29,744       20,061       13,049       19,702
  Preferred stock dividends.....................        1,950       1,694                     1,462          796
  Payment for early conversion of Preferred
    Stock.......................................                                                           3,032
                                                  -----------  -----------  -----------  -----------  -----------
NET INCOME (LOSS) AVAILABLE TO COMMON
  SHAREHOLDERS..................................  $   (10,409)  $  28,050    $  20,061    $  11,587    $  15,874
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
  Primary earnings (loss) per common share
    before extraordinary loss and cumulative
    effect of changes in accounting methods.....  $     (0.43)  $    1.48    $    1.09    $    0.60    $    0.76
  Extraordinary loss............................        (0.11)                   (0.06)
  Cumulative effect of changes in accounting
    methods.....................................                                  0.11
                                                  -----------  -----------  -----------  -----------  -----------
  Primary earnings (loss) per common share......  $     (0.54)  $    1.48    $    1.14    $    0.60    $    0.76
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
  Fully diluted earnings per common share.......                                                       $    0.91
                                                                                                      -----------
                                                                                                      -----------
  Primary weighted average common shares:.......       19,372      18,922       17,667       19,355       20,933
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
  Fully diluted weighted average common
    shares......................................                                                          21,760
                                                                                                      -----------
                                                                                                      -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                       PROFFITT'S, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                           (IN THOUSANDS OF DOLLARS)

                                                        PREFERRED STOCK                  ADDITIONAL                 TOTAL
                                                      --------------------    COMMON      PAID-IN    RETAINED   SHAREHOLDERS'
                                                      SERIES A   SERIES B      STOCK      CAPITAL    EARNINGS      EQUITY
                                                      ---------  ---------  -----------  ----------  ---------  -------------
Balance at January 30, 1993.........................  $  --      $  --       $   1,282   $   96,716  $  45,109   $   143,107
  Net income........................................                                                    20,061        20,061
  Issuance of Common Stock..........................                               525      125,833                  126,358
  Income tax benefits related to exercised stock
    options.........................................                                            783                      783
                                                      ---------  ---------  -----------  ----------  ---------  -------------
Balance at January 29, 1994.........................                             1,807      223,332     65,170       290,309
  Net income........................................                                                    29,744        29,744
  Issuance of Stock.................................     28,850      3,296          53        9,941                   42,140
  Income tax benefits related to exercised stock
    options.........................................                                            112                      112
  Conversion of Series B Preferred Stock............                (3,296)         16        3,280
  Preferred dividends...............................                                                    (1,694)       (1,694)
                                                      ---------  ---------  -----------  ----------  ---------  -------------
Balance at January 28, 1995.........................     28,850                  1,876      236,665     93,220       360,611
  Net loss..........................................                                                    (8,459)       (8,459)
  Issuance of Common Stock..........................                                36        6,241                    6,277
  Income tax benefits related to exercised stock
    options.........................................                                            373                      373
  Preferred dividends...............................                                                    (1,950)       (1,950)
                                                      ---------  ---------  -----------  ----------  ---------  -------------
Balance at February 3, 1996.........................     28,850     --           1,912      243,279     82,811       356,852
  Net income (unaudited)............................                                                    19,702        19,702
  Issuance of Common Stock (unaudited)..............                               329      112,422                  112,751
  Preferred dividends (unaudited)...................                                                      (796)         (796)
  Payment for early conversion of Preferred Stock
    (unaudited).....................................                                                    (3,032)       (3,032)
  Conversion of Preferred Stock (unaudited).........    (28,850)                   142       28,663                      (45)
                                                      ---------  ---------  -----------  ----------  ---------  -------------
Balance at November 2, 1996 (unaudited).............  $  --      $  --       $   2,383   $  384,364  $  98,685   $   485,432
                                                      ---------  ---------  -----------  ----------  ---------  -------------
                                                      ---------  ---------  -----------  ----------  ---------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       PROFFITT'S, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                              YEAR ENDED                   NINE MONTHS ENDED
                                                 -------------------------------------  ------------------------
                                                 FEBRUARY 3,  JANUARY 28,  JANUARY 29,  OCTOBER 28,  NOVEMBER 2,
                                                    1996         1995         1994         1995         1996
                                                 -----------  -----------  -----------  -----------  -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss)............................   $  (8,459)   $  29,744    $  20,061    $  13,049    $  19,702
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
    Extraordinary loss on extinguishment of
      debt.....................................       3,433                     1,832
    Cumulative effect of changes in accounting
      methods..................................                                (3,201)
    Depreciation and amortization..............      36,322       33,510       20,361       25,995       26,186
    Gain on sale of assets.....................                                                          (2,597)
    Deferred income taxes......................     (13,319)       4,474        4,296        3,637       (2,947)
    Impairment of long-lived assets............      19,121
    Other......................................         377          854         (821)       1,383          210
    Changes in operating assets and
      liabilities:
      Trade accounts receivable................       4,034       52,961      (19,593)       2,632       27,012
      Merchandise inventory....................      (8,097)      13,183      (47,346)    (115,751)    (121,810)
      Prepaid expenses and other current
        assets.................................       1,797         (141)      (3,267)        (623)        (168)
      Accounts payable, accrued expenses and
        income taxes payable...................      20,917       (2,575)       6,004       81,777       74,952
      Other....................................      (1,028)        (347)        (258)      (3,941)       5,712
                                                 -----------  -----------  -----------  -----------  -----------
      NET CASH PROVIDED BY (USED IN) OPERATING
        ACTIVITIES.............................      55,098      131,663      (21,932)       8,158       26,252
                                                 -----------  -----------  -----------  -----------  -----------
INVESTING ACTIVITIES
  Purchases of property and equipment, net.....     (49,458)     (43,289)     (78,475)     (45,636)     (41,130)
  Proceeds from sale-lease back................                                31,138
  Increase in restriced cash and short-term
    investments................................                                                          (2,090)
  Proceeds from sale of assets.................                                              1,013        5,337
  Acquisition of Parisian (1996) Parks-Belk
    (1995)/ Macco (1994).......................     (10,483)    (184,067)                  (10,436)    (118,739)
  Collections of acquired receivables..........                                 5,038
  Other........................................                   (1,719)      (2,653)         106
                                                 -----------  -----------  -----------  -----------  -----------
      NET CASH USED IN INVESTING ACTIVITIES....     (59,941)    (229,075)     (44,952)     (54,953)    (156,622)
                                                 -----------  -----------  -----------  -----------  -----------
FINANCING ACTIVITIES
  Proceeds from long-term borrowings...........      32,273       90,983      145,615       56,003      116,600
  Payments on long-term debt and capital lease
    obligations................................     (16,714)     (33,544)    (183,651)      (9,049)     (11,326)
  Proceeds from issuance of Stock..............       2,210       29,166      119,957          320        6,223
  Dividends paid to preferred shareholders.....      (1,950)        (888)                   (1,950)      (4,640)
                                                 -----------  -----------  -----------  -----------  -----------
      NET CASH PROVIDED BY FINANCING
        ACTIVITIES.............................      15,819       85,717       81,921       45,324      106,857
                                                 -----------  -----------  -----------  -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................      10,976      (11,695)      15,037       (1,471)     (23,513)
  Cash and cash equivalents at beginning of
    year.......................................      15,181       26,876       11,839       15,181       26,157
                                                 -----------  -----------  -----------  -----------  -----------
  Cash and cash equivalents at end of year.....   $  26,157    $  15,181    $  26,876    $  13,710    $   2,644
                                                 -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------

    Noncash investing and financing activities are described in Notes C, D, and F.

  The accompanying notes are an integral part of these consolidated financial statements.

                        PROFFITT'S INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A--BASIS OF PRESENTATION

    On February 3, 1996, Proffitt's, Inc. ("Proffitt's") issued 8,816 shares of its Common Stock for all the outstanding Common Stock of Younkers, Inc. ("Younkers") (collectively, "the Company"). The merger has been accounted for as a pooling of interests, and accordingly, these consolidated financial statements have been restated for all periods to include the results of operations and financial position of Younkers.

    Separate results of the combined entities were as follows:

                                                                                         YEAR ENDED
                                                                           ---------------------------------------
                                                                           FEBRUARY 3,   JANUARY 28,   JANUARY 29,
                                                                               1996          1995         1994
                                                                           ------------  ------------  -----------
Revenue:
  Proffitt's.............................................................  $    720,148  $    617,363   $ 200,884
  Younkers...............................................................       613,350       599,135     597,895
                                                                           ------------  ------------  -----------
                                                                           $  1,333,498  $  1,216,498   $ 798,779
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------
Extraordinary item:
  Proffitt's.............................................................  $          0  $          0   $       0
  Younkers...............................................................        (2,060) $          0   $  (1,088)
                                                                           ------------  ------------  -----------
                                                                           $     (2,060) $          0   $  (1,088)
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------
Cumulative effect of changes in accounting methods:
  Proffitt's.............................................................  $          0  $          0   $     333
  Younkers...............................................................             0             0       1,571
                                                                           ------------  ------------  -----------
                                                                           $          0  $          0   $   1,904
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------
Net income (loss):
  Proffitt's.............................................................  $      5,181  $     16,128   $   6,063
  Younkers...............................................................       (13,640)       13,616      13,998
                                                                           ------------  ------------  -----------
                                                                           $     (8,459) $     29,744   $  20,061
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

    Historically, Younkers' inventory costs consisted only of "direct costs", principally invoice cost plus freight. Proffitt's followed the same method until the year ended January 29, 1994 at which time Proffitt's adopted the "full cost" method which includes the direct costs plus certain purchasing and distribution costs. Additionally, Younkers has included the cost of certain operating supplies, such as shopping bags, in prepaid supplies and expenses. Proffitt's policy is to expense such when issued to a store. Hence, Younkers' financial statements have been restated to conform to Proffitt's accounting methods, including adopting the change in inventory costs with a "cumulative effect" adjustment in 1993. The restated financial statements also reflect certain reclassifications without any impact on previously reported income or shareholders' equity.

NINE MONTH DATA (UNAUDITED)

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A--BASIS OF PRESENTATION (CONTINUED) instructions to Form 10-Q and Article 10 of the Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended November 2, 1996 are not necessarily indicative of the results that may be expected for the year ending February 1, 1997.

NOTE B--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    At February 3, 1996, the Company operated the Proffitt's Division with twenty-five department stores in the Southeast, the McRae's Division with twenty-nine department stores in the Southeast, and the Younkers Division with fifty-one department stores in the Midwest. The Company's fiscal year ends on the Saturday nearest January 31 and consisted of 53 weeks for the year ended February 3, 1996 and 52 weeks for the years ended January 28, 1995 and January 29, 1994.

CONSOLIDATION

    The financial statements include the accounts of Proffitt's and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

REVENUES

    Retail sales are recorded on the accrual basis, and profits on installment sales are recognized in full when the sales are recorded. Sales are net of returns which are reflected as a period cost at the time of return.

TRADE ACCOUNTS RECEIVABLE

    Trade accounts consist of revolving charge accounts with terms which, in some cases, provide for payments exceeding one year. In accordance with usual industry practice, such receivables are included in current assets. Finance charge income is accrued monthly based on a percentage of uncollected customer account balances. A portion of finance charge income is earned by financial institutions in connection with the sales of interests in accounts receivable (see Note D).

INVENTORIES

    Inventories are valued at the lower of cost or market as determined by the retail inventory method applied on the last-in, first-out (LIFO) method for approximately 84% and 86% of the inventories at February 3, 1996 and January 28, 1995, respectively, and on the first-in, first-out (FIFO) method for the balance. Prior to the fiscal year ended January 28, 1995, the Company used the FIFO method for all inventories. As of February 3, 1996 and January 28, 1995, the LIFO value of inventory exceeded market, and as a result, inventory was stated at the lower market amount.

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE B--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Prior to January 31, 1993, inventory costs consisted only of "direct costs," principally invoice cost plus freight. Effective January 31, 1993, the Company adopted the "full cost" method. Under the full cost method, inventory costs include the direct costs plus certain purchasing and distribution costs. The impact of this change is further discussed in Note N.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful lives of the assets, which are 45 years for buildings and range from 4 to 20 years for fixtures, leasehold improvements, and equipment.

CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

LEASED DEPARTMENT SALES

    The Company includes leased department sales as part of net sales. Leased department sales were $73,977, $71,369, and $49,266 for the years ended February 3, 1996, January 28, 1995, and January 29, 1994, respectively.

STORE PRE-OPENING EXPENSES

    Prior to January 31, 1993, new store pre-opening costs for Proffitt's were deferred and amortized over the 12 months immediately following the individual store openings. Effective January 31, 1993, Proffitt's changed its method to expense such costs when incurred. The impact of this change is further discussed in Note N. Younkers has historically expensed such costs when incurred.

INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109. Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by enacted tax rules and regulations.

EARNINGS PER COMMON SHARE

    Earnings per common share have been computed based on the weighted average number of common shares outstanding, including common stock equivalents, after recognition of preferred stock dividends of $1,950 and $1,694 for the years ended February 3, 1996 and January 28, 1995, respectively. There were no preferred dividends in the prior year.

    The Company's 4.75% convertible subordinated debentures issued in October 1993 and 7.5% junior subordinated debentures issued in March 1994 are not common stock equivalents, and therefore, shares

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE B--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) issuable upon their conversion are included only in the computation of fully diluted earnings per share. The difference between primary and fully diluted earnings per share was not significant in any year.

NINE MONTHS ENDED NOVEMBER 2, 1996 (UNAUDITED)

    Primary earnings per share are based on earnings available to common shareholders (net income reduced by preferred stock dividends and payment for early conversion) and the weighted average number of common shares and equivalents (stock options) outstanding. Common Stock issued on June 28, 1996 for the conversion of the Preferred Stock has been included in the weighted average number of shares outstanding subsequent to that date.

    As a result of the June 28, 1996 Preferred Stock conversion and as required by generally accepted accounting principles, fully diluted earnings per share have been presented for the periods shown based upon an 'as if the 1,422 shares issued in the conversion were outstanding from the beginning of the period' basis.

GOODWILL

    The Company records goodwill for the cost in excess of fair value of net assets acquired in purchase transactions. Goodwill is being amortized on a straight-line method over 15 to 40 years, and the Company recognized amortization charges of $1,523, $1,100 and $151 for the years ended February 3, 1996, January 28, 1995 and January 29,1994, respectively. At each balance sheet date, the Company evaluates the realizability of goodwill based upon expectations of nondiscounted cash flows and operating income. Based upon its most recent analysis, the Company believes that no impairment of goodwill exists at February 3, 1996. The implementation of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" had no impact on the recorded amount of goodwill.

NEW ACCOUNTING PRONOUNCEMENT

    Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," was issued in 1995 to be effective beginning February 4, 1996 for the Company. Management intends to comply with the disclosure requirements of this statement. Accordingly, it is the opinion of management that the statement will not have a material impact on the Company's financial position or results of operations.

    In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transferring and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 is effective January 1, 1997. The Company intends to adopt SFAS 125 on that date and expects the adoption will have an immaterial impact on the Company's financial position and results from operations.

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE C--ACQUISITIONS

PARISIAN (UNAUDITED)

    On October 11, 1996, Proffitt's acquired all of the Common Stock of Parisian, Inc. ("Parisian"), a specialty department store chain operating 38 stores in the southeast and midwest. Parisian, headquartered in Birmingham, Alabama, operates as a separate department store division of Proffitt's, Inc. Under the terms of the transaction, the Company paid Parisian's shareholders approximately $110 million in cash and issued approximately 2.947 million shares of Proffitt's Common Stock. Outstanding options to purchase shares of Parisian Common Stock were converted into options to purchase approximately 406,000 shares of Proffitt's Common Stock. In addition, on that date, the Company assumed approximately $160 million of Parisian indebtedness (which includes $125 million of 9 7/8% Senior Subordinated Notes due 2003) and approximately $80 million of off-balance sheet receivables financing. In conjunction with the transaction and in order to provide for future working capital requirements, the Company entered into a new $275 million revolving credit facility, which replaced the Company's previous $125 million revolver. The new facility matures in October 1999.

    The Parisian transaction was accounted for as a purchase. Financial results of Proffitt's include Parisian beginning on the October 11, 1996 acquisition date.

    The purchase price of Parisian was allocated first to identifiable tangible and intangible assets and liabilities based on preliminary estimates of their fair values, with the remainder allocated to goodwill and other assets to be identified. The excess of the cost of acquiring Parisian over the fair value of the acquired tangible assets (approximately $240 million) is included in "goodwill and other intangibles" on the balance sheet. Amortization of goodwill is provided on a straight-line basis over forty years.

    The following preliminary unaudited pro forma summary presents the consolidated results of operations as if the Parisian acquisition had occurred at the beginning of the periods presented and does not purport to be indicative of what would have occurred had the acquisition been made as of these dates or results which may occur in the future.

                                                                                      NINE MONTHS ENDED
                                                                                  --------------------------
                                                                                  NOVEMBER 2,   OCTOBER 28,
                                                                                      1996          1995
                                                                                  ------------  ------------

                                                                                  (IN THOUSANDS, EXCEPT PER
                                                                                        SHARE AMOUNTS)

Pro forma:
Net sales.......................................................................  $  1,367,783  $  1,344,643
Net income......................................................................  $     11,877  $     10,142
Earnings per common share:
  Primary.......................................................................  $       0.34  $       0.39
  Fully diluted.................................................................  $       0.49  $       0.39

MCRAE'S

    On March 31, 1994, Proffitt's acquired all of the Common Stock of Macco Investments, Inc. ("Macco"), a privately held corporation and the parent company of McRae's, Inc. ("McRae's") which

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE C--ACQUISITIONS (CONTINUED)
operated 28 stores in the Southeast. The total acquisition price of approximately $212 million consisted of a cash payment of $176 million and the issuance of (i) 436 shares of Proffitt's, Inc. Common Stock, (ii) the Company's 7.5% Junior Subordinated Debentures due March 31, 2004 in an aggregate face amount equal to $17.5 million, (iii) 33 shares of Series B Cumulative Junior Perpetual Preferred Stock, (iv) the Company's promissory notes to certain of the Macco shareholders for $2 million, and (v) transaction costs of approximately $6 million. In addition and in connection with the acquisition, the Company purchased, for $18.5 million, four regional mall stores owned by McRae family partnerships and leased to McRae's. The operations of McRae's and its subsidiaries are included in these consolidated financial statements after March 31, 1994.

    The financing of the acquisition included a $175 million accounts receivable financing program through a financial institution; a $125 million bank revolving credit facility; $20 million of mortgage financing on certain Proffitt's and McRae's properties; and a private sale of $30 million Series A Cumulative Convertible Exchangeable Preferred Stock.

    The allocation of the purchase price was as follows:

Working capital...................................................  $  68,396
Property and equipment............................................    176,907
Goodwill..........................................................     45,574
Other assets......................................................     10,409
Long-term debt....................................................    (32,877)
Capital lease obligations.........................................    (11,695)
Deferred income taxes.............................................    (42,432)
Other long-term liabilities.......................................     (2,484)
                                                                    ---------
                                                                    $ 211,798
                                                                    ---------
                                                                    ---------

OTHER

    In April 1995, Proffitt's acquired the Parks-Belk Company, the owner and operator of four department stores in northeast Tennessee. Specific terms of the transaction were not disclosed, but consideration was paid in Proffitt's, Inc. Common Stock and cash (aggregated less than $20 million). Three of the Parks-Belk locations were converted into Proffitt's Division stores, and one was permanently closed.

NOTE D--SALE OF ACCOUNTS RECEIVABLE

    On April 1, 1994, Proffitt's began selling an undivided ownership interest in its accounts receivable. Under the agreement with the purchaser, which expires September 1997, Proffitt's may obtain additional proceeds by increasing the ownership interest transferred to the purchaser or reduce the purchaser's interest by allowing a portion of the collections to be retained by the purchaser. The ownership interest which may be transferred to the purchaser is limited to $175,000 and is further restricted on the basis of the level of eligible receivables and a minimum ownership interest to be maintained by Proffitt's. Proffitt's sold $370,874 and $333,473 of its accounts receivable for the years ended February 3, 1996 and January 28, 1995, respectively.

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE D--SALE OF ACCOUNTS RECEIVABLE (CONTINUED)
    Prior to February 3, 1996, Younkers utilized an accounts receivable securitization program under which its receivables were used as collateral for commercial paper issued by a wholly-owned special purpose subsidiary. Effective with the February 3, 1996 merger, Younkers replaced amounts borrowed under the securitization program with the sale of (i) a fixed ownership interest of $75 million and (ii) a variable ownership interest of up to $50 million in its trade receivables. The $75 million receivables sold under this arrangement is from a pool of $91.5 million of trade receivables and remains fixed until 2000 at which time a portion of collections of outstanding receivables will be retained by the purchaser until the $75 million is extinguished.

    Additional sales of receivables up to $50 million are restricted on the basis of the level of eligible receivables in excess of the $91.5 million supporting the fixed pool and a minimum ownership interest to be retained by Younkers. Younkers may obtain additional proceeds by increasing the ownership interest transferred to the purchaser or reduce the purchaser's interest by allowing a portion of the collections to be retained by the purchaser.

    The purchasers retain an allocation of finance charge income equal to 6.45% on the Younkers $75 million program and equal to a variable rate based on commercial paper or Eurodollar rates on the Proffitt's $175 million and Younkers $50 million programs. The balance of finance charges is retained by the Company. Finance charges retained by the purchaser were $8,809 and $5,567 for the years ended February 3, 1996 and January 28, 1995, respectively.

    The Company is contingently liable for the collection of the receivables sold. The ownership interest transferred to the purchaser, which is reflected as a reduction of accounts receivable, was $220,229 and $138,740 at February 3, 1996 and January 28, 1995, respectively. Management believes that the allowance for doubtful accounts of $6,601 at February 3, 1996 is adequate for losses under this recourse provision. The agreements contain certain covenants requiring the maintenance of various financial ratios. If these covenants are not met or if an event of default was to occur, the purchasers could be entitled to terminate the agreement.

NOTE E--PROPERTY AND EQUIPMENT

    A summary of property and equipment was as follows:

                                                                      FEBRUARY 3,  JANUARY 28,
                                                                         1996         1995
                                                                      -----------  -----------
Land and land improvements..........................................  $    39,345  $    39,192
Buildings...........................................................      136,827      131,723
Leasehold improvements..............................................       80,543       80,122
Fixtures and equipment..............................................      242,911      246,813
Construction in progress............................................       17,134       11,951
                                                                      -----------  -----------
                                                                          516,760      509,801
Accumulated depreciation............................................     (134,921)    (133,340)
                                                                      -----------  -----------
                                                                      $   381,839      376,461
                                                                      -----------  -----------
                                                                      -----------  -----------

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE E--PROPERTY AND EQUIPMENT (CONTINUED)
    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted the provisions of this new accounting standard in the fourth quarter of the year ended February 3, 1996. As a result of adopting this new accounting standard and as a result of closing certain stores and warehouses, the Company incurred impairment charges as follows:

Write-down in carrying value of six operating stores (3 Proffitt's,
  1 McRae's and 2 Younkers) due to recurring poor operating results and adoption of SFAS No. 121.....................................  $  15,897
Abandonment of duplicate warehouses and leasehold improvements
  related to the Parks-Belk acquisition and the Younkers merger....      1,797
Loss on abandonment of leasehold improvements related to closed
  stores...........................................................      1,427
                                                                     ---------
                                                                     $  19,121
                                                                     ---------
                                                                     ---------

NINE MONTHS ENDED NOVEMBER 2, 1996 (UNAUDITED)

    For the nine months ended November 2, 1996, the Company realized pre-tax gains totaling $2.6 million related to the sale of certain properties. Approximately $2.3 million of this total related to the Company's sale of two Younkers stores to Carson Pirie Scott & Co. in March 1996.

NOTE F--INCOME TAXES

    The components of income tax expense were as follows:

                                                                                          YEAR ENDED
                                                                             -------------------------------------
                                                                             FEBRUARY 3,  JANUARY 28,  JANUARY 29,
                                                                                1996         1995         1994
                                                                             -----------  -----------  -----------
Current:
  Federal..................................................................   $  10,940    $  12,066    $   7,280
  State....................................................................       2,912        3,310        1,868
                                                                             -----------  -----------  -----------
                                                                                 13,852       15,376        9,148
                                                                             -----------  -----------  -----------
Deferred:
  Federal..................................................................     (10,834)       3,853        3,738
  State....................................................................      (2,485)         621          558
                                                                             -----------  -----------  -----------
                                                                                (13,319)       4,474        4,296
                                                                             -----------  -----------  -----------
                                                                              $     533    $  19,850    $  13,444
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE F--INCOME TAXES (CONTINUED)
    Components of the net deferred tax asset or liability recognized in the consolidated balance sheets were as follows:

                                                                      FEBRUARY 3,  JANUARY 28,
                                                                         1996         1995
                                                                      -----------  -----------
Current:
  Deferred tax assets:
    Allowance for doubtful accounts.................................   $   2,400    $   1,700
    Accrued expenses................................................       9,900        3,000
    Other...........................................................         250          500
                                                                      -----------  -----------
                                                                          12,550        5,200
                                                                      -----------  -----------
  Deferred tax liabilities:
    Inventory.......................................................      (8,300)      (7,300)
    Other...........................................................        (500)        (400)
                                                                      -----------  -----------
                                                                          (8,800)      (7,700)
                                                                      -----------  -----------
  Net deferred tax asset (liability)................................   $   3,750    $  (2,500)
                                                                      -----------  -----------
                                                                      -----------  -----------
Noncurrent:
  Deferred tax assets:
    Capital leases..................................................   $     900    $   1,000
    Other long-term liabilities.....................................       3,800        4,000
    Deferred compensation...........................................         950        1,000
                                                                      -----------  -----------
                                                                           5,650        6,000
                                                                      -----------  -----------
  Deferred tax liabilities:
    Property and equipment..........................................     (51,200)     (57,000)
    Other assets....................................................      (5,400)      (6,000)
    Junior subordinated debentures..................................      (1,300)      (1,400)
                                                                      -----------  -----------
                                                                         (57,900)     (64,400)
                                                                      -----------  -----------
  Net deferred tax liability........................................   $ (52,250)   $ (58,400)
                                                                      -----------  -----------
                                                                      -----------  -----------

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE F--INCOME TAXES (CONTINUED)
    Income tax expense varies from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference were as follows:

                                                                                           YEAR ENDED
                                                                       --------------------------------------------------
                                                                           FEBRUARY 3,        JANUARY 28,    JANUARY 29,
                                                                               1996              1995           1994
                                                                       --------------------  -------------  -------------
Expected tax/rate (benefit)..........................................  $  (2,774)     (35.0%)        35.0%         35.0%
State income taxes, net of federal benefit...........................       (743)      (9.4)         4.3            5.0
Nondeductible merger transaction costs...............................      2,997       37.8
Amortization of goodwill.............................................        518        6.5
Other items, net.....................................................        535        6.8          0.7            0.1
                                                                       ---------  ---------          ---            ---
Actual tax/rate (benefit)............................................  $     533        6.7%        40.0%          40.1%
                                                                       ---------  ---------          ---            ---
                                                                       ---------  ---------          ---            ---

    The Company made income tax payments, net of refunds received, of $6,899, $13,507, and $8,365 during the years ended February 3, 1996, January 28, 1995 and January 29, 1994, respectively.

NINE MONTHS ENDED OCTOBER 28, 1995 AND NOVEMBER 2, 1996 (UNAUDITED)

    The Company made income tax payments, net of refunds received of $12,045 and $12,997 during the nine months ended October 28, 1995 and November 2, 1996, respectively.

NOTE G--SENIOR DEBT

    A summary of senior debt was as follows:

                                                                                          FEBRUARY 3,  JANUARY 28,
                                                                                             1996         1995
                                                                                          -----------  -----------
Real estate and mortgage notes, interest ranging from 3.35% to 10.17%, maturing 1996 to
  2008, collateralized by property and equipment with a carrying amount of approximately
  $122,000 at February 3, 1996..........................................................   $  97,365    $  73,791
Revolving credit agreements and commercial paper notes..................................      41,400      121,114
Notes payable, interest ranging from 7.88% to 13.00%, maturing 1996 to 1998.............      12,287       10,154
                                                                                          -----------  -----------
                                                                                             151,052      205,059
Current portion.........................................................................     (16,797)     (14,843)
                                                                                          -----------  -----------
                                                                                           $ 134,255    $ 190,216
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Prior to February 3, 1996, Younkers utilized an accounts receivable securitization program under which its receivables were used as collateral for commercial paper issued by a wholly-owned special purpose subsidiary. At January 28, 1995, borrowings of $76,114 were outstanding under this program at a weighted average interest rate of 6.0%.

    Effective February 3, 1996, Younkers replaced the debt financing of its accounts receivable with sales of ownership interests in the receivables (see Note D). At the same time, Younkers cancelled its revolving credit facility. As a result of this early extinguishment of debt, certain deferred costs associated with the

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE G--SENIOR DEBT (CONTINUED)
debt financing of receivables and the revolving credit facility, such as loan origination costs and a loss from a related interest rate swap, were written off. This write-off of $3,433 ($2,060 net of income taxes) is reflected in the income statement as an extraordinary item.

    In conjunction with a real estate mortgage note having a balance of $6,750 at February 3, 1996, Proffitt's entered into an interest rate swap agreement for the management of interest rate exposure. This agreement extends to June 30, 2003 and swaps the variable rate for a fixed rate of 5.7%. The differential to be paid or received is included in interest expense. The Company continually monitors its position and the credit rating of the interest rate swap counterparty. While the Company may be exposed to credit losses in the event of nonperformance by the counterparty, it does not anticipate such losses.

    At February 3, 1996, the Company owed $41,400 under a revolving credit agreement ("Revolver") with banks. Borrowings under the Revolver are limited to 55% of merchandise inventories up to a maximum borrowing of $125,000, and interest rate options include LIBOR-based rates, prime rate and competitive bid rates. The agreement expires in 1999. In addition to certain general requirements, the credit agreement requires the Company to meet specific covenants related to current ratio, fixed charges, funded debt, capitalization and tangible net worth. Certain other note agreements also impose restrictions and financial maintenance requirements.

    Maturities of senior debt for the next five years, and thereafter, giving consideration to lenders' call privileges, are as follows:

FISCAL YEAR END
----------------------------------------------------------------------------------
1997..............................................................................  $   16,797
1998..............................................................................      13,495
1999..............................................................................      17,077
2000..............................................................................      68,678
2001..............................................................................       6,417
Thereafter........................................................................      28,588
                                                                                    ----------
                                                                                    $  151,052
                                                                                    ----------
                                                                                    ----------

    The Company made interest payments of $25,601, $18,282 and $9,232 during the years ended February 3, 1996, January 28, 1995 and January 29, 1994, respectively. Capitalized interest was $285, $467 and $787 for the years ended February 3, 1996, January 28, 1995 and January 29, 1994, respectively.

NINE MONTHS ENDED OCTOBER 28, 1995 AND NOVEMBER 2, 1996 (UNAUDITED)

    The Company made interest payments of $17,511 and $13,491 during the nine months ended October 28, 1995 and November 2, 1996, respectively.

NOTE H--LEASES

    The Company is committed under long-term leases primarily for the rentals of certain retail stores. The leases generally provide for minimum annual rentals (including executory costs such as real estate taxes and insurance) and contingent rentals based on a percentage of sales in excess of stated amounts.

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE H--LEASES (CONTINUED)
Generally, the leases have primary terms ranging from 20 to 30 years and include renewal options ranging from 10 to 15 years.

    At February 3, 1996, minimum rental commitments under capital leases and operating leases with terms in excess of one year are as follows:

                                                                                              CAPITAL   OPERATING
FISCAL YEAR END                                                                               LEASES      LEASES
-------------------------------------------------------------------------------------------  ---------  ----------
1997.......................................................................................  $   2,179  $   24,621
1998.......................................................................................      2,179      23,754
1999.......................................................................................      2,179      23,050
2000.......................................................................................      2,165      20,900
2001.......................................................................................      2,009      19,116
Thereafter.................................................................................     19,209     157,776
                                                                                             ---------  ----------
Total minimum rental commitments...........................................................     29,920  $  269,217
                                                                                                        ----------
                                                                                                        ----------
Estimated insurance, taxes, maintenance and utilities......................................     (7,413)
                                                                                             ---------
Net minimum rental commitments.............................................................     22,507
Imputed interest (rates ranging from 8.00% to 17.80%)......................................    (11,189)
                                                                                             ---------
Present value of net minimum rental commitments............................................     11,318
Less current installments of capital lease obligations.....................................       (472)
                                                                                             ---------
Capital lease obligations, excluding current installments..................................  $  10,846
                                                                                             ---------
                                                                                             ---------

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE H--LEASES (CONTINUED)

    Contingent rentals on capital leases are insignificant.

    Total rental expense for operating leases was approximately $41,000, $39,000 and $30,000 for the years ended February 3, 1996, January 28, 1995 and January 29, 1994, respectively, including contingent rents of $5,000, $4,300 and $3,100.

NOTE I--SUBORDINATED DEBENTURES

    In October 1993, the Company issued $86,250 of 4.75% convertible subordinated debentures, due November 1, 2003, with interest due semi-annually. The debentures are convertible into the Company's Common Stock at any time prior to maturity, unless previously redeemed, at a conversion price of $42.70 per share. The debentures are redeemable for cash at any time on or after November 15, 1996, at the option of the Company at specified redemption prices.

    In March 1994, the Company issued 7.50% junior subordinated debentures with a face value of $17,500. The debentures were discounted to reflect their fair value and have an accreted carrying value of $14,255 at February 3, 1996.

    During the year ended January 29, 1994, a $5,000 convertible subordinated debenture was converted into Common Stock at a conversion price of $16 per share.

NOTE J--RETIREMENT AND SAVINGS PLAN AND OTHER BENEFITS

    Proffitt's and Younkers sponsor profit sharing and savings plans that cover substantially all full-time employees. Employees may contribute a portion of their salary, subject to limitation, to the plans. The Company contributed an additional amount, subject to limitation, based on the voluntary contribution of the employee. In addition, Younkers contributes to the plan an amount based on a percentage of income or an amount authorized by the Board of Directors. Company contributions charged to expense under these plans, or similar predecessor plans, for the years ended February 3, 1996, January 28, 1995, and January 29, 1994 were $1,216, $1,106 and $1,905, respectively.

    As a part of a 1987 acquisition, Younkers assumed certain obligations under a frozen defined benefit pension plan. Younkers' funding policy with respect to the plan is consistent with the funding requirements of federal laws and regulations. The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets:

                                                                                          FEBRUARY 3,  JANUARY 28,
                                                                                             1996         1995
                                                                                          -----------  -----------
Accumulated benefit obligation, entirely vested.........................................   $   5,204    $   4,903
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Plan assets at fair value (primarily funds on deposit with a financial institution).....   $   5,327    $   4,903
Projected benefit obligation for service rendered to date...............................      (5,204)      (4,903)
                                                                                          -----------  -----------
Plan assets in excess of projected benefit obligation...................................         123            0
Unrecognized net loss from past experience different from that assumed and effects of
  changes in assumptions................................................................       1,239        1,535
                                                                                          -----------  -----------
Prepaid pension cost....................................................................   $   1,362    $   1,535
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE J--RETIREMENT AND SAVINGS PLAN AND OTHER BENEFITS (CONTINUED)
    Net periodic cost (benefit) included in the Company's operating results for the frozen plan is insignificant. The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 8.5% for the years ended February 3, 1996 and January 28, 1995 and 7.0% for the year ended January 29, 1994. The expected long-term rate of return on plan assets was 8.0% for each year.

    Younkers provides certain health care benefits for eligible retired employees who have 20 years of service with the Company and who have been covered under the Company's active medical insurance plan. In addition, another group of retirees, resulting from a 1987 acquisition, are eligible for certain life insurance benefits. The plans are not funded. At February 3, 1996 and January 28, 1995, the Company's accrued liability for such benefits was $3,225 and $3,372, respectively, with approximately one-half representing the accumulated postretirement benefit obligation for current retirees and one-half representing unrecognized prior service cost and unrecognized net gains. Net periodic postretirement benefit costs included in the Company's operating results for these health care benefits were insignificant.

    The Company has certain deferred compensation plans providing benefits to selected current and former employees. The liability for deferred compensation was approximately $2.5 million for the years ended February 3, 1996 and January 28, 1995.

NOTE K--STOCK TRANSACTIONS

    During April 1993, Younkers issued 2,371 shares of Common Stock through a public offering. The total proceeds received from the sale of these shares were approximately $69.1 million after offering expenses. Proceeds of the shares sold, along with proceeds from the sale and lease back transaction, were used to repay the remaining balance of term debt associated with the acquisition of the department store division of the H.C. Prange Company in September 1992 and to pay down the Younkers previous revolving line of credit.

    In February and March 1993, Proffitt's sold 2,395 shares of Common Stock at $22.25 per share in a public offering. Net proceeds to the Company were approximately $50.2 million after the underwriting discount and offering expenses.

    On March 31, 1994, Proffitt's issued 600 shares of Series A Cumulative Convertible Exchangeable Preferred Stock in a private offering. Net proceeds to the Company were approximately $28.9 million after offering expenses. Dividends are cumulative and are paid in March and September at $3.25 per annum per share. The Preferred Stock is convertible into Common Stock at a price of $21.10 per share and has a liquidation preference of $50 per share. The Company may redeem the stock, in whole or in part, at $52.50 per share after two years based on certain conditions, and in any event after four years. The stock is exchangeable at the Company's option in whole on any dividend payment date on the basis of $50 of 6.50% exchange debentures for each share. The stock gains voting rights when three semi-annual dividends are in arrears, and at that time, the shareholder may appoint one representative to the Company's Board of Directors.

NINE MONTHS ENDED NOVEMBER 2, 1996 (UNAUDITED)

    On June 28, 1996, the holder of Proffitt's Preferred Stock converted its 600 shares of Series A Preferred Stock ("Preferred Stock") into 1,422 shares of Proffitt's, Inc. Common Stock. In order to

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE K--STOCK TRANSACTIONS (CONTINUED)
complete this early conversion of the Preferred Stock, the Company paid $3,032 to the holder of the Preferred Stock.

    In March 1995, the Board of Directors of Proffitt's, Inc. adopted a shareholder rights plan. Each outstanding share of Common Stock has one preferred stock purchase right attached. The rights generally become exercisable ten days after an outside party acquires, or makes an offer for, 20% or more of the Common Stock. Each right entitles its holder to buy 1/100 share of Proffitt's, Inc. Series C Junior Preferred Stock at an exercise price of $85. Once exercisable, if the Company is involved in a merger or other business combination or an outside party acquires 20% or more of the Common Stock, each right will be modified to entitle its holder (other than the acquiror) to purchase common stock of the acquiring company or, in certain circumstances, Proffitt's, Inc. Common Stock having a market value of twice the exercise price of the right. The rights expire on March 28, 2005.

    The Company has available 33 shares of authorized, unissued Series B Preferred Stock.

NOTE L--STOCK OPTION AND STOCK PURCHASE PLANS

    The Company's 1987 Stock Option Plan, as amended, provided for the granting of options of Common Stock not to exceed 490 shares to officers, key employees and Directors. No additional options are to be granted under the 1987 Plan. On March 1, 1994, the Company's Board of Directors adopted the Proffitt's, Inc. 1994 Long-Term Incentive Plan pursuant to which stock options, stock appreciation rights, restricted shares of Common Stock and performance units may be awarded to officers, key employees and Directors. The 1994 Plan, as amended, provides for granting of 2,911 shares of Common Stock of the Company. At February 3, 1996, 30 restricted shares of Common Stock have been awarded under the 1994 Plan. At February 3, 1996, the 1994 Plan has available for grant 1,239 shares of Common Stock of the Company.

    Stock option activity was as follows:

                                                                                  SHARES     STOCK OPTION PRICE RANGE
                                                                                -----------  -------------------------
Balance at January 30, 1993...................................................         951    $    5.250    $  23.470
  Granted.....................................................................         213        23.625       34.950
  Exercised...................................................................        (127)        5.250       12.000
  Cancelled...................................................................          (7)       23.470       23.470
                                                                                     -----
Balance at January 29, 1994...................................................       1,030         5.250       34.950
  Granted.....................................................................         783        14.540       24.500
  Exercised...................................................................        (118)        5.250       23.625
  Cancelled...................................................................         (43)        7.500       34.180
                                                                                     -----
Balance at January 28, 1995...................................................       1,652         5.250       34.950
  Granted.....................................................................         455        17.470       32.250
  Exercised...................................................................        (178)        5.250       25.375
  Cancelled...................................................................         (89)        5.250       32.650
                                                                                     -----
Balance at February 3, 1996...................................................       1,840         7.500       34.950
                                                                                     -----
                                                                                     -----

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE L--STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED)
    On February 3, 1996 (merger effective date), Younkers' stock options were assumed by the Company using the conversion number of .98. On this date, these stock options became fully vested. The above stock option activity has been restated to include Younkers' option activity for the fiscal years presented. At February 3, 1996, incentive and nonqualified stock options for 1,143 shares were exercisable. All options were granted at not less than fair market value at dates of grant, and the maximum term of an option may not exceed ten years.

    The Proffitt's, Inc. 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted on November 12, 1994 by the Board of Directors of the Company. The Stock Purchase Plan provides that an aggregate of 350 shares of the Company's Common Stock is available for purchase. Under the Stock Purchase Plan, an eligible employee may elect to participate by authorizing payroll deductions of not more than $2.4 per Plan year to be applied toward the purchase of the Company's Common Stock. The purchase price per share is 85% of the lesser of the closing price per share on the last business day preceding (i) the Grant Date or
(ii) the Exercise Date. Thirteen shares of the Company's Common Stock were purchased under the Stock Purchase Plan for the Plan year ending January 31, 1996. At January 31, 1996, the Stock Purchase Plan has available for future offerings 337 shares of the Company's Common Stock.

NOTE M--RELATED PARTY TRANSACTIONS

    In February 1989, the Company entered into an agreement with the Chairman of the Board and Chief Executive Officer for an unsecured $500 interest-free loan due January 31, 1999. The loan was made as a supplement to this individual's base compensation, and interest was imputed on this loan at 5.54% for the year ended February 3, 1996.

    The Company is obligated under 6.50% second mortgage real estate notes to a Director of the Company in the amount of $1,580.

    A Director of the Company owns $1,637 of the 7.50% junior subordinated debentures.

    Prior to the merger, Younkers issued shares through a public offering which was managed by Goldman, Sachs & Co., an officer of which served on Younkers Board of Directors. Younkers also engaged Goldman, Sachs & Co. to serve as financial advisors in connection with the hostile takeover defense matter and the Proffitt's merger.

    During June 1993, Younkers completed the sale and lease back of the eight owned store properties acquired from H. C. Prange Company ("Prange") with net proceeds of approximately $31,000. This was considered in the allocation of the original purchase price and resulted in no gain or loss to Younkers. Younkers incurred sales commissions of $800 on this transaction with a company whose Chairman was on the Younkers Board of Directors.

    In connection with the acquisition of the Prange department stores, Younkers entered into agreements with Prange for a transitional management information system and distribution services for which it incurred $1,754 for the year ended January 29, 1994. The then-president of Prange became a Director of Younkers subsequent to the acquisition. In June 1993, Younkers purchased from Prange the Green Bay Distribution Center for $2,450 and, during the second quarter of the year ended January 29, 1994, brought in-house the management information systems.

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE N--CHANGES IN ACCOUNTING METHODS

    Effective January 31, 1993, Proffitt's changed its method of accounting for inventory to include certain purchasing and distribution costs. Previously, these costs were charged to expense in the period incurred rather than in the period in which the merchandise was sold. The cumulative effect of this change (which includes the impact on Proffitt's and Younkers -see Note A) for periods prior to January 31, 1993 was $2,273 (net of income taxes of $1,532). The effect of this change on the fiscal year ended January 29, 1994 was to increase net income before the cumulative effect by $165, or $.01 per common share.

    Effective January 31, 1993, Proffitt's also changed its method of accounting for store pre-opening costs to expensing such costs when incurred. Previously, these costs were amortized over the 12 months immediately following the individual store openings. Younkers has historically expensed such costs when incurred. The cumulative effect of this change for periods prior to January 31, 1993 was $369 (net of income taxes of $236). The effect of this change on the fiscal year ended January 29, 1994 was to decrease net income before cumulative effect by $1,665, or $.09 per common share.

    Effective January 30, 1994, Proffitt's changed its method of accounting for inventory to the last-in, first-out (LIFO) method for approximately 76% of its inventories. Previously, all inventories were valued using the first-in, first-out (FIFO) method. Younkers has historically valued its inventories under the LIFO method. The cumulative effect of this change is not presented because it is not determinable.

NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

    The fair values of cash and cash equivalents, accounts receivable, and short-term debt approximates cost due to the immediate or short-term maturity of these instruments.

    For variable rate notes that reprice frequently, fair value approximates carrying value. The fair value of fixed rate notes are estimated using discounted cash flow analyses with interest rates currently offered for loans with similar terms and credit risk.

    The fair values of convertible subordinated debentures are based on quoted market prices. For junior subordinated debentures, the fair values are estimated using discounted cash flow analyses with interest rates currently offered for financial instruments with similar terms and credit risk.

    The fair value of the Preferred Stock is estimated at the market price of Proffitt's, Inc. Common Stock into which the Preferred Stock was convertible at February 3, 1996.

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    The fair values of the Company's aforementioned financial instruments at February 3, 1996 were as follows:

                                                                         CARRYING    ESTIMATED
                                                                          AMOUNT    FAIR VALUE
                                                                         ---------  -----------
Cash and cash equivalents..............................................  $  26,157   $  26,157
Accounts receivable....................................................     44,878      44,878
Fixed rate notes payable...............................................      7,887       8,327
Variable rate notes payable............................................     45,800      45,800
Fixed rate real estate and mortgage notes..............................     77,410      77,224
Variable rate real estate and mortgage notes...........................     19,955      19,955
Convertible subordinated debentures....................................     86,250      75,900
Junior subordinated debentures.........................................     14,255      14,255
Convertible exchangeable Preferred Stock...............................     28,850      34,834

NOTE P--MERGER, RESTRUCTURING AND INTEGRATION COSTS

    In connection with the merger of Proffitt's and Younkers, the two companies incurred certain costs to effect the merger and other costs to restructure and integrate the combined operating companies. Those costs were comprised of the following:

Merger transaction costs, principally investment banking, legal and other direct
  merger costs.....................................................................  $   8,778
Severance and related benefits.....................................................      3,235
Abandonment of duplicate administrative office space and property and duplicate
  data processing equipment and software (including leases)........................      7,422
Other costs........................................................................      1,387
                                                                                     ---------
                                                                                     $  20,822
                                                                                     ---------
                                                                                     ---------

    Included in the February 3, 1996 balance sheet caption "accrued expenses" is $14,263 representing amounts expected to be disbursed in 1996 for merger transaction, severance and other costs. Included in the balance sheet caption "other long-term liabilities" is $2,695 representing the present value of remaining lease payments allocable to the Younkers administrative office space being permanently vacated in 1996. These lease payments will be disbursed through August 2005.

NINE MONTHS ENDED NOVEMBER 2, 1996 (UNAUDITED)

    Total accrued unpaid restructuring liabilities at February 3, 1996 consisted of merger transaction costs of approximately $7.1 million, severance and related benefits of approximately $3.2 million and other costs of approximately $2.1 million. During the nine months ended November 2, 1996, the Company paid approximately $4.0 million in merger transaction costs, approximately $3.2 million in severance benefits and approximately $1.3 million in other expenses, respectively, against restructuring liabilities established for such expenses at February 3, 1996.

    For the nine month period ended November 2, 1996, aggregate restructuring charges included approximately $1.8 million to terminate the Younkers pension plan, approximately $1.8 million related to

                        PROFFITT'S INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE P--MERGER, RESTRUCTURING AND INTEGRATION COSTS (CONTINUED) the conversion and consolidation of management information systems and other consolidation related travel expenses and approximately $1.3 million in professional fees, employee training expenses and other less significant consolidation related expenses.

    The Company has not changed its estimates for remaining accrued but unpaid restructuring charges.

NOTE Q--QUARTERLY FINANCIAL INFORMATION

    In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included.

                                                                                    (UNAUDITED)
                                                                   ----------------------------------------------
                                                                     FIRST       SECOND      THIRD       FOURTH
                                                                    QUARTER     QUARTER     QUARTER     QUARTER
                                                                   ----------  ----------  ----------  ----------
Fiscal year ended February 3, 1996
  Net sales......................................................  $  287,125  $  278,798  $  322,972  $  444,603
  Gross margin...................................................     100,117     100,314     114,145     145,704
  Income (loss) before extraordinary items.......................       3,648       2,479       6,922     (19,448)
  Net income (loss)..............................................       3,648       2,479       6,922     (21,508)
Earnings (loss) per common share:
  Before extraordinary item......................................        0.16        0.10        0.33       (1.02)
  Extraordinary item.............................................                                           (0.11)
  Earnings (loss) per common share...............................        0.16        0.10        0.33       (1.13)
Fiscal year ended January 28, 1995
  Net sales......................................................     211,715     267,662     310,022     427,099
  Gross margin...................................................      69,425      93,105     110,976     147,639
  Net income.....................................................         625       1,737       5,598      21,784
  Earnings per common share......................................        0.02        0.06        0.27        1.12

    In addition to the extraordinary loss on the early extinguishment of debt, the impairment of long-lived assets and the merger, restructuring and integration charges recorded in the fourth quarter for the year ended February 3, 1996, the Company also revised certain estimates and recorded other charges in the fourth quarter as follows:

Provision for bad debts............................................  $   2,000
Depreciation.......................................................        700
Litigation.........................................................      5,000
Vendor chargebacks.................................................        800
Conversion of Younkers' 1eased shoe operations.....................      2,400
                                                                     ---------
                                                                     $  10,900
                                                                     ---------
                                                                     ---------

NOTE R--HOSTILE TAKEOVER DEFENSE

    In 1995, prior to Proffitt's and Younkers' merger, Younkers was subjected to a hostile takeover by Carson Pirie Scott. In defending itself against the takeover, Younkers incurred legal fees and investment banker advisory fees aggregating $3,182.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To G. R. Herberger's, Inc.:

    We have audited the accompanying balance sheets of G. R. Herberger's, Inc. (a Delaware corporation) as of January 28, 1995 and February 3, 1996, and the related statements of income, changes in stockholders' deficit and cash flows for each of the three years in the period ended February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of G. R. Herberger's, Inc. as of January 28, 1995 and February 3, 1996, and the results of its operations and cash flows for each of the three years in the period ended February 3, 1996 in conformity with generally accepted accounting principles.

                                      ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,

March 21, 1996

                            G. R. HERBERGER'S, INC.

                                 BALANCE SHEETS

                                                                    JANUARY 28,     FEBRUARY 3,     NOVEMBER 2,
                                                                        1995            1996            1996
                                                                   --------------  --------------  --------------
                                                                                                    (UNAUDITED)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents......................................  $    2,389,200  $    3,020,700  $    3,039,400
  Trade and other receivables....................................       4,066,500       2,492,300       3,914,100
  Notes receivable--officers.....................................         197,000         197,000         197,000
  Merchandise inventories........................................      43,167,000      42,493,000      75,578,600
  Supplies and prepaid expenses..................................       2,348,300       2,856,800       2,762,900
  Deferred income taxes..........................................         854,400         769,400         745,000
                                                                   --------------  --------------  --------------
      Total current assets.......................................      53,022,400      51,829,200      86,237,000

PROPERTY AND EQUIPMENT (NOTE 1)..................................      64,627,300      64,627,800      65,956,800
  Less--accumulated depreciation.................................     (31,171,300)    (36.210,700)    (40,315,700)
                                                                   --------------  --------------  --------------
  Net property and equipment.....................................      33,456,000      28,417,100      25,641,100

OTHER ASSETS.....................................................       2,343,400       2,667,700       2,622,800
                                                                   --------------  --------------  --------------
                                                                   $   88,821,800  $   82,914,000  $  114,500,900
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Current maturities of long-term debt...........................  $    3,618,400  $    2,848,700  $    2,882,800
  Notes payable..................................................        --              --            21,325,000
  Accounts payable...............................................      14,496,200      11,649,500      26,305,200
  Accrued payroll and other liabilities..........................      12,473,800      10,984,200       8,465,100
  Dividends payable..............................................       1,122,600       1,147,400        --
  Income taxes payable...........................................       2,506,300       1,441,600       1,500,600
                                                                   --------------  --------------  --------------
      Total current liabilities..................................      34,217,300      28,071,400      60,478,700

LONG-TERM DEBT (NOTE 3)..........................................      23,697,100      23,835,700      22,040,900

DEFERRED INCOME TAXES............................................       1,169,700         920,700         775,000

STOCK HELD IN ESOP (NOTE 7)......................................      52,644,800      58,880,700      59,743,500
                                                                   --------------  --------------  --------------

COMMITMENTS (NOTES 7 and 8)

STOCKHOLDERS' DEFICIT (NOTE 6):
  Common stock...................................................         653,000         640,600         640,600
  Additional paid-in capital.....................................         665,400         710,100         710,100
  Accumulated deficit............................................      (6,788,100)     (8,664,600)     (6,350,600)
  Common stock in treasury (NOTE 1)..............................     (17,437,400)    (21,480,600)    (23,537,300)
                                                                   --------------  --------------  --------------
                                                                      (22,907,100)    (28,794,500)    (28,537,200)
                                                                   --------------  --------------  --------------
                                                                   $   88,821,800  $   82,914,000  $  114,500,900
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                            G. R. HERBERGER'S, INC.

                              STATEMENTS OF INCOME

                                                                                          THIRTY-NINE
                                               FISCAL YEARS ENDED                      WEEK PERIODS ENDED
                                 ----------------------------------------------  ------------------------------
                                  JANUARY 29,     JANUARY 28,     FEBRUARY 3,     OCTOBER 28,     NOVEMBER 2,
                                      1994            1995            1996            1995            1996
                                 --------------  --------------  --------------  --------------  --------------

                                                                                  (UNAUDITED)     (UNAUDITED)
NET SALES......................  $  264,709,200  $  296,946,300  $  327,557,700  $  228,481,000  $  225,186,800
COSTS AND EXPENSES:
  Cost of sales................     169,096,200     190,901,900     214,389,200     149,061,100     145,442,800
  Selling, general and
    administrative expenses....      63,828,000      67,700,200      74,349,200      53,489,400      55,473,800
  Other operating expenses.....      22,175,500      24,593,400      25,567,600      18,809,200      18,907,500
                                 --------------  --------------  --------------  --------------  --------------
    Operating Income...........       9,609,500      13,750,800      13,251,700       7,121,300       5,362,700
                                 --------------  --------------  --------------  --------------  --------------
OTHER INCOME (EXPENSE):
  Interest expense.............      (2,041,000)     (2,504,500)     (3,290,000)     (2,514,400)     (2,016,300)
  Other income (expense),
    net........................       1,140,300         961,000       1,202,000         487,800         510,300
                                 --------------  --------------  --------------  --------------  --------------
    Income (loss) before income
      taxes....................       8,708,800      12,207,300      11,163,700       5,094,700       3,856,700
                                 --------------  --------------  --------------  --------------  --------------
PROVISION (BENEFIT) FOR INCOME
  TAXES........................       3,230,200       4,537,900       4,134,800       2,036,800       1,542,700
                                 --------------  --------------  --------------  --------------  --------------
    NET INCOME (LOSS)..........  $    5,478,600  $    7,669,400  $    7,028,900  $    3,057,900  $    2,314,000
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
NET INCOME (LOSS) PER SHARE OF
  COMMON STOCK.................  $         0.61  $         0.93  $         0.93  $         0.40  $         0.31
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                            G. R. HERBERGER'S, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

       FOR THE FISCAL YEARS ENDED JANUARY 29, 1994, JANUARY 28, 1995 AND FEBRUARY 3, 1996, AND FOR THE THIRTY-NINE WEEK PERIOD ENDED NOVEMBER 2, 1996

                                                   COMMON STOCK        ADDITIONAL                      COMMON
                                             ------------------------   PAID-IN     ACCUMULATED       STOCK IN
                                                SHARES       AMOUNT     CAPITAL       DEFICIT         TREASURY
                                             ------------  ----------  ----------  --------------  --------------
BALANCE, January 30,1993...................    16,918,600  $  676,700  $  663,600  $  (12,327,900) $   (8,805,300)
  Purchase of treasury stock...............       --           --          --            --            (5,271,000)
  Decrease in stock held in ESOP...........       --                       --           6,178,100        --
  Net income...............................       --           --          --           5,478,600        --
  Cash dividend, $0.12 per share...........       --           --          --          (1,066,000)       --
                                             ------------  ----------  ----------  --------------  --------------
BALANCE, January 29, 1994..................    16,918,600     676,700     663,600      (1,737,200)    (14,076,300)
  Purchase of treasury stock...............                    --          --            --            (3,361,100)
  Increase in stock held in ESOP...........      (593,500)    (23,700)     --         (11,594,600)       --
  Unrealized gain on released ESOP
    shares.................................       --           --           1,800        --              --
  Net income...............................       --           --          --           7,669,400        --
  Cash dividend, $0.14 per share...........       --           --          --          (1,125,700)       --
                                             ------------  ----------  ----------  --------------  --------------
BALANCE, January 28, 1995..................    16,325,100     653,000     665,400      (6,788,100)    (17,437,400)
  Purchase of treasury stock...............       --           --          --            --            (4,043,200)
  Increase in stock held in ESOP...........      (310,100)    (12,400)     --          (7,860,100)       --
  Unrealized gain on released ESOP
    shares.................................       --           --          44,700        --              --
  Net income...............................       --           --          --           7,028,900        --
  Cash dividend, $0.14 per share...........       --           --          --          (1,045,300)       --
                                             ------------  ----------  ----------  --------------  --------------
BALANCE, February 3, 1996..................    16,015,000     640,600     710,100      (8,664,600)    (21,480,600)
  Purchase of treasury stock (Unaudited)...       --           --          --            --            (2,056,700)
  Net income (Unaudited)...................       --           --          --           2,314,000        --
                                             ------------  ----------  ----------  --------------  --------------
BALANCE, November 2, 1996 (Unaudited)......    16,015,000  $  640,600  $  710,100  $   (6,350,600) $  (23,537,300)
                                             ------------  ----------  ----------  --------------  --------------
                                             ------------  ----------  ----------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                            G. R. HERBERGER'S, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                             THIRTY-NINE
                                                     FISCAL YEARS ENDED                   WEEK PERIODS ENDED
                                         ------------------------------------------  ----------------------------
                                          JANUARY 29,    JANUARY 28,   FEBRUARY 3,    OCTOBER 28,    NOVEMBER 2,
                                             1994           1995           1996          1995           1996
                                         -------------  -------------  ------------  -------------  -------------

                                                                                      (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)....................  $   5,478,600  $   7,669,400  $  7,028,900  $   3,057,900  $   2,314,000
  Adjustments to reconcile net income
    (loss) to cash flows from
    operations--
  Depreciation and amortization........      6,877,000      7,502,800     7,304,100      5,401,800      4,988,600
  Deferred income taxes................        182,400        (17,100)     (164,000)       (80,000)      (121,300)
  Amortization of deferred ESOP
    compensation.......................        815,200      1,034,200     1,363,400        718,600        862,800
  Unrealized gain on released ESOP
    shares.............................       --                1,800        44,700       --             --
  Dividends applied to unreleased ESOP
    shares.............................       --               72,100       102,100       --             --
  Changes in current operating items--
    Trade and other receivables........     (1,344,500)      (381,400)    1,574,200       (864,600)    (1,421,900)
    Merchandise inventories............      4,805,100    (11,737,300)      674,000    (28,333,100)   (33,085,600)
    Supplies and prepaid expenses......        200,800       (270,000)     (508,500)      (842,700)        93,900
    Other assets.......................     (1,010,500)      (540,700)     (578,900)      (199,900)      (159,500)
    Accounts payable and accrued
      liabilities......................     (1,018,600)     7,087,100    (4,269,600)     8,453,100     12,136,800
    Income taxes payable...............       (191,500)     1,179,500    (1,064,700)      (428,600)        59,000
                                         -------------  -------------  ------------  -------------  -------------
                                            14,794,000     11,600,400    11,505,700    (13,117,500)   (14,333,200)
INVESTING ACTIVITIES:
  Property and equipment additions.....     (7,717,300)   (10,004,200)   (2,010,600)    (1,518,500)    (2,008,300)
FINANCING ACTIVITIES:
  Net borrowings under line of
    credit.............................       --             --             --          21,250,000     21,325,000
  Repayment of long-term debt..........     (1,617,900)    (1,616,600)   (3,631,100)    (2,595,400)    (1,760,700)
  Purchase of treasury stock...........     (5,271,000)    (3,361,100)   (4,043,200)    (4,043,200)    (2,056,700)
  Cash dividends.......................     (1,401,300)    (1,066,000)   (1,189,300)    (1,189,300)    (1,147,400)
                                         -------------  -------------  ------------  -------------  -------------
                                            (8,290,200)    (6,043,700)   (8,863,600)    13,422,100     16,360,200
                                         -------------  -------------  ------------  -------------  -------------
Increase (decrease) in cash and cash
  equivalents..........................     (1,213,500)    (4,447,500)      631,500     (1,213,900)        18,700
CASH AND CASH EQUIVALENTS:
  Beginning of period..................      8,050,200      6,836,700     2,389,200      2,389,200      3,020,700
                                         -------------  -------------  ------------  -------------  -------------
  End of period........................  $   6,836,700  $   2,389,200  $  3,020,700  $   1,175,300  $   3,039,400
                                         -------------  -------------  ------------  -------------  -------------
                                         -------------  -------------  ------------  -------------  -------------
TAXES PAID.............................  $   3,255,700  $   3,375,500  $  5,363,600  $   2,548,100  $   1,604,900
                                         -------------  -------------  ------------  -------------  -------------
                                         -------------  -------------  ------------  -------------  -------------
INTEREST PAID..........................  $   2,090,600  $   2,211,500  $  3,914,900  $   2,806,100  $   1,897,700
                                         -------------  -------------  ------------  -------------  -------------
                                         -------------  -------------  ------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                            G. R. HERBERGER'S, INC.

                         NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION:

    G. R. Herberger's, Inc. (the Company) operates soft goods department stores in Colorado, Illinois, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming. The Company's outstanding common stock is owned by its employees and the Company's employee stock ownership plan.

CASH AND CASH EQUIVALENTS:

    Cash and cash equivalents include highly liquid investments which are readily convertible into known amounts of cash and have original maturities of three months or less. Such investments consist principally of demand deposits and money market funds.

TRADE AND OTHER RECEIVABLES:

    Trade and other receivables consist principally of items awaiting settlement on bankcard transactions, import deposits, and construction reimbursements due from lessors. Based on the Company's collection experience and evaluation of collectability at each balance sheet date, no allowance for doubtful accounts is considered necessary for the periods presented.

MERCHANDISE INVENTORIES:

    Merchandise inventories are valued using the retail method at the lower of cost or market. Cost is determined using the last in, first out (LIFO) inventory method. Inventories valued at LIFO were approximately $2,618,400 at January 28, 1995, $2,194,700 at February 3, 1996, and $2,194,700 at November 2, 1996, less than the cost of such inventories if valued on the first in, first out (FIFO) method.

PROPERTY AND EQUIPMENT:

    Property and equipment is stated at cost. Maintenance and repairs are charged to expense as incurred. Depreciation for financial reporting purposes is provided using straight-line and accelerated methods over the estimated useful lives of the respective assets, as follows:

                                                                                    ESTIMATED
                                                                                     USEFUL
                                                                                      LIVES
                                                                                   -----------
Buildings........................................................................   5-30 years
Leasehold improvements...........................................................   5-20 years
Fixtures and equipment...........................................................   3-10 years

                            G. R. HERBERGER'S, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and equipment consisted of the following, at cost:

                                                   JANUARY 28,    FEBRUARY 3,    NOVEMBER 2,
                                                      1995           1996           1996
                                                  -------------  -------------  -------------
Land............................................  $     116,900  $      96,900  $      96,900
Buildings.......................................     10,198,000      9,964,800     10,009,400
Leasehold improvements..........................     10,849,600     11,252,300     11,715,700
Fixtures and equipment..........................     43,462,800     43,313,800     44,134,800
                                                  -------------  -------------  -------------
                                                  $  64,627,300  $  64,627,800  $  65,956,800
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

OTHER ASSETS:

    Other assets consist principally of computer software costs, deferred financing and lease costs, cash surrender value of life insurance, and the Company's investment in Frederick Atkins, Inc. (an international merchandising and marketing services organization owned by its member stores). Computer software costs are amortized over three to five years, and deferred financing and-lease costs are amortized over the terms of the related agreements. The investment in Frederick Atkins, Inc. is accounted for on the cost method. Other assets are presented net of accumulated amortization of $743,200 at January 28, 1995, $917,000 at February 3, 1996 and $828,700 at November 2, 1996.

STORE PREOPENING COSTS:

    Store preopening costs are charged to operations in the year in which the store is opened.

INCOME TAXES:

    Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial reporting and income tax purposes using the liability method of accounting.

STOCK HELD IN ESOP:

    Shares in the ESOP may be put to the Company at fair value for cash under certain conditions, as defined. As such, the shares are reflected in the accompanying balance sheets as an obligation at the fair value of the redeemable shares.

TREASURY STOCK:

    Company common stock purchased and held in treasury is carried at cost. Gains or losses resulting from the sale of treasury stock are credited or charged to additional paid-in capital.

REVENUE RECOGNITION:

    Retail sales are recorded on an accrual basis. Sales are net of returns which are reflected as a period cost at the time of return.

                            G. R. HERBERGER'S, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) NET INCOME (LOSS) PER SHARE:

    Net income (loss) per share is computed based on the weighted average number of shares of common stock outstanding, as follows:

                                                                                           THIRTY-NINE WEEK
                                                    FISCAL YEARS ENDED                      PERIODS ENDED
                                        -------------------------------------------  ----------------------------
                                         JANUARY 29,    JANUARY 28,    FEBRUARY 3,    OCTOBER 28,    NOVEMBER 2,
                                            1994           1995           1996           1995           1996
                                        -------------  -------------  -------------  -------------  -------------
Common stock issued...................     21,860,000     21,860,000     21,860,000     21,860,000     21,860,000
Stock held in treasury................    (12,832,000)   (13,210,800)   (13,566,400)   (13,531,500)   (13,772,600)
Unallocated stock held in ESOP........             --       (377,200)      (703,600)      (682,300)      (729,500)
                                        -------------  -------------  -------------  -------------  -------------
                                            9,028,000      8,272,000      7,590,000      7,646,200      7,357,900
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates. In the Company's opinion, differences between ultimate results and estimated results will not materially impact the Company's financial position or results of operations.

ACCOUNTING PRONOUNCEMENTS:

    During 1996, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that impairment losses on long-lived assets be recognized when the book value of the asset exceeds expected undiscounted cash flows. This adoption had no effect on the financial position or results of operations of the Company.

INTERIM FINANCIAL INFORMATION:

    The balance sheet as of November 2, 1996 and the statements of income, changes in stockholders' deficit and cash flows for the thirty-nine week periods ended October 28, 1995 and November 2, 1996 are unaudited. In the opinion of management, these statements contain all adjustments necessary to present fairly the financial position of the Company as of November 2, 1996 and the results of its operations and its cash flows for the thirty-nine week periods ended October 28, 1995 and November 2, 1996. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

2. LINES OF CREDIT

    The Company has a line of credit available for unsecured short-term borrowings of $30,000,000, and a line available for letters of credit in support of merchandise purchases of $1,500,000, through their annual renewal date of September 30, 1997. No amounts were outstanding on the line of credit at January 28, 1995

                            G. R. HERBERGER'S, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2. LINES OF CREDIT (CONTINUED)
and February 3, 1996. Borrowings against the line of credit amounted to $21,325,000 at November 2, 1996. Outstanding letters of credit were approximately $204,000 at January 28, 1995, $296,000 at February 3, 1996, and $262,300 at November 2, 1996. Borrowings under the lines bear interest at either the bank's publicly announced reference rate, or the federal funds floating rate plus 1.25%, or a fixed annual rate of .75% plus the bank's reserve adjusted CD rate, at the Company's election (6.2% at November 2, 1996).

3. LONG-TERM DEBT

LONG-TERM DEBT CONSISTED OF:

                                                                       JANUARY 28,    FEBRUARY 3,    NOVEMBER 2,
                                                                          1995           1996           1996
                                                                      -------------  -------------  -------------
Promissory notes payable to institutional investors; 10%; principal payable in annual installments of $979,000 through January 2002 and $363,600 thereafter through January 2005; certain notes are
  collateralized by real estate.....................................  $   8,923,100  $   6,965,000  $   6,965,000
Promissory notes; 7.25%, principal payable in quarterly installments
  from March 1995 through December 2003.............................      5,500,000      8,375,000      8,136,400
Promissory notes; 85% of prime, with a ceiling of 10.5% and a floor of 5.9% (7.01% at February 3, 1996); principal payable in annual installments of $815,200 through May 2000 and $265,200 thereafter
  through May 2001..................................................      5,156,500      4,341,300      3,526,100
Promissory note; variable rate based on bank CD rate (7.01% at
  February 3, 1996); principal payable in annual installments of
  $625,000 from March 1995 through 2002.............................      5,000,000      4,375,000      3,750,000
Industrial revenue bonds; 55% of prime plus 1.5% to 75% of prime with a ceiling of 12.19% and a floor of 8.25% (6.05% to 8.25% at
  February 2, 1996); principal payable in monthly installments through March 2011, collateralized by certain real estate and
  fixtures..........................................................      2,735,900      2,628,100      2,546,200
                                                                      -------------  -------------  -------------
                                                                         27,315,500     26,684,400     24,923,700

Less--current maturities............................................      3,618,400      2,848,700      2,882,800
                                                                      -------------  -------------  -------------
                                                                      $  23,697,100  $  23,835,700  $  22,040,900
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    Under the terms of the debt agreements, the Company has agreed, among other matters, to limit the creation of liens on assets, restrict issuance of other notes, maintain working capital of $5,250,000 at all times, limit the payment of rent, and restrict the payment of cash dividends, redemption of common stock, and similar payments to stockholders. The Company was in compliance with the covenants as of November 2, 1996 and available funds for future restricted payments, as defined, were approximately $2,860,400 at February 3, 1996 and $1,960,700 at November 2, 1996.

                            G. R. HERBERGER'S, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

LONG-TERM DEBT CONSISTED OF: (CONTINUED)
    Aggregate maturities of long-term debt for each of the five fiscal years following February 3, 1996 are approximately $2,848,700 in 1996, $2,924,300 in 1997, $2,203,300 in 1998, $3,577,100 in 1999, and $4,951,600 in 2000.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of cash equivalents and trade and other receivables approximates fair value due to their liquid nature and short maturities. The fair value of long-term debt is estimated using discounted cash flow analysis, based on the expected current rates for similar types of debt borrowings. At January 28, 1995 and February 3, 1996 the carrying value approximates fair value.

5. INCOME TAXES

    The components of the provision (benefit) for income taxes were as follows:

                                                                                            THIRTY-NINE WEEK
                                                        FISCAL YEARS ENDED                   PERIODS ENDED
                                             ----------------------------------------  --------------------------
                                             JANUARY 29,   JANUARY 28,   FEBRUARY 3,   OCTOBER 28,   NOVEMBER 2,
                                                 1994          1995          1996          1995          1996
                                             ------------  ------------  ------------  ------------  ------------
Current:
  Federal..................................  $  3,047,800  $  3,687,400  $  3,492,100  $  1,799,300  $  1,414,400
  State....................................        52,700       867,600       806,700       317,500       249,600
Deferred...................................       129,700       (17,100)     (164,000)      (80,000)     (121,300)
                                             ------------  ------------  ------------  ------------  ------------
                                             $  3,230,200  $  4,537,900  $  4,134,800  $  2,036,800  $  1,542,700
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

    Deferred income taxes result principally from utilizing accelerated depreciation methods and accrued expenses which are not yet deductible for income tax purposes. A reconciliation of the provision (benefit) for income taxes at the federal statutory income tax rate to the provision reported was as follows:

                                                                                          THIRTY-NINE WEEK
                                                    FISCAL YEARS ENDED                     PERIODS ENDED
                                         ----------------------------------------  ------------------------------
                                         JANUARY 29,   JANUARY 28,   FEBRUARY 3,    OCTOBER 28,     NOVEMBER 2,
                                             1994          1995          1996           1995            1996
                                         ------------  ------------  ------------  --------------  --------------
Provision (benefit) computed at the
  federal statutory rate...............  $  2,961,000  $  4,150,500  $  3,795,700  $    1,731,300  $    1,311,300
State income taxes, net of federal
  benefit..............................       385,500       566,000       532,500         305,500         231,400
Dividends paid on stock held by ESOP...       --            (44,100)      (79,600)       --              --
Targeted jobs tax credit...............       (43,400)     (127,700)      (46,600)       --              --
Excess contribution deduction..........       (65,700)      (74,600)      (89,600)       --              --
Other, net.............................        (7,200)       67,800        22,400        --              --
                                         ------------  ------------  ------------  --------------  --------------
                                         $  3,230,200  $  4,537,900  $  4,134,800  $    2,036,800  $    1,542,700
                                         ------------  ------------  ------------  --------------  --------------
                                         ------------  ------------  ------------  --------------  --------------

                            G. R. HERBERGER'S, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

5. INCOME TAXES (CONTINUED)
    The components of the net deferred tax assets (liabilities) were as follows:

                                                                        JANUARY 28,    FEBRUARY 3,    NOVEMBER 2,
                                                                           1995           1996           1996
                                                                       -------------  -------------  -------------
NET DEFERRED TAX ASSETS (LIABILITIES):
Current:
  Accrued costs and expenses.........................................  $     659,300  $     628,800  $     604,400
  Inventory..........................................................        195,100        140,600        140,600
                                                                       -------------  -------------  -------------
                                                                       $     854,400  $     769,400  $     745,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Non-Current:
  Fixed assets.......................................................  $  (1,243,500) $  (1,141,800) $    (996,100)
  Unearned ESOP compensation.........................................         73,800        221,100        221,100
                                                                       -------------  -------------  -------------
                                                                       $  (1,169,700) $    (920,700) $    (775,000)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

6. STOCKHOLDERS' DEFICIT

    The Company is authorized to issue up to 25,000,000 shares of its $.04 par value common stock. Shares of common stock issued and outstanding at each balance sheet date are as follows:

                                         JANUARY 29,    JANUARY 28,    FEBRUARY 3,    OCTOBER 28,    NOVEMBER 2,
                                            1994           1995           1996           1995           1996
                                        -------------  -------------  -------------  -------------  -------------
Common stock issued...................     21,860,000     21,860,000     21,860,000     21,860,000     21,860,000
Less: stock in treasury...............    (12,975,500)   (13,304,500)   (13,663,900)   (13,663,700)   (13,835,300)
                                        -------------  -------------  -------------  -------------  -------------
  Total stock outstanding.............      8,884,500      8,555,500      8,196,100      8,196,300      8,024,700
Less: stock held in ESOP..............     (4,941,400)    (5,534,900)    (5,845,000)    (5,845,000)    (5,845,000)
                                        -------------  -------------  -------------  -------------  -------------
  Total stock held outside ESOP.......      3,943,100      3,020,600      2,351,100      2,351,300      2,180,100
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

7. EMPLOYEE STOCK OWNERSHIP PLAN

    Contributions to the employee stock ownership plan (ESOP) are made at the discretion of the Board of Directors of the Company. The Company's total ESOP expense was approximately $2,938,500, $3,286,700 and $4,012,800 for the fiscal years ended January 29, 1994, January 28, 1995, and February 3, 1996, respectively. The Company's total ESOP expense was approximately $2,404,300 and $2,676,100 for the thirty-nine week periods ended October 28, 1995 and November 2, 1996.

    Shares distributed from the ESOP may be put to the Company at fair value for cash under certain conditions, as defined. As such, the shares are reflected on the accompanying balance sheet as an obligation at the fair value of the redeemable shares. The Company borrowed $5,500,000 in May 1990, $2,652,200 in May 1991, $5,500 000 in May 1994, and $3,000,000 in May 1995, under term notes from a bank (see Note 3) and loaned the proceeds to the ESOP to purchase shares of the Company's common stock. The notes receivable from the ESOP have been recorded as a reduction in the Company's obligation to redeem stock held by the ESOP.

                            G. R. HERBERGER'S, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

7. EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)
    The Company accounts for its ESOP in accordance with Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" for shares acquired after January 30, 1994. Accordingly, as those shares are released from collateral, the Company reports compensation expense equal to the estimated fair value of the shares, and the shares become outstanding for earnings-per-share computations. Unreleased shares related to acquisitions after January 30, 1994 were 515,221 at January 28, 1995 and 729,482 at February 3, 1996 and November 2, 1996. The estimated fair value of these shares was $5,796,236 at January 28, 1995 and $8,753,784 at February 3, 1996 and November 2, 1996.

8. LEASE COMMITMENTS

    Substantially all retail stores are leased under operating leases expiring at various dates through 2016. Most leases require the Company to pay real estate taxes and common area charges. The retail store leases generally provide for percentage rent based on a percentage of annual retail sales in excess of stipulated minimums.

    Future minimum lease payments are as follows:

1997..........................................................  $ 9,653,900
1998..........................................................    9,473,200
1999..........................................................    9,373,500
2000..........................................................    9,204,800
2001..........................................................    8,955,200
Thereafter....................................................   61,900,400
                                                                -----------
                                                                $108,561,000
                                                                -----------
                                                                -----------

    Total rent expense for all leases was approximately $8,178,300, $9,106,400 and $9,837,400 for the fiscal years ended January 29, 1994, January 28, 1995 and February 3, 1996, respectively, including percentage rentals of approximately $526,100 in 1994, $510,300 in 1995 and $648,600 in 1996. Total rent expense for all leases was approximately $7,200,000 and $7,602,600 for the thirty-nine week periods ended October 28, 1995 and November 2, 1996, respectively, including percentage rentals of approximately $263,100 in 1995 and $245,600 in 1996.

9. RELATED PARTY TRANSACTIONS

    Two officers have note agreements with the Company totaling $197,000. Both notes are due on demand and are non interest bearing. One note is secured by shares of the Company's common stock and the other note is unsecured.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
Parisian, Inc.

    We have audited the accompanying consolidated balance sheets of Parisian, Inc. and subsidiaries as of January 28, 1995 and February 3, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended January 29, 1994, January 28, 1995, and February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Parisian, Inc. and subsidiaries as of January 28, 1995 and February 3, 1996, and the consolidated results of their operations and their cash flows for the years ended January 29, 1994, January 28, 1995 and February 3, 1996, in conformity with generally accepted accounting principles.

                                                 COOPERS & LYBRAND L.L.P.

Birmingham, Alabama
March 22, 1996

                         PARISIAN INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     JANUARY 28, 1995 AND FEBRUARY 3, 1996

                                                                                    JANUARY 28,     FEBRUARY 3,
                                                                                        1995            1996
                                                                                   --------------  --------------
                                     ASSETS
Cash and cash equivalents........................................................  $      394,377  $    1,858,541
Restricted cash and short-term investments.......................................       2,190,000       2,020,000
Accounts receivable, net.........................................................      34,953,764      39,205,613
Merchandise inventory............................................................     119,924,513     143,045,118
Prepaid expenses.................................................................       4,103,356       5,375,343
Deferred income taxes............................................................       3,412,662       3,668,660
Federal and state income tax receivable..........................................       3,876,996
                                                                                   --------------  --------------
      Total current assets.......................................................     168,855,668     195,173,275
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Property and equipment, less accumulated depreciation and amortization...........      74,479,814      71,469,103
Goodwill, net....................................................................      62,137,207      60,268,477
Deferred financing costs, net....................................................       4,239,446       3,686,542
Other............................................................................      13,409,614      13,608,883
                                                                                   --------------  --------------
      Total assets...............................................................  $  323,121,749  $  344,206,280
                                                                                   --------------  --------------
                                                                                   --------------  --------------
                                   LIABILITIES
Short-term debt, including current portion of long-term debt.....................  $    8,549,410  $    2,863,604
Accounts payable.................................................................      40,949,864      42,305,004
Accrued store rent...............................................................       1,026,703       1,842,683
Federal and state income tax payable.............................................                       1,184,949
Sales tax payable................................................................       6,188,263       6,476,474
Other............................................................................      10,836,673      11,901,969
                                                                                   --------------  --------------
      Total current liabilities..................................................      67,550,913      66,574,683
Long-term debt, less current portion above.......................................     158,792,902     159,869,298
Deferred income taxes............................................................       8,170,795       8,167,214
Store opening reimbursements.....................................................      14,011,239      26,026,488
Other............................................................................       3,443,067       3,637,760
                                                                                   --------------  --------------
      Total liabilities..........................................................     251,968,916     264,275,443
                                                                                   --------------  --------------
                              SHAREHOLDERS' EQUITY
Convertible preferred stock, par value $.01 per share, 12,000,000 shares, none issued
Common stock, par value $.01 per share, authorized 65,000,000 shares, issued and
  outstanding 7,355,846 shares at January 28, 1995 and February 3, 1996..........          73,558          73,558
Paid-in capital..................................................................      87,959,792      87,959,792
Accumulated deficit..............................................................     (16,880,517)     (8,102,513)
                                                                                   --------------  --------------
      Total shareholders' equity.................................................      71,152,833      79,930,837
                                                                                   --------------  --------------

      Total liabilities and shareholders' equity.................................  $  323,121,749  $  344,206,280
                                                                                   --------------  --------------
                                                                                   --------------  --------------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                        PARISIAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

  FOR THE YEARS ENDED JANUARY 29, 1994, JANUARY 28, 1995, AND FEBRUARY 3, 1996

                                                                               FOR THE YEAR ENDED:
                                                                  ----------------------------------------------
                                                                   JANUARY 29,     JANUARY 28,     FEBRUARY 3,
                                                                       1994            1995            1996
                                                                  --------------  --------------  --------------
Net sales, including leased departments.........................  $  517,667,748  $  606,716,896  $  663,827,999
Costs and expenses:
  Cost of sales.................................................     328,505,911     393,948,510     419,055,866
  Selling, general, and administrative expenses.................     137,110,373     159,987,520     165,236,749
  Other operating expenses:
    Property and equipment rentals..............................      14,436,483      21,583,330      29,787,936
    Depreciation and amortization...............................      12,850,190      12,855,933      12,618,367
    Taxes other than income taxes...............................      10,497,041      12,699,576      13,542,117
    Reengineering costs.........................................                       3,184,725         304,369
                                                                  --------------  --------------  --------------
      Operating income..........................................      14,267,750       2,457,302      23,282,595
Other income (expense):
  Finance charge income.........................................       9,930,691       8,046,347       7,125,115
  Interest expense..............................................     (21,617,385)    (18,051,210)    (17,651,879)
  Other, net....................................................         155,901         411,194       2,407,349
                                                                  --------------  --------------  --------------
      Income (loss) before provision (benefit) for income taxes
        and extraordinary item..................................       2,736,957      (7,136,367)     15,163,180
Provision (benefit) for income taxes............................       1,704,530      (1,673,554)      6,385,176
                                                                  --------------  --------------  --------------
      Income (loss) before extraordinary item...................       1,032,427      (5,462,813)      8,778,004
Extraordinary loss from early retirement of debt (net of income
  tax benefit of $3,092,179)....................................      (5,402,819)
                                                                  --------------  --------------  --------------
    Net income (loss)...........................................  $   (4,370,392) $   (5,462,813) $    8,778,004
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Income (loss) per common and common equivalent share before
  extraordinary item............................................  $          .17  $         (.78) $         1.19
Extraordinary loss per common and common equivalent share.......            (.87)
                                                                  --------------  --------------  --------------
Net income (loss) per common and common equivalent share........  $         (.70) $         (.78) $         1.19
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Weighted average common and common equivalent shares............       6,208,180       6,986,952       7,355,846
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                        PARISIAN, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

  FOR THE YEARS ENDED JANUARY 29, 1994, JANUARY 28, 1995, AND FEBRUARY 3, 1996

                                                                                                          TOTAL
                                                 PREFERRED    COMMON       PAID-IN      ACCUMULATED   SHAREHOLDERS'
                                                   STOCK       STOCK       CAPITAL        DEFICIT        EQUITY
                                                -----------  ---------  -------------  -------------  -------------
Balance, January 30, 1993.....................   $       0   $  62,082  $  73,052,973  $  (7,047,312) $  66,067,743

Net loss......................................                                            (4,370,392)    (4,370,392)
                                                -----------  ---------  -------------  -------------  -------------

Balance, January 29, 1994.....................           0      62,082     73,052,973    (11,417,704)    61,697,351
Issuance of common stock, net of $81,705 in
  issuance costs, 1,147,666 shares............                  11,476     14,906,819                    14,918,295
Net loss......................................                                            (5,462,813)    (5,462,813)
                                                -----------  ---------  -------------  -------------  -------------
Balance, January 28, 1995.....................           0      73,558     87,959,792    (16,880,517)    71,152,833
Net income....................................                                             8,778,004      8,778,004
                                                -----------  ---------  -------------  -------------  -------------
Balance, February 3, 1996.....................   $       0   $  73,558  $  87,959,792  $  (8,102,513) $  79,930,837
                                                -----------  ---------  -------------  -------------  -------------
                                                -----------  ---------  -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        PARISIAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

  FOR THE YEARS ENDED JANUARY 29, 1994, JANUARY 28, 1995, AND FEBRUARY 3, 1996

                                                                                                    FOR THE YEAR ENDED:
                                                                                           --------------------------------------
                                                                                           JANUARY 29,   JANUARY 28,  FEBRUARY 3,
                                                                                               1994         1995         1996
                                                                                           ------------  -----------  -----------
Cash flows from operating activities:
  Net income (loss)......................................................................  $ (4,370,392) $(5,462,813) $ 8,778,004
                                                                                           ------------  -----------  -----------
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Depreciation and amortization........................................................    12,850,190   12,855,933   12,618,367
    Amortization of deferred financing costs.............................................     1,022,338    1,099,532    1,191,496
    Proceeds from the initial sale of accounts receivable................................    90,500,000
    Provision for losses on accounts receivable..........................................     2,869,546    2,827,348    3,986,023
    Loss (gain) on disposal of property and equipment....................................       370,174      443,649   (1,814,341)
    Deferred compensation................................................................       231,544      114,887      198,091
    Write-off of unamortized financing costs (net of tax)................................     2,063,819
    Loss from redemption of debt (net of tax)............................................     3,339,000
    Change in assets and liabilities:
      (Increase) decrease in:
        Accounts receivable..............................................................    (6,301,365)  (1,937,633)  (8,237,872)
        Merchandise inventory............................................................   (14,002,448) (18,061,935) (23,120,605)
        Prepaid expenses.................................................................     1,151,554     (247,182)  (1,271,987)
        Other............................................................................   (10,433,472)  (7,316,879)  (5,294,953)
      Increase (decrease) in:
        Accounts payable.................................................................    (3,765,665)   5,037,697    1,551,362
        Accrued store rent...............................................................      (234,160)      59,726      815,980
        Federal and state income taxes...................................................    (2,850,263)  (1,442,785)   5,061,945
        Sales tax payable................................................................       589,857      152,475      288,211
        Deferred income taxes............................................................       439,040   (1,734,382)    (259,579)
        Other liabilities................................................................       799,686    2,875,671    2,199,993
                                                                                           ------------  -----------  -----------
          Total adjustments..............................................................    78,639,375   (5,273,878) (12,087,869)
                                                                                           ------------  -----------  -----------
          Net cash provided by (used in) operating activities............................    74,268,983  (10,736,691)  (3,309,865)
                                                                                           ------------  -----------  -----------
Cash flows from investing activities:
  (Increase) decrease in restricted cash and short-term investments......................     1,711,731     (270,000)     170,000
  Proceeds from sale of property and equipment...........................................        29,325        1,085    9,937,589
  Increase in cash value of life insurance...............................................      (338,775)    (364,613)    (337,110)
  Capital expenditures...................................................................   (14,974,339)  (5,729,644) (10,735,276)
  Store opening reimbursements...........................................................     2,000,000    2,600,000   10,986,827
                                                                                           ------------  -----------  -----------
          Net cash provided by (used in) investing activities............................   (11,572,058)  (3,763,172)  10,022,030
                                                                                           ------------  -----------  -----------
Cash flows from financing activities:
  Borrowings under revolving credit agreements...........................................    28,200,000   38,500,000   36,905,343
  Payments under revolving credit agreements.............................................  (105,200,000) (36,500,000) (38,905,343)
  Principal payments of long-term debt...................................................    (2,242,248)  (2,395,323)  (6,549,410)
  Proceeds from the issuance of subordinated notes.......................................   125,000,000
  Redemption of subordinated debentures..................................................  (100,000,000)
  Payment of financing costs.............................................................    (5,575,969)    (204,361)    (638,591)
  Premium paid on redemption of debentures (net of tax)..................................    (3,339,000)
  Proceeds from issuance of common stock.................................................                 14,918,295
  Proceeds from bond refunding...........................................................                               3,940,000
                                                                                           ------------  -----------  -----------
          Net cash provided by (used in) financing activities............................   (63,157,217)  14,318,611   (5,248,001)
                                                                                           ------------  -----------  -----------
          Net increase (decrease) in cash and cash equivalents...........................      (460,292)    (181,252)   1,464,164
Cash and cash equivalents, beginning of period...........................................     1,035,921      575,629      394,377
                                                                                           ------------  -----------  -----------
Cash and cash equivalents, end of period.................................................  $    575,629  $   394,377  $ 1,858,541
                                                                                           ------------  -----------  -----------
                                                                                           ------------  -----------  -----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest.............................................................................  $ 23,065,471  $17,089,008  $17,001,105
                                                                                           ------------  -----------  -----------
                                                                                           ------------  -----------  -----------
    Income taxes.........................................................................  $  2,203,733  $ 2,003,555  $ 4,991,703
                                                                                           ------------  -----------  -----------
                                                                                           ------------  -----------  -----------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                        Parisian, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

1. SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of significant accounting policies followed by the Company.

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Parisian Services, Inc. (Parisian Services), Parisian Management Company, Inc., Parisian of Tennessee, Inc., and Hess Specialty Department Store, L.L.C. Parisian Services was formed for the purpose of financing customer accounts receivable of the Company and financing future credit purchases by the Company's customers. All material intercompany accounts and transactions have been eliminated.

    The Company currently operates thirty-six specialty department stores located in Alabama, Florida, Georgia, Tennessee, South Carolina, Ohio, Indiana, and Michigan and one clearance center in Alabama. The Company sells moderate to better-priced fashion merchandise including apparel, cosmetics, shoes, accessories, and gifts for the family. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

    The value of merchandise inventory is determined by the retail inventory method, using last-in, first-out (LIFO) cost, which is lower than market for approximately 18% and 17% of the inventory and the lower of average cost or market for the balance of the inventory for 1995 and 1996, respectively. If average cost had been used for all inventory, the January 28, 1995 and February 3, 1996 merchandise inventory would have been higher by approximately $2,439,000 and $2,709,000, respectively.

    Certain expenditures incurred prior to the opening of new stores are deferred and charged to income on the straight-line basis over a twelve-month period following the date the related store is opened.

    Property and equipment is recorded at cost and depreciation and amortization are computed using the straight-line method. All property and equipment, except improvements to leased premises and land, is depreciated over its estimated useful life. Improvements to leased premises are amortized over the noncancelable terms of the leases. Costs for repairs and maintenance are expensed as incurred.

    Expenditures for certain computer software and related customization are recorded at cost and amortized using the straight-line method over the expected life of the licensing agreement. Additionally, certain related leased computer hardware and supporting software are being amortized using the straight-line method from the beginning amortization dates of the licensing agreement to the end of the hardware lease term. Such expenditures, included in other assets, totaled $8,304,722 and $9,885,824 as of January 28, 1995 and February 3, 1996,
respectively. As of January 28, 1995 and February 3, 1996, accumulated amortization of expenditures related to software systems implemented was $1,035,794 and $2,542,732, respectively.

    Store opening reimbursements represent amounts received from developers in reimbursement of certain expenses incurred during the opening of a new store. Store opening reimbursements are amortized over the noncancelable term of the lease.

    Goodwill, the excess of purchase price over the fair value of the net assets acquired arising from a 1988 leveraged buy-out transaction, is being amortized on a straight-line basis over 40 years. As of January 28, 1995 and February 3, 1996, the accumulated amortization of goodwill is $12,611,997 and $14,480,727, respectively.

    Deferred financing costs represent fees and costs directly related to the issuance of debt. These costs are amortized using the straight-line method over the terms of the specific borrowings or commitments to which they relate and are included in interest expense.

                        PARISIAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    The Company expenses advertising cost when the advertising takes place. Advertising expense was $10,570,390, $14,814,426, and $19,470,129 in 1994, 1995,
and 1996, respectively.

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES.

    Reengineering costs include implementation of cost containment measures primarily directed at payroll as well as customer surveys to refine the Company's market focus.

    Net income (loss) per common and common equivalent share is computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the periods. The effect of common stock options on net income (loss) per common and common equivalent share for all years presented is insignificant or antidilutive.

    During the year ended February 3, 1996, the Company adopted SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The adoption of this accounting standard had no impact on the Company's financial statements. SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION was issued during 1995. The Company anticipates that the adoption of this accounting standard will not be material to its financial condition.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    Certain reclassifications have been made in the previously reported financial statements and accompanying notes to make the prior year amounts comparable to those of the current year. Such reclassifications had no effect on previously reported net income, total assets, or stockholders' equity.

2. ACCOUNTS RECEIVABLE

    Accounts receivable is shown net of allowances for doubtful accounts and return sales of $2,805,934 and $3,058,088 for January 28, 1995 and February 3, 1996, respectively. The provision for losses from bad debts, less recoveries, is included in selling, general, and administrative expenses and amounted to $2,869,546, $2,827,348, and $3,986,023 for the years ended January 29, 1994,
January 28, 1995, and February 3, 1996, respectively.

    On March 31, 1993, the Company entered into an agreement through its subsidiary, Parisian Services, with Sheffield Receivables Corporation (Sheffield), whereby Sheffield agreed to provide up to $160 million in capital against eligible accounts receivable generated by holders of the Company's proprietary credit card accounts (the Receivables) pursuant to a nonrecourse facility (the Receivables Facility), which expires in July 1998. As of such date, Parisian Services sold an undivided interest in the Receivables to Sheffield and utilized the proceeds from such sale to repay in full Parisian Services' then outstanding indebtedness under the receivables loan agreement, which was then terminated. At January 28, 1995 and February 3, 1996, $109.5 and $101.0 million, respectively, of the available receivables had been sold to Sheffield and

                        PARISIAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. ACCOUNTS RECEIVABLE--(CONTINUED)
accounted for as a reduction of accounts receivable. Parisian Services retains a residual undivided interest in the Receivables equal to the undivided interest not purchased by Sheffield. Sheffield's undivided interest and, accordingly, Parisian Services' undivided interest fluctuate each business day based upon the amount of capital invested in relation to the pool of eligible Receivables. The Company services and collects the Receivables. A cash reserve equal to 2% of aggregate capital is required under the agreement and is included in the restricted cash and short-term investments balance.

    Sheffield finances the purchase of its undivided interest in the Receivables primarily through the issuance of commercial paper or, alternatively, the obtaining of revolving loans from the Liquidity Facility (defined below). The discount and interest costs are funded from the Receivables. The Receivables Facility receives liquidity support from a consortium of five banks (the Liquidity Facility) which have agreed to provide standby funding under certain specified conditions. Repayment of the amounts due under the commercial paper or revolving loans is without recourse to Parisian Services and is made solely through collections of Sheffield's undivided interest in Receivables.

3. PROPERTY AND EQUIPMENT

    A summary of property and equipment is as follows:

                                                                JANUARY 28,     FEBRUARY 3,
                                                                    1995            1996
                                                               --------------  --------------
Land.........................................................  $      920,903  $      893,474
Buildings....................................................      57,442,129      51,734,084
Furniture, fixtures, and equipment...........................      52,297,250      53,018,433
Leasehold improvements.......................................       6,088,111       6,585,766
Transportation equipment.....................................       2,524,363         268,285
                                                               --------------  --------------
                                                                  119,272,756     112,500,042
Less accumulated depreciation and amortization...............      44,792,942      41,030,939
                                                               --------------  --------------
                                                               $   74,479,814  $   71,469,103
                                                               --------------  --------------
                                                               --------------  --------------

    In November 1995, the Company sold its store location in Sarasota, Florida, resulting in a gain of $1,725,783. The Sarasota store remained open throughout most of January 1996 and closed prior to February 3, 1996. In connection with this sale, the Company acquired the right to assume the lease for a store location in Columbia, South Carolina and also received certain additional consideration. The Company airplane was sold in 1995 resulting in a gain of $1,180,090. In conjunction with the expansion and remodeling of one store, the Company disposed of furniture, fixtures, and equipment with a net book value of $893,269.

                        PARISIAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. SHORT-TERM AND LONG-TERM DEBT

    Short-term and long-term debt consist of the following:

                                                                 JANUARY 28, 1995           FEBRUARY 3, 1996
                                                             -------------------------  -------------------------
                                                                             YEAR-END                   YEAR-END
                                                                 AMOUNT        RATE         AMOUNT        RATE
                                                             --------------  ---------  --------------  ---------
Short-term debt:
  Bank revolving credit agreement..........................  $    2,000,000       9.75% $            0
  Tax-exempt promissory note--On April 1, 1995, the note
    became payable on demand and was paid in May 1995......       4,109,749       7.22%              0
  Current portion of long-term debt........................       2,439,661    Various       2,863,604    Various
                                                             --------------             --------------
      Total short-term debt................................  $    8,549,410             $    2,863,604
                                                             --------------             --------------
                                                             --------------             --------------
Long-term debt:
  Senior subordinated notes................................  $  125,000,000      9.875% $  125,000,000      9.875%
  Mortgage loans--five separate loans, payments due
    monthly, based on an original 27-year amortization,
    principal payments totaling $18,791,733 due in 1998....      19,258,204       10.5%     19,037,150       10.5%
  Tax-exempt promissory note--payable in annual
    installments ranging from $185,000 to $525,000 through
    April 1, 2007 plus interest at a variable rate as
    determined on a weekly basis...........................                                  3,755,000       5.25%
  Obligations under capitalized leases: Headquarters and
    distribution center--payable in quarterly installments
    aggregating $3,615,288 in the year ended 1996, varying
    in each year to $3,548,327 in the year ended 2000,
    including interest at prime rate within the range of
    4.75% to 15.25%........................................      14,487,900        8.5%     12,072,900       8.25%
  Other capitalized leases.................................          46,798    Various           4,248      12.05%
                                                             --------------             --------------
                                                             $  158,792,902             $  159,869,298
                                                             --------------             --------------
                                                             --------------             --------------

    Under a bank credit agreement, the Company may borrow through August 31, 1997 up to an amount such that the sum of loans outstanding and certain standby letters of credit issued thereunder (Total Commitment Amount) may not exceed $50,000,000. At February 3, 1996, $36,778,879 was available under this agreement as the Company had $13,221,121 in standby letters of credit outstanding under this agreement. The agreement requires that there be no aggregate principal amount outstanding on the loans for a period of thirty consecutive days during each calendar year. The bank credit loans bear interest at the bank's base rate plus 1.25%, payable monthly, with the rate adjustable to as low as the base rate plus .75% if certain debt to equity ratios are met. Bank credit loans may alternatively bear interest, at the request of the Company, at LIBOR plus a margin of 2.5% per annum. Certain commitment fees are also payable based upon unused commitment amounts. The Company has pledged all of the capital stock of its subsidiaries and certain notes receivable of the Company from Parisian Services as collateral for the bank credit loans.

                        PARISIAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. SHORT-TERM AND LONG-TERM DEBT--(CONTINUED)
    Under the bank credit agreement, the Company is subject to certain affirmative and negative covenants. Some of the restrictive covenants are as follows:

        Negative covenants in the bank credit agreement include agreements that the Company will not permit the current ratio at the end of any fiscal quarter to be less than a range of 1.75 to 2.25, dependent on the fiscal quarter, to 1.0; the ratio of long-term debt to equity at the end of any fiscal quarter to be greater than a range of 2.6-2.15, dependent on the fiscal quarter, to 1.0; earnings before interest, taxes, depreciation, and amortization (EBITDA) to total debt service ratio at the end of any fiscal quarter to be less than a range of 1.10 to 2.00, dependent on the fiscal quarter, to 1.0; net worth, as defined, at the end of any fiscal quarter to be less than the sum of (A) $55 million, (B) 80% of net income for each fiscal year closed subsequent to January 29, 1995 for which net income was positive, (C) certain capital contributions and (D) certain other adjustments. Additionally, the Company may not declare, pay, or make any dividend or distribution of any class of capital stock.

    Information concerning the bank revolving credit agreements is as follows:

                                                                            1994          1995           1996
                                                                        ------------  -------------  ------------
Bank credit agreement:
  Weighted average interest rate based on daily amounts outstanding...             8%          8.63%        10.25%
  Average daily borrowings outstanding................................  $    361,000  $   4,292,000  $    827,820
  Maximum borrowings outstanding at any month end.....................  $  7,500,000  $  29,000,000  $  9,500,000

    On July 15, 1993, the Company issued $125.0 million of 9.875% Senior Subordinated Notes due 2003 (the Notes) and notified the holders of its Senior Subordinated Debentures in the aggregate principal amount of $100.0 million (the Debentures) of its intention to redeem, as of August 14, 1993, all of its outstanding Debentures at the stated redemption price of 105.25%. On July 15, 1993, in order to effect such redemption, the Company deposited $107.25 million representing the $100.0 million principal of Debentures to be redeemed at the stated redemption price of 105.25% plus accrued and unpaid interest thereon to August 14, 1993, with AmSouth Bank, as escrow agent. The Company utilized proceeds from the issuance of the Notes to effect such redemption.

    The Company recorded an extraordinary loss of $5.4 million after taxes for the early retirement of debt. The extraordinary loss consists of the redemption premium paid to holders of the Debentures and the write-off of the unamortized portion of deferred financing fees associated with the retired Debentures.

                        PARISIAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. SHORT-TERM AND LONG-TERM DEBT--(CONTINUED)
    On or after July 15, 1998, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices below plus accrued interest at the redemption date.

                      IF REDEEMED DURING THE TWELVE-MONTH                        PERCENTAGE OF
                           PERIOD BEGINNING JULY 15                                PRINCIPAL
                  ------------------------------------------                     -------------
1998...........................................................................     104.938%
1999...........................................................................     102.469%
2000 and thereafter............................................................     100.00%

    The Notes are uncollateralized obligations and are subordinated in right of payment to all senior indebtedness, as defined. Senior indebtedness was approximately $45,390,540 at February 3, 1996.

    The Company is subject to certain covenants set forth in the indenture to the Notes including, among others, the following: limitations on certain restricted payments; limitations on certain indebtedness; limitations on liens; limitations on dividends and other payment restrictions affecting subsidiaries; limitations on transactions with affiliates; limitations on preferred stock of subsidiaries; and limitations on future senior subordinated indebtedness.

    Indebtedness outstanding under the tax-exempt promissory note bears interest at a floating rate based on prime, but in no event is the rate to be less than 6% or greater than 10%. During the years ended January 29, 1994, January 28, 1995, and February 3, 1996 the interest rate ranged from 6% per annum to 74.6% of prime. The interest charged changes within limits to protect the lender's yield when there is a change in the maximum federal corporate income tax rate. In May 1995, the Company purchased the tax-exempt bond with funds available under the Receivables Facility. On October 19, 1995, the bond was re-funded, with credit enhancement provided by a financial institution. The outstanding indebtedness bears interest at a floating rate.

    At February 3, 1996, property and equipment with a net book value of approximately $45,085,127 was pledged as collateral on the mortgage loans, obligations under capitalized leases, equipment loan and security agreement, and mortgage note. Substantially all of the Company's bank accounts are pledged as collateral on the bank revolving credit agreement, described above.

    The noncurrent portion of long-term debt at February 3, 1996 is payable as follows:

Second succeeding year........................................  $   445,416
Third succeeding year.........................................   19,016,734
Fourth succeeding year........................................      245,000
Fifth succeeding year.........................................      270,000
Thereafter....................................................  127,815,000
                                                                -----------
                                                                147,792,150
Capitalized lease obligations:
  Payable in monthly, semi-annual and annual installments.....   12,077,148
                                                                -----------
                                                                $159,869,298
                                                                -----------
                                                                -----------

    The future minimum lease payments required under capitalized lease obligations are disclosed in Note 6.

    Based on the borrowing rates currently available to the Company for long-term debt with similar terms and average maturities, the fair value of long-term debt is approximately $137,359,119 at February 3, 1996.

                        Parisian, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements--(Continued)

5. INCOME TAXES

    The components of the current deferred income tax asset are:

                                                                    JANUARY 28,   FEBRUARY 3,
                                                                        1995          1996
                                                                    ------------  ------------
Inventory capitalization..........................................  $  1,406,435  $  1,829,259
Allowances for doubtful accounts and return sales.................       910,319     1,148,056
Compensation accruals.............................................       633,794       622,579
Other.............................................................       462,114        68,766
                                                                    ------------  ------------
                                                                    $  3,412,662  $  3,668,660
                                                                    ------------  ------------
                                                                    ------------  ------------

    The components of the noncurrent deferred income tax liability are:

                                                                    JANUARY 28,   FEBRUARY 3,
                                                                       1995           1996
                                                                   -------------  ------------
Property and equipment...........................................  $   7,094,128  $  6,095,988
Computer software costs..........................................      2,318,070     2,567,467
Store pre-opening costs..........................................        734,011       477,852
Compensation accruals............................................       (632,739)     (727,915)
Alternative minimum tax credit...................................     (1,330,723)
Other............................................................        (11,952)     (246,178)
                                                                   -------------  ------------
                                                                   $   8,170,795  $  8,167,214
                                                                   -------------  ------------
                                                                   -------------  ------------

    The provision (benefit) for income taxes is comprised of the following:

                                                                         JANUARY 29,    JANUARY 28,   FEBRUARY 3,
                                                                             1994          1995           1996
                                                                         ------------  -------------  ------------
Federal:
  Current..............................................................  $    727,846  $     (58,003) $  5,646,129
  Deferred.............................................................     1,055,992     (1,929,800)     (243,627)
                                                                         ------------  -------------  ------------
                                                                            1,783,838     (1,987,803)    5,402,502
                                                                         ------------  -------------  ------------
State:
  Current..............................................................       537,644        118,831       998,626
  Deferred.............................................................      (616,952)       195,418       (15,952)
                                                                         ------------  -------------  ------------
                                                                              (79,308)       314,249       982,674
                                                                         ------------  -------------  ------------
Provision for income taxes.............................................  $  1,704,530  $  (1,673,554) $  6,385,176
                                                                         ------------  -------------  ------------
                                                                         ------------  -------------  ------------

    In addition, an income tax benefit of $3,092,179 was recognized during the year ended January 29, 1994 related to the extraordinary loss from early retirement of debt.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INCOME TAXES--(CONTINUED)
    The provision (benefit) for income taxes is different from the amount computed by applying the federal income tax statutory rate to income (loss) before provision (benefit) for income taxes. The reasons for this difference, as a percentage of pretax income (loss), are as follows:

                                                                               JANUARY 29,      JANUARY 28,      FEBRUARY 3,
                                                                                  1994             1995             1996
                                                                             ---------------  ---------------  ---------------
Federal income tax statutory rate..........................................            34%             (34)%             35%
Amortization of goodwill...................................................            23                9                5
State income taxes.........................................................            (3)               3                3
Other......................................................................             8               (1)              (1)
                                                                                       --               --               --
      Effective income tax rate............................................            62%             (23)%             42%
                                                                                       --               --               --
                                                                                       --               --               --

    Details of the deferred tax provision (benefit) are as follows:

                                                                         JANUARY 29,    JANUARY 28,   FEBRUARY 3,
                                                                             1994          1995           1996
                                                                         ------------  -------------  ------------
Inventory capitalization...............................................  $    (41,639) $    (256,801) $   (422,824)
Property and equipment.................................................      (722,505)      (210,083)     (998,140)
Computer software costs................................................                      583,534       249,397
Store pre-opening costs................................................     1,309,414       (154,624)     (256,159)
Compensation accruals..................................................      (291,515)        (6,076)      (83,961)
Alternative minimum tax credit.........................................                   (1,330,723)    1,330,723
Other, net.............................................................       185,285       (359,609)      (78,615)
                                                                         ------------  -------------  ------------
      Deferred tax provision (benefit).................................  $    439,040  $  (1,734,382) $   (259,579)
                                                                         ------------  -------------  ------------
                                                                         ------------  -------------  ------------

6. LEASES

    The Company leases its headquarters and distribution center and another facility under capitalized leases which expire in 2001 and 1996, respectively. At expiration, the Company has the option to purchase the leased properties for nominal amounts. In addition, the Company leases computer equipment under capitalized leases expiring over the next three years.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LEASES--(CONTINUED)
    The following is a summary of the leased property under capitalized leases by major classes of property:

                                                                  JANUARY 28,    FEBRUARY 3,
                                                                     1995           1996
                                                                 -------------  -------------
Classes of Property
  Buildings....................................................  $  17,218,881  $  17,219,894
  Transportation equipment.....................................        145,028
  Furniture, fixtures, and equipment...........................     10,772,832     10,593,735
                                                                 -------------  -------------
                                                                    28,136,741     27,813,629
  Less accumulated amortization................................     10,871,026     11,119,920
                                                                 -------------  -------------
                                                                    17,265,715     16,693,709
  Land.........................................................        711,507        711,507
                                                                 -------------  -------------
                                                                 $  17,977,222  $  17,405,216
                                                                 -------------  -------------
                                                                 -------------  -------------

    Future minimum lease payments required under capitalized lease obligations together with the present value of the net minimum lease payments at February 3, 1996 are as follows:

First succeeding year..........................................  $3,619,446
Second succeeding year.........................................   3,616,481
Third succeeding year..........................................   3,658,634
Fourth succeeding year.........................................   3,707,527
Fifth succeeding year..........................................   3,503,255
Thereafter.....................................................
                                                                 ----------
                                                                 18,105,343
Less amount representing interest..............................   3,577,443
                                                                 ----------
Present value of net minimum lease payments....................  $14,527,900
                                                                 ----------
                                                                 ----------
Current portion of above.......................................  $2,455,000
                                                                 ----------
                                                                 ----------
Noncurrent portion of above....................................  $12,072,900
                                                                 ----------
                                                                 ----------

    In addition, the Company conducts a substantial portion of its operations from thirty-one leased stores. The leases are operating leases and expire at various times during the next 20 years. The Company can, at its option, renew most of these leases at predetermined fair rental values for periods of five to fifteen years. The rental payments under the store leases are based on a minimum rental plus a percentage of the stores' sales in excess of stipulated amounts.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LEASES--(CONTINUED)
    The Company also leases certain computer equipment, vehicles, and loss prevention equipment under operating leases. The future minimum rental payments under operating leases having initial or remaining noncancelable lease terms in excess of one year as of February 3, 1996 are as follows:

First succeeding year.........................................  $26,705,012
Second succeeding year........................................   26,335,196
Third succeeding year.........................................   24,720,623
Fourth succeeding year........................................   23,539,730
Fifth succeeding year.........................................   22,210,711
Thereafter....................................................  251,487,144
                                                                -----------
      Total minimum payments required.........................  $374,998,416
                                                                -----------
                                                                -----------

    The following schedule shows total rental expense for all operating leases:

                                                                       JANUARY 29,    JANUARY 28,    FEBRUARY 3,
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
Minimum rentals.....................................................  $  12,548,820  $  20,319,741  $  27,553,590
Contingent rentals..................................................      1,785,982      1,270,191      2,231,259
                                                                      -------------  -------------  -------------
                                                                      $  14,334,802  $  21,589,932  $  29,784,849
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    The Company leases one of its stores from a limited partnership which includes certain officers of the Company. Rental expense related to the lease amounted to $568,213 for the year ended January 29, 1994, $565,574 for the year ended January 28, 1995 and $556,453 for the year ended February 3, 1996. The future minimum lease payments required under the lease as of February 3, 1996 are $8,917,082.

    In addition, the Company has entered into a lease for a future store opening. The future minimum rental payments under this operating lease having an initial noncancelable lease term in excess of one year as of February 3, 1996 is as follows:

First succeeding year..........................................  $        0
Second succeeding year.........................................     875,160
Third succeeding year..........................................     875,160
Fourth succeeding year.........................................     875,160
Fifth succeeding year..........................................     875,160
Thereafter.....................................................  15,590,700
                                                                 ----------
      Total minimum payments required..........................  $19,091,340
                                                                 ----------
                                                                 ----------

7. EMPLOYEE BENEFIT PLANS

    The Company has a combined profit-sharing and Section 401(k) plan which provides death, disability, termination, and retirement benefits to its eligible employees who are at least 21 years of age and have completed one year and 1,000 hours of service with the Company. The profit-sharing portion and the Section 401(k) portion of the plan provides for discretionary contributions by the Company as determined by resolutions of the Board of Directors.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. EMPLOYEE BENEFIT PLANS--(CONTINUED)
    Beginning in 1993, the Company's contribution to the profit-sharing portion of the plan was terminated. With the Company's growth, the number of participants in the plan had grown and the amount allocated to each participant became diluted. Existing accounts will remain and continue to be invested.

    The Company contribution to the Section 401(k) plan totaled $700,000 for the year ended January 29, 1994. No company contribution was made to the plan for the year ended January 28, 1995. The Company contribution to the Section 401(k) plan totaled $600,000 for the year ended February 3, 1996.

8. STOCK OPTION PLANS

    The Company's stock option plan for officers, as amended, allows for the grant of options to purchase 405,882 shares of common stock to certain officers. During April 1988 and March 1992, 345,000 and 20,000 options to purchase common shares were granted, respectively. An additional 17,037 options to purchase common shares were granted during September 1995. The exercise price for all such options is $20.40 per share. These options were granted at an exercise price that was equal to or above fair value as determined by a committee consisting of the Participant Representatives under the plan. As of February 3, 1996, 324,667 of these options were outstanding; 57,370 options have been forfeited in accordance with the provisions of the Plan. The options generally began to vest at the rate of 20% per year from February 3, 1990. Participants may exercise their vested options following the date such options become fully vested. At February 3, 1996, 314,445 options are vested and became exercisable during the month of May 1994. In the case of certain specified events, the options would become immediately fully vested and exercisable subject to certain regulatory requirements.

    The Company's Management Incentive Plan allows for the grant of options to purchase 101,471 shares of common stock to certain managers of the Company. During July 1990 and March 1992, 60,250 and 5,750 options to purchase common shares were granted, respectively, at an exercise price of $20.40 per share. These options were granted at an exercise price that was equal to or above fair value as determined by a committee consisting of the Participant Representatives under the plan. The options generally began to vest at the rate of 20% per year from February 2, 1991. Participants may exercise their vested options following the date such options become fully vested. At February 3, 1996, 56,850 options are vested and became exercisable during the month of May 1994. In the case of certain specified events, the options would become immediately fully vested and exercisable subject to certain regulatory requirements. Since the year ended February 2, 1991 grant, 9,150 nonvested options have been forfeited in accordance with the provisions of the Plan; consequently, as of January 28, 1995 and February 3, 1996, 57,050 and 56,850, respectively, of these options were outstanding.

                                 PARISIAN, INC.

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                                                                    AUGUST 3, 1996
                                                                                                    --------------
                                                      ASSETS
Cash and cash equivalents.........................................................................  $      996,881
Restricted cash and short-term investments........................................................       1,860,000
Accounts receivable, net..........................................................................      31,933,816
Merchandise inventory.............................................................................     147,083,285
Prepaid expenses..................................................................................       8,450,984
Deferred income taxes.............................................................................       3,668,660
Federal and state income tax receivable...........................................................       3,531,082
                                                                                                    --------------
      Total current assets........................................................................     197,524,708
                                                                                                    --------------
Property and equipment, less accumulated depreciation and amortization............................      72,175,978
Goodwill, net.....................................................................................      59,334,112
Deferred financing costs, net.....................................................................       3,309,739
Other.............................................................................................      11,923,914
                                                                                                    --------------
      Total assets................................................................................  $  344,268,451
                                                                                                    --------------
                                                                                                    --------------
                                                   LIABILITIES
Short-term debt, including current portion of long-term debt......................................  $    3,031,800
Accounts payable..................................................................................      44,040,585
Accrued store rent................................................................................       1,314,336
Sales tax payable.................................................................................       5,460,444
Other.............................................................................................      12,308,667
                                                                                                    --------------
      Total current liabilities...................................................................      66,155,832
Long-term debt, less current portion above........................................................     158,179,900
Deferred income taxes.............................................................................       8,287,214
Other.............................................................................................      30,744,144
                                                                                                    --------------
      Total liabilities...........................................................................     263,367,090
                                                                                                    --------------
                                               SHAREHOLDERS' EQUITY
Common stock......................................................................................          73,558
Paid-in capital...................................................................................      87,959,792
Accumulated deficit...............................................................................      (7,131,989)
                                                                                                    --------------
      Total shareholders' equity..................................................................      80,901,361
                                                                                                    --------------
Total liabilities and shareholders' equity........................................................  $  344,268,451
                                                                                                    --------------
                                                                                                    --------------

           See notes to unaudited consolidated financial statements.

                                 PARISIAN, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS(1)

                                  (UNAUDITED)

                                                                                       FOR THE PERIOD FROM:

                                                                                   JANUARY 29,      FEBRUARY 4,
                                                                                      1995             1996
                                                                                     THROUGH          THROUGH
                                                                                  JULY 29, 1995   AUGUST 3, 1996
                                                                                 ---------------  ---------------

Net sales, including leased departments........................................   $ 288,552,429    $ 307,954,521
Cost and expenses:
  Cost of Sales................................................................     176,540,248      192,560,187
  Selling, general and administrative expenses.................................      76,815,462       80,745,008
  Other operating expenses:
    Property and equipment rentals.............................................      14,006,873       15,376,770
    Depreciation and amortization..............................................       6,533,587        5,896,682
    Taxes other than income taxes..............................................       6,819,942        6,958,069
                                                                                 ---------------  ---------------
    Operating income...........................................................       7,836,317        6,417,805
                                                                                 ---------------  ---------------
Other income (expense):
  Finance charge income........................................................       3,529,729        4,196,543
  Interest expense.............................................................      (8,876,993)      (8,505,999)
  Other, net...................................................................       1,182,599          276,777
                                                                                 ---------------  ---------------
    Income before provision for income taxes...................................       3,671,652        2,385,126
  Provision for income taxes...................................................       1,766,590        1,414,602
                                                                                 ---------------  ---------------
    Net income.................................................................       1,905,062          970,524
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------
    Net income per common and common equivalent share..........................   $        0.26    $        0.13
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------
    Weighted average common and common equivalent share........................       7,355,846        7,355,846
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

------------------------

(1) Because of the seasonal nature of the business, results for an interim period are not necessarily indicative of a full year's operation.

           See notes to unaudited consolidated financial statements.

                                 PARISIAN, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                  (UNAUDITED)

                                                                                                            TOTAL
                                                  PREFERRED     COMMON       PAID-IN      ACCUMULATED   SHAREHOLDERS'
                                                    STOCK        STOCK       CAPITAL        DEFICIT        EQUITY
                                                -------------  ---------  -------------  -------------  -------------
Balance, February 3, 1996.....................    $       0    $  73,558  $  87,959,792  $  (8,102,513) $  79,930,837
Net income....................................                                                 970,524        970,524
                                                         --
                                                               ---------  -------------  -------------  -------------
Balance, August 3, 1996.......................    $       0    $  73,558  $  87,959,792  $  (7,131,989) $  80,901,361
                                                         --
                                                         --
                                                               ---------  -------------  -------------  -------------
                                                               ---------  -------------  -------------  -------------

                                 PARISIAN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                   JANUARY 29,      FEBRUARY 4,
                                                                                      1995             1996
                                                                                     THROUGH          THROUGH
                                                                                  JULY 29, 1995   AUGUST 3, 1996
                                                                                 ---------------  ---------------
Cash flows from operating activites:
  Net income...................................................................   $   1,905,062    $     970,524
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..............................................       6,533,587        5,895,950
    Amortization of deferred financing costs...................................         535,641          377,871
    Provision for losses on accounts receivable................................       1,591,688        2,350,601
    Gain on sale of property and equipment.....................................        (930,393)          (2,900)
    Deferred compensation......................................................          99,046          101,151
    Change in assets and liabilities:
      (Increase) decrease in:
        Accounts receivable....................................................      (1,614,020)       4,921,197
        Merchandise inventory..................................................     (13,166,319)      (4,038,167)
        Prepaid expenses.......................................................      (1,861,582)      (3,075,642)
        Other assets...........................................................      (2,271,739)        (643,835)
      Increase (decrease) in:
        Accounts payable.......................................................       5,477,887        1,884,500
        Accrued store rent.....................................................         138,661         (528,347)
        Federal and state income taxes payable.................................       3,840,940       (4,716,031)
        Sales tax payable......................................................        (847,361)      (1,016,030)
        Deferred income taxes..................................................          30,000          120,000
        Other liabilities......................................................       1,363,407        1,108,284
                                                                                 ---------------  ---------------
        Total adjustments......................................................      (1,080,557)       2,738,602
                                                                                 ---------------  ---------------
        Net cash provided by operating activities..............................         824,505        3,709,126
                                                                                 ---------------  ---------------
Cash flows from investing activities:
  Decrease in restricted cash and short-term investments.......................         410,000          160,000
  Proceeds from sale of property and equipment.................................       1,587,620            2,900
  Increase in cash value of life insurance.....................................        (180,000)        (180,000)
  Capital expenditures.........................................................        (675,927)      (3,426,020)
  Store opening reimbursements.................................................       6,271,837          394,604
                                                                                 ---------------  ---------------
        Net cash provided by (used in) investing activities....................       7,413,530       (3,048,516)
                                                                                 ---------------  ---------------
Cash flows from financing activities:
  Borrowings under revolving credit agreements.................................      12,000,000                0
  Payments under revolving credit agreements...................................     (14,000,000)               0
  Principal payments of long-term debt.........................................      (5,326,775)      (1,521,202)
  Payment of financing costs...................................................        (223,817)          (1,068)
                                                                                 ---------------  ---------------
        Net cash used in financing activities..................................      (7,550,592)      (1,522,270)
                                                                                 ---------------  ---------------
Net increase (decrease) in cash and cash equivalents...........................         687,443         (861,660)
Cash and cash equivalents at beginning of period...............................         394,377        1,858,541
                                                                                 ---------------  ---------------
Cash and cash equivalents at end of period.....................................   $   1,081,820    $     996,881
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest...................................................................   $   8,581,398    $   8,106,643
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------
    Income taxes...............................................................   $   1,260,710    $   6,563,175
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

           See notes to unaudited consolidated financial statements.

                        PARISIAN, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE PERIOD FROM FEBRUARY 4, 1996 TO AUGUST 3, 1996

NOTE 1

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In Management's opinion, all adjustments are included to fairly present quarterly results and all such adjustments are of a normal and recurring nature. The results of the interim periods are not necessarily indicative of the results for a full year's operations.

NOTE 2

    Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation was issued during 1995. Parisian, Inc. and its subsidiaries (the "Company") anticipates that the adoption of this accounting standard during the 1996 fiscal year will not be material to its financial condition. Statement of Financial Accounting Standards No. 125. Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities was issued during 1996. The Company anticipates that the adoption of this accounting standard during the fourth quarter of the 1996 fiscal year will not be material to its financial condition.

NOTE 3

    On July 8, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Proffitt's, Inc. ("Proffitt's") pursuant to which, among other things, the Company would continue in existence as a wholly owned subsidiary of Proffitt's (the "Merger") and each issued and outstanding common share, par value $.01 per share, of the Company, would be converted into the right to receive $15.00 in cash and .4006 shares of common stock, par value $.10 per share, of Proffitt's. A special meeting of the shareholders of the Company to consider and vote on approval of the Merger Agreement was held on September 20, 1996. The shareholders of the Company approved the Merger Agreement. The Merger was consummated on October 11, 1996.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Younkers, Inc.

We have audited the accompanying consolidated balance sheet of Younkers, Inc. and subsidiary as of January 28, 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The Company's financial statements as of January 29, 1994 and January 30, 1993 were audited by other auditors whose report, dated March 3, 1994, expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 consolidated financial statements present fairly, in all material respects, the consolidated financial position of Younkers, Inc. and subsidiary at January 28, 1995, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
March 3, 1995

Report of Independent Auditors

The Shareholder
Younkers, Inc.

We have audited the consolidated statements of earnings, shareholders' equity, and cash flows of Younkers, Inc. for the year ended January 29, 1994 (not separately presented herein), prior to the adjustments relating to the changes in methods of accounting for certain items as described in Note N to the financial statements of Proffitt's, Inc. for the year ended February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements, prior to restatement for changes in methods of accounting, referred to above present fairly, in all material respects the consolidated results of their operations and their cash flows for the year ended January 29, 1994, in conformity with generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Des Moines, Iowa
March 3, 1994

                                   APPENDIX 1
                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of November 8, 1996 (this "Agreement"), among PROFFITT'S, INC., a Tennessee corporation ("Parent"), PRAIRIE MERGER CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and G. R. HERBERGER'S, INC., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $0.04 per share, of the Company ("Company Common Stock") not owned directly or indirectly by the Company will be converted into shares of Parent Common Stock, par value $.10 per share ("Parent Common Stock");

    WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "Del.C."), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

    Section 1.2 EFFECTIVE TIME. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the Del.C., is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is filed or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.17), or as promptly thereafter as practicable.

    Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Del.C.

    Section 1.4 CHARTER AND BY-LAWS. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated to read in the form attached hereto as Exhibit A until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

    Section 1.5 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

        (a) Each issued and outstanding share of common stock, par value $.04 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

        (c) Subject to the provisions of Section 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b) and Dissenting Shares (as defined in Section 1.15)) shall be converted into such number of validly issued, fully paid and nonassessable shares of Parent Common Stock as determined by dividing 4,000,000 by the number of issued and outstanding shares of Company Common Stock as of the Effective Time (the "Conversion Number"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor (collectively, the "Merger Consideration") upon the surrender of such certificate in accordance with Section 1.6. Each certificate shall, from and after the Effective Time until surrendered in exchange for Parent Common Stock, for all purposes be deemed to represent the number of shares of Parent Common Stock calculated by taking the number of shares represented by the certificate times the Conversion Number.

    Section 1.6  PARENT TO MAKE CERTIFICATES AVAILABLE.

    (a) Exchange of Certificates. Parent shall authorize a commercial bank reasonably acceptable to the Company (or such other person or persons as shall be acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). At the Closing, Parent shall deliver to and deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificate(s) representing the shares of Parent Common Stock issued pursuant to Section 1.5(c) in exchange for outstanding certificates representing shares of Company Common Stock and, as soon as practicable after the Effective Time, cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). At the Closing, Parent shall deliver to the Company a true and complete copy of the Depositary Agreement between Parent and the Exchange Agent pertaining to the Exchange Fund and an original receipt of the Exchange Agent acknowledging receipt of the certificate(s). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the certificate(s) and cash representing the Parent Common Stock contemplated to be delivered pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Sections 1.6, 1.8 and 1.9, the Exchange Fund shall not be used for any other purpose.

    (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

    Section 1.7 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person surrenders the related Certificate or Certificates, as provided in
Section 1.6. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock:
(i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    Section 1.8 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the per share closing price on the Nasdaq Stock Market National Market ("NASDAQ") of Parent Common Stock on the date of the Effective Time (or, if the shares of Parent

Common Stock do not trade on NASDAQ on such date, the first date of trading of shares of Parent Common Stock on NASDAQ after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of
Section 1.7 and this Section 1.8.

    Section 1.9 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this
Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 1.10 ADJUSTMENT OF CONVERSION NUMBER. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities, any other dividend or distribution with respect to the Parent Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of this Agreement (or if a record date with respect to any of the foregoing should occur), or any issuance of securities (other than rights) pursuant to the Parent Rights Plan (as hereinafter defined) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Conversion Number, and all references to the Conversion Number in this Agreement shall be deemed to be to the Conversion Number as so adjusted.

    Section 1.11 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued pursuant to the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

    Section 1.12 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

    Section 1.13 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with the practices the Parent applies to its own stockholders), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

    Section 1.14 AFFILIATES. Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 5.4) of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 5.4 hereof.

    Section 1.15  DISSENTERS' RIGHTS.

    (a) Notwithstanding any provision of this Merger Agreement to the contrary, each outstanding share of Company Common Stock held by a holder who has demanded and perfected his or her appraisal rights in accordance with Section 262 of the Del.C. and who has not effectively withdrawn or lost his right to such appraisal (a "Dissenting Share"), shall not be converted into, become exchangeable for or represent a right to receive the Merger Consideration pursuant to Section 1.5 hereof but the holder thereof shall only be entitled to such rights as are granted by the Del.C. and shall not be entitled to vote or to exercise any other rights of a stockholder of the Company. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the Del.C. shall receive such payment from the Surviving Corporation in accordance with the Del.C.

    (b) Notwithstanding the provisions of Section 1.15(a) hereof if any stockholder who demands appraisal with respect to a share of his Company Common Stock under the Del.C. shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, such share shall cease to be a Dissenting Share and shall automatically be converted into, become exchangeable for and represent only the right to receive the Merger Consideration, without interest thereon, any cash in lieu of fractional shares pursuant to Section 1.8 hereof and any dividends or other distributions pursuant to Section 1.7 hereof, upon surrender of a Certificate.

    Section 1.16 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    Section 1.17 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the principal executive offices of Parent, 115 Calderwood Drive, Alcoa, Tennessee, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub jointly and severally represent and warrant to the Company as follows:

    Section 2.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the assets, liabilities, business, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

    Section 2.2 CAPITAL STRUCTURE. As of the Effective Time, the authorized capital stock of Parent will consist of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock"). At the close of business on November 4, 1996, (i) 23,988,148 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) 3,957,382 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1994 Long-Term Incentive Plan, the 1987 Stock Option Plan and the Parisian Stock Option Plans; (iii) 336,587 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1994 Employee Stock Purchase Plan; and (iv) 2,019,906 shares of Parent Common Stock were reserved for future issuance pursuant to the terms of the Parent's 4 3/4% Convertible Subordinated Debentures Due 2003. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and be entitled to the benefits of the Parent Rights Plan under the terms thereof. As of the date of this Agreement, except for (a) this Agreement, (b) stock options covering not in excess of 2,700,000 shares of Parent Common Stock (collectively, the "Parent Stock Options"), (c) the 1994 Employee Stock Purchase Plan, (d) the 4 3/4% Convertible Subordinated Debentures due 2003, (e) contingent stock grants of 141,000 shares of Parent Common Stock to key executives, and (f) securities issuable pursuant to the stock purchase rights declared as a dividend on March 28, 1995 (the "Parent Rights") and the rights agreement dated as of March 28, 1995 between Parent and Union Planters National Bank (the "Parent Rights Agreement") (the Parent Rights and the Parent Rights Agreement are collectively the "Parent Rights Plan"), there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents (as hereinafter defined), each such share is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    Section 2.3 AUTHORITY. The respective Boards of Directors of Parent and Sub have on or prior to the date of this Agreement declared the Merger advisable and approved this Agreement in accordance with the applicable law. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to issue Parent Common Stock in connection with the Merger (the "Share Issuance") to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate Merger documents as required by the Del.C. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms. The Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act (as defined in Section 2.4) and registered or exempt from registration under any applicable state securities or "blue sky" laws ("Blue Sky Laws").

    Section 2.4  CONSENTS AND APPROVALS; NO VIOLATION.  Except as disclosed on
Schedule 2.4 hereto, and assuming that all consents, approvals, authorizations and other actions described in the second sentence of this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Charter or By-laws of Parent, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets, (vi) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (vii) applicable requirements, if any, of Blue Sky Laws and the Nasdaq Stock Market, and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby.

    Section 2.5 SEC DOCUMENTS AND OTHER REPORTS. Parent has filed all required documents with the SEC since January 1, 1994 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since February 3, 1996, made any change in the accounting practices or policies applied in the preparation of financial statements.

    Section 2.6 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement of the Company included therein (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, the time of the Company Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act.

    Section 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Parent SEC Documents filed with the SEC prior to the date of this Agreement, since February 3, 1996, (A) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on Parent; (C) other than any indebtedness incurred by Parent after the date hereof as permitted by Section 4.1(a)(vi), there has been no material change in the consolidated indebtedness of Parent and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by Parent on any class of its stock; and (D) there has been no event causing a Material Adverse Effect on Parent, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

    Section 2.8 PERMITS AND COMPLIANCE. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined herein), threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, there is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Except as set forth in the Parent SEC Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. "Knowledge of Parent" means the actual knowledge of the Chief Executive Officer, Chief Financial Officer and the Senior Vice President and General Counsel of the Parent.

    Section 2.9 TAX MATTERS. Except as previously disclosed to Company, each of Parent and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    Section 2.10 ACTIONS AND PROCEEDINGS. Except as set forth in the Parent SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of Parent or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Parent Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, any of its or their properties, assets or business or any Parent Plan that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

    Section 2.11 CERTAIN AGREEMENTS. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 2.12 ERISA. Each Parent Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan, (ii) neither Parent nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Parent Multi-employer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so, except for Proffitt's of Tri-Cities, Inc.'s withdrawal from Belk Employees' Group Life Insurance and Medical Plan to the extent that it no longer pays retiree life benefits nor has Parent or any of its ERISA Affiliates been assessed any pension withdrawal liability or any liability for withdrawal from a Parent multi employer welfare plan, (iii) no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA, except for Younkers, Inc.'s termination of the Brandeis Employees Pension Plan, and (iv) Parent and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. No Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. With respect to any Parent Plan which is subject to Title IV of ERISA, the present value of the liabilities (as determined on a terminated plan basis) do not exceed the fair market value of the Plan assets as of the most recent valuation date. With respect to the Parent Plans, no event has occurred in connection with which Parent or any ERISA Affiliate would be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. All Parent Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of Parent, there is no reason why any Parent Plan is not so qualified in operation. The Parent will grant credit to employees of the Company who continue employment after the Effective Date for those periods of service with the Company prior to the Effective Date for eligibility and vesting purposes (but not for benefit accrual purposes) under any Employee Plan sponsored or maintained by the Parent or any ERISA Affiliate under which such employees might, after the Effective Date, be covered but for eligibility requirements. Further, coverage under a Company-sponsored health plan shall be credited for purposes of preexisting condition limitation periods and deductibles and out-of-pocket maximums. Neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multi employer Plan that such Parent Multi employer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multi employer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither Parent nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Parent SEC Documents. As used herein, (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Parent Multi employer Plan)) or a "welfare plan" (as defined in Section 3(l) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Parent Multi employer Plan" means a "multi employer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

    Section 2.13 COMPLIANCE WITH CERTAIN LAWS. To the Knowledge of Parent, the properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on Parent. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

    Section 2.14 LIABILITIES. Except as fully reflected or reserved against in the financial statements included in the Parent SEC Disclosure Documents, or disclosed in the footnotes thereto, or as previously disclosed to the Company, Parent and its Subsidiaries had no liabilities (including, without limitation, tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, and had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, Parent and its Subsidiaries have no commitments, other than any commitments which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

    Section 2.15 LABOR MATTERS. Except as set forth on Schedule 2.15 hereto, neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the "Parent Business Personnel"), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Parent.

    Section 2.16 INTELLECTUAL PROPERTY. Parent and its Subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business of Parent and its Subsidiaries, taken a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

    Section 2.17 POOLING OF INTERESTS; REORGANIZATION. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

    Section 2.18 OWNERSHIP OF SHARES. Neither Parent nor any of its Subsidiaries (i) "Beneficially Owns" or is the "Beneficial Owner" of (as such terms are defined in the Company's Rights Agreement), or (ii) "owns", as such term is defined in Section 203 of the Del.C., any Shares of Company Common Stock.

    Section 2.19 OPERATIONS OF SUB. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    Section 2.20 BROKERS. No broker, investment banker or other person, other than Salomon Brothers Inc., the fees and expenses of which will be paid by Parent (and as reflected in an agreement between Salomon Brothers Inc. and Parent, a copy of which has been furnished to the Company), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    Section 3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    Section 3.2 CAPITAL STRUCTURE. As of the Effective Time, the authorized capital stock of the Company will consist of 25,000,000 shares of Company Common Stock, par value $0.04 per share. At the close of business on October 28, 1996,
(i) 8,024,678 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 13,835,247 shares of Company Common Stock were held in the treasury of the Company. Except for the Company's obligation to issue shares of Company Common Stock pursuant to the Company's 401(k) Employee Stock Purchase Plan and Employee Stock Ownership Plan (the "ESOP") in accordance with the terms of the ESOP (which number of shares so issued will depend on individual participant elections), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Schedule 3.2 hereto, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    Section 3.3 AUTHORITY. At least 75% of the non-abstaining members of the Board of Directors of the Company have on or prior to the date of this Agreement
(a) declared the Merger advisable and fair to and in the best interest of the Company, its stockholders and the ESOP participants with regard to their indirect beneficial interests in Company Common Stock, (b) approved this Agreement in accordance with the Del.C., (c) resolved to recommend the approval of this Agreement by the Company's stockholders and (d) directed that this Agreement be submitted to the Company's stockholders for approval. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement (which, for all purposes in this Agreement, shall be deemed to include approval of amendments to the Company's ESOP required under Section 3.22), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of this Agreement by the stockholders of the Company and (y) the filing of appropriate Merger documents as required by the Del.C. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The provision of information relating to the Company for inclusion in the Proxy Statement has been duly authorized by the Company's Board of Directors.

    Section 3.4  CONSENTS AND APPROVALS; NO VIOLATION.  Except as disclosed on
Schedule 3.4 hereto, and assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or By-Laws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii),
(iii) or (iv),any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its

Subsidiaries conducts any business or owns any property or assets, (vi) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (vii) applicable requirements, if any, of Blue Sky Laws and NASDAQ, and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

    Section 3.5  REPORTS.  The Company has provided Parent the items listed on
Schedule 3.5 hereto (the "Company Disclosure Documents"). As of their respective dates, none of the Company Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company Disclosure Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments consistent with past practices and the absence of notes thereto). Except as disclosed in the Company Disclosure Documents or as required by generally accepted accounting principles, the Company has not, since February 3, 1996, made any change in the accounting practices or policies applied in the preparation of financial statements.

    Section 3.6 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by the Company for inclusion in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, the time of the Company Stockholder Meeting (as defined in Section 5.1) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and the Company shall cooperate with Parent in preparing an appropriate amendment or supplement shall be promptly filed with the SEC by Parent and thereafter disseminated to the stockholders of the Company.

    Section 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company Disclosure Documents and except as disclosed on Schedule 3.7 hereto, since February 3, 1996, (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company; (C) other than any indebtedness incurred by the Company after the date hereof as permitted by Section 4.1(b)(vi), there has been no material change in the consolidated indebtedness of the Company and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock; and (D) there has been no event causing a Material Adverse Effect on the Company, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof. Schedule 3.5 hereto includes a schedule of indebtedness evidenced by an agreement of the Company.

    Section 3.8 PERMITS AND COMPLIANCE. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or
(C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A),
(B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company Disclosure Documents provided prior to the date of this Agreement, as of the date hereof there is no contract or agreement that is material (which, for the purpose of this sentence, shall be limited to contracts involving $100,000 or more and not terminable on 30-days' notice and excluding purchase of inventory in the ordinary course of business) to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in the Company Disclosure Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Set forth in Schedule 3.8 to this Agreement is a description of (i) all material leases (including all store leases, commitments for store leases and commitments for the construction or renovation of stores, which shall be deemed material for purposes of this sentence) to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject and all amendments thereto, (ii) all contractual licenses or other agreements or instruments involving sales in the Company stores to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject and all amendments thereto, and (iii) any material changes to the amount and terms of the indebtedness of the Company and its Subsidiaries as described in the Company Disclosure Documents. "Knowledge of the Company" means the actual knowledge of the Chief Executive Officer and the Chief Financial Officer of the Company.

    Section 3.9 TAX MATTERS. Each of the Company and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on the Company.

    Section 3.10 ACTIONS AND PROCEEDINGS. Except as set forth in the Company Disclosure Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.10 hereto, as of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

    Section 3.11 CERTAIN AGREEMENTS. As of the date of this Agreement, except for Purchase Option Agreements entered by the Company in the ordinary course of its business which grant the Company the right to repurchase certain shares of the Company Common Stock upon the occurrence of certain events, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (other than the ESOP), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is a party to any termination benefits agreement or severance agreement or employment agreement one trigger of which would be the consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 3.11 and except as permitted by this Agreement.

    Section 3.12  ERISA.

    (a) With respect to each material Company Plan (as hereinafter defined), the Company has made (or as soon as practicable will make) available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Company Plan,
(iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description of each Company Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code. Except as would not have a Material Adverse Effect on the Company, each Company Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (ii) neither the Company nor any of its ERISA Affiliates is a contributing employer to a Company Multi employer Plan (as hereinafter defined) subject to Title IV of ERISA and for which there would be withdrawal liability if on the Effective Time the Company or any of its ERISA Affiliates withdrew from such Company Multi employer Plan, and (iii) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (iv) the Company and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. Except as would not have a Material Adverse Effect on the Company, no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. With respect to any Company Plan which is subject to Title IV of

ERISA, the present value of the liabilities (as determined on a terminated plan basis) do not exceed the fair market value of the Plan assets as of the most recent valuation date.

    (b) With respect to the Company Plans, and excluding those matters addressed in Section 3.22, no event has occurred in connection with which the Company or any ERISA Affiliate would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, or a timely application for such determination is now pending, and to the Knowledge of the Company, there is no reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multi employer Plan that such Company Multi employer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multi employer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the Company Disclosure Documents, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Company Annual Report. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multi employer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "Company Multi employer Plan" means a "Multi employer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

    (c) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been provided or made available to Parent prior to the date hereof.

    Section 3.13 COMPLIANCE WITH CERTAIN LAWS. To the Knowledge of the Company, the properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws, Environmental Laws and consumer credit laws, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company. The Company will provide such certificates and environmental studies as Parent may reasonably request.

    Section 3.14 LIABILITIES. Except as fully reflected or reserved against in the financial statements included in the Company Disclosure Documents or except as disclosed on Schedule 3.14, or disclosed in the footnotes thereto, the Company and its Subsidiaries had no liabilities (including, without limitation, tax liabilities and workmen's compensation liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, the Company and its Subsidiaries have no commitments, other than any commitments which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    Section 3.15 LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract, except as set forth in Schedule 3.15. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

    Section 3.16 INTELLECTUAL PROPERTY. The Company and its Subsidiaries have all Intellectual Property Rights as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice that the Company has, and to the Knowledge of the Company, the Company has not infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    Section 3.17 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated November 8, 1996, that, as of such date, the Conversion Number is fair from a financial point of view to the holders of the Company's Common Stock, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

    Section 3.18 STATE TAKEOVER STATUTES. As of the date hereof, assuming the accuracy of Parent's representations and warranties contained in Section 2.17 (Ownership of Shares), the Board of Directors of the Company has taken all action so that prior to the execution hereof, the Board of Directors has approved the Merger pursuant to Section 203(a)(1) of the Del.C. As of the date hereof, no other state takeover statutes, including without limitation, any business combination act, are applicable to the Merger, this Agreement and the transactions contemplated hereby.

    Section 3.19 REQUIRED VOTE OF COMPANY STOCKHOLDERS. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock is required to approve the transactions contemplated by this Agreement. No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

    Section 3.20 POOLING OF INTERESTS; REORGANIZATION. To the knowledge of the Company, neither it nor any of its Subsidiaries or Affiliates has, or will have
(i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    Section 3.21 BROKERS. No broker, investment banker or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    Section 3.22 ESOP. As of the Effective Time, the Company in cooperation with Parent will have amended the ESOP (i) to eliminate the obligation of the Company to repurchase shares, (ii) to eliminate the fair market value committee,
(iii) to eliminate the obligation of the ESOP Trustee to purchase stock for the 401(k) Employee Stock Purchase Plan from the Company and to require the purchase of Parent Common Stock on the open market, and (iv) any other amendments necessary to accomplish the transactions contemplated by this Agreement.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 4.1  CONDUCT OF BUSINESS PENDING THE MERGER.

    (a) Actions by Parent. Except as expressly permitted by clauses (i) through
(ix) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

        (i)(w)declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of stock options and shares of Parent Common Stock to employees of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice, (B) the issuance of Parent securities pursuant to the Parent Rights Plan, (C) the issuance by any wholly-owned Subsidiary of Parent of its capital stock to Parent or another wholly-owned Subsidiary of Parent, and (D) in a transaction permitted under Section 4.1(a)(iv);

        (iii) amend its charter or by-laws; provided, however, that Parent may amend its Charter to increase its authorized capital stock ;

        (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (i) the entering into a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, and (ii) in the case of any acquisitions, mergers, consolidations or purchases, the equity value of which does not exceed $50 million in the aggregate;

        (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business consistent with past practice or not material to Parent and its Subsidiaries taken as a whole, (B) as may be required by any Governmental Entity, (C) dispositions involving an aggregate consideration not in excess of $50 million, and (D) transactions between and among Parent and any of its Subsidiaries;

        (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practice, and (B) indebtedness, loans, advances, capital contributions and investments between Parent and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

        (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

        (viii)take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); or

        (ix) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    (b) Actions by the Company. Except as expressly permitted by clauses
(i)through (xiii) of this Section 4.1(b), during the period from the date of this Agreement through the Effective Time, the Company, subject to Section 4.2 hereof, shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company, subject to
Section 4.2 hereof, shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

        (i)(x)declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such except dividends in the amount of no more than $0.14 per share may be declared and paid consistent with past practices, (y) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
    (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities except such purchases or redemptions that are pursuant to existing agreements to which the Company is a party. Nothing herein shall preclude the Company from terminating any and all options pursuant to which the Company has the right to repurchase shares of the Company Common Stock;

        (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock as necessary to satisfy participant elections under the Company's 401(k) aspect of the ESOP;

        (iii) amend its charter or by-laws;

        (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than transactions that are in the ordinary course of business consistent with past practice and that are not material;

        (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole and (B) as may be required by any Governmental Entity;

        (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

        (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

        (viii)enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan, including the ESOP (with respect to which consent shall not by unreasonably withheld by Parent), or employment or consulting agreement, other than as required by law, provided, however, that the Company may enter into (x) a bonus agreement and consulting agreement with Robert J. Sullivan, in substantially the form attached hereto as Exhibits B, respectively, and (y) an agreement with Barry T. Ross in substantially the form attached hereto as Exhibit C;

        (ix) except as set forth in Section 4.1(b)(viii), increase the compensation payable or to become payable to its officers or employees, except for increases (including bonuses and incentive payments) in the ordinary course of business consistent with past practice in salaries or wages of officers or employees of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that nothing herein shall prohibit the Company from making a discretionary contribution to the ESOP for the Company's fiscal year ending February 1, 1997, in an amount consistent with past practices of the Company and not to exceed 10% of eligible employee compensation;

        (x) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

        (xi) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

        (xii) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

        (xiii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    Section 4.2 NO SOLICITATION. From and after the date hereof, neither Parent nor the Company will, and each will use its best efforts to cause any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any takeover proposal or offer from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that either Parent or the Company may engage in discussions or negotiations with, or furnish information concerning itself and its Subsidiaries, business, properties or assets to, any third party which makes a Takeover Proposal (as hereinafter defined) if the Board of Directors of either Parent or the Company concludes in good faith on the basis of the advice of its outside counsel (Sommer & Barnard, PC and Briggs and Morgan, P.A., respectively) that the failure to take such action would violate the fiduciary obligations of such Board under applicable law; and provided further that, Parent and the Company may, in the initial press release concerning the transactions contemplated hereby, state that the consummation of the Merger is subject to several conditions, including expiration of the waiting period under the HSR Act, an effective registration statement, approval of the stockholders of the Company, an opinion of Coopers & Lybrand that the Merger will qualify for pooling-of-interests accounting, and the continued exercise of fiduciary duties by the Boards of Directors of Parent and the Company. Each of Parent and the Company will promptly (but in no case later than 24 hours) notify the other of any Takeover Proposal, including the material terms and conditions thereof (provided that neither need disclose the identity of the person or group making such Takeover Proposal). As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to Parent's or the Company's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Parent or any of its Subsidiaries or as permitted under this Agreement, for a tender or exchange offer, a merger, consolidation or other business combination involving either Parent or the Company or any of their respective Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, either Parent or the Company or any of their respective Subsidiaries.

    Section 4.3 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent), unless the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to terminate, amend, modify or waive any such confidentiality or standstill agreement would violate the fiduciary obligations of the Board under applicable law. Subject to such fiduciary duties, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

    Section 4.4 POOLING OF INTERESTS; REORGANIZATION. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries or Affiliates shall (a) knowingly take or fail to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take all reasonable actions necessary to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time. Following the Effective Time, Parent shall not knowingly take any action, or fail to take any action, that would jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    Section 5.1 STOCKHOLDER MEETING. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by counsel, the Company shall call a meeting of its stockholders (the "Company Stockholder Meeting") to be held as promptly as practicable for the purpose of considering the approval of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of such matters and shall not withdraw such recommendation; provided, however, that a Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board concludes in good faith on the basis of the advice of Briggs and Morgan, P.A. that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law. The Board of Directors of the Company will not rescind its declaration that the Merger is advisable, fair to and in the best interest of the Company and its stockholders unless, in any such case, any such Board concludes in good faith on the basis of the advice of Briggs and Morgan, P.A. that the failure to rescind such determination would violate the fiduciary obligations of such Board under applicable law.

    Section 5.2 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT. The Company and Parent shall promptly prepare and the Parent shall file with the SEC the Registration Statement, in which a prospectus in the form of a proxy statement will be included. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement which constitutes Parent's prospectus (as furnished by Parent) to its stockholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the prior approval of the other party. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    Section 5.3 ACCESS TO INFORMATION. Subject to currently existing contractual and legal restrictions applicable to Parent or to the Company or any of their Subsidiaries, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent or the Company pursuant to this
Section 5.3 shall be
kept confidential in accordance with the Confidentiality Agreement dated September 30, 1996 between Parent and the Company (the "Confidentiality Agreement").

    Section 5.4  COMPLIANCE WITH THE SECURITIES ACT; POOLING PERIOD.

    (a) Prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the opinion of the Company, at the time of the Company Stockholder Meeting referred to in Section 5.1, "Affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 145) which Parent reasonably identifies (by written notice to the Company within ten business days after Parent's receipt of such list) as being a person who may be deemed to be an Affiliate of the Company within the meaning of Rule 145; provided, however, that no such person identified by Parent shall be added to the list of Affiliates of the Company if Parent shall receive from the Company, on or before the Effective Time, an opinion of counsel reasonably satisfactory to Parent to the effect that such person is not an Affiliate. The Company shall exercise all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, from each of such Affiliates of the Company identified in the foregoing list, an affiliate letter, in the form attached hereto as Exhibit D, dated as of the Closing Date.

    (b) If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such Affiliates of the Company in exchange for Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless whether each of such Affiliates has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with, Accounting Series Release 135 and Staff Accounting Bulletins 65 and 76. Any shares of Company Common Stock held by such Affiliates shall not be transferable before the Effective Date, regardless whether each such Affiliate has provided the written agreement referred to in this Section, if such transfer, either alone or in the aggregate with other transfers by Affiliates, would preclude Parent's ability to account for the business combination to be effected by the Merger as a pooling of interests. The Company shall not register the transfer of any Certificate, unless such transfer is made in compliance with the foregoing. Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such Affiliates received in the Merger and the certificates representing Parent Common Stock received by such Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

    (c) Parent shall use its reasonable best efforts to file a registration statement on Form S-8 with the SEC relating to the interests and underlying shares for the ESOP as soon as reasonably practicable following the Effective Date and shall use its reasonable best efforts to maintain the effectiveness of such registration statement on Form S-8 (or appropriate successor form) until the termination of the ESOP.

    Section 5.5 NASDAQ LISTING. Parent shall use its reasonable best efforts to list on NASDAQ, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

    Section 5.6  FEES AND EXPENSES.

    (a) Except as provided in this Section 5.6 and Section 5.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees shall be divided equally between Parent and the Company.

    (b) If:

        (A) this Agreement is terminated by the Company pursuant to Section 7.1(d) and within twelve months after such a termination a Superior Company Acquisition Transaction (as hereinafter defined) occurs and such Superior Company Acquisition Transaction is thereafter consummated (whether or not within such twelve month period);

        (B) this Agreement is terminated by Parent or the Company pursuant to
    Section 7.1(f); or

        (C) this Agreement is terminated by Parent pursuant to Section 7.1(g) following the occurrence of a Company Third Party Acquisition Event;

    then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company) pay to Parent a fee of $4.25 million in cash, such payment to be made promptly, but in no event later than the second business day following, in the case of clause (A), the consummation of the Superior Company Acquisition Transaction, or, in the case of clause (B) or (C), the earlier of the consummation of the Company Third Party Acquisition Event or twelve months after such termination.

    A "Company Third Party Acquisition Event" means any of the following events:
(A) any Person other than Parent or its Affiliates, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Company Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Company Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) any Person (other than Parent or its Affiliates) shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company (other than the transactions contemplated by this Agreement); (E) any Person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 30% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company or any Person, other than Parent and its Affiliates, to effect any of the foregoing transactions. For purposes of this Section 5.6, the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

    A "Superior Company Acquisition Transaction" means the event referred to in clause (D) of Company Third Party Acquisition Event provided that the financial and other terms of the transaction referred to therein are, when considered in the aggregate, more favorable to the Company's stockholders than the financial and other terms of the Merger.

    (c) If this Agreement is terminated by the Company pursuant to Section 7.1(h) following the occurrence of a Parent Third Party Acquisition Event (as hereinafter defined) then Parent shall (without prejudice to any other rights of the Company against Parent) pay to the Company a fee of $4.25 million in cash, such payment to be made promptly, but in no event later than the second business day following such termination.

    A "Parent Third Party Acquisition Event" means any of the following events:
(A) any Person acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Parent Common Stock (other than by reason of an issuance of shares of Parent Common Stock permitted by Section 4.1(a)); (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Parent Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) any Person shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of Parent Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of Parent, or other similar business combination involving Parent; (D) Parent enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Parent (other than this Agreement) or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Parent (in either case, except as expressly permitted by Section
4.1 hereof) or (E) there is a public announcement with respect to a plan or intention by any Person to effect any of the foregoing transactions.

    (d) Parent and the Company acknowledge that the agreements contained in
Section 5.6(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub and the Company would not enter into this Agreement. Accordingly, if either Parent or the Company fails promptly to pay the amount due pursuant to Section 5.6(b), and, to obtain such payment, Company, on the one hand, or Parent or Sub, on the other hand, commences a suit which results in a judgment for the fee set forth in
Section 5.6(b) or 5.6(c), the Company or Parent, as the case may be, shall pay to Parent or Sub, on the one hand, or the Company, on the other hand, its costs and expenses (including attorneys' fees) in connection with such suit together with interest on the amount of the fee at the prime rate of NationsBank of North Carolina, N.A., in effect on the date such payment was required to be made.

    Section 5.7  REASONABLE BEST EFFORTS; POOLING OF INTERESTS.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

    (b) Each of Parent and the Company agrees to take, together with their respective accountants, all actions reasonably necessary in order to obtain a favorable determination (if required) from the SEC that the Merger may be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

    (c) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

    (d) Notwithstanding anything to the contrary contained in this Agreement,
(i) neither Parent nor the Company shall be obligated to use its reasonable best efforts or to take any action pursuant to this Section 5.7 if the Board of Directors of Parent or the Company, as the case may be, shall conclude in good faith on the basis of the advice of Briggs and Morgan, P.A. in the case of the Company and Sommer & Barnard, PC in the case of Parent that such action would violate the fiduciary obligations of such Board under applicable law, and (ii) in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, neither the Company nor Parent shall, without the other's prior written consent, commit to any material divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the material businesses, or assets of Parent or any of its Affiliates or that otherwise would have a Material Adverse Effect on Parent.

    Section 5.8 PUBLIC ANNOUNCEMENTS. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of the Nasdaq Stock Market.

    Section 5.9 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

    Section 5.10  INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE.   From and
after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the maximum extent permitted by the Del.C. (including advancing fees and expenses incurred before the final disposition of a proceeding upon receipt of an undertaking by such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified under the Del.C.), including, but not limited to, for acts or omissions occurring in connection with the approval of this Agreement, the preparation of the Registration Statement and the consummation of the transactions contemplated hereby. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than two years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date hereof (which premium the Company represents and warrants to be approximately $11,000).

    Section 5.11 NOTIFICATION OF CERTAIN MATTERS. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.12 DIRECTORS AND OFFICERS. The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws.

    Section 5.13 REGIONAL MERCHANDISING CENTER. Parent will cause the Company to maintain the St. Cloud headquarters offices for a period of not less than two years following the Effective Time, and will use its reasonable best efforts, consistent with good business practices, to keep the merchandising and sales promotion presence in said headquarters, along with other support functions deemed appropriate by Parent to support the merchandising and sales promotion functions. Parent shall use its reasonable best efforts to cause the Surviving Corporation to either maintain the Company's employee benefits at the same levels and in the same form as they are currently or to bring the Company's employees into the Parent's employee benefit plans.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

    Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company.

    (b) Listing on NASDAQ. The Parent Common Stock issuable in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

    (c) HSR and Other Approvals.

        (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

    (d) Accounting. Parent shall have received an opinion of Coopers & Lybrand, LLP, dated as of the Effective Time, in form and substance reasonably satisfactory to Parent and the Company, that the Merger will qualify for pooling of interests accounting treatment under generally accepted accounting principles if closed and consummated in accordance with this Agreement.

    (e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

    (f) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

    (g) ESOP Trustee and Committee Approval. The ESOP Trustee and the ESOP Committee shall have taken all necessary action for the approval of, and shall have approved, the transactions contemplated by this Agreement.

    Section 6.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by its Chief Executive Officer and its Chief Financial Officer to such effect.

    (b) Tax Opinion. The Company shall have received an opinion of Sommer & Barnard, PC in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

        (i) the Merger will constitute a "reorganization" within the meaning of
    Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

        (ii) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

       (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

        (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock;

        (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

        (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in clause (iv) above) and the amount of cash received.

    In rendering such opinion, Sommer & Barnard, PC may receive and rely upon representations from Parent, the Company, and others.

    (c) The Company shall have received an opinion of Sommer & Barnard, counsel to Parent, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Parent Common Stock to be issued in the Merger will, when issued, have been duly authorized, validly issued and shall not be subject to further assessment. In rendering such opinion, Sommer & Barnard, PC may rely upon the opinion of Tennessee counsel reasonably satisfactory to the Company.

    Section 6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

    (b) Litigation. There shall not be instituted or pending any suit, action or proceeding by a Governmental Entity or any other person as a result of this Agreement or any of the transactions contemplated herein which, in the opinion of Sommer & Barnard, would have a Material Adverse Effect on Parent (assuming for purposes of this paragraph (b) that the Merger shall have occurred).

    (c) Parent shall have received an opinion from Kelly, Hannaford & Battles, P.A., counsel to the ESOP, in form and substance reasonably acceptable to Parent to the effect that all requisite steps have been taken for approval by the ESOP and its participants of the transactions contemplated by this Agreement.

    (d) Dissenting Stockholders. Holders of no more than 7.5% of the issued and outstanding shares of the Company shall have delivered to the Company written demands for appraisal of their shares in accordance with Section262 of the Del.C.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or
Parent:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

    (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach or except as contemplated or permitted by this Agreement; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

    (d) by Parent or the Company if the Merger has not been effected on or prior to the close of business on June 30, 1997 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

    (e) by Parent or the Company if the stockholders of the Company do not approve this Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof;

    (f) by Parent or the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as hereinafter defined); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(f) unless and until three business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company (which written notice shall inform Parent of the material terms and conditions of the Takeover Proposal but need not include the identity of such third party);

    (g) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company is commenced, and, after ten (10) business days, the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

    (h) by the Company if (i) a Parent Clause D event shall have occurred, or
(ii) an offer of the type described in (C) of Parent Third Party Acquisition Event shall have been commenced and after ten (10) business days, the Board of Directors of Parent fails to recommend against acceptance of such offer by its stockholders (including taking no position with respect to the acceptance of such offer by its stockholders).

    The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

    "Superior Proposal" shall mean a bona fide proposal or offer made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the members of the Board of Directors of the Company determines in their good faith reasonable judgment (based on the advice of independent financial advisors) to be more favorable to the Company and to its stockholders than the transactions contemplated hereby, provided that in making such determination the Board considers the likelihood that such third party is able to consummate such proposed transaction.

    Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Section 5.6, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

    Section 7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    Section 8.1  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Sections 4.4, 5.4(c), 5.10 and 5.13, this Article VIII and the representation contained in Section 2.12 shall survive the Effective Time, and those set forth in Sections 5.6 and 7.2 and this Article VIII and the Confidentiality Agreement shall survive termination.

    Section 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub, to:

        Proffitt's, Inc.
      5810 Shelby Oaks Drive
      Memphis, Tennessee 38134
      Attn.: Mr. R. Brad Martin

        Proffitt's, Inc.
      3455 Highway 80 West
      Jackson, Mississippi 39209
      Attn.: Brian J. Martin, Esquire

    with copies to:

       James A. Strain, Esquire
      Sommer & Barnard, PC
      4000 Bank One Tower
      Indianapolis, Indiana 46204

    (b) if to the Company, to:

        G. R. Herberger's, Inc.
      600 Mall Germain
      P.O. Box H-120
      St. Cloud, Minnesota 56302-0120
      Telecopy: (320) 654-7040
      Attn: Mr. John B. Brownson

    with copies to:

       Joseph P. Noack
      Briggs and Morgan, P.A.
      2400 IDS Center
      80 South Eighth Street
      Minneapolis, Minnesota 55402
      Telecopy: (612) 334-8650

    Section 8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 8.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

    Section 8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

    Section 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    Section 8.9 ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court located in the State of Delaware (unless such courts assert no jurisdiction, in which case the Company consents to the exclusive jurisdiction of the courts of the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth herein shall be effective service of process for any such action, suit or proceeding brought against the each party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the United States District Courts located in the State of Delaware (unless such courts assert no jurisdiction, in which case each party consents to the exclusive jurisdiction of the courts of the State of Delaware). Each party hereby further irrevocably and unconditionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                              PROFFITT'S, INC.
                                              By:
                                                 Name: R. Brad Martin
                                                 Title: Chairman of the Board and
                                                      Chief Executive Officer
Attest:
By:
  Name:
  Title:
                                              PRAIRIE MERGER CORPORATION
                                              By:
                                                 Name: R. Brad Martin
                                                 Title: President
Attest:
By:
  Name:
  Title:
                                              G. R. HERBERGER'S, INC.
                                              By:
                                                 Name:
                                                 Title: Chairman and Chief Executive
                                              Officer
Attest:
By:
   Name:
   Title:

                                                                       EXHIBIT A

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             G.R. HERBERGER'S, INC.

    FIRST: The name of the corporation is G.R. Herberger's, Inc.

    SECOND: The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation's registered agent at such address is The Corporation Trust Company.

    THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General corporation Law.

    FOURTH: The total number of shares of stock which the corporation is authorized to issue is one thousand (1,000) shares of common stock, having a par value of one ($1.00) per share.

    FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

    SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

    SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

    EIGHTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

                                                                     EXHIBIT B-1

                            [HERBERGER'S LETTERHEAD]
                             December       , 1996

Robert J. Sullivan
512 Montrose Road
St. Cloud, Minnesota 56301

RE: LETTER AGREEMENT REGARDING BONUS

Dear Bob:

    You have been an invaluable employee and officer of G.R. Herberger's, Inc. for the past forty-three years. The Board of Directors recognizes that during your extensive tenure with the Company your compensation has been below the market rate of compensation for persons serving in similar capacities at companies comparable in size to the Company. The Board of Directors of the Company would like to recognize your dedication and sacrifice to the Company by paying you the bonus described herein.

    Accordingly, in recognition of your past service, the Company wishes to pay you a bonus of Six Hundred Thousand Dollars ($600,000.00). The bonus will be paid to you in cash on or before December 31, 1996, subject to customary withholdings for FICA and Federal and State income taxes.

    Please indicate your acceptance of this bonus by signing below.

                                Very truly yours,
                                G.R. HERBERGER'S, INC.

                                By:  -----------------------------------------

                                Its: -----------------------------------------

ACCEPTED THIS
  day of December, 1996
------------------------------------

Robert J. Sullivan

                                                                     EXHIBIT B-2

                              CONSULTING AGREEMENT

    THIS AGREEMENT is made and entered into as of             , 1996, by and
between G.R. Herberger's, Inc., a Delaware corporation (the "Company"), and Robert J. Sullivan ("Consultant").

    WHEREAS, the Company is in the business of retail merchandising; and

    WHEREAS, the Company has entered into an Agreement and Plan of Merger ("Merger Agreement") with Proffitt's, Inc., a Tennessee corporation ("Parent") and its wholly-owned subsidiary ("Sub"); and

    WHEREAS, Consultant possesses extensive knowledge and experience concerning the business and operations of the Company; and

    WHEREAS, the Company wishes to secure the commitment of Consultant to consult with the Company and a commitment not to compete with the Company, and Consultant desires to so consult and not compete with the Company, after the "Effective Time" of the Merger Agreement.

    NOW, THEREFORE, in consideration of the premises and of the covenants and undertakings specified herein, the Company and Consultant hereby agree as follows:

1. CONSULTING SERVICES; CONSULTING AND NON-COMPETITION FEE AND BENEFITS.

    (a) GENERAL SCOPE OF CONSULTING SERVICES. During the four (4) year period
commencing on the day of the Effective Time of the Merger and ending on       ,
2001 (the "Consulting Period"), Consultant will consult with, report to and advise the Company on such subjects and at such times and places as the Consultant and the President of the Company mutually determine to be in the best interests of the Company. In no event will Consultant be required to devote more than 500 hours per year, or 42 hours per month, to performing such consulting services.

    (b) CONSULTING FEE AND NON-COMPETITION PAYMENT. In consideration of Consultant's commitment to provide services to the Company as set forth in
Section 1(a) above and in consideration of his non-competition agreement set forth in Section 4 below, the Company shall, subject to the terms and conditions of this Consulting Agreement, pay to Consultant the following amount for each year during the Consulting Period: (i) Five Hundred Thousand Dollars ($500,000.00) for the first year; (ii) Four Hundred Thousand Dollars ($400,000.00) for the second year; (iii) Three Hundred Fifty Thousand Dollars ($350,000.00) for the third year; and (iv) Three Hundred Thousand Dollars ($300,000.00) for the fourth year and final year of the Consulting Period. The amount payable hereunder for each year shall be payable in equal quarterly
installments beginning on             , 1997 and continuing on the first day of
each quarter thereafter. The aggregate One Million Five Hundred Fifty Thousand Dollars ($1,550,000.00) paid to Consultant under this Section 1.(b) shall be allocated as One Million Fifty Thousand Dollars ($1,050,000.00) for consulting during the Consulting Period and Five Hundred Thousand Dollars ($500,000.00) for Consultant's covenant not to compete set forth in Section 4 hereof.

    (c) FORGIVENESS OF COMPANY LOAN. As additional consideration for Consultant's services, Company shall forgive in equal installments over the Consulting Period its Ninety-four Thousand Dollar ($94,500.00) loan previously made to Consultant.

    (d) MEDICAL INSURANCE. In consideration of Consultant's commitment to provide services to the Company set forth in SECTION 1(A), the Company shall, subject to the terms of this Consulting Agreement, continue to provide or reimburse Consultant for the cost of medical insurance coverage substantially similar to the medical insurance coverage which Company currently provides to its executive employees generally.

    (e) AUTOMOBILES. In consideration of Consultant's commitment to provide services to the Company set forth in SECTION 1(A), the Consultant may continue the use of the two (2) automobiles he currently uses as provided by the Company. The Company shall, subject to the terms of this Consulting Agreement, continue to maintain automobile insurance for such automobiles, and will continue to pay operating, repair and maintenance expenses associated with such automobiles consistent with the past practices of the Company.

    (f) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Consultant for all reasonable business expenses incurred by Consultant in the provision of consulting services pursuant to this Consulting Agreement. Consultant shall request reimbursement for such expenses in writing, which request shall be accompanied by receipt(s) or other appropriate documentation.

    2. TERMINATION OF CONSULTING RELATIONSHIP. The consulting relationship created hereby shall terminate immediately upon:

    (a) receipt by the Company or the Consultant of written notice from the other party stating that such other party is terminating the consulting relationship;

    (b) the Consultant's permanent disability;

    (c) the Consultant's death; or

    (d) the expiration of the Consulting Period.

    3. PAYMENT OF CONSULTING FEE UPON TERMINATION.

    (a) If the consulting relationship created hereby ends by reason of the Company's termination of the consulting relationship other than for Cause, as defined below, then the Company shall continue to pay to the Consultant the consideration as set forth in SECTIONS 1(B) THROUGH 1(F) above throughout the remainder of the Consulting Period.

    (b) If the consulting relationship created hereby ends by reason of Consultant's permanent disability, then the Company shall continue to pay to the Consultant or his representatives, as the case may be, (i) the consideration as set forth in SECTIONS 1(C) AND 1(D) throughout the remainder of the Consulting Period and (ii) fifty percent (50%) of the consideration set forth in SECTION 1(B) for a period equal to the lesser of (1) twenty-four months or (2) the remaining term of the Consulting Period. For purposes of this Section 3(b), the Consultant shall be deemed to be permanently disabled if (i) he has been declared legally incompetent by a final court decree; or (ii) he is permanently disabled as defined under any disability income insurance policies maintained by the Company at the time of the existence of such disability; or (iii) he has been (1) unable to perform his consulting services for the Company for a period of 180 consecutive days and (2) declared by a physician to be continuously disabled and unable to perform his consulting services. In the event of disagreement as to whether the Consultant is permanently disabled, the question shall be decided by a licensed physician appointed by or on behalf of the disabled Consultant and a licensed physician appointed by the Company. If the two physicians so appointed are unable to agree, they shall mutually appoint a third physician who shall decide the question whether the disabled Consultant's disability is permanent within the meaning of this Section 3(b).

    (c) If the consulting relationship created hereby ends by reason of Consultant's death, the Company shall have no obligation to Consultant other than to pay the consideration as set forth in SECTIONS 1(B) THROUGH 1(F) through the date of the Consultant's death.

    (d) If the consulting relationship created hereby is terminated by the Consultant, other than for reason of Company's breach of this Agreement, or by the Company for Cause, the Company shall have no obligation to Consultant other than to pay the consideration as set forth in SECTIONS 1(B) THROUGH 1(F) through the effective date of termination.

    (e) For purposes of this Consulting Agreement, "Cause" shall mean, and shall be limited to, commission of a felony by Consultant which directly and adversely affects the business and operation of the Company.

    4. NONCOMPETE COVENANT.

    (a) Consultant agrees that during the Consulting Period and for a period of two (2) years commencing on the later of (i) the termination of this Agreement or (ii) the date the last payment hereunder is made to the Consultant, he will not within the territory currently served by the Company engage or be interested in the retailing business. Consultant shall be deemed to be interested in a business if he is a director, officer, employee, independent contractor, agent, partner, individual proprietor, consultant or otherwise, but not if such interest is limited solely to passive investments existing on the date hereof or the ownership of 5% or fewer of the equity or debt securities of any entity whose shares are listed for trading on a national securities exchange or traded in the over the counter market.

    (b) Consultant agrees that during the term of this Agreement and for a period of two (2) years thereafter, Consultant will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 4(a) hereof if the activity were carried out by Consultant directly or indirectly. In particular, but not as a limitation, Consultant agrees that he will not, directly or indirectly, induce any employee of the Company or any of its Affiliates, to carry out directly or indirectly, any such activity.

    (c) Consultant agrees that the covenants provided for in Sections 4(a) and
(b) hereof are ancillary to the transactions contemplated by the Merger Agreement and are necessary and reasonable to protect Parent and the Company and their Affiliates after the Effective Time.

    5. EXCISE TAX LIMITATION.

    (a) The parties agree that the payments and benefits set forth in Section 1 hereof are reasonable, in the aggregate, in relation to covenants given and the services provided or to be provided by Consultant, and the Company and Consultant agree to prepare and file their income tax returns and informational returns accordingly.

    (b) If, in any examination of the Company's income tax return by the Internal Revenue Service ("IRS"), the IRS proposes to disallow a deduction for any payment (or portion thereof) made pursuant to this Agreement (a "Challenged Payment") on the basis that such Challenged Payment constitutes an "excess parachute payment" as defined in Section 280G(b)(1) of the Internal Revenue Code ("Code"), the Company shall give prompt notice of such Challenged Payment to Consultant (but in all cases within five days after receipt of a 30-day letter containing a Challenged Payment). Consultant shall be entitled to contest such Challenged Payment on behalf of Company, at Consultant's expense, in any IRS administrative proceeding and may make any available appeals therefrom. The Company shall cooperate with and provide reasonable assistance to Consultant in contesting any such Challenged Payment, including making information concerning the Company available to Consultant and executing such powers of attorney as may be reasonably necessary for Consultant to contest such Challenged Payment.

    (c) If it is established pursuant to a final determination of a court or an IRS proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Consultant by the Company, which are subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then that amount of the Payments which are necessary to avoid having any Payments subject to the Excise Tax (hereinafter referred to as an "Excess Payment") shall be deemed for all purposes to be a loan to Consultant made on the date Consultant received the Excess Payment and Consultant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Consultant's receipt of such Excess Payment until the date of such repayment. For purposes hereof, Payments shall be deemed to be Excess Payments in inverse order of the date such Payments were made.

    6. STATUS AS AN INDEPENDENT CONTRACTOR. Consultant and the Company hereby specifically agree and acknowledge that, throughout the Consulting Period, Consultant's relationship with the Company hereunder will be solely and exclusively that of an independent contractor, that all services to be provided hereunder by Consultant will be provided strictly on an independent contractor basis, and that in no event will Consultant be, claim to be, or be deemed to be an employee of the Company by reason of or with respect to this Consulting Agreement or any services provided hereunder. Without limiting the generality of the immediately preceding sentence in any respect, the Company and Consultant hereby agree that Consultant shall have the right to control the manner and means of the performance of all services hereunder, and Consultant specifically agrees (a) to conduct himself strictly as an independent contractor hereunder with respect to the Company, (b) to comply with all applicable laws, rules and regulations, including without limitation all laws, rules and regulations governing payment of federal and state income taxes, self-employment taxes, estimated taxes, sales, use and service taxes, and all other federal, state, local and foreign taxes of any nature imposed with respect to any services hereunder or payments therefor, and (c) to indemnify the Company and hold it harmless from and with respect to any and all such taxes.

    7. NO VIOLATION OF OTHER AGREEMENTS. Consultant hereby represents and agrees that neither (a) his entering into this Consulting Agreement, nor (b) his carrying out of the provisions hereof, will violate any other agreement, oral or written, to which he is a party or by which he is bound.

    8. CONFIDENTIALITY. Except as specifically provided herein and/or to the extent reasonably necessary to perform their obligations or exercise or enforce their rights hereunder, neither party shall provide or disclose to any third party, or use, unless authorized in writing to do so by the other party or properly directed or ordered to do so by public authority, any information concerning this Agreement.

    9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company's obligations hereunder. This Agreement shall not be assignable by Consultant.

    10. GOVERNING LAW. This Consulting Agreement shall be construed under and governed by the laws of the State of Minnesota. For the purpose of resolving conflicts related to or arising out of this Consulting Agreement, the parties expressly agree that venue shall be in the State of Minnesota only, and, in addition, the parties consent to the jurisdiction of the federal and state courts of the State of Minnesota.

    11. SEVERABILITY. In the event that any portion of this Consulting Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Consulting Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

    12. COMPLETE AGREEMENT. This Consulting Agreement is intended to define the full extent of the legally enforceable undertakings of the parties hereto with respect to the consulting relationship that is the subject of this Consulting Agreement and no promises or representations, written or oral, that are not set forth explicitly in this Consulting Agreement are intended by any party to be legally binding with respect to the consulting relationship that is the subject of this Consulting Agreement and all prior agreements and understandings among the parties with respect to such consulting relationship are hereby superseded. All parties acknowledge that in deciding to enter into this Consulting Agreement they have not relied upon any statements or representations, written or oral, other than those explicitly set forth in this Consulting Agreement.

    13. HEADINGS. The descriptive headings of the sections and subsections hereof are inserted for convenience only and do not constitute a part of this Consulting Agreement.

    14. COUNTERPARTS. This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

    15. MISCELLANEOUS. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth besides the signature of such party or at such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered or, if mailed, on the date postmarked. No provision of this Consulting Agreement may be altered, amended, modified, waived, or discharged in any way whatsoever except by written agreement executed by both parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall of itself constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

Addresses                       COMPANY:
------------------------------
G.R. Herberger's                G.R. Herberger's, Inc.
600 Mall Germain
P.O. Box H-120
St. Cloud, Minnesota 56302      By   -----------------------------------------
                                Its  -----------------------------------------

Robert J. Sullivan              CONSULTANT:
512 Montrose Road
St. Cloud, Minnesota 56301      ---------------------------------------------
                                Robert J. Sullivan

                                                                       EXHIBIT C

                              EMPLOYMENT AGREEMENT

    THIS AGREEMENT, made and entered into as of the       day of       1997, by
and between G.R. Herberger's, Inc., a Delaware corporation (the "Company") and Barry T. Ross ("Executive").

                                    RECITALS

    1.  Executive currently is employed as the President of the Company.

    2. Company has entered into an Agreement and Plan of Merger ("Merger Agreement") with Proffitt's, Inc., a Tennessee corporation ("Parent") and its wholly-owned subsidiary ("Sub").

    3. Company desires to continue the employment of Executive as an executive officer, and Executive desires to be so employed by the Company, after the "Effective Time" of the "Merger" contemplated by the Merger Agreement.

    4. For their mutual benefit, the Company and Executive desire to set forth herein the terms and conditions of Executive's future employment after the Effective Time of the Merger Agreement.

    NOW, THEREFORE, in consideration of the premises, and the terms and conditions set forth herein, the parties hereto mutually agree as follows:

                                   SECTION 1
                                   EMPLOYMENT

    1.1 EMPLOYMENT. The Company hereby employs Executive in the position described in Exhibit A attached hereto with all such authority and powers customarily accorded such position and Executive hereby accepts such employment. The duties of Executive shall consist of the duties described in Exhibit A and such additional duties consistent with Executive's position and duties as may be assigned to him from time to time by the Company's Board of Directors ("Board"), Chief Executive Officer or President.

    1.2 TERM OF EMPLOYMENT. The commencement date of Executive's employment hereunder shall be day of the Effective Time of the Merger ("Commencement Date"), and shall continue thereafter for a period of twenty-four months ("Term of Employment"). Beginning on the second anniversary of the Commencement Date, this Agreement shall, unless the parties agree in writing otherwise, be treated as an Agreement for the employment of Executive on an at-will basis.

    1.3 FULL-TIME EMPLOYMENT. Except for vacation permitted hereunder, illness, incapacity or as otherwise provided herein, Executive shall devote substantially his full time and attention to the performance of his duties for the Company.

                                   SECTION 2
                       COMPENSATION AND EMPLOYEE BENEFITS

    2.1 BASE SALARY. As compensation for his services to the Company during the two years of the Employment Term, Executive shall receive from the Company an annual base salary in the amount of $175,000, payable in installments consistent with Company's executive payment policies ("Base Salary").

    2.2 BONUS. In addition to Base Salary, Executive may receive such bonuses as the Board, in its sole discretion, may award Executive.

    2.3 FRINGE BENEFITS. Company shall allow Executive to participate in each employee benefit plan and to receive each executive benefit that Company provides for senior executives at the level of Executive's position.

                                   SECTION 3
                                  TERMINATION

    3.1 TERMINATION. Executive's employment hereunder shall terminate prior to the end of the Employment Term upon the happening of any of the following events:

        (a) by the unilateral written notice of termination by either Company or Executive at any time after 180 days following the Effective Time of the Merger;

        (b) by the mutual written agreement of the Company and Executive;

        (c) upon the death of Executive; or

        (d) upon written notice from the Company to Executive upon the disability of Executive (as defined below) for a period of ninety (90) days or more.

    "DISABILITY" The term "Disability of Executive" shall refer to a determination that Executive is, or has been, unable, due to injury or sickness, to perform the major duties of his employment for a period of ninety (90) days or more. Such determination shall be made in good faith by the Board, excluding any vote of Executive, or by a special committee thereof. Executive agrees to submit to such physical examinations as may be reasonably requested by the Company. Such examinations shall be conducted by a physician or physicians designated by the Company at the expense of the Company.

    3.2 EFFECT OF TERMINATION. In the event the employment of Executive is terminated pursuant to Section 3.1, no further payments of benefits shall be required to be paid or provided by the Company to Executive under Section 2 or any other provision hereof, except for (i) Executive's salary and other benefits earned prior to such termination, and (ii) if applicable, the severance benefits and payments provided in Section 3.3 hereof.

    3.3 SEVERANCE BENEFITS. In the event that either party exercises its right to unilaterally terminate the Executive's employment in accordance with Section 3.1(a), the Executive shall be entitled to receive a severance payment equal to $300,000, less the aggregate amount of Base Salary paid to date.

                                   SECTION 4
                                 MISCELLANEOUS

    4.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. Any conflict of laws rules which may have the effect of applying another state's laws shall not apply.

    4.2 NOTICES. Any notice, demand, request, waiver or other communication under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered to the address of the party specified below (including delivery by courier), or (ii) on the fifth day after mailing if mailed to the party to whom notice is to be given to the address specified below, by first class mail, certified or registered, return receipt requested, postage prepaid:

IF TO COMPANY:                                            IF TO EXECUTIVE:
--------------------------------------------------------  --------------------------------------------------------
G.R. Herberger's, Inc.                                    Barry T. Ross
518 Mall Germain                                          318 Montrose Road
St. Cloud, MN 56302                                       St. Cloud, MN 56301
Attention: President

    Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

    4.3 COMPLETE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to Executive's employment with Company. This Agreement supersedes all prior agreements and understandings between the parties with respect to Executive's employment.

    4.4 AMENDMENTS. This Agreement may be amended or superseded only by an agreement in writing between the Company and Executive.

    4.5 WAIVER. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

    4.6 SURVIVAL. Notwithstanding any termination of Executive's employment hereunder or any other termination of this Agreement, the provisions of Section
3.2 hereof shall survive termination of this Agreement and termination of Executive's employment hereunder.

    4.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parent and Sub, or any other successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company's obligations hereunder. This Agreement shall not be assignable by Executive.

    4.8 SEVERABILITY. Any term of this Agreement that is illegal or unenforceable at law or in equity shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of any such applicable law or laws, and such terms as so modified and the balance of the terms of this Agreement shall be fully enforceable.

    IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                          G.R. HERBERGER'S, INC.

                                          By____________________________________

                                            Its_________________________________

                                          EXECUTIVE:

                                          ______________________________________

                                          Barry T. Ross

                                                                       EXHIBIT D

Proffitt's, Inc.
Midland Shopping Center
115 North Calderwood
Alcoa, Tennessee 37701

Ladies and Gentlemen:

    I have been advised that as of the date of this letter, I may be deemed to be an "affiliate" of G.R. Herberger's, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as
      , 1996 (the "Merger Agreement") among Proffitt's, Inc., a Tennessee corporation ("Parent"), Prairie Merger Corporation, a Delaware corporation ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

    As a result of the Merger, I may receive shares of common stock, par value $.10 per share, of Parent (the "Parent Shares"). I would receive such Parent Shares in exchange for shares ,owned by me of common stock, par value $.01 per share, of the Company (the "Company Shares").

    1. I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

        A. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

        B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

        C. I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

        E. I also understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE

       TERMS OF AN AGREEMENT DATED                , 1996, BETWEEN THE
       REGISTERED HOLDER HEREOF AND PROFFITT'S, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PROFFITT'S, INC."

        F. I also understand that, unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on certificates issued to my transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED FOR RESALE UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

        G. I further represent to, and covenant with, Parent that I will not, during the 30 days prior to the effective time (as defined in the Merger Agreement), sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Company Shares or shares of the capital stock of Parent that I may hold, and furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Parent Shares received in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations (the two time periods together being the "Pooling Period"). Parent shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that, during the Pooling Period, subject to providing written notice to Parent, I will not be prohibited from selling up to 10% of the Parent Shares (the "10% Shares") received by me or the Company Shares owned by me or making charitable contributions or bona fide gifts of the Parent Shares received by me or the Company Shares owned by me, provided that my donee takes such shares subject to the restrictions hereof. The 10% Shares shall be calculated in accordance with SEC Accounting Series Release No. 135, as amended by Staff Accounting Bulletin No. 76. I covenant with Parent that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing from the Effective Time and ending on the last day of the Pooling Period, except in compliance with Rule 145(d)(i) under the Securities act or pursuant to charitable contributions or bona fide gifts.

        H. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

    2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

        A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent Shares by me under Rule 145, and (b) otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

        B. It is understood and agreed that this agreement will terminate and be of no further force and effect and the legends set forth in paragraphs E and F above will be removed by delivery of substitute certificates without such legends, and the related transfer restrictions shall be lifted forthwith, if the Pooling Period has passed and (i) the Parent Shares shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf, (ii) I am not at the time an "affiliate" of the Parent and have held the Parent Shares for at least two years (or such other period as may be prescribed by the Act and the rules and regulations thereunder) and Parent has filed with the Commission all of the reports it is required to file under the 1934 Act during the preceding 12 months, (iii) I am not and have not been for at least three months an "affiliate" of Parent and I have held the Parent Shares for at least three years, or (iv) Parent shall have received a "no-action" letter from the staff of the Commission, or an opinion of counsel acceptable to Parent, to the effect that the stock transfer restrictions and the legends are not required.

                                          --------------------------------------

                                         Name:

Agreed and accepted this       day of                , 1996, by

PROFFITT'S, INC.

By:
------------------------------------

   Name:
  Title:

                                  APPENDIX II
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    SECTION262. APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series o stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                  APPENDIX III

                                                       Investment Banking Group
                                                       World Financial Center
                                                       North Tower
                                                       New York, New York
                                                       10281-1324
                                                       212 449 1000
ABC

                                                                November 8, 1996

Board of Directors
G.R. Herberger's, Inc.
600 Mall Germain
St. Cloud, MN 56302

Members of the Board:

    G.R. Herberger's, Inc. (the "Company"), Proffitt's, Inc. ("Parent") and Prairie Merger Corporation, a wholly owned subsidiary of Parent ("Sub"), propose to enter into an agreement (the "Agreement") pursuant to which Sub will be merged with and into the Company in a transaction (the "Merger") in which each share of outstanding common stock, par value $0.04 per share (the "Company Common Stock"), of the Company will be converted into such number of shares of the common stock, par value $0.10 per share (the "Parent Common Stock"), of Parent, as determined by dividing 4,000,000 by the number of issued and outstanding shares of Company Common Stock as of the Effective Time (as defined in the Agreement) (the "Conversion Number").

    You have asked us whether, in our opinion, the Conversion Number is fair to the holders of the Company Common Stock from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed the Company's audited financial information for the five fiscal years ended February 3, 1996 and the Company's unaudited financial information for the six-month period ended August 3, 1996, in each case furnished to us by the Company;

    (2) Reviewed Parent's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended February 3, 1996, Parent's Forms 10-Q and related unaudited financial information for the quarterly periods ended May 4, 1996 and August 3, 1996 and Parent's Form 8-K dated October 24, 1996;

    (3) Reviewed Parent's Form S-4 filed with the Securities and Exchange Commission (the "SEC") on July 29, 1996, Amendment No. 1 thereto filed on August 16, 1996 and the Prospectus of even date therewith contained therein and Post-Effective Amendment No. 1 thereto filed with the SEC on October 28, 1996;

    (4) Reviewed the Annual Report and Form 10-K and related financial information of Parisian, Inc. ("Parisian") for the fiscal year ended February 3, 1996 and Parisian's Forms 10-Q and related unaudited financial information for the quarterly periods ended May 4, 1996 and August 3, 1996;

    (5) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Parent, furnished to us by the Company and Parent, as well as the synergies and cost savings and related expenses expected to result from the Merger (the "Merger Synergies"), furnished to us by the Company;

    (6) Conducted discussions with members of senior management of the Company and Parent concerning their respective businesses and prospects, as well as the Merger Synergies;

    (7) Reviewed the historical market prices and trading activity for the Parent Common Stock and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to Parent;

    (8) Compared the results of operations of the Company and Parent with that of certain companies which we deemed to be reasonably similar to the Company and Parent, respectively;

    (9) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (10) Reviewed the Agreement; and

    (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Parent, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities of the Company or Parent or been furnished with any such evaluation or appraisal. In addition, with your consent we have not made any physical inspection of the properties or assets of the Company or Parent. With respect to the financial forecasts furnished by the Company and Parent and the information regarding the Merger Synergies, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the managements of the Company and Parent as to the expected future financial performance of the Company or Parent, as the case may be, as well as the Merger Synergies. We have further assumed that the Merger will qualify for pooling-of-interest accounting treatment in accordance with generally accepted accounting principles and as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

    In connection with the preparation of this opinion, we have not been authorized by the Company, or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. Moreover, in giving this opinion, we are not expressing any view regarding other strategic alternatives that may be available to the Company. We also have not been requested to, and do not, express any view with respect to the fairness or adequacy of the Conversion Number to the participants in the Company's employees stock ownership plan.

    In the ordinary course of our business, we may actively trade the Parent Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger. We also are not expressing any opinion herein as to the prices at which the Parent Common Stock will trade following the consummation of the Merger or the prices at which the Parent Common Stock will trade between the announcement of and the consummation of the Merger.

    On the basis of, and subject to the foregoing, we are of the opinion that the Conversion Number is fair to the holders of the Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The By-Laws of Proffitt's provide that Proffitt's shall indemnify to the full extent authorized or permitted by the Tennessee Business Corporation Act any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person, or such person's testate or intestate, is or was an officer or director of Proffitt's or serves or served as an officer or director of any other enterprise at the request of Proffitt's.

    Section 48-18-503 of the Tennessee Business Corporation Act provides for "mandatory indemnification," unless limited by the charter, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 48-18-504 of the Tennessee Business Corporation Act states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required by Section 48-18-502 of the Tennessee Business Corporation Act, that the director will repay the advance if it is ultimately determined that such director did not meet the standard of conduct required by Section 48-18-502 of the Tennessee Business Corporation Act, and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the Tennessee Business Corporation Act. Section 48-18-507 of the Tennessee Business Corporation Act provides for mandatory indemnification, unless limited by the charter, of officers pursuant to the provisions of Section 48-18-503 of the Tennessee Business Corporation Act applicable to mandatory indemnification of directors.

    Proffitt's By-Laws further provide that Proffitt's may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of Proffitt's, or is or was serving at the request of Proffitt's as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person's behalf in any such capacity, or arising out of such person's status as such, whether or not Proffitt's would have the power to indemnify such person against such liability under the By-Laws, provided that such insurance is available on acceptable terms as determined by a majority of Proffitt's Board of Directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

(2)(a)     Agreement and Plan of Merger, dated as of November 8, 1996, among Proffitt's, Inc.,
           Prairie Merger Corp. and G.R. Herberger's, Inc. (Appendix I to Proxy
           Statement/Prospectus)
(2)(b)     Agreement and Plan of Merger, dated as of October 22, 1995, among Proffitt's, Inc.,
           Baltic Merger Corp. and Younkers, Inc. (Incorporated by reference to the Exhibits to Proffitt's Registration Statement on Form S-4 (Registration No. 333-00029))
(2)(c)     Agreement and Plan of Merger, dated as of July 8, 1996, among Proffitt's, Inc.,
           Casablanca Merger Corporation and Parisian, Inc. (Incorporated by reference to the
           Exhibits to Proffitt's Current Report on Form 8-K filed July 18, 1996)
(3)(a)     Charter, as amended, of Proffitt's, Inc. (Incorporated by reference from Exhibits to the Form S-1 Registration Statement No. 33-13548 dated June 3, 1987)

(3)(b)     Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series A Cumulative Convertible Exchangeable
           Preferred Stock (Incorporated by reference from Exhibits to the Form 8-K dated
           April 14, 1994)
(3)(c)     Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series B Cumulative Junior Perpetual Preferred
           Stock (Incorporated by reference from Exhibits to the Form 8-K dated April 14,
           1994)
(3)(d)     Articles of Amendment to the Charter of Proffitt's Inc. designating the rights, preferences and limitations of its Series C Junior Preferred Stock (Incorporated by
           reference from Exhibits to the Form 8-K dated April 3, 1995)
(3)(e)     Articles of Amendment to the Charter of Proffitt's Inc. designating the maximum number of shares of all stock which the corporation shall have the authority to issue (Incorporated by reference from Exhibits to the Quarterly Report on Form 10-Q for the quarterly period ended July 29, 1995)
(3)(f)     Articles of Amendment to the Charter of Proffitt's Inc. designating special meeting of shareholders (Incorporated by reference from Exhibits to the Quarterly Report on
           Form 10-Q for the quarterly period ended July 29, 1995)
(3)(g)     Articles of Amendment to the Charter of Proffitt's, Inc. increasing the number of shares of Series C Junior Preferred Stock (Incorporated by reference from Exhibits to Form 10-K dated May 1, 1996)
(3)(h)     Articles of Amendment to the Charter of Proffitt's, Inc. increasing the number of authorized shares of Series C Junior Preferred stock (Incorporated by reference from Exhibits to Form 10-K dated May 1, 1996)
(3)(h)     Amended and Restated Bylaws of Proffitt's, Inc. (Incorporated by reference from
           Exhibits to the Quarterly Report on Form 10-Q for the quarterly period ended July
           29, 1995)
(4)(a)     Form of 7.5% Junior Subordinated Debentures due 2004 (Incorporated by reference from Exhibits to the Form 8-K dated April 14, 1994)
(4)(b)     Form of 4.75% Convertible Subordinated Debentures due 2003 (Incorporated by
           reference from Exhibits to the Form S-3 Registration Statement No. 33-70000 dated
           October 19, 1993)
(4)(c)     Form of Rights Certificate (Incorporated by reference from Exhibits to the Form 8-K dated April 3, 1995)
(4)(d)     Form of Supplemental Indenture among Proffitt's, Inc., Parisian, Inc. and AmSouth
           Bank of Alabama, as trustee (Incorporated by reference from Exhibits to Form S-3
           Registration Statement No. 333-09941 dated August 23, 1996)
(5)*       Opinion of Sommer & Barnard, Attorneys at Law, PC regarding legality
(8)*       Opinion of Sommer & Barnard, PC regarding certain federal income tax consequences
10.1       Registration Rights Agreement made as of March 31, 1994 by and among Proffitt's,
           Inc. and Richard D. McRae, Jr., as Representative of the former shareholders of
           Macco Investments, Inc. (4)
10.2       Non-competition Agreement by and between Proffitt's,Inc. and Richard D. McRae dated
           March 31, 1994 (4)
10.3       Credit Facilities and Reimbursement Agreement by and among Proffitt's, Inc., the lenders from time to time party thereto and NationsBank of Texas, National
           Association, as agent, dated March 31, 1994 (4)
10.4       Amendment No. 1 to Credit Facilities and Reimbursement Agreement between
           Proffitt's, Inc. and NationsBank of Texas, National Association, as agent, dated
           November 15, 1994 (8)
10.5       Amendment No. 2 to Credit Facilities and Reimbursement Agreement between
           Proffitt's, Inc. and NationsBank of Texas, National Association, as agent, dated
           March 7, 1995 (8)
10.6       Amendment No. 3 to Credit Facilities and Reimbursement Agreement between
           Proffitt's, Inc. and NationsBank of Texas, National Association, as agent, dated
           October 25, 1996 (17)
10.7       Amendment No. 4 to Credit Facilities and Reimbursement Agreement between
           Proffitt's, Inc. and NationsBank of Texas, National Association, as agent, dated
           February 3, 1996 (17)

10.8       Form of letter extending termination date of Credit Facilities and Reimbursement
           Agreement between Proffitt's, Inc. and NationsBank of Texas, National Association,
           as agent, dated June 8, 1995 (17)
10.9       Guaranty Agreement made and entered into as of March 31, 1994, by and between each of Proffitt's Investments, Inc., PDS Agency, Inc., Macco Investments, Inc.,
           McRae's, Inc., and McRae's of Alabama, Inc., and NationsBank of Texas, National
           Association (4)
10.10      Transfer and Administration Agreement dated as of January 27, 1993, and amended by
           Amendment dated as of March 31, 1994 thereto, by and between Enterprise Funding
           Corporation and McRae's, Inc. (4)
10.11      Amendment to Transfer and Administration Agreement by and between Enterprise
           Funding Corporation and McRae's, Inc. dated March 31, 1995 (8)
10.12      Amendment to Transfer and Administration Agreement by and between Enterprise
           Funding Corporation and McRae's, Inc. dated May 11, 1995 (17)
10.13      Amendment to Transfer and Administration Agreement by and between Enterprise
           Funding Corporation and McRae's, Inc. dated September 30, 1995 (17)
10.14      Amendment to Transfer and Administration Agreement by and between Enterprise
           Funding Corporation and McRae's, Inc. dated October 25, 1995 (17)
10.15      Securities Purchase Agreement dated March 3, 1994, between Proffitt's, Inc. and
           Apollo Specialty Retail Partners, L.P. (4)
10.16      Registration Rights Agreement made and entered into as of March 31, 1994, by and among Proffitt's, Inc. and Apollo Specialty Retail Partners, L.P. (4)
10.17      Land Deed of Trust dated April 1, 1994 by and among McRae's, Inc., Don B. Cannada, and Park Real Estate Company (4)
10.18      Secured Promissory Note, dated April 1, 1994, for the principal amount of
           $3,906,558 by McRae's, Inc. payable to Park Real Estate Company (4)
10.19      Assumption, Consent, and Release Agreement, entered into between McRae's, Inc. and
           Deposit Guaranty National Bank dated April l, 1994 (4)
10.20      Amended and Restated Promissory Note dated April 1, 1994 for the principal amount of $2,075,000 by McRae's, Inc. payable to First Tennessee Bank National Association
           (Gautier) (4)
10.21      Assumption, Consent, and Release Agreement, entered into between McRae's, Inc. and
           First Tennessee Bank National Association dated April 1, 1994 (4)
10.22      Secured Promissory Note, dated April 1, 1994, for the principal amount of $556,851 by McRae's, Inc. payable to Arvey Real Estate Company (Gautier) (4)
10.23      Land Deed of Trust dated April 1, 1994 by and among McRae's, Inc., Don B. Cannada, and Arvey Real Estate Company (Gautier) (4)
10.24      Assumption, Consent, and Release Agreement, entered into between McRae's, Inc. and
           First Tennessee Bank National Association dated April 1, 1994 (Gautier) (4)
10.25      Secured Promissory Note, dated April 1, 1994, for the principal amount of
           $1,487,919 by McRae's, Inc. payable to Green's Crossing Real Estate Company (4)
10.26      Assumption, Consent, and Release Agreement, entered into between McRae's, Inc. and
           Deposit Guaranty National Bank dated April 1, 1994 (4)
10.27      Land Deed of Trust dated April 1, 1994 by and among McRae's, Inc., Don B. Cannada, and Green's Crossing Real Estate Company (4)
10.28      Secured Promissory Note, dated April 1, 1994, for the principal amount of
           $1,779,223 by McRae's, Inc. payable to Arvey Real Estate Company (Laurel) (4)
10.29      Assumption, Consent, and Release Agreement, entered into between McRae's, Inc. and
           AmSouth Bank National Association dated April 1, 1994 (4)
10.30      Leasehold Deed of Trust dated April 1, 1994 by and among McRae's, Inc., Don B.
           Cannada, and Arvey Real Estate Company (Laurel) (4)

10.31      Indemnification and Confirmation of Lease Agreement dated March 31, 1994, entered into among McRae's, Inc., Richard D. McRae, Jr., Susan McRae Shanor, and Vaughan
           McRae (Heritage Building) (4)
10.32      Guaranty Agreement dated March 31, 1994 of McRae's, Inc. to guarantee Richard D.
           McRae, Jr., Carolyn McRae, Susan McRae Shanor, and Vaughan W. McRae giving or extending credit to Proffitt's, Inc. (4)
10.33      Land Deed of Trust dated April 1, 1994 by and among McRae's, Inc., Don B. Cannada, and Green's Crossing Real Estate Company (4)
10.34      Guaranty Agreement by Proffitt's, Inc. to AmSouth Bank guaranteeing credit extended to McRae's, Inc. (4)
10.35      Promissory Note dated January 25, 1983 by McRae's, Inc. payable to Selby W. McRae in the principal sum of $l,346,442 (3)
10.36      Form of Rights Certificate and Rights Agreement, dated as of March 28, 1995 between
           Proffitt's, Inc. and Union Planters National Bank as Rights Agent (7)
10.37      Pooling and Servicing Agreement dated as of June 13, 1995 among Younkers Credit
           Corporation, Younkers, Inc. and Chemical Bank, as Trustee (16)
10.38      Series 1995-1 Supplement dated as of June 13, 1995 to Pooling and Servicing
           Agreement dated as of June 13, 1995 among Younkers Credit Corporation, Younkers,
           Inc. and Chemical Bank, as Trustee (16)
10.39      Receivables Purchase Agreement dated as of June 13, 1995 between Younkers Credit
           Corporation and Younkers, Inc. (16)
10.40      Series 1995-2 Supplement dated as of July 18, 1995 to Pooling and Servicing
           Agreement dated as of June 13, 1995 among Younkers Credit Corporation, Younkers,
           Inc. and Chemical Bank, as Trustee (16)
10.41      ISDA Master Agreement and Schedule thereto, each dated as of July 19, 1995, between
           Younkers, Inc. and NationsBank of Texas, N.A., with Confirmation of Interest Rate
           Cap Transaction dated July 19, 1995, and Assignment Agreement dated as of July 19,
           1995 between Younkers Credit Corporation, Younkers, Inc. and Chemical Bank, as
           Trustee (16)
10.42      Agreement and Notice of Conversion by and between Proffitt's, Inc. and Apollo
           Specialty Retail Partners, L.P. dated May 13, 1996 (18)

MANAGEMENT CONTRACTS, COMPENSATORY PLANS, OR ARRANGEMENTS, ETC.

10.43      Proffitt's, Inc. 1987 Stock Option Plan, as amended (2)
10.44      Proffitt's, Inc. Employee Stock Purchase Plan (6)
10.45      Proffitt's, Inc. 1994 Long-Term Incentive Plan (5)
10.46      Proffitt's, Inc. 401(k) Retirement Plan (3)
10.47      $500,000 Loan Agreement dated February 1, 1989 between Proffitt's, Inc. and R. Brad
           Martin (1)
10.48      Form of Amended and Restated Employment Agreement by and between Proffitt's, Inc.
           and
           R. Brad Martin dated March 28, 1995 (9)
10.49      Form of Employment Agreement by and between Proffitt's, Inc. and James A. Coggin dated March 28, 1995 (8)
10.50      Form of Employment Agreement by and between Proffitt's, Inc. and James E. Glasscock dated March 28, 1995 (8)
10.51      Form of Employment Agreement by and between Proffitt's, Inc. and Frederick J.
           Mershad dated March 28, 1995 (8)
10.52      Form of Employment Agreement by and between Proffitt's, Inc. and Gary L. Howard dated March 28, 1995 (8)
10.53      Form of Employment Agreement by and between Proffitt's, Inc. and Brian J. Martin dated March 28, 1995 (8)

10.54      Form of Employment Agreement by and between Proffitt's, Inc. and James E. VanNoy dated April 1, 1996 (21)
10.55      Form of Employment Agreement by and between Proffitt's, Inc. and David W. Baker dated
           April 1, 1996 (21)
10.56      Form of Employment Agreement by and between Proffitt's, Inc. and A. Coleman Piper dated March 28, 1995 (8)
10.57      Form of Employment Agreement by and between Proffitt's, Inc. and Robert Oliver dated
           March 28, 1995 (8)
10.58      Form of Employment Agreement by and between Proffitt's, Inc. and Julia A. Bentley dated March 28, 1995 (8)
10.59      Form of Employment Agreement by and between Proffitt's, Inc. and Anne Breier Pope dated March 28, 1995 (8)
10.60      Form of Employment Agreement by and between Proffitt's, Inc. and William White dated February 2, 1996 (21)
10.61      Form of Employment Agreement by and between Proffitt's, Inc. and John White dated
           February 2, 1996 (21)
10.62      Form of Employment Agreement by and between Proffitt's, Inc. and Tom Amerman dated
           February 2, 1996 (21)
10.63      Form of Employment Agreement by and between Proffitt's, Inc. and W. Thomas Gould dated October 22, 1995 (21)
10.64      Form of Employment Agreement by and between Proffitt's, Inc. and Robert M. Mosco dated October 22, 1995 (21)
10.65      Younkers, Inc. Stock and Incentive Plan (10)
10.66      Younkers, Inc. Management Stock Option Plan (10)
10.67      Deferred Compensation Agreement between Younkers, Inc. and W. Thomas Gould, as amended (10)
10.68      Deferred Compensation Agreement between Younkers, Inc. and Robert M. Mosco, as amended (10)
10.69      Younkers, Inc. 1993 Long-Term Incentive Plan (12)
10.70      Amended and Restated Younkers Associate Profit Sharing and Savings Plan (11)
10.71      First Amendment to Younkers Associate Profit Sharing and Savings Plan effective as of June 1, 1993 (13)
10.72      Second Amendment to Younkers Associate Profit Sharing and Savings Plan effective as of July 7, 1993 (14)
10.73      Form of Younkers, Inc. Deferred Compensation Plan (13)
10.74      Form of Severance Agreement between Younkers, Inc. and its executive officers (15)
10.75      Form of Employment Agreement by and between Proffitt's, Inc. and Robert M. Mosco dated October 28, 1996 (19)
10.76      Form of Restricted Stock Grant Agreement under the Proffitt's, Inc. 1994 Long-Term
           Incentive Plan granted to Robert M. Mosco dated October 28, 1996 (19)
10.77      Form of Employment Agreement by and between Proffitt's, Inc. and John B. Brownson dated November 8, 1996 (19)
10.78      Form of Employment Agreement by and between Proffitt's, Inc. and Douglas E.
           Coltharp dated November 25, 1996 (19)
10.79      Form of Restricted Stock Grant Agreement under the Proffitt's, Inc. 1994 Long-Term
           Incentive Plan granted to Douglas E. Coltharp dated November 25, 1996 (19)
10.80      Form of Employment Agreement by and between Proffitt's, Inc. and Donald E. Hess dated
           July 8, 1996 (19)
10.81      Form of Second Amended and Restated Employment Agreement by and between Proffitt's,
           Inc. and Brian J. Martin dated October 11, 1996 (19)

10.82      Form of Restricted Stock Grant Agreement under the Proffitt's, Inc. 1994 Long-Term
           Incentive Plan granted to Brian J. Martin dated October 11, 1996 (19)
10.83      Form of Second Amended and Restated Employment Agreement by and between Proffitt's,
           Inc. and James A. Coggin dated October 11, 1996 (19)
10.84      Form of Restricted Stock Grant Agreement under the Proffitt's, Inc. 1994 Long-Term
           Incentive Plan granted to James A. Coggin dated October 11, 1996 (19)
10.85      Form of Second Amended and Restated Employment Agreement by and between Proffitt's,
           Inc. and R. Brad Martin dated October 11, 1996 (19)
10.86      Form of Restricted Stock Grant Agreement under the Proffitt's, Inc. 1994 Long-Term
           Incentive Plan granted to R. Brad Martin dated October 11, 1996 (19)
10.87      First Amendment and Restatement of the Parisian, Inc. Management Incentive Plan
           (20)
10.88      Third Amendment and Restatement of the Parisian, Inc. Stock Option Plan for
           Officers (20)
(11)*      Computation of per share earnings
(21)*      Subsidiaries of the registrant
(23)(a)    Consent of Coopers & Lybrand L.L.P. (re: Proffitt's)
(23)(b)    Consent of Deloitte & Touche LLP
(23)(c)    Consent of Ernst & Young LLP
(23)(d)    Consent of Coopers & Lybrand L.L.P. (re: Parisian)
(23)(e)    Consent of Arthur Andersen LLP
(23)(f)    Consent of Sommer & Barnard (included in Exhibits 5 and 8)
(23)(g)*   Consent of Merrill Lynch, Pierce, Fenner and Smith Incorporated
(24)       Power of Attorney (included on signature page of registration statement)
(27)       The financial statements of the registrant included herein have been previously filed. Accordingly, no Financial Data Schedule is required
(99)(a)*   Form of Proxy Card for G.R. Herberger's, Inc.
(99)(b)*   Form of Letter to Stockholders of G.R. Herberger's, Inc. to accompany Proxy
           Statement/ Prospectus
(99)(c)*   Notice of Special Meeting of Stockholders of G.R. Herberger's, Inc.
(99)(d)*   Form of Letter to Herberger's ESOP participants
(99)(e)*   Form of Voting Instruction Card for Herberger's ESOP participants


------------------------

*   Previously filed

 (1) Incorporated by reference from the Exhibits to the Form 10-K of Proffitt's, Inc. for the fiscal year ended January 28, 1989.

 (2) Incorporated by reference from the Exhibits to the Form S-8 Registration Statement No. 33-46306 of Proffitt's, Inc. dated March 10, 1992.

 (3) Incorporated by reference from the Exhibits to the Form 10-K of Proffitt's, Inc. for the fiscal year ended January 29, 1994.

 (4) Incorporated by reference from the Exhibits to the Form 8-K of Proffitt's, Inc. dated April 14, 1994.

 (5) Incorporated by reference from the Exhibits to the Form S-8 Registration Statement No. 33-80602 of Proffitt's, Inc. dated June 23, 1994.

 (6) Incorporated by reference from the Exhibits to the Form S-8 Registration Statement No. 33-88390 of Proffitt's, Inc. dated January 11, 1995.

 (7) Incorporated by reference from the Exhibits to the Form 8-K of Proffitt's, Inc. dated April 3, 1995.

 (8) Incorporated by reference from the Exhibits to the Form 10-K of Proffitt's, Inc. for the fiscal year ended January 28, 1996.

 (9) Incorporated by reference from the Exhibits to the Form 10-Q of Proffitt's, Inc. for the quarter ended April 29, 1995.

(10) Incorporated by reference from the Exhibits to the Form S-1 Registration Statement No. 33-45771 of Younkers, Inc.

(11) Incorporated by reference from the Exhibits to the Form S-1 Registration Statement No. 33-60060 of Younkers, Inc.

(12) Incorporated by reference from the Exhibits to the Form S-8 Registration Statement No. 33-59224 of Younkers, Inc.

(13) Incorporated by reference from the Exhibits to the Form 10-Q of Younkers, Inc. for the quarter ended May 1, 1993.

(14) Incorporated by reference from the Exhibits to the Form 10-Q of Younkers, Inc. for the quarter ended July 31, 1993.

(15) Incorporated by reference from Exhibit 4 of Younkers, Inc.
    Solicitation/Recommendation Statement on Schedule 14D-9 dated January 9,
    1995.

(16) Incorporated by reference from the Exhibits to the Form 10-Q of Younkers, Inc. for the quarter ended July 29, 1995.

(17) Incorporated by reference from the Exhibits to Proffitt's Annual Report on Form 10-K for the fiscal year-ended February 3, 1996.

(18) Incorporated by reference from the Exhibits to Proffitt's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996.

(19) Incorporated by reference from the Exhibits to Proffitt's Quarterly Report on Form 10-Q for the quarter ended November 2, 1996.

(20) Incorporated by reference from the Exhibits to Proffitt's Post-Effective Amendment No. 1 to Form S-4 (Reg. No. 333-09043) filed October 25, 1996.


    (b) Schedule II, valuation and qualifying accounts, is filed herewith. No other financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.


ITEM 22. UNDERTAKINGS.

    (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alcoa, State of Tennessee, on January 13, 1997.


                                PROFFITT'S, INC.

                                By:             /s/ BRIAN J. MARTIN
                                     -----------------------------------------
                                                  Brian J. Martin
                                               SENIOR VICE PRESIDENT
                                                AND GENERAL COUNSEL


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on January 13, 1997 by the following persons in the capacities indicated.


     /s/ R. BRAD MARTIN*
------------------------------  Chairman of the Board and
        R. Brad Martin            Chief Executive Officer

     /s/ W. THOMAS GOULD*
------------------------------  Vice Chairman of the Board
       W. Thomas Gould

     /s/ JAMES A. COGGIN*
------------------------------  President
       James A. Coggin

  /s/ BERNARD E. BERNSTEIN*
------------------------------  Director
     Bernard E. Bernstein

    /s/ EDMOND D. CICALA*
------------------------------  Director
       Edmond D. Cicala

     /s/ RONALD DE WAAL*
------------------------------  Director
        Ronald De Waal

   /s/ GERARD K. DONNELLY*
------------------------------  Director
      Gerard K. Donnelly

     /s/ DONALD F. DUNN*
------------------------------  Director
        Donald F. Dunn

     /s/ DONALD E. HESS*
------------------------------  Director
        Donald E. Hess

      /s/ G. DAVID HURD*
------------------------------  Director
        G. David Hurd

    /s/ MICHAEL S. GROSS*
------------------------------  Director
       Michael S. Gross

    /s/ RICHARD D. MCRAE*
------------------------------  Director
       Richard D. McRae

------------------------------  Director
        C. Warren Neel

   /s/ HARWELL W. PROFFITT*
------------------------------  Director
     Harwell W. Proffitt

  /s/ MARGUERITE W. SALLEE*
------------------------------  Director
     Marguerite W. Sallee

    /s/ GERALD TSAI, JR.*
------------------------------  Director
       Gerald Tsai, Jr.

    /s/ JULIA A. BENTLEY*
------------------------------  Senior Vice President and
       Julia A. Bentley           Secretary

    /s/ DOUGLAS COLTHARP*       Executive Vice President
------------------------------    and Chief Financial
       Douglas Coltharp           Officer

     /S/ BRIAN J. MARTIN
     ------------------------------
     Brian J. Martin
  BY:ATTORNEY-IN-FACT

                       REPORT OF INDEPENDENT ACCOUNTANTS



    Our report on the consolidated financial statements of Proffitt's, Inc. is included in this Registration Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in Item 21(b) of this Registration Statement.



    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material rspects, the information required to be included therein.



                                          /s/ COOPERS & LYBRAND L.L.P.



Atlanta, Georgia
March 15, 1996

                                                                     SCHEDULE II

                       PROFFITT'S, INC. AND SUBSIDIARIES
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                BALANCE AT  CHARGE TO   CHARGED TO                  BALANCE AT
                                                BEGINNING   COSTS AND     OTHER                        END
DESCRIPTION                                     OF PERIOD    EXPENSES    ACCOUNTS   DEDUCTIONS (B)  OF PERIOD
----------------------------------------------  ----------  ----------  ----------  --------------  ----------
Year ended Febuary 3, 1996:
Allowance for doubtful accounts...............   4,723,170   8,723,463           0     (6,845,551)   6,601,082

Year ended January 28, 1995:
Allowance for doubtful accounts...............   3,255,043   4,956,351   1,431,988(a)    (4,920,212)  4,723,170

Year ended January 29, 1994:
Allowance for doubtful accounts...............   3,149,670   2,448,838           0     (2,343,465)   3,255,043

------------------------

(a) Balance in account of company (McRae's, Inc.) acquired at March 31, 1994.

(b) Uncollectible accounts written off, net of recoveries.

                                      S-2